     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 2, 1996
                                                      REGISTRATION NO. 33-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                              GRACE HOLDING, INC.
                       (TO BE RENAMED W. R. GRACE & CO.)
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            ------------------------

        DELAWARE
     (STATE OR OTHER
      JURISDICTION OF                            3081                                65-0654331
    INCORPORATION OR                 (PRIMARY STANDARD INDUSTRIAL                 (I.R.S. EMPLOYER
      ORGANIZATION)                   CLASSIFICATION CODE NUMBER)                IDENTIFICATION NO.)

                              ONE TOWN CENTER ROAD
                         BOCA RATON, FLORIDA 33486-1010
                                 (407) 362-2000
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                              ROBERT B. LAMM, ESQ.
                          VICE PRESIDENT AND SECRETARY
                              ONE TOWN CENTER ROAD
                         BOCA RATON, FLORIDA 33486-1010
                                 (407) 362-1645
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                    COPY TO:
                           ANDREW R. BROWNSTEIN, ESQ.
                         WACHTELL, LIPTON, ROSEN & KATZ
                              51 WEST 52ND STREET
                            NEW YORK, NEW YORK 10019
                                 (212) 403-1000

                            ------------------------

    Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

==================================================================================================================
      TITLE OF EACH CLASS OF
    SECURITIES TO BE REGISTERED      AMOUNT TO BE REGISTERED       PROPOSED         PROPOSED         AMOUNT OF
                                                                    MAXIMUM          MAXIMUM       REGISTRATION
                                                                OFFERING PRICE      AGGREGATE         FEE(1)
                                                                   PER SHARE     OFFERING PRICE
- ------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01
  per share........................   Up to 100,000,000 Shares        N/A              N/A              N/A
- ------------------------------------------------------------------------------------------------------------------
Rights to purchase Junior
  Participating Preferred Stock,
  par value $0.01 per share........   Up to 100,000,000 Rights        N/A              N/A              N/A
==================================================================================================================

(1) Paid in connection with the Registration Statement on Form F-4 of Fresenius Medical Care AG.

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                              GRACE HOLDING, INC.
                       (TO BE RENAMED W. R. GRACE & CO.)
                             CROSS-REFERENCE SHEET

                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

        FORM S-1 ITEM NUMBER AND HEADING             CAPTION OR LOCATION IN PROSPECTUS
      -------------------------------------  -------------------------------------------------
  1.  FOREPART OF THE REGISTRATION
      STATEMENT AND OUTSIDE FRONT COVER
      PAGE OF PROSPECTUS...................  Outside Front Cover Page
  2.  INSIDE FRONT AND OUTSIDE BACK COVER
      PAGES OF PROSPECTUS..................  ADDITIONAL INFORMATION; TABLE OF CONTENTS
  3.  SUMMARY INFORMATION, RISK FACTORS AND
      RATIO OF EARNINGS TO FIXED CHARGES...  SUMMARY; CONSOLIDATED FINANCIAL STATEMENTS OF W.
                                             R. GRACE & CO. FOR THE YEAR ENDED DECEMBER 31,
                                             1995
  4.  USE OF PROCEEDS......................  Not Applicable
  5.  DETERMINATION OF OFFERING PRICE......  Not Applicable
  6.  DILUTION.............................  Not Applicable
  7.  SELLING SECURITY HOLDERS.............  Not Applicable
  8.  PLAN OF DISTRIBUTION.................  THE DISTRIBUTION
  9.  DESCRIPTION OF SECURITIES TO BE
      REGISTERED...........................  DESCRIPTION OF NEW GRACE CAPITAL STOCK; CERTAIN
                                             ANTI-TAKEOVER EFFECTS
 10.  INTERESTS OF NAMED EXPERTS AND
      COUNSEL..............................  VALIDITY OF SECURITIES
 11.  INFORMATION WITH RESPECT TO THE
      REGISTRANT...........................  SUMMARY -- New Grace; BUSINESS OF NEW GRACE;
                                             BUSINESS OF GRACE CHEMICALS; SUMMARY -- Listing
                                             and Trading of New Grace Common Stock; No Current
                                             Public Market; THE DISTRIBUTION -- Listing and
                                             Trading of New Grace Common Stock; No Current
                                             Public Market; Consolidated Financial Statements
                                             of W. R. Grace & Co. for the year ended December
                                             31, 1995; Consolidated Financial Statements of W.
                                             R. Grace & Co. for the Quarter Ended March 31,
                                             1996; GRACE CHEMICALS SELECTED FINANCIAL
                                             INFORMATION; MANAGEMENT'S DISCUSSION AND ANALYSIS
                                             OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION;
                                             MANAGEMENT; SECURITY OWNERSHIP OF CERTAIN
                                             BENEFICIAL OWNERS; BENEFICIAL OWNERSHIP OF
                                             MANAGEMENT; CERTAIN RELATIONSHIPS AND
                                             TRANSACTIONS
 12.  DISCLOSURE OF COMMISSION POSITION ON
      INDEMNIFICATION FOR SECURITIES ACT
      LIABILITIES..........................  Not Applicable

                                                                         ANNEX A
PROSPECTUS

                              GRACE HOLDING, INC.
                       (TO BE RENAMED W. R. GRACE & CO.)
                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)

    This Prospectus of Grace Holding, Inc. (the "Prospectus") is being furnished in connection with the distribution ("Distribution") by W. R. Grace & Co., a New York corporation ("Grace New York"), of one share of Common Stock, par value $.01 per share (together with the associated rights, "New Grace Common Stock"), of Grace Holding, Inc., a Delaware corporation wholly owned by Grace New York (individually or together with its subsidiaries, "New Grace"), for each share of Common Stock, par value $1.00 per share, of Grace New York (together with the associated rights, "Grace New York Common Stock").

    The Distribution, and certain related transactions, will be effected as follows.

    - Pursuant to the Agreement and Plan of Reorganization, as amended or supplemented from time to time (the "Reorganization Agreement," and the transactions contemplated thereby, the "Reorganization"), dated as of February 4, 1996, by and between Grace New York and Fresenius AG, a German corporation ("Fresenius AG"), W. R. Grace & Co.-Conn., a Connecticut corporation which conducts the packaging and specialty chemicals businesses of Grace New York ("Grace Chemicals"), will distribute the capital stock of National Medical Care, Inc., a Delaware corporation and the wholly owned principal health care subsidiary of Grace Chemicals ("NMC"), to Grace New York, resulting in Grace Chemicals, New Grace and NMC becoming sister companies.

    - Immediately thereafter, Grace New York will (1) contribute the capital stock of Grace Chemicals to New Grace and (2) effect the Distribution (the moment of the Distribution, the "Time of Distribution").

    - Immediately following the Time of Distribution, Grace New York will be recapitalized (the "Recapitalization") so that each holder of one share of Grace New York Common Stock will thereafter also hold one share of a new series of Grace New York preferred stock, par value $.10 per share (a "New Preferred Share").

    - Immediately following the Recapitalization, Grace New York (which will then be comprised only of NMC's health care business) will merge (the "Grace Merger") with a subsidiary of Fresenius Medical Care AG, a German corporation ("Fresenius Medical Care"), and, based on information available as of July 15, 1996, holders of Grace New York Common Stock (other than any Grace New York Common Stock as to which appraisal rights have been asserted and not withdrawn or otherwise lost, and certain other shares) will receive approximately 1.013 American Depositary Shares ("ADSs"), each representing one-third of an Ordinary Share, nominal value DM 5 per share, of Fresenius Medical Care ("FMC Ordinary Share"), in exchange for each share of Grace New York Common Stock. Such ADSs, together with the FMC Ordinary Shares allocated to NMC employees holding options with respect to Grace New York Common Stock, will represent 44.8% of the FMC Ordinary Shares outstanding on a fully diluted basis immediately following the Reorganization. Shares of Grace New York Preferred Stock, par value $100 per share ("Grace New York Preferred Stock"), will not be exchanged for FMC Ordinary Shares in the Grace Merger and will remain outstanding thereafter. In addition, immediately following the Distribution, Fresenius USA, Inc., a Massachusetts corporation and majority-owned subsidiary of Fresenius AG which acts as Fresenius AG's distributor in North America ("Fresenius USA"), will merge with another subsidiary of Fresenius Medical Care (the "Fresenius Merger").

    - As promptly as practicable following the Grace Merger and the Fresenius Merger, Fresenius USA will be contributed to FNMC.

    For more information on the Reorganization, see the Joint Proxy Statement-Prospectus of Grace New York and Fresenius USA dated August 2, 1996 (the "Joint Proxy Statement-Prospectus"). Immediately prior to the Time of Distribution, the Certificate of Incorporation of Grace New York (the "Grace New York Certificate") will be amended to change the name of Grace New York to "Fresenius National Medical Care, Inc." ("FNMC"), and the Amended and Restated Certificate of Incorporation of New Grace (the "New Grace Certificate") will be amended to change the name of New Grace to "W. R. Grace & Co."

    The Distribution will result in 100% of the outstanding shares of New Grace Common Stock being distributed to the holders of Grace New York Common Stock. No consideration will be required to be paid by holders of Grace New York Common Stock for the shares of New Grace Common Stock. It is expected that certificates representing shares of New Grace Common Stock will be mailed by ChaseMellon Shareholder Services, L.L.C. (the "Distribution Agent") as promptly as practicable following the Time of Distribution. See "THE DISTRIBUTION."

    There is no current public trading market for New Grace Common Stock, although it is expected that a "when-issued" trading market will develop at or about the Time of Distribution. New Grace will apply to list the shares of New Grace Common Stock on the New York Stock Exchange ("NYSE") under the symbol "GRA."

                                                        (Continued on next page)
                             ---------------------
        A VOTE OF THE HOLDERS OF THE GRACE NEW YORK COMMON AND PREFERRED
          STOCKS IS REQUIRED IN CONNECTION WITH THE REORGANIZATION, AS
               DESCRIBED IN THE JOINT PROXY STATEMENT-PROSPECTUS.
                             ---------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
    ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
     CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------
 THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN
                          OFFER TO BUY ANY SECURITIES.

                 The date of this Prospectus is August 2, 1996.

(Continued from front cover)

The following charts represent the corporate organization of the parties to the Reorganization on both pre-transaction and post-transaction bases:

[Chart]


                                                            (End of front cover)

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
SUMMARY...............................................................................     1
  New Grace...........................................................................     1
  The Distribution....................................................................     2
  Tax Consequences of the Distribution................................................     2
  Relationship with Grace New York after the Distribution.............................     2
  Listing and Trading of New Grace Common Stock; No Current Public Market.............     3
SUMMARY SELECTED FINANCIAL INFORMATION OF GRACE CHEMICALS.............................     4
THE DISTRIBUTION......................................................................     5
  Manner of Effecting the Distribution................................................     5
  Conditions; Termination.............................................................     5
  Fraudulent Transfer and Related Considerations......................................     6
  Certain Federal Income Tax Consequences of the Distribution.........................     6
  Relationships After the Distribution................................................     8
  Listing and Trading of New Grace Common Stock; No Current Public Market.............     8
  Dividend Policy and Share Repurchases...............................................     9
  NMC Credit Agreement................................................................     9
  Other Arrangements..................................................................    10
BUSINESS OF NEW GRACE.................................................................    12
BUSINESS OF GRACE CHEMICALS...........................................................    12
  Overview and Strategy...............................................................    12
  Chemical Industry Overview..........................................................    13
  Products and Markets................................................................    14
  Discontinued Operations.............................................................    18
  Research Activities.................................................................    19
  Patents and Other Intellectual Property Matters.....................................    19
  Environmental, Health and Safety Matters............................................    20
  Legal Proceedings and Regulatory Matters............................................    20
  Properties..........................................................................    28
PRO FORMA FINANCIAL INFORMATION.......................................................    29
  Unaudited Pro Forma Condensed Consolidated Balance Sheet............................    29
  Unaudited Pro Forma Condensed Consolidated Statement of Operations..................    30
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET AND STATEMENT OF
  OPERATIONS..........................................................................    31
CAPITALIZATION........................................................................    33
GRACE CHEMICALS SELECTED FINANCIAL INFORMATION........................................    34
MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL
  CONDITION...........................................................................    35
  Review of Operations................................................................    35
  Specialty Chemicals.................................................................    35
  Statement of Operations.............................................................    37
  Restructuring Costs, Asset Impairments and Other Costs..............................    38
  Discontinued Operations.............................................................    39
  Financial Condition.................................................................    39
  Asbestos-Related Matters............................................................    41
  Environmental Matters...............................................................    41

                                                                                        PAGE
                                                                                        ----
MANAGEMENT............................................................................    43
  Board of Directors..................................................................    43
  Committees of the Board of Directors................................................    45
  Compensation of Directors...........................................................    45
  Executive Officers..................................................................    46
  Executive Compensation and Employee Benefits Prior to the Distribution..............    46
  Executive Compensation and Employee Benefits Following the Distribution.............    47
  Employee Benefits and Compensation Agreement........................................    47
  Compensation Committee Interlocks and Insider Participation.........................    47
CERTAIN AGREEMENTS BETWEEN GRACE NEW YORK AND NEW GRACE...............................    48
CERTAIN RELATIONSHIPS AND TRANSACTIONS................................................    48
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS.......................................    49
BENEFICIAL OWNERSHIP OF MANAGEMENT....................................................    49
DESCRIPTION OF NEW GRACE CAPITAL STOCK................................................    50
CERTAIN ANTI-TAKEOVER EFFECTS.........................................................    51
  Classified Board of Directors.......................................................    51
  Number of Directors; Removal; Filling Vacancies.....................................    51
  No Shareholder Action by Written Consent; Special Meetings..........................    52
  Advance Notice Provisions for Shareholder Nominations and Shareholder Proposals.....    52
  New Grace Preferred Stock...........................................................    53
  Rights to Purchase Securities and Other Property....................................    54
  Amendment of Certain Provisions of the New Grace Certificate of Incorporation and
     New Grace By-laws................................................................    54
  Preferred Stock Purchase Rights.....................................................    55
  Certain Anti-takeover Features......................................................    57
  Anti-takeover Statute...............................................................    57
LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS...............................    59
  Limitation of Liability of Directors................................................    59
  Indemnification of Directors and Officers...........................................    59
  Certain Other Information...........................................................    60
COMPARISON OF CERTAIN RIGHTS OF SHAREHOLDERS OF GRACE NEW YORK AND NEW GRACE..........    61
  Duties of Directors.................................................................    61
  Size and Classification of the Board of Directors...................................    61
  Removal of Directors; Filling Vacancies on the Board of Directors...................    62
  Shareholder Nominations.............................................................    62
  Action by Written Consent...........................................................    63
  Special Meetings of Shareholders; Quorum............................................    63
  Shareholder Proposals...............................................................    64
  Required Vote for Authorization of Certain Actions..................................    64
  Amendment of Corporate Charter and By-laws..........................................    64
  Appraisal Rights....................................................................    65
  Fair Price and Anti-Greenmail Provisions............................................    65
  Stock Rights Plan...................................................................    65
  State Anti-takeover Statutes........................................................    66
  Limitation on Directors' Liability..................................................    67
  Indemnification of Officers and Directors...........................................    67
  Cumulative Voting...................................................................    67
  Conflict-of-Interest Transactions...................................................    68

                                                                                        PAGE
                                                                                        ----
  Dividends and Other Distributions...................................................    68
  Issuance of Rights or Options to Purchase Shares to Directors, Officers and
     Employees........................................................................    68
  Loans to Directors..................................................................    69
  Right to Inspect Corporate Books and Records; Right to Inspect Shareholder Lists....    69
VALIDITY OF SECURITIES................................................................    70
EXPERTS...............................................................................    70
ADDITIONAL INFORMATION................................................................    70
INDEX OF DEFINED TERMS................................................................    71
ANNEXES
  A - Form of Amended and Restated Certificate of Incorporation of W. R. Grace &
      Co..............................................................................   A-1
  B - Form of Amended and Restated By-laws of W. R. Grace & Co........................   B-1
  C - Summary of Grace Holding, Inc. 1996 Stock Incentive Plan........................   C-1
  D - Summary of Grace Holding, Inc. 1996 Stock Retainer Plan for Nonemployee
      Directors.......................................................................   D-1
  E - Grace New York 1996 Proxy Excerpt...............................................   E-1
  F - Consolidated Financial Statements of W. R. Grace & Co. for the year ended
      December 31, 1995...............................................................   F-1
  G - Consolidated Financial Statements of W. R. Grace & Co. for the quarter ended
      March 31, 1996..................................................................   G-1

                                    SUMMARY

     The following summary is qualified in its entirety by the more detailed information set forth elsewhere in this Prospectus and the Joint Proxy Statement-Prospectus. The location of the definitions of defined terms used herein may be found in the "INDEX OF DEFINED TERMS" on page 71. This Prospectus is being furnished solely to provide information to holders of Grace New York Common Stock who will receive shares of New Grace Common Stock in the Distribution. Changes may occur after the date hereof. However, the information set forth herein will not be updated, except in the normal course of public disclosures by Grace New York and, following the Distribution, New Grace.

NEW GRACE

     New Grace will be the parent company of Grace Chemicals, which is primarily engaged in the packaging and specialty chemicals businesses on a worldwide basis. Grace Chemicals primarily operates through the following four units:

     - Grace Packaging, which accounted for approximately 46.2% of Grace Chemicals' 1995 sales and revenues from continuing operations, provides flexible packaging systems (including material, equipment and services) for meat, poultry, cheese and other perishable food products; shrink films used in packaging consumer and industrial products; foam trays for supermarkets and poultry and other food processors; and rigid plastic containers for dairy and other food and nonfood products.

     - Grace Davison, which accounted for approximately 18.8% of Grace Chemicals' 1995 sales and revenues from continuing operations, manufactures refinery catalysts, including fluid cracking catalysts that "crack" crude oil into motor fuels and other petroleum-based products; polyolefin catalysts, which are critical in the manufacture of polyethylene resins for plastic film, high-performance pipe and household containers; and silica and zeolite adsorbents, which are used in a wide variety of products, such as plastics, toothpastes, paints and insulated glass, as well as in the refining of edible oils.

     - Grace Construction, which accounted for approximately 10.8% of Grace Chemicals' 1995 sales and revenues from continuing operations, manufactures concrete admixtures, cement additives, fireproofing and waterproofing materials and masonry products to strengthen concrete, control corrosion, prevent water damage and protect structural steel against collapse due to fire.

     - Grace Container, which accounted for approximately 9.7% of Grace Chemicals' 1995 sales and revenues from continuing operations, produces can and bottle sealants that protect food and beverages from bacteria and other contaminants, extend shelf life and preserve flavor; coatings used in the manufacture of cans and closures; and formulated engineered polymers used in the electronics and other industries.

     Grace Chemicals' strategy has been and, following the Distribution, will be to (i) focus on core businesses to accelerate profitable growth; (ii) upgrade financial performance, principally by selling or monetizing noncore businesses, managing debt levels consistent with profitable growth opportunities, and reducing overhead; and (iii) integrate corporate and operating unit functions through global product line management. As part of this strategy, since mid-1995, efforts have been made to enhance shareholder value by strengthening the balance sheet and reducing costs. These objectives are being achieved through (i) the pending dispositions of Grace Chemicals' health care business and water treatment and process chemicals business and the planned disposition of its cocoa business (intended to be completed in 1996); (ii) the anticipated use of the proceeds from these and other transactions (including approximately $2.2 billion from the Reorganization) to substantially reduce indebtedness, to repurchase stock, and to invest in core businesses; (iii) a worldwide restructuring program to streamline processes and thereby reduce expenses by approximately $100 million annually (with further actions being taken to improve margins); and (iv) the implementation of rigorous controls on working capital and capital spending. These plans are designed to make Grace Chemicals a high-performance, high-value company focused on the strengths of its packaging and specialty chemicals businesses. In addition, in the early 1990s, the management structure of Grace Chemicals was reorganized on the basis of global product lines (as distinguished from regional product management). As a result of this reorganization, Grace Chemicals believes that it is better able to serve its multinational customers in all global regions, as well as to tailor its product offerings to meet local preferences.

THE DISTRIBUTION

     At the Time of Distribution, Grace New York (through the Distribution Agent) will distribute, on a one-share-for-one-share basis, all of the issued and outstanding shares of New Grace Common Stock to the holders of shares of Grace New York Common Stock. No consideration will be required to be paid by the holders of Grace New York Common Stock for the New Grace Common Stock. It is expected that the mailing of certificates representing shares of New Grace Common Stock pursuant to the Distribution will occur as promptly as practicable following the time of Distribution. In connection with the Distribution, NMC will borrow and/or will assume Debt (as defined in the Reorganization Agreement) in an aggregate amount of $2.263 billion (as adjusted pursuant to the Reorganization Agreement) and will distribute the net cash proceeds to Grace Chemicals as a dividend (such assumption and dividend, the "Distribution Payment"). As of the date hereof, it is estimated that the Distribution Payment will be approximately $2.2478 billion. A portion of such net cash proceeds will be applied to further reduce Grace Chemicals' debt; the remaining net cash proceeds are expected to be used to purchase shares of New Grace Common Stock and to invest in core businesses. Pursuant to the Distribution Agreement, dated as of February 4, 1996, between Grace New York, Fresenius AG and Grace Chemicals (the "Distribution Agreement"), at the Time of Distribution, New Grace's name will be changed to "W. R. Grace & Co." See "THE DISTRIBUTION -- Manner of Effecting the Distribution -- Intercompany Transactions."

     The Distribution will be consummated contemporaneously with the Grace Merger and only after the satisfaction or waiver of all conditions to the Grace Merger. In addition, consummation of the Distribution is a condition to the consummation of the Grace Merger. The Distribution Agreement may be terminated, and the Distribution may be abandoned, only following termination of the Reorganization Agreement, by and in the sole discretion of the Grace New York Board of Directors (the "Grace New York Board"), without the approval of Grace New York shareholders or any other party. In the event of such termination or abandonment, Grace New York will have no liability to any person under the Distribution Agreement or any obligation to effect the Distribution thereafter. See "CERTAIN AGREEMENTS BETWEEN GRACE NEW YORK AND NEW GRACE."

TAX CONSEQUENCES OF THE DISTRIBUTION

     The Distribution is expected to be tax-free to Grace New York and to the holders of Grace New York Common Stock who receive shares of New Grace Common Stock in the Distribution. See "THE DISTRIBUTION -- Certain Federal Income Tax Consequences of the Distribution."

RELATIONSHIP WITH GRACE NEW YORK AFTER THE DISTRIBUTION

     As a result of the Distribution, New Grace will cease to be a subsidiary of Grace New York and will operate as a separate publicly held company. See "CERTAIN RELATIONSHIPS AND TRANSACTIONS."

     Under the credit agreement to be entered into by NMC shortly before the Distribution (the "NMC Credit Agreement," and the credit facilities provided thereunder, the "NMC Credit Facility"), Grace Chemicals has agreed to provide guarantees up to a maximum of $950 million. The NMC Credit Agreement is expected to provide that these guarantees will be released as to $800 million upon the occurrence of certain events after 45 days, but within 60 days, following the Effective Date, including (a) the receipt of an unconditional joint and several guarantee from Fresenius Medical Care and certain of its subsidiaries for the full amount of the NMC Credit Facility; or (b) the receipt of a letter of credit or other acceptable financial accommodation for the account of Grace Chemicals or Fresenius Medical Care in form and substance satisfactory to the lenders under the NMC Credit Agreement (the "Lenders"); or (c) a prepayment in certain specified amounts under the NMC Credit Facility. If such guarantees are not released within 60 days following the Effective Date, demand for payment will be made on Grace Chemicals under such guarantees as to $800 million. Grace Chemicals has been advised that it is the intention of Fresenius Medical Care to provide the unconditional joint and several guarantees referred to in the preceding sentence in a manner so as to cause the release of the Grace Chemicals guarantees as to $800 million not before 46 days, but on or prior to 50 days, following the Effective Date. However, no assurance can be given that such guarantees will be provided or that either or both of Grace Chemicals' guarantees will be released. In the event that Fresenius Medical Care does not provide such guarantees or otherwise effect the release of the Grace Chemicals guarantees as to $800 million, Grace Chemicals would be required to provide the letters of credit or repay the amounts specified in the NMC Credit Agreement and, thereafter, be subrogated to the rights of Lenders with respect to such repaid amounts after the Lenders under the respective facilities have been repaid in full; and Grace Chemicals has undertaken to the Lenders to maintain unused available credit in an amount to be determined while the Grace Chemicals guarantees are outstanding in order to facilitate such actions. In connection with Grace Chemicals' agreement to extend guarantees under the NMC Credit Agreement, Fresenius Medical Care and Grace Chemicals intend to enter into an agreement to induce Fresenius Medical Care to cause such guarantees to be released on the 50th day following the Effective Date. The balance of the Grace Chemicals guarantees as to the remaining $150 million will be released upon NMC (or Fresenius Medical Care, if Fresenius Medical Care guarantees the NMC Credit Facility), on a consolidated basis, achieving a ratio of senior debt to EBITDA (i.e., earnings before interest, taxes, depreciation and amortization) of equal to or less than 3.5. See "THE DISTRIBUTION -- NMC Credit Agreement."

     In addition, Grace Chemicals has entered into certain agreements and given certain guarantees in connection with the OIG Investigation. See "THE DISTRIBUTION -- Other Arrangements."

LISTING AND TRADING OF NEW GRACE COMMON STOCK; NO CURRENT PUBLIC MARKET

     There is no current public trading market for the New Grace Common Stock. New Grace will apply to list the New Grace Common Stock on the NYSE under the symbol "GRA" (see "THE DISTRIBUTION -- Listing and Trading of New Grace Common Stock; No Current Public Market"). However, there can be no assurance as to the volume of trading and liquidity that will result or as to the prices at which New Grace Common Stock will trade after the Distribution. Until the New Grace Common Stock is fully distributed and an orderly market develops, the prices at which trading in New Grace Common Stock occurs may fluctuate.

           SUMMARY SELECTED FINANCIAL INFORMATION OF GRACE CHEMICALS

     The following summary selected consolidated financial information of Grace Chemicals should be read in conjunction with the Consolidated Financial Statements, the First Quarter Financial Statements and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION" included elsewhere in this Prospectus. The financial information for the years ended December 31, 1991 through 1995 has been based on financial statements audited by Price Waterhouse LLP, independent certified public accountants. The financial information for the three-month interim periods ended March 31, 1995 and 1996 has been based on unaudited interim financial statements that reflect all adjustments that, in the opinion of management, are necessary for a fair presentation of the results of the interim periods presented; all such adjustments are of a normal recurring nature. Certain amounts in prior periods have been restated to conform to the current period's basis of presentation. The results of operations for the three-month interim period ended March 31, 1996 are not necessarily indicative of the results of operations for the fiscal year ending December 31, 1996.

                                                                                                           THREE MONTHS
                                                                                                              ENDED
                                                                YEAR ENDED DECEMBER 31,                     MARCH 31,
                                                    -----------------------------------------------      ----------------
                                                     1991      1992      1993      1994      1995         1995      1996
                                                    -------   -------   -------   -------   -------      ------    ------
                                                                (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Sales and revenues................................ $3,326.2  $3,061.8  $2,895.5  $3,218.2  $3,665.5     $853.4    $886.0
(Loss)/income from continuing operations..........    157.4       1.4      19.1     (41.4)   (196.6)      22.9      41.6
Income from continuing operations before special
  items(1)........................................    153.9     146.5     119.1     157.6     194.7       35.4      41.6

                                                                     DECEMBER 31,
                                                    -----------------------------------------------
                                                     1991      1992      1993      1994      1995         MARCH 31, 1996
                                                    -------   -------   -------   -------   -------      ----------------
BALANCE SHEET DATA:
Total assets......................................  $6,007.1  $5,598.6  $6,108.6  $6,230.6  $6,297.6         $6,485.5
Long-term debt....................................   1,793.1   1,354.5   1,173.5   1,098.8   1,295.5          1,265.4
Total liabilities.................................   3,981.9   4,053.6   4,591.0   4,726.1   5,065.8          5,154.6
Total equity......................................   2,025.2   1,545.0   1,517.6   1,504.5   1,231.8          1,330.9

- ---------------

(1) Income from continuing operations before special items reconciles to
    (loss)/income from continuing operations as follows:

                                                                                                           THREE MONTHS
                                                                                                               ENDED
                                                                   YEAR ENDED DECEMBER 31,                   MARCH 31,
                                                       -----------------------------------------------    ---------------
                                                        1991      1992      1993      1994      1995       1995     1996
                                                       -------   -------   -------   -------   -------    ------   ------
Income from continuing operations before special
 items...............................................  $ 153.9   $ 146.5   $ 119.1   $ 157.6   $ 194.7    $ 35.4   $ 41.6
Provision for corporate governance...................       --        --        --        --     (18.6)    (12.5)      --
Gain on sale of remaining interest in The Restaurant
  Enterprises Group, Inc.............................       --        --        --      27.0        --        --       --
Restructuring costs and asset impairments/other
  activities.........................................       --        --        --        --    (144.0)       --       --
Provisions for environmental liabilities at former
  manufacturing sites................................       --        --        --     (26.0)    (50.0)       --       --
Provision relating to a fumed silica plant...........       --    (140.0)       --        --        --        --       --
Postretirement benefits prior to plan amendments.....       --      (5.1)       --        --        --        --       --
Strategic restructuring gain.........................      3.5        --        --        --        --        --       --
Provisions relating to asbestos-related liabilities
  and insurance coverage.............................       --        --    (100.0)   (200.0)   (178.7)       --       --
                                                       -------   -------   -------   -------   -------    ------   ------
(Loss)/income from continuing operations.............  $ 157.4   $   1.4   $  19.1   $ (41.4)  $(196.6)   $ 22.9   $ 41.6
                                                       =======   =======   =======   =======   =======    ======   ======

                                THE DISTRIBUTION

     In connection with the Reorganization, holders of Grace New York Common Stock will receive a dividend of one share of New Grace Common Stock for each share of Grace New York Common Stock held of record at the Time of Distribution. The terms and conditions of the Distribution are set forth in the Distribution Agreement and the Reorganization Agreement. See "CERTAIN AGREEMENTS BETWEEN GRACE NEW YORK AND NEW GRACE." Following the Distribution, Grace New York's operations will consist of its dialysis services and related health care businesses, and New Grace will be the parent company of Grace Chemicals' existing packaging and specialty chemicals businesses.

     Holders of record of Grace New York Common Stock with inquiries relating to the Distribution should contact the Distribution Agent by telephone at (800) 648-8392 or should contact W. R. Grace & Co. in writing at One Town Center Road, Boca Raton, Florida 33486-1010 or by telephone at (407) 362-2300.

MANNER OF EFFECTING THE DISTRIBUTION

     At the Time of Distribution, Grace New York will effect the Distribution by delivering certificates representing all of the issued and outstanding shares of New Grace Common Stock to the Distribution Agent, which, in turn, will distribute such shares on the basis of one share of New Grace Common Stock for each share of Grace New York Common Stock held of record at the Time of Distribution. No holder of Grace New York Common Stock will be required to pay any cash or other consideration for the shares of New Grace Common Stock, or to surrender or exchange shares of Grace New York Common Stock, in order to receive shares of New Grace Common Stock. It is expected that certificates representing shares of New Grace Common Stock will be mailed by the Distribution Agent to holders of Grace New York Common Stock as promptly as practicable following the Time of Distribution.

     Shares Outstanding Following the Distribution. The actual number of shares of New Grace Common Stock to be distributed in the Distribution will equal the number of shares of Grace New York Common Stock outstanding at the Time of Distribution, less the number of shares of Grace New York Common Stock as to which appraisal rights have been perfected in accordance with New York law ("Dissenting Shares"). Based upon the shares of Grace New York Common Stock outstanding on July 15, 1996, and assuming that there are no Dissenting Shares, approximately 92 million shares of New Grace Common Stock will be distributed in the Distribution. Following the Distribution, approximately 208 million shares of New Grace Common Stock will remain authorized but unissued, of which approximately 11.5 million will be reserved for issuance pursuant to director and employee stock plans. In the Reorganization, employee stock options with respect to Grace New York Common Stock held by individuals who will be employees of New Grace following the Distribution will be converted into options with respect to New Grace Common Stock, and employee stock options with respect to Grace New York Common Stock held by individuals who will be employees of Fresenius Medical Care or a subsidiary thereof following the Distribution will be converted into either options with respect to securities of Fresenius Medical Care or securities of Fresenius Medical Care; in both cases, options remaining outstanding following the Reorganization will be adjusted to preserve their value. See "MANAGEMENT -- Executive Compensation and Employee Benefits Following the Distribution."

     Intercompany Transactions. Prior to the Distribution, NMC will effect the Distribution Payment by assuming Debt and transferring cash in an aggregate amount currently estimated to be approximately $2.2478 billion. See "CERTAIN AGREEMENTS BETWEEN GRACE NEW YORK AND NEW GRACE."

CONDITIONS; TERMINATION

     The Distribution is conditioned upon, among other things, (i) the approval of the Reorganization by Grace New York shareholders, (ii) the satisfaction or waiver of all conditions to the Reorganization set forth in the Reorganization Agreement, and (iii) the compliance of the transactions contemplated by the Distribution Agreement with all applicable federal and state securities laws.

     The Distribution will be consummated contemporaneously with the Grace Merger and only after the satisfaction or waiver of all conditions to the Grace Merger. In addition, consummation of the Distribution is a condition to the consummation of the Grace Merger. The Distribution Agreement may be terminated, and the Distribution may be abandoned, only following termination of the Reorganization Agreement, by and in the sole discretion of the Grace New York Board, without the approval of Grace New York's shareholders or any other party. See "THE REORGANIZATION -- Termination" in the Joint Proxy Statement-Prospectus. In the event of such termination or abandonment, Grace New York will have no liability to any person by virtue of the Distribution Agreement or any obligation to effect the Distribution thereafter.

FRAUDULENT TRANSFER AND RELATED CONSIDERATIONS

     It is a condition to the Reorganization that the Distribution and the Distribution Payment shall have occurred. Under applicable law, the Distribution and the Distribution Payment would constitute a "fraudulent transfer" if (i) Grace New York or NMC is insolvent when the Distribution Payment is made or at the Time of Distribution, (ii) the Distribution or the Distribution Payment would render Grace New York or NMC insolvent, (iii) the Distribution or the Distribution Payment would leave Grace New York or NMC engaged in a business or transaction for which its remaining assets constituted unreasonably small capital or (iv) Grace New York or NMC intended to incur or believed it would incur debts beyond its ability to pay as such debts mature. Generally, an entity is considered insolvent if it is unable to pay its debts as they come due or if the fair value of its assets is less than the amount of its actual and expected liabilities. In addition, the Distribution and the Distribution Payment may be made only out of surplus (net assets minus capital) and not out of capital.

     Grace believes that, based on the factors considered in connection with the Reorganization, each of the Distribution and the Distribution Payment will not be a fraudulent transfer and will be made out of surplus in accordance with applicable law. There is no certainty, however, that a court would reach the same conclusions in determining that Grace New York or NMC have satisfied the applicable standards. In this regard, it should be noted that Grace New York or NMC may have significant liabilities relating to regulatory matters. For more information regarding such potential liabilities, see "BUSINESS OF FRESENIUS MEDICAL CARE -- Regulatory and Legal Matters" in the Joint Proxy Statement-Prospectus.

     If, in a lawsuit filed by an unpaid creditor or a representative of unpaid creditors, or a trustee in bankruptcy, a court were to find that, at the time the Distribution or the Distribution Payment was consummated or after giving effect thereto, either Grace New York or NMC, as the case may be, (i) was insolvent, (ii) was rendered insolvent by reason of the Distribution or the Distribution Payment, (iii) was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital or (iv) intended to incur, or believed it would incur, debts beyond its ability to pay as such debts matured, then such court might require New Grace or Grace Chemicals to fund certain liabilities of FNMC, as Grace New York will be known following the Reorganization, or NMC, as the case may be, for the benefit of FNMC's or NMC's creditors. The same consequences would also apply were a court to find that the Distribution and the Distribution Payment were not made out of surplus.

     Pursuant to the OIG Agreements, the United States has agreed to release NMC, Grace Chemicals and certain others in connection with certain possible fraudulent transfer claims relating to the Reorganization. See "-- Other Arrangements."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

     In the opinion of Wachtell, Lipton, Rosen & Katz, special counsel to Grace, and Miller & Chevalier, tax counsel to Grace (collectively, "Counsel"), the following discussion is an accurate description of the material federal income tax consequences expected to result to New Grace and Grace New York shareholders as a result of the Distribution. This discussion is based on the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the "IRS") will not take a contrary view. No ruling from the IRS has been or will be sought with respect to any aspect of the transactions described herein. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to shareholders.

     The following summary is for general information only. The tax treatment applicable to a shareholder may vary depending upon the shareholder's particular situation, and certain shareholders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, and persons who are not citizens or residents of the U.S. or who are foreign corporations, foreign partnerships or foreign estates or trusts as to the U.S.) may be subject to special rules not discussed below. EACH SHAREHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF THE TRANSACTIONS DESCRIBED HEREIN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF CHANGES IN APPLICABLE TAX LAWS.

     The obligation of Grace New York to consummate the Distribution is conditioned, among other things, upon the delivery of satisfactory tax opinions from special counsel and tax counsel to Grace New York (the "Opinions"). Counsel currently expect that the Opinions will state that the Distribution will qualify as a tax-free distribution under Section 355 of the Code. In rendering the Opinions, counsel will receive, rely on and assume the accuracy of certain representations by Grace New York and Fresenius AG (the "Representations"), and certain other information, data, documentation and materials deemed necessary, including representations that, to the best knowledge of the management of Grace New York and Fresenius AG: (i) except as set forth in the Reorganization Agreement, there is no plan or intention by the shareholders of Grace New York to sell, exchange, transfer by gift or otherwise dispose of any of their stock in, or securities of, either Grace New York or New Grace subsequent to the Distribution; (ii) there is no plan or intention to liquidate New Grace subsequent to the Distribution, to sell or otherwise dispose of a substantial amount of the assets of New Grace or its subsidiaries (except in the ordinary course of business), to redeem shares of New Grace Common Stock except as described in the Representations, to cause New Grace to merge with any other corporation or to cease to conduct New Grace's business; and (iii) there is no plan or intention to liquidate Grace New York subsequent to the Distribution, to sell or otherwise dispose of a substantial amount of the assets of Grace New York or its subsidiaries (except in the ordinary course of business), to redeem shares of Grace New York Common Stock (except as described in the Representations), to cause Grace New York to merge with any other corporation (except as described in the Reorganization Agreement), or to cease to conduct its business. The Representations address, among other things, the requirements for tax-free treatment of the Distribution that (a) Grace New York shareholders retain a continuity in both Grace New York and New Grace after the Distribution, and (b) Grace New York's historic businesses continue after the Distribution.

     Assuming that the Distribution is tax-free, (i) Grace New York shareholders will not recognize income, gain or loss upon the receipt of shares of New Grace Common Stock; (ii) each shareholder will allocate his or her aggregate tax basis in his or her Grace New York Common Stock before the Distribution between his or her Grace New York Common Stock and New Grace Common Stock in proportion to their respective fair market values at the time of the Distribution; (iii) each shareholder's holding period for New Grace Common Stock will include his or her holding period for his or her Grace New York Common Stock, provided that the Grace New York Common Stock is held as a capital asset at the time of the Distribution; (iv) the earnings and profits of Grace New York will be allocated between Grace New York and New Grace; and (v) no gain or loss will be recognized by Grace New York or New Grace upon the Distribution. For a description of the consequences to Grace New York and New Grace shareholders if the Distribution were not to qualify as tax-free, see "RISK FACTORS -- Other Risks -- Certain U.S. Tax Considerations Related to the Distribution" in the Joint Proxy Statement-Prospectus.

     A Preferred Share Purchase Right (a "New Grace Right") will attach to each share of New Grace Common Stock distributed in the Distribution. While the distribution of the New Grace Rights should not be taxable to shareholders, to New Grace or to Grace New York, shareholders may, depending upon the circumstances, recognize taxable income in the event that the New Grace Rights become exercisable for New

Grace Junior Preferred Stock (or other consideration) or for common stock of an acquiring company. See "CERTAIN ANTI-TAKEOVER EFFECTS -- Preferred Stock Purchase Rights."

     On or prior to the Time of Distribution, Grace New York and New Grace will enter into a Tax Sharing and Indemnification Agreement providing for various tax matters. See "CERTAIN AGREEMENTS BETWEEN GRACE NEW YORK AND NEW GRACE."

     THE FOREGOING DISCUSSION OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE DISTRIBUTION, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS, AND OF PROPOSED CHANGES IN APPLICABLE TAX LAWS.

RELATIONSHIPS AFTER THE DISTRIBUTION

     As a result of the Distribution, NMC will cease to be affiliated with Grace Chemicals, and New Grace will operate as a separate publicly held company. From and after the Distribution, shares of New Grace Common Stock and FMC Ordinary Shares (or ADSs represented by American Depositary Receipts ("ADRs")) will trade independently. See "CERTAIN AGREEMENTS BETWEEN GRACE NEW YORK AND NEW GRACE" and "CERTAIN RELATIONSHIPS AND TRANSACTIONS."

LISTING AND TRADING OF NEW GRACE COMMON STOCK; NO CURRENT PUBLIC MARKET

     There is no current public trading market for New Grace Common Stock. New Grace will apply to list the New Grace Common Stock on the NYSE under the symbol "GRA." Based on information as of July 15, 1996, New Grace initially expects to have approximately 92 million shares issued and outstanding, approximately 4.7 million shares subject to outstanding options and approximately 18,000 holders of record.

     A "when-issued" trading market in New Grace Common Stock is expected to develop at or about the Time of Distribution. The existence of such a market means that shares can be traded prior to the time certificates are actually available or issued. The prices at which shares of New Grace Common Stock may trade, either prior to the Distribution on a "when-issued" basis or subsequent to the Distribution, cannot be predicted. Until an orderly market develops, the prices at which trading in such stock will occur may fluctuate significantly. The prices at which the shares of New Grace Common Stock will trade will be determined by the marketplace, and may be influenced by many factors, including, among others, the depth and liquidity of the market for such shares, investor perceptions of New Grace and the industries in which it participates, New Grace's dividend policy and general economic and market conditions. Such prices may also be affected by certain anti-takeover provisions of the New Grace Certificate, the Amended and Restated By-laws of New Grace (the "New Grace By-laws") and the New Grace Rights, in each case as in effect following the Distribution. See "CERTAIN ANTI-TAKEOVER EFFECTS."

     The shares of New Grace Common Stock distributed to holders of Grace New York Common Stock will be freely transferable, except for shares of New Grace Common Stock received by persons who may be deemed "affiliates" of New Grace under the Securities Act of 1933, as amended (the "Securities Act"). Persons who may be deemed affiliates of New Grace after the Distribution generally include individuals or entities that control, are controlled by or are under common control with New Grace, and may include the directors and executive officers of New Grace, as well as any principal shareholders of New Grace. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS" and "BENEFICIAL OWNERSHIP OF MANAGEMENT." Persons who are affiliates of New Grace will be permitted to sell their shares of New Grace Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 under the Securities Act. Based on the number of shares of New Grace Common Stock expected to be held by directors and executive officers of New Grace following the Distribution, approximately 224,000 shares of New Grace Common Stock will be available for sale pursuant to such exemptions.

DIVIDEND POLICY AND SHARE REPURCHASES

     Grace New York's stated policy is to pay dividends in any year equal to 20% to 30% of its earnings for the prior year. New Grace intends to continue this policy. In addition, New Grace intends to repurchase New Grace Common Stock from time to time as circumstances allow. However, the declaration and payment of cash dividends and the repurchase of shares will be at the sole discretion of the New Grace Board of Directors (the "New Grace Board") and will depend on New Grace's ability to declare and pay dividends and to repurchase shares under its credit and financing agreements, as well as on the future operating and financial condition of New Grace, its capital requirements and future prospects, general business conditions and other factors deemed relevant by the New Grace Board. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION -- Financial Condition -- Liquidity and Capital Resources."

NMC CREDIT AGREEMENT

     In connection with the NMC Credit Agreement, Grace Chemicals has agreed to guarantee a two-year facility ("Facility 3") (which provides for a maximum of $500 million of available credit) and a seven-year facility ("Facility 2") up to a maximum of $450 million. The NMC Credit Agreement is expected to provide that these guarantees will be released as to $800 million upon the occurrence of certain events after 45 days, but within 60 days, following the Effective Date, including (a) the receipt of an unconditional joint and several guarantee from Fresenius Medical Care and certain of its subsidiaries for the full amount of the NMC Credit Facility; or (b) the receipt of a letter of credit or other acceptable financial accommodation for the account of Grace Chemicals or Fresenius Medical Care in form and substance satisfactory to the Lenders; or (c) a prepayment in certain specified amounts under the NMC Credit Facility. If such guarantees are not released within 60 days following the Effective Date, demand for payment will be made on Grace Chemicals under such guarantees as to $800 million. Grace Chemicals has been advised that it is the intention of Fresenius Medical Care to provide the unconditional joint and several guarantees referred to in the preceding sentence in a manner so as to cause the release of the Grace Chemicals' guarantees as to $800 million not before 45 days, but on or prior to 50 days, following the Effective Date. However, no assurance can be given that such guarantees will be provided or that either or both of Grace Chemicals' guarantees will be released. In the event that Fresenius Medical Care does not provide such guarantees or otherwise effect the release of the Grace Chemicals guarantees as to $800 million, Grace Chemicals would be required to provide the letters of credit or repay the amounts specified in the NMC Credit Agreement and, thereafter, be subrogated to the rights of Lenders with respect to such repaid amounts after the Lenders under the respective facilities have been repaid in full; and Grace Chemicals has undertaken to the Lenders to maintain unused available credit in an amount to be determined while the Grace Chemicals guarantees are outstanding in order to facilitate such actions. The balance of the Grace Chemicals guarantees under Facility 2 will be released upon NMC (or Fresenius Medical Care, if Fresenius Medical Care guarantees the NMC Credit Facility), on a consolidated basis, achieving a ratio of senior debt to EBITDA of equal to or less than 3.5.

     In connection with Grace Chemicals' agreement to extend guarantees under the NMC Credit Agreement, to provide a significant inducement for the release of such guarantees as to $800 million on or prior to the 50th day following the Effective Date, Fresenius Medical Care and Grace Chemicals intend to enter into an agreement providing that, if such Grace Chemicals guarantees, other than with respect to $150 million guaranteed under Facility 2, have not been released prior to close of business on the 50th day following the Effective Date, it will, at such time, make a $300 million payment to W. R. Grace Foundation, Inc. which contribution may not be used to satisfy any legal obligation of Grace Chemicals). In addition, it is intended that Fresenius Medical Care will agree that (i) it will contribute the capital stock of Fresenius USA to Grace promptly following the Effective Date and (ii) during the 49-day period following the Effective Date, (a) it will not engage, or permit NMC to engage, in any settlement discussions regarding OIG matters without Grace Chemicals' participation and consent and (b) it will cause the respective businesses of NMC and Fresenius USA to be conducted in the ordinary course, without incurring additional debt (other than indebtedness permitted under the NMC Credit Agreement), relinquishing or modifying contracts with affiliates of Fresenius AG and without making cash distributions other than to a subsidiary of Grace.

     In connection with the above, it is intended that Fresenius Medical Care will agree that, during the 45-day period following the Effective Date, it will not (except as required by the Reorganization Agreement or the agreement described in the preceding paragraph): (i) make, or cause to be made, a capital contribution to Grace (or its subsidiaries) or take, or cause to be taken, any action which would cause a capital contribution to any such entity to be required under the NMC Credit Agreement; (ii) provide, or cause to be provided, any guarantee of any debt of Grace (or its subsidiaries), or procure or provide, or cause to be procured or provided, any letter of credit or other credit support of any such debt; (iii) take, or cause to be taken, any other action that has the effect, directly or indirectly, of rendering any assets of Fresenius Medical Care (other than Grace (or its subsidiaries)) to support the debt of NMC.

     Under this agreement, it is intended that Fresenius Medical Care will consent to jurisdiction and enforceability in the states of New York and Florida by Grace Chemicals and W. R. Grace Foundation, Inc., will agree that all costs of enforcement of the agreement will be borne by Fresenius Medical Care, will agree that W. R. Grace Foundation, Inc. will be a third-party beneficiary of the agreement and will agree that any provision of the agreement that is invalid or unenforceable shall only be so to the extent of such invalidity or unenforceability without in any way affecting any remaining provisions.

OTHER ARRANGEMENTS

     As a result of discussions with representatives of the United States in connection with the OIG Investigation, certain agreements (the "OIG Agreements") have been entered into to guarantee the payment of any Obligations of NMC to the United States relating to or arising out of the OIG Investigation and a qui tam action pending in federal court in Florida (the "Florida Action") (the "Government Claims"). For the purposes of the OIG Agreements, an Obligation is
(a) a liability or obligation of NMC to the United States in respect of a Government Claim pursuant to a court order (i) which is final and nonappealable or (ii) the enforcement of which has not been stayed pending appeal or (b) a liability or obligation agreed to be an obligation in a settlement agreement executed by Fresenius Medical Care, Grace New York or NMC, on the one hand, and the United States, on the other hand. As stated elsewhere herein, the outcome of the OIG Investigation cannot be predicted. The entering into of the OIG Agreements is not an admission of liability by any party with respect to the OIG Investigation, nor does it indicate the liability, if any, which may result therefrom.

     Under the OIG Agreements, effective upon consummation of the Reorganization, the United States will be provided by Fresenius Medical Care and Grace New York with a joint and several guarantee of payment when due of all Obligations (the "Primary Guarantee"). As credit support for this guarantee, NMC will deliver, on or prior to the Effective Date, an irrevocable standby letter of credit in the amount of $150 million. The United States will return such letter of credit (or any renewal or replacement) for cancellation when all Obligations have been paid in full or it is determined that NMC has no liability in respect of the Government Claims. In addition, under the OIG Agreements, effective upon consummation of the Reorganization, the United States will be provided with a guarantee by Grace Chemicals of the obligations of Fresenius Medical Care under the Primary Guarantee in respect of Government Claims for acts and transactions that took place at any time up to the consummation of the Reorganization (the "Secondary Guarantee"). Under the Secondary Guarantee, payment will be required only if, and to the extent that, Obligations have become due and payable and remain uncollected for 120 days. Grace Chemicals is a third-party beneficiary of the Primary Guarantee and may institute suit to enforce its terms.

     Under the OIG Agreements, the United States has agreed, solely in its capacity as holder of the Government Claims: (a) to not take any action whatsoever to impede, prohibit, enjoin, delay or otherwise interfere with consummation of the Reorganization on grounds that the Reorganization constitutes a fraudulent conveyance or other similarly avoidable transfer as to the United States; (b) to represent to the court in the Florida Action or any other court presented with an attempt by a relator in any qui tam action relating in substantial part to matters that are the subject of the Florida Action or the OIG Investigation to impede, prohibit, enjoin, delay or otherwise interfere with consummation of the Reorganization that the OIG Agreements satisfy the concerns of the United States with respect to the Reorganization and; (c) effective upon consummation of the Reorganization, to release and discharge Grace Chemicals, Grace New York, NMC, Fresenius Medical Care, and certain other parties (collectively, the "Releasees") from claims to the effect that the Reorganization (or any transaction comprising a part thereof) constitutes a fraudulent conveyance or other similarly avoidable transfer as to the United States.

     Fresenius Medical Care and the United States state in the OIG Agreements that they will negotiate in good faith to attempt to arrive at a consensual resolution of the Government Claims and, in the context of such negotiations, will negotiate in good faith as to the need for any restructuring of the payment of any obligations arising under such resolution, taking into account the ability of Fresenius Medical Care to pay the Obligations. The OIG Agreements state that the foregoing statements shall not be construed to obligate any person to enter into any settlement of the Government Claims or to agree to a structured settlement. Moreover, the OIG Agreements state that the statements described in the first sentence of this paragraph are precatory and statements of intent only and that (a) compliance by the United States with such provisions is not a condition or defense to the obligations of Fresenius Medical Care, Grace New York or Grace Chemicals under the OIG Agreements and (b) breach of such provisions by the United States cannot and will not be raised by Fresenius Medical Care, Grace New York or Grace Chemicals to excuse performance of their respective its obligations under the OIG Agreements.

     If the Reorganization is not consummated on or before October 1, 1996, the OIG Agreements will terminate and be of no further force and effect unless all parties thereto agree otherwise in writing. If the Reorganization Agreement is amended, modified or supplemented after the date of the Joint Proxy Statement-Prospectus, Fresenius Medical Care will provide the United States with written notice describing the nature of such amendment, modification or supplement. If the United States determines that such amendment, modification or supplement is adverse to its interests, the United States will have the right to terminate the OIG Agreements by delivering written notice of such termination within 10 business days of its actual receipt of notice of such amendment, modification or supplement.

     The foregoing describes the material terms of the OIG Agreements, copies of which have been filed as exhibits to the Registration Statement. The foregoing description does not purport to be complete and is qualified in its entirety by reference to such exhibits.

                             BUSINESS OF NEW GRACE

     New Grace was incorporated in January 1996 as a wholly owned subsidiary of Grace New York and currently has no assets. Prior to the Distribution, Grace New York will contribute to New Grace all of the capital stock of Grace Chemicals and will thereafter effect the Distribution. Immediately following the Distribution, the name of New Grace will be changed to "W. R. Grace & Co." New Grace's principal executive offices are located at One Town Center Road, Boca Raton, Florida 33486-1010, and its main telephone number is (407) 362-2000.

                          BUSINESS OF GRACE CHEMICALS

OVERVIEW AND STRATEGY

     Grace Chemicals is one of the world's leading packaging and specialty chemicals companies. Grace Chemicals began operating its core businesses in 1954, when it acquired both the Dewey and Almy Chemical Company and the Davison Chemical Company. Grace Chemicals also has certain noncore businesses that have been classified as discontinued operations, the most significant of which are its cocoa business and its Amicon bioseparations business.

     Grace Chemicals' core businesses are packaging, catalysts and other silica-based products, construction products, and container and specialty polymer products. Grace Chemicals believes that each of its core businesses is a market leader, offers high value-added products, employs leading technology and has a global presence. Grace Chemicals' products and systems serve highly specialized markets, and, accordingly, competition tends to be based primarily on technological capability, customer service, product quality, and, to a lesser extent, price. These products and systems also represent an important or critical component (but a relatively small portion of the cost) of the end products in which they are used. In its core businesses, Grace Chemicals believes that it provides highly differentiated, superior products and services through investments in research and development, facilities that enable Grace Chemicals to take advantage of expanding global market opportunities, and technology platforms capable of providing multiple products to satisfy customers' specific needs. Moreover, Grace Chemicals has focused its research and development spending on core businesses, fostered the exchange of technology among its product lines and increased the level of process development directed at streamlining operations.

     Grace Chemicals' strategy has been and, following the Distribution, will be to (i) focus on core businesses to accelerate profitable growth; (ii) upgrade financial performance, principally by selling or monetizing noncore businesses, managing debt levels consistent with profitable growth opportunities, and reducing overhead; and (iii) integrate corporate and operating unit functions through global product line management. As part of this strategy, since mid-1995, efforts have been made to enhance shareholder value by strengthening the balance sheet and reducing costs. These objectives are being achieved through (i) the sale of Grace Chemicals' water treatment and process chemicals business, the pending disposition of Grace Chemicals' health care business and the planned disposition of its cocoa business (intended to be completed in 1996); (ii) the anticipated use of the proceeds from these and other transactions (including the Distribution Payment), to substantially reduce indebtedness, to repurchase stock, and to invest in core businesses; (iii) a worldwide restructuring program to streamline processes and thereby reduce expenses by approximately $100 million annually (with further actions being taken to improve margins); and (iv) the implementation of rigorous controls on working capital and capital spending. These plans are designed to make Grace Chemicals a high-performance, high-value company focused on the strengths of its packaging and specialty chemicals businesses. In addition, in the early 1990s, the management structure of Grace Chemicals was reorganized on the basis of global product lines (as distinguished from regional product management). As a result of this reorganization, Grace Chemicals believes that it is better able to serve its multinational customers in all global regions, as well as to tailor its product offerings to meet local preferences.

     To focus on core business growth, Grace Chemicals has made strategic acquisitions, totaling $120 million in the 1991 to 1995 period, directly related to its core businesses, including acquisitions intended to further expand its core businesses internationally. In 1992, Grace Chemicals acquired the North American food service packaging business of DuPont Canada, Inc. In 1993, Grace Chemicals acquired the Katalistiks fluid cracking catalyst additive business previously owned by a joint venture between Union Carbide Corporation and AlliedSignal Inc. In 1993, Grace Chemicals also formed a 51%-owned joint venture with a large chemical and industrial concern headquartered in Volgograd, Russia, to produce flexible packaging for sale throughout the Commonwealth of Independent States; the joint venture began production in the third quarter of 1994. In 1994, Grace Chemicals acquired the Schur Multiflex group of European flexible packaging businesses; construction chemicals businesses; and a small pollution control equipment producer. In 1995, Grace Chemicals formed a 51%-owned joint venture in Malaysia to produce rigid plastic packaging products for sale throughout Southeast Asia; a 68%-owned joint venture with a Chinese packaging company to manufacture shrink films for sausage casings and to market Grace Chemicals' packaging products and systems in China; a 51%-owned joint venture with a Russian company to produce container and closure sealants for sale throughout the Commonwealth of Independent States; and a 50%-owned joint venture with Engelhard Corporation to manufacture and market metal-based catalytic converters to the automotive industry. In early 1996, Grace Chemicals agreed to form a joint venture to produce and market coatings, closures and can sealing compounds in India, and, in June 1996, Grace Chemicals agreed in principle to acquire Cypress Packaging, Inc., a U.S. manufacturer of flexible plastic packaging materials for the retail pre-cut produce market segment. In furtherance of its strategy to focus on core businesses, Grace Chemicals announced in March 1996 that it had entered into a definitive agreement to sell its water treatment and process chemicals business to Betz Laboratories, Inc. for $632 million. This transaction was completed in June 1996.

     From 1991 through 1995, Grace Chemicals' capital expenditures for its core packaging and specialty chemicals business totaled $1,470.8 million (including $487.4 million in 1995). These expenditures were directed towards the expansion of existing facilities as well as the construction of new facilities. Grace anticipates that its capital expenditures for 1996 will approximate those for 1995, including expenditures related to a $350 million multi-year global expansion program in its packaging business.

     In the future, Grace Chemicals intends to emphasize internal growth. In addition, it may also effect acquisitions, joint ventures and strategic alliances that afford synergies or other benefits necessary to fulfill strategic objectives of a core business (such as a key technology or opportunities for geographic expansion) or that provide a combination of a close fit with a core business with the potential for exceptional returns.

     At year-end 1995, Grace Chemicals had approximately 21,200 full-time employees worldwide in its continuing operations and approximately 2,200 full-time employees worldwide in discontinued operations.

CHEMICAL INDUSTRY OVERVIEW

     The chemicals industry is generally grouped into three major categories: commodity chemicals, fine chemicals and specialty chemicals. Commodity chemicals, such as methanol, ethylene and ammonia, are produced in large volumes using established manufacturing processes and are sold to a wide range of customers. Virtually all commodity chemicals have multiple producers, are relatively fungible and do not command high premiums. At the other extreme, fine chemicals are the highest value-added chemicals used as intermediates in the production of pharmaceuticals, foodstuffs and other products, are usually produced in low volumes using high manufacturing standards and are typically sold for high premiums. Specialty chemicals, such as those produced by Grace Chemicals, are high value-added products used as intermediates in a wide variety of products, are produced in small volumes, and must satisfy well-defined performance requirements and specifications. Specialty chemicals are often critical components of the end products in which they are used; consequently, they are tailored to customer needs, which generally results in a close relationship between the specialty chemicals producer and the customer. Rapid response to customers and reliability of product and supply are important competitive factors in specialty chemicals businesses.

     Management of Grace Chemicals believes that, in the specialty chemicals business, technological leadership (resulting from continuous innovation through research and development), combined with product differentiation and superior customer service, leads to high operating margins. Grace Chemicals believes that its core businesses are characterized by market features that reward the higher research and development and customer service costs associated with its strategy.

PRODUCTS AND MARKETS

     Packaging. Grace Chemicals' packaging business ("Grace Packaging") provides high-performance total packaging systems on a worldwide basis, competing principally by providing superior-quality products and services for specialized customer needs. The principal products and services provided by Grace Packaging are (i) flexible plastic packaging systems (including material, equipment and services) for a broad range of perishable foods such as fresh, smoked and processed meat products, cheese, poultry, prepared foods (including soups and sauces for restaurants and institutions), baked goods and produce;
(ii) shrink films used in packaging a variety of nonfood consumer and industrial products; (iii) foam trays for supermarkets and poultry and other food processors; and (iv) rigid plastic containers for dairy and other food and nonfood products. Grace Packaging competes through three product groups: flexible packaging (marketed extensively under the Cryovac(R) registered trademark), Formpac(TM) foam trays and Omicron(TM) rigid plastic containers. Grace Packaging believes that its expertise in food technology and its long-standing relationships with food producers, principally meat packers, have been and will continue to be key factors in its success.

     The Cryovac packaging products group developed and introduced flexible plastic vacuum shrink packaging to the food processing industry in the late 1940s, contributing to expanded food distribution and marketing by providing superior protection against decay-inducing bacteria and moisture loss. The market for Cryovac products has since expanded into the retail food market, and Cryovac packaging technology has also been introduced in nonfood applications for consumer merchandising of housewares, toys and compact discs, as well as for electronic and medical products.

     Cryovac flexible packaging products include shrink bags, shrink films, laminated films, and films for medical bags and equipment. Shrink bags are multi-layered plastic bags that mold themselves to the exact shape of the product, forming a clear "second skin." Using sophisticated coextrusion technology, Cryovac shrink bags maximize barrier properties, optics, abuse resistance, shrinkability and seal strength. Cryovac shrink films are multi-layered shrinkable plastic films used to package a variety of food and nonfood consumer goods to protect against damage, preserve freshness and enhance marketability. Cryovac laminates are multi-layered, nonshrinkable and normally high-barrier flexible materials used for packaging perishable foods, shelf-stable products (nonrefrigerated foods, such as syrups, toppings and tomato paste) and various nonfood products. The Cryovac line also includes sterilized medical bags and films for use in medical products.

     Grace Packaging differentiates its flexible packaging products from competitive products by offering a combination of the following core competencies: (i) proprietary film processing technology; (ii) resin technology, permitting the production of materials suited to specific customer needs; (iii) packaging and food science expertise, providing better understanding of the interaction between packaging materials and packaged products; (iv) complete systems support capability, providing a single source for customer needs; (v) talented employee base that strives to anticipate, meet and exceed customer expectations; and (vi) effective sales and distribution networks. In addition, Grace Packaging's systems can be adapted to support customers' marketing goals.

     Technological leadership is a key competitive factor in the packaging business. Today, Grace Packaging is recognized as a worldwide leader in flexible packaging technology. Management expects that its technological leadership will continue to spur Grace Packaging's growth in several markets: in the rapidly expanding packaged fresh-cut produce market, Grace Packaging produces films that permit oxygen to pass through at various rates, thereby matching the varying respiration rates of different vegetables and permitting longer shelf life; in the fresh meat market, Grace Packaging's case-ready program reduces supermarkets' in-store production costs by allowing meat processors to centrally package meat products suitable for display; in the bone-in pork market, Grace Packaging's Total Bone Guard (TBG(TM)) packaging products have revolutionized the distribution of large subprimal cuts of pork by adding a film patch to certain sections of a high-abuse barrier bag to prevent bone punctures; and, in the processed meats and poultry markets, Cryovac cook-in bags and laminates withstand high cooking temperatures, reducing the potential for contamination and retaining product shape, clarity and weight. Because technological innovations by competitors could adversely affect its business, Grace Packaging intends to continue to focus research and development expenditures on maintaining technological leadership in flexible packaging.

     Grace Packaging's Formpac business group manufactures and sells polystyrene foam prepackaging trays used by supermarkets and grocery stores to protect and display fresh meat, poultry and produce, and by poultry and other meat processors, as well as foam food service items such as hinged-lid containers used in institutional environments, by carry-out restaurants and by supermarkets for sale to retail customers. Formpac manufactures foam trays in a two-stage process consisting of the extrusion and thermoforming of polystyrene foam sheets. Although the majority of Formpac's customers are located in the eastern two-thirds of the U.S., Formpac's proprietary technology has also been successfully used in certain packaging applications outside of the U.S. Competition is based on service, price and product quality.

     Grace Packaging's Omicron business group produces rigid plastic packaging products (primarily plastic tubs for dairy products such as margarine and yogurt) in Australia. Omicron products use proprietary thermoforming technology, involving the controlled thinning and shaping of hot plastic sheets to increase strength and rigidity while minimizing weight. Grace Packaging is expanding the Omicron business into Southeast Asia through a 51%-owned joint venture formed in 1995 to produce rigid plastic packaging products in Malaysia.

     Resins are the principal raw materials used by Grace Packaging. Although prices for ethylene-based resins can be volatile, there is currently an adequate worldwide supply of resins at generally stable prices. Further, Grace Packaging has typically been able to increase the sales prices of its products in response to increases in the prices of resins and other raw materials. However, to the extent that resin prices increase and Grace Packaging cannot pass on the increases to its customers, such price increases may have an adverse impact on Grace Chemicals' profitability. In most cases, multiple sources of resins and other raw materials exist, with at least one source located in most global regions.

     Grace Packaging's sales and revenues were $1.7 billion in 1995, $1.4 billion in 1994 and $1.3 billion in 1993. Approximately 51% of Grace Packaging's 1995 sales and revenues were generated in North America, 30% in Europe, 11% in Asia Pacific and the remainder in Latin America. Grace Packaging estimates that approximately 80% of its 1995 sales were to the food industry. Although sales and revenues tend to be slightly higher in the fourth quarter, seasonality is generally not significant to Grace Packaging.

     At year-end 1995, Grace Packaging employed approximately 9,900 people in 28 production facilities (nine in North America, eight in Europe, six in Asia Pacific and five in Latin America) and 79 sales offices, serving approximately 24,000 customers. Grace Packaging's principal U.S. manufacturing facilities are located at Simpsonville, South Carolina, Iowa Park, Texas, Seneca, South Carolina and Cedar Rapids, Iowa; its principal European manufacturing facilities are located at Epernon, France, St. Neots, United Kingdom, Passirana, Italy, and Hamburg and Flensburg, Germany, and it has major manufacturing facilities located in Australia, Japan, Brazil and Argentina. Grace Packaging has also recently constructed a manufacturing facility in Kuantan, Malaysia that will be its principal manufacturing facility in Asia. Grace Packaging distributes its products globally through direct sales organizations and distributors, using a network of distribution facilities located near its manufacturing facilities.

     In Grace Packaging's business, the failure to have capacity sufficient to meet customer needs, or to manufacture in geographic markets in which customers expand, could result in a loss of customer relationships and/or business. As a result of product introductions, marketing programs and improvements in global economic conditions, worldwide demand for Grace Packaging products grew at a rapid pace in 1994 and 1995, placing pressure on existing capacity. To address this matter, Grace Packaging has added capacity in all regions (including the plant in Kuantan, Malaysia, referred to above).

     Catalysts and Other Silica-Based Products. Grace Chemicals' Davison division ("Grace Davison"), founded in 1832, is composed of three principal product groups: refinery catalysts, polyolefin catalysts, and silica and zeolite adsorbents. These products apply silica, alumina and zeolite technology, and are designed and manufactured to meet the varying specifications of such diverse customers as major oil refiners, plastics and chemical manufacturers and consumer products companies. Grace Davison's technological expertise provides a competitive edge, allowing Grace Davison to quickly design products that meet customer specifications, as well as to develop new products that expand its existing technology; for example, Grace

Davison estimates that a substantial portion of its 1995 fluid cracking catalyst sales was attributable to products introduced in the last five years.

     Refinery catalysts include (a) fluid cracking catalysts used by petroleum refiners to convert crude oil into more valuable transportation fuels, such as gasoline and jet and diesel fuel, as well as other petroleum-based products, and
(b) hydroprocessing catalysts that remove certain impurities (such as nitrogen, sulfur and heavy metals) from crude oil prior to the use of fluid cracking catalysts. Oil refining is a highly specialized discipline, demanding that products be tailored to meet local variations in crude oil and the refinery's changing operational needs. Grace Davison works regularly with most of the approximately 360 refineries in the world, helping to find the most appropriate catalyst formulations for the refiners' changing needs. Grace Davison's business has benefited in recent years, in part, from the use of heavier crude oils, and could be adversely affected by an increase in the availability of lighter crude oil, which generally requires less fluid cracking catalysts to refine.

     Competition in the refinery catalyst business is based on technology, product performance, customer service and price. Grace Davison believes it is one of the world leaders in refinery catalysts and the largest supplier of fluid cracking catalysts in North America and Europe.

     Grace Davison's polyolefin catalysts and catalyst supports are essential components used in manufacturing nearly half of all high density and linear low density polyethylene resins, which are used in products such as plastic film, high-performance pipe and household containers. The polyolefin catalyst business is technology-intensive and focused on providing products specifically formulated to meet end-user applications. Manufacturers generally compete on a worldwide basis, and competition has recently intensified due to evolving technologies, particularly the use of metallocenes. Grace Chemicals believes that metallocenes represent a revolutionary development in the making of plastics, allowing plastics manufacturers to design polymers with exact performance characteristics. Grace Davison is continuing its work on the development and commercialization of metallocene catalysts.

     Silica and zeolite adsorbents are used in a wide variety of industrial and consumer applications. For example, silicas are used in coatings as flatting agents (i.e., to reduce gloss), in plastics to improve handling, in toothpastes as thickeners and cleaners, in foods to carry flavors and prevent caking, and in the purification of edible oils. Zeolite adsorbents are used between the two panes of insulated glass to adsorb moisture and in process applications to separate certain chemicals from mixtures. Competition is based on product performance, customer service and price. Grace Davison is planning to expand its silica business in the Asia Pacific region with a new plant in Kuantan, Malaysia, to open in 1996.

     Grace Davison's sales and revenues were $687 million in 1995, $610 million in 1994 and $572 million in 1993; approximately 52% of Grace Davison's 1995 sales and revenues were generated in North America, 37% in Europe, 10% in Asia Pacific and 1% in Latin America. At year-end 1995, Grace Davison employed approximately 2,700 people worldwide in nine facilities (six in the U.S. and one each in Canada, Germany and Brazil). Grace Davison's principal U.S. manufacturing facilities are located in Baltimore, Maryland and Lake Charles, Louisiana; its principal European manufacturing facility is located in Worms, Germany. Grace Davison has a direct selling force and distributes its products directly to customers.

     Most raw materials used in the manufacture of Grace Davison products are available from multiple sources, and, in some instances, are produced or supplied by Grace Davison. Because of the diverse applications of products using Grace Davison technology and the geographic areas in which such products are used, seasonality does not have a significant effect on Grace Davison's businesses.

     Construction Products. Grace Chemicals' construction products division ("Grace Construction") is a leading supplier of specialty materials to the construction industry. Grace Construction's products fall mainly into three groups: concrete and cement additives (principally additives that add strength, control corrosion, reduce the amount of water required or modify the setting time), products that prevent water damage to structures (such as water and ice proofing products for residential use and waterproofing systems for commercial structures), and substances that protect structural steel against collapse due to fire. In North America, Grace Construction also manufactures and distributes masonry block additives and products and vermiculite products used in construction and other industrial applications. Grace Construction's products are sold to a broad customer base, including cement manufacturers, ready-mix and pre-stressed concrete producers, specialty subcontractors and applicators, masonry block manufacturers, building materials distributors, and other industrial manufacturers. Grace Construction's products are marketed to construction specifiers, such as architects and structural engineers, for whom product performance and adaptability are important, as well as to contractors, to whom cost and ease of application are frequently more important.

     Grace Construction competes globally with several large construction materials suppliers and regionally and locally with numerous smaller competitors. Grace Construction's customers are frequently local contractors and cement manufacturers; consequently, local suppliers are often able to compete effectively. As a result, Grace Construction sells products to certain customers under global or U.S. contracts, others under regional contracts and others on a job-by-job basis. In recent years, the cement manufacturing business and the contracting business have experienced substantial consolidation, particularly in foreign markets. Competition is based largely on price, technical support and service, adaptability of the product, and product performance.

     Grace Construction's 1995 sales and revenues totaled $397 million (66% in North America, 17% in each of Europe and Asia Pacific and less than 1% in Latin America), versus $387 million and $333 million in 1994 and 1993, respectively. At year-end 1995, Grace Construction employed approximately 1,900 people at 57 production facilities (27 in North America, 11 in Southeast Asia, seven in Australia/New Zealand, seven in Europe, four in Latin America and one in Japan) and 70 sales offices worldwide. Grace Construction's capital expenditures tend to be relatively lower, and sales and marketing expenditures tend to be relatively higher, than those of Grace Chemicals' other core businesses.

     The construction business is cyclical in response to economic conditions and construction demand. The construction market has experienced slow but steady growth through 1995 from a cyclical low in 1991. During this time, management of Grace Construction has focused its efforts on streamlining its range of products and reducing costs. For example, during this period, Grace Construction implemented a lower cost structure by consolidating manufacturing operations in North America and through an extensive restructuring plan in Europe. The construction business is also seasonal due to weather conditions. Grace Construction seeks to increase profitability and minimize the impact of cyclical and seasonal downturns in regional economies by introducing technically advanced, value-added products, expanding geographically, and developing business opportunities in renovation construction markets. However, there can be no assurance that Grace Construction's attempts to minimize the impact of the cyclicality and seasonality of the construction business will succeed, and such cyclicality and seasonality could adversely affect the business of Grace Construction.

     The raw materials used for manufacturing Grace Construction products are primarily commodities obtained from multiple sources, including commodity chemical producers, petroleum companies and paper manufacturers. In most instances, there are at least two alternative suppliers for each of the principal raw materials used by Grace Construction. However, the worldwide supply of calcium lignin, a wood pulping by-product used as a raw material in the production of concrete admixtures, has been decreasing as paper mills convert to new manufacturing processes. Grace Construction has secured short-term supplies of calcium lignin and is exploring new technologies to replace it in the future. However, there is no assurance that Grace Construction will be able to find an adequate replacement for calcium lignin, and, in the event of such an occurrence, the business of Grace Construction may be adversely affected.

     Container and Specialty Polymer Products. Grace Chemicals' container division ("Grace Container") consists primarily of four product lines: container sealants, closure sealants, coatings for metal packaging and specialty polymers. Container sealants are applied to food and beverage cans, as well as to other rigid containers (such as industrial product containers and aerosol cans), to ensure a hermetic seal between the lid and the can body. Closure sealants are used to seal pry-off and twist-off metal crowns, as well as roll-on pilfer proof and plastic closures, for the glass/plastic container markets (primarily in beverage and food applications). Coatings are used in the manufacture of cans and closures to protect the metal against corrosion, to protect the contents against the influences of metal, to ensure proper adhesion of sealing compounds to metal surfaces, and to provide base coats for inks and for decorative purposes. These products are principally sold to third parties who perform canning and bottling for food and beverage companies. Formulated engineered polymers are used in printed circuit board and component assembly in the electronics, electrical, automotive and defense industries, including surface mount and conductive adhesives, capacitor coatings, light-emitting diode encapsulants and conformal coatings. Grace Container is expanding its product offering and is seeking to improve sales growth through new technologies such as its oxygen-scavenging compound, which combines with closure sealants to extend shelf life by eliminating oxygen, and oxygen's effect on taste, from sealed beer and other beverage bottles.

     Grace Container's sales and revenues were $357 million, $325 million and $306 million in 1995, 1994 and 1993, respectively. Future sales growth will likely be impacted by the trend toward cans and cannery systems requiring fewer seams. Grace Container's products are marketed internationally, with 34% of 1995 sales and revenues in Europe, 28% in each of North America and Asia Pacific and 10% in Latin America. At year-end 1995, Grace Container employed approximately 1,600 people at 30 production facilities (nine in Asia Pacific and seven in each of North America, Europe and Latin America) and 57 sales offices worldwide. Competition is based on providing high-quality customer service at all customer sites, as well as on price and product quality and reliability. In addition, because of the relative concentration of the canning and bottling market, maintaining relationships with the leading canners and bottlers and assisting them as they install new plants and reengineer processes are key elements for success. Although the raw materials used in Grace Container's operations, including resins, rubber and latices, are generally available from multiple sources, the prices of these raw materials experienced rapid escalation during most of 1995, negatively impacting Grace Container's gross margins; improvements are expected in 1996 as raw materials prices started to ease during the latter part of 1995. However, no assurance can be given that these prices will continue to decline or as to the extent of any decline. Although demand for container packaging and sealant products tends to increase slightly during the second and third quarters, the impact of such seasonality is not significant to Grace Container.

     Thermal and Emission Control Systems. Grace Chemicals' thermal and emission control systems business ("Grace TEC Systems") is a developmental business that consists of four principal product groups: web processing products, industrial emission control products, mobile emission control products and specialty catalysts. These products are designed to customer specifications and are sold to a variety of industrial customers.

     Web processing products, consisting primarily of air flotation dryers and auxiliary equipment, are sold principally to the graphic arts, coating and converting markets. The industrial emission control products group manufactures volatile organic compound control equipment, including thermal, catalytic and regenerative oxidation systems. Demand for this equipment is driven principally by government regulations. The mobile emission control products group sells washcoat materials and specialty substrates. Washcoat materials are used by catalyst manufacturers to enhance the performance of catalytic converters sold to automotive original equipment manufacturers. Specialty catalysts are used to control volatile organic compounds, nitrogen oxides and carbon monoxide from a variety of sources.

     Competition for Grace TEC Systems' products is based primarily on system design, materials, technology, customer service, product performance and price.

DISCONTINUED OPERATIONS

     In 1993, the then remaining noncore businesses of Grace New York were classified as discontinued operations. The sale and monetization of a substantial portion of these noncore businesses have been completed; Grace Cocoa and Amicon are the principal discontinued operations that have not yet been divested. Grace Chemicals is actively pursuing the disposition of these businesses and its other remaining discontinued operations and intends to complete such dispositions in 1996. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION."

     Grace Cocoa. The chocolate and cocoa business of Grace Chemicals ("Grace Cocoa") produces high-quality intermediate cocoa and chocolate products for sale as ingredients to the bakery, confectionery, dairy and beverage industries. Cocoa liquor, cocoa butter and cocoa powder are sold internationally; coatings and intermediate chocolate products are sold to the European market; and intermediate chocolate products, mainly coatings and cookie drops, are sold to the North American market. Grace Cocoa competes primarily on the basis of service, product quality and reliability. Sales of cocoa and chocolate products were $798 million in 1995, $718 million in 1994 and $636 million in 1993. At year-end 1995, Grace Cocoa employed approximately 1,700 people at nine production facilities (four in each of Europe and North America and one in Asia Pacific) and five other offices worldwide. Grace Chemicals is focusing on improving Grace Cocoa's operating cash flow through the adoption of new strategies and a new global organizational structure, while simultaneously positioning the business for sale.

     Amicon. The Amicon bioseparations division ("Amicon") produces and markets membrane ultrafiltration devices and systems and low and high pressure liquid chromatography media, columns and systems. Amicon's ultrafiltration devices are used primarily for concentrating proteins and nucleic acids (such as DNA) for both research and drug production purposes. Amicon's chromatography products are mainly used for purifying and isolating specific molecules in the production of synthetic drugs. Amicon's customers consist primarily of pharmaceutical, biotechnology and specialty chemicals companies, government-sponsored research facilities, academic institutions and hospitals.

     Amicon operates manufacturing facilities in the U.S., England, France and Ireland. Amicon maintains direct sales and technical services offices in the U.S. and 11 other countries and has distribution arrangements in 25 other countries.

RESEARCH ACTIVITIES

     Grace Chemicals engages in research and development programs directed toward the development of new products and processes, and the improvement of, and development of new uses for, existing products and processes. Research is carried out by product line laboratories in North America, Europe, Asia and Latin America and by the Corporate Research Division in Columbia, Maryland (collectively, the "Research Division"). The Research Division's activities focus on Grace Chemicals' core product lines and include research in specialty polymers, catalysis, construction materials, photopolymers, specialty packaging and process engineering, principally involving the development of technologies to manufacture chemical specialties. Grace Chemicals' research and development strategy will be to use its centralized Washington Research Center ("WRC") to develop technology platforms on which new products will be based, while focusing development efforts in each business unit, in conjunction with WRC, on the improvement of existing products and/or the adaptation of existing products to customer needs.

     Research and development expenses relating to continuing operations amounted to $121 million in 1995, $107 million in 1994 and $112 million in 1993 (including expenses incurred in funding external research projects). The amount of research and development expenses relating to government- and customer-sponsored projects (as opposed to projects sponsored by Grace Chemicals) is not material.

PATENTS AND OTHER INTELLECTUAL PROPERTY MATTERS

     Grace Chemicals relies on numerous patents and patent applications, as well as on know-how and other proprietary information. As competition in the markets in which Grace Chemicals does business is often based on technological superiority and innovation, with new products being introduced frequently, the ability to achieve technological innovations and obtain patent or other intellectual property protection is crucial. There can be no assurance that Grace Chemicals' patents, patent applications or other intellectual property will provide sufficient proprietary protection. There can also be no assurance that the patents of other companies will not have an adverse effect on Grace Chemicals. Other companies may independently develop similar systems or processes that circumvent patents issued to Grace Chemicals. In addition, Grace Chemicals' competitors may develop technologies, systems or processes that are more effective than those developed by Grace Chemicals, or that render Grace Chemicals' technology, systems or processes less competitive or obsolete. Any such events could have an adverse effect on Grace Chemicals.

ENVIRONMENTAL, HEALTH AND SAFETY MATTERS

     In constructing and operating its facilities, Grace Chemicals incurs capital and operating expenditures relating to the protection of the environment, as well as costs to remediate properties. The following table sets forth Grace Chemicals' expenditures in the past three years, and its estimated expenditures in 1996 and 1997, for (i) the operation and maintenance of environmental facilities and the disposal of hazardous and nonhazardous wastes with respect to continuing operations; (ii) capital improvements to environmental control facilities relating to continuing operations; and (iii) the remediation of sites:

                                                           (I)
                                                      --------------       (II)
                                                       OPERATION OF    ------------      (III)
                                                      FACILITIES AND     CAPITAL      -----------
                                                      WASTE DISPOSAL   IMPROVEMENTS   REMEDIATION
                                                      --------------   ------------   -----------
                                                      (IN MILLIONS)
     1993...........................................       $ 41            $ 19           $44
     1994...........................................         36              22            31
     1995...........................................         44              15            31
     1996 (estimated)...............................         45              20            30
     1997 (estimated)...............................         47              17            20

     Such expenditures have not had, and are not expected to have, a material effect on Grace Chemicals' other capital expenditures, its earnings or its competitive position. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION."

     With the goal of continuously improving Grace Chemicals' environment, health and safety ("EHS") performance, Grace New York established its Commitment to Care(TM) initiative (based on the Responsible Care(R) program of the Chemical Manufacturers Association) in 1994 as the program under which all Grace Chemicals' EHS activities are to be implemented. To the extent applicable, Commitment to Care extends the basic elements of Responsible Care to all Grace Chemicals locations worldwide, embracing specific objectives in the key areas of product stewardship, employee health and safety, community awareness and emergency response, distribution, process safety, and pollution prevention.

     See "-- Legal Proceedings and Regulatory Matters" for information concerning environmental proceedings to which Grace Chemicals is a party and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION" for additional information concerning environmental matters.

LEGAL PROCEEDINGS AND REGULATORY MATTERS

     Asbestos Litigation. Grace Chemicals is a defendant in property damage and personal injury lawsuits relating to previously sold asbestos-containing products, and anticipates that it will be named as a defendant in additional asbestos-related lawsuits in the future. Due to the unique nature of each property damage claim, Grace Chemicals cannot predict whether and to what extent asbestos-related property damage lawsuits and claims will be brought against it in the future or the expenses involved in defending against and disposing of any such future lawsuits and claims. By contrast, Grace Chemicals believes that there are common features with respect to personal injury claims; in the fourth quarter of 1995, Grace Chemicals determined that it had adequate experience to reasonably estimate the number of personal injury claims to be filed against it through 1998 and established an accrual for such claims. Grace Chemicals' aggregate accrual for asbestos liabilities as of March 31, 1996 was $792.4 million; this amount reflects all asbestos-related property damage and personal injury lawsuits and claims pending at that date (except for four property damage lawsuits as to which the liabilities are not yet estimable because Grace Chemicals has not yet been able to obtain sufficient information as to the relevant properties through discovery proceedings), as well as personal injury lawsuits and claims expected to be filed through 1998.

     Grace Chemicals previously purchased insurance policies with respect to its asbestos-related lawsuits and claims. Grace Chemicals has settled with and been paid by its primary insurance carriers with respect to both property damage and personal injury lawsuits and claims. With minor exceptions, Grace Chemicals has also settled with its excess insurance carriers that wrote policies available for property damage claims; those settlements involve amounts paid and to be paid to Grace Chemicals. In addition, Grace Chemicals has settled with many excess insurance carriers that wrote policies available for personal injury lawsuits and claims. Grace Chemicals is currently in litigation with its remaining excess insurance carriers whose policies Grace Chemicals believes are available for asbestos-related personal injury lawsuits and claims. Recovery under these policies is subject to lengthy litigation and legal uncertainties. Insurance coverage for asbestos-related liabilities has not been commercially available since 1985.

     As of March 31, 1996, Grace Chemicals had recorded a receivable of $281.5 million, which is the amount estimated to be the probable recovery from its insurance carriers with respect to pending and projected asbestos claims. In Grace Chemicals' opinion, it is probable that recoveries from its insurance carriers, along with other funds, will be available to satisfy the pending property damage and personal injury claims, and personal injury claims expected to be filed through year-end 1998. Consequently, Grace Chemicals believes that the resolution of its asbestos-related litigation will not have a material adverse effect on its consolidated results of operations or financial position. In addition to the discussion below, see Note 2 to the historical consolidated financial statements of Grace New York and the notes thereto for the year ended December 31, 1995, attached hereto as Annex F (the "Consolidated Financial Statements"), and Note (b) to the unaudited historical consolidated financial statements of Grace New York and the notes thereto for the three-month period ended March 31, 1996, attached hereto as Annex G (the "First Quarter Financial Statements"), for a more comprehensive discussion of these matters, including tabular presentations of accrued liabilities and asbestos-related receivables.

     Grace Chemicals was a defendant in approximately 40,800 asbestos-related lawsuits at year-end 1995 (47 involving claims for property damage and the remainder involving approximately 92,400 claims for personal injury), as compared to approximately 38,700 lawsuits at year-end 1994 (65 involving claims for property damage and the remainder involving approximately 67,900 claims for personal injury). In most of these lawsuits, Grace Chemicals is one of many defendants.

     The plaintiffs in property damage lawsuits generally seek, among other things, to have the defendants absorb the cost of removing, containing or repairing the asbestos-containing materials in the affected buildings. Through 1995, 129 asbestos property damage cases were dismissed with respect to Grace Chemicals without payment of any damages or settlement amounts; judgments were entered in favor of Grace Chemicals in 10 cases (excluding cases settled following appeals of judgments in favor of Grace Chemicals and a case in which the plaintiff was granted a new trial on appeal); Grace Chemicals was held liable for a total of $74.7 million in seven cases (two of which are on appeal); and 177 property damage suits and claims were settled for a total of $421.8 million.

     Included in the asbestos property damage lawsuits pending against Grace Chemicals and others at year-end 1995 were the following class actions: (i) a Pennsylvania state court action (Prince George Center, Inc. v. U.S. Gypsum Company, et al., Court of Common Pleas of Philadelphia County), certified in 1992, covering all commercial buildings in the U.S. leased, in whole or in part, to the U.S. government on or after May 30, 1986; (ii) an action, conditionally certified by the U.S. Court of Appeals for the Fourth Circuit in 1993 and pending in the U.S. District Court for the District of South Carolina, covering all public and private colleges and universities in the U.S. whose buildings contain asbestos materials (Central Wesleyan College, et al. v. W. R. Grace, et al.); and (iii) a purported class action (Anderson Memorial Hospital, et al. v.
W. R. Grace & Co., et al.), filed in 1992, in the Court of Common Pleas for Hampton County, South Carolina, on behalf of all entities that own, in whole or in part, any building containing asbestos materials manufactured by Grace Chemicals or one of the other named defendants, other than buildings subject to the class action lawsuits described above and any building owned by the federal or any state government. In December 1995, Grace Chemicals entered into an agreement to settle the claims under Prince George Center, Inc. v. U.S. Gypsum Company, et al. The terms of the settlement agreement (which is subject to judicial review and approval after class members have an opportunity to be heard) are not expected to have a significant effect on Grace Chemicals' consolidated results of operations or financial position. In July 1994, the claims of most class members in Anderson Memorial Hospital, et al., v. W. R. Grace & Co., et al. were dismissed due to a ruling that a South Carolina statute prohibits nonresidents from pursuing claims in the South Carolina state courts with respect to buildings located outside the state. The plaintiffs have requested that the court reconsider its decision. In August 1994, Grace Chemicals entered into an agreement to settle In re: Asbestos School Litigation, a nationwide class action brought in 1983 in the U.S. District Court for the Eastern District of Pennsylvania on behalf of all public and private elementary and secondary schools in the U.S. that contain friable asbestos materials (other than schools that "opted out" of the class). The terms of the settlement agreement (which were approved by the U.S. District Court for the Eastern District of Pennsylvania in September 1995) are not expected to have a significant effect on Grace Chemicals' consolidated results of operations or financial position.

     The remaining asbestos lawsuits pending at year-end 1995 involved claims for personal injury. Through year-end 1995, approximately 10,100 personal injury lawsuits involving 24,500 claims were dismissed with respect to Grace Chemicals without payment of any damages or settlement amounts (primarily on the basis that Grace Chemicals products were not involved), and approximately 23,700 such suits involving 29,600 claims were disposed of for a total of $109 million (see "-- Insurance Litigation" below). However, as a result of various trends (including the insolvency of other former asbestos producers and cross-claims by co-defendants in asbestos personal injury lawsuits), the costs incurred in disposing of such lawsuits in the past may not be indicative of the costs of disposing of such lawsuits in the future.

     In 1991, the Judicial Panel on Multi-District Litigation consolidated in the U.S. District Court for the Eastern District of Pennsylvania, for pre-trial purposes, all asbestos personal injury cases pending in the U.S. federal courts, including approximately 7,000 cases then pending against Grace Chemicals; 3,600 new cases involving 7,200 claims against Grace Chemicals have subsequently been added to the consolidated cases. To date, no action has been taken by the court handling the consolidated cases that would indicate whether the consolidation will affect Grace's cost of disposing of these cases or its defense costs.

     Grace Chemicals' ultimate exposure with respect to its asbestos-related lawsuits and claims will depend on the extent to which its insurance will cover damages for which it may be held liable, amounts paid in settlement and litigation costs. A May 1994 decision of the U.S. Court of Appeals for the Second Circuit limited the amount of insurance coverage available with respect to property damage lawsuits and claims. Because Grace Chemicals' insurance covers both property damage and personal injury lawsuits and claims, the May 1994 decision has had the concomitant effect of reducing the insurance coverage available with respect to Grace Chemicals' asbestos personal injury lawsuits and claims. However, in Grace Chemicals' opinion (which is not based on a formal opinion of counsel), it is probable that recoveries from its insurance carriers, along with other funds, will be available to satisfy the property damage and personal injury lawsuits and claims pending at year-end 1995, as well as personal injury lawsuits and claims expected to be filed in the future. Consequently, Grace Chemicals believes that the resolution of its asbestos-related litigation will not have a material adverse effect on its consolidated results of operations or financial position. See "-- Insurance Litigation" below and Note 2 to the Consolidated Financial Statements attached hereto for additional information.

     Environmental Proceedings. Manufacturers of specialty chemical products, including Grace Chemicals, are subject to stringent regulations under numerous federal, state and local environmental, health and safety laws and regulations relating to the generation, storage, handling, discharge and disposition of hazardous wastes and other materials. Grace Chemicals has expended substantial funds in order to comply with such laws and regulations and expects to continue to do so in the future. See "-- Environmental, Health and Safety Matters." There can be no assurance that additional material environmental costs will not arise as a result of future legislation or other developments. Grace Chemicals believes that neither its operations, its financial condition nor its competitive position will be materially adversely affected by compliance with environmental requirements or by the impact of environmental considerations on the marketability of its products. However, there can be no assurance that Grace Chemicals will not incur material liability in connection with future actions of governmental agencies and/or private parties relating to past or future practices of Grace Chemicals with respect to the generation, storage, handling, discharge or disposition of hazardous wastes and other materials.

     The following is a description of the material environmental proceedings in which Grace Chemicals is involved:

     Grace Chemicals (together with certain other companies) has been designated a "potentially responsible party" ("PRP") by the U.S. Environmental Protection Agency ("EPA") with respect to absorbing the costs of investigating and remediating pollution at various sites. At year-end 1995, proceedings were pending with respect to approximately 30 sites as to which Grace has been designated a PRP. Federal law provides that all PRPs may be held jointly and severally liable for the costs of investigating and remediating a site. Grace Chemicals is also conducting investigatory and remediation activities at sites under the jurisdiction of state and/or local authorities.

     In addition, in 1989, Hatco Corporation ("Hatco"), which purchased the assets of a Grace Chemicals business in 1978, instituted a lawsuit against Grace Chemicals in the U.S. District Court for the District of New Jersey (Hatco Corporation v. W. R. Grace & Co.-Conn.) seeking recovery of cleanup costs for waste allegedly generated at a New Jersey facility during the period of Grace Chemicals' ownership. Grace Chemicals subsequently filed a lawsuit against its insurance carriers seeking indemnity against any damages assessed against Grace Chemicals in the underlying lawsuit, as well as defense costs. In decisions rendered during 1993, the U.S. District Court for the District of New Jersey ruled that Grace Chemicals is responsible for a substantial portion of Hatco's costs. In July 1995, the U.S. Court of Appeals for the Third Circuit reversed the decisions of the U.S. District Court for the District of New Jersey and remanded the lawsuit to the U.S. District Court for the District of New Jersey for further proceedings. Specifically, the Court of Appeals (i) reversed the U.S. District Court for the District of New Jersey ruling that Grace Chemicals is responsible for a substantial portion of Hatco's costs and (ii) ruled that in the remand proceeding the burden of proof would be on Hatco to establish that it had not released Grace Chemicals from the asserted liabilities. In an earlier decision, the U.S. District Court for the District of New Jersey had resolved, in a manner favorable to Grace Chemicals, certain legal issues regarding Grace Chemicals' right to insurance coverage; however, the ultimate liability of Grace Chemicals' insurance carriers will be determined at trial, should a trial be necessary after the remand proceedings described above. Remediation costs, and Grace Chemicals' share, if any, of such costs, will be determined once ongoing site investigations are completed, a remediation plan is approved by the State of New Jersey (which is expected by year-end 1997) and the litigation is fully resolved. Grace Chemicals estimates that any amounts that it may be required to pay in connection with this litigation (which amounts are expected to be partially offset by recoveries from insurance carriers) will not exceed its established reserves. See "-- Insurance Litigation" below.

     In November 1995, Grace Chemicals received a letter from the U.S. Department of Energy ("DOE") inquiring as to Grace Chemicals' willingness to contribute to the continued cleanup of a former Grace Chemicals property located in Wayne, New Jersey. The letter asserted that Grace Chemicals has a legal duty to pay for the site's cleanup and that the total cost of cleanup may exceed $100 million. The operations conducted by Grace Chemicals at the Wayne site (from 1955 to 1970) included work done on radioactive materials under contract with the U.S. government for the "Manhattan Project" and with the U.S. Atomic Energy Commission. In 1975, the U.S. Nuclear Regulatory Commission inspected the site, concluded that it was decontaminated in accordance with applicable regulations and released it for unrestricted use. In 1984, pursuant to a request from the DOE, Grace Chemicals transferred the Wayne property to the DOE and made a cash payment as a contribution towards the DOE's cleanup efforts at the site, which was acknowledged by the DOE as fulfilling any obligation Grace Chemicals had to contribute to DOE's cleanup effort. As a result of these transactions, Grace Chemicals believes it has no further obligation to contribute to the DOE's cleanup activities.

     In March 1993, an action was filed in the U.S. District Court for the Southern District of Texas against Grace Drilling Company, a subsidiary of Grace Chemicals, the business and assets of which have since been sold, and several other defendants, for alleged violations of the Clean Water Act and the Rivers and Harbors Act (U.S. v. Fina Oil and Chemical Co., et al.). The government alleges that seagrasses and seabeds around a drilling rig operated by Fina Oil and Chemical Co. were damaged in connection with the placing, servicing and removal of the rig. The government is seeking injunctive relief requiring the defendants to restore the damaged areas and to compensate for temporary loss of the seagrass habitat, as well as civil penalties of up to $25,000 per day of violation and attorneys' fees. The parties to such action are currently participating in a court-ordered mediation process.

     Grace Chemicals is also a party to other proceedings involving federal, state and/or local government agencies and private parties regarding Grace Chemicals' compliance with environmental laws and regulations. These proceedings are not expected to result in significant sanctions or in any material liability. As a voluntary participant in the EPA Toxic Substances Control Act ("TSCA") Compliance Audit Program, Grace Chemicals agreed to undertake a corporate-wide audit of compliance with Section 8 of TSCA, and agreed to pay a stipulated civil penalty for each study or report that the EPA alleges should have been, but was not, submitted to the EPA as required under Section 8 of TSCA. Grace Chemicals has been advised that it will be required to pay the EPA a penalty of $255,000 for information discovered in the course of the audit. In addition, Grace Chemicals has voluntarily reported to the EPA violations of certain notification and related requirements under TSCA, and penalties may be assessed against Grace Chemicals in connection therewith; however, the amount of such penalties cannot be determined at this time.

     Grace Chemicals believes that the liabilities for environmental remediation costs that have been recorded in Grace New York's historical financial statements are adequate. In addition, Grace Chemicals is presently involved in litigation with its insurance carriers seeking to hold them responsible for certain amounts for which Grace Chemicals may be held liable with respect to such costs. The outcome of such litigation, as well as the amounts of any recoveries that Grace Chemicals may receive in connection therewith, is presently uncertain. However, Grace Chemicals believes that the resolution of pending environmental proceedings will not have a material adverse effect on the consolidated financial position, results of operations or liquidity of New Grace. For further information, see "MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION."

     Insurance Litigation. Grace Chemicals is involved in litigation with certain of its insurance carriers with respect to asbestos-related insurance claims and environmental liabilities. It has settled all of its asbestos-related insurance coverage actions, with the exception of Maryland Casualty Co. v. W. R. Grace & Co., pending in the U.S. District Court for the Southern District of New York. Grace Chemicals' two environmental insurance coverage actions consist of an action pending in the U.S. District Court for the Southern District of New York, also styled Maryland Casualty Co. v. W. R. Grace & Co., and an action pending in the U.S. District Court for the District of New Jersey, Hatco Corp.
v. W. R. Grace & Co.-Conn. The relief sought by Grace Chemicals in these three actions would provide insurance that would partially offset Grace Chemicals' estimated exposure with respect to amounts already expended, and that may be expended in the future, by Grace Chemicals to defend claims, satisfy judgments and fund settlements. See Note 2 to the Consolidated Financial Statements and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION" for additional information.

     Prior to 1993, Grace Chemicals received payments totaling $97.7 million from insurance carriers, the majority of which represented the aggregate remaining obligations owed to Grace Chemicals by those carriers for primary-level insurance coverage written for the period June 30, 1962 through June 30, 1987. In 1993 and 1994, Grace Chemicals settled with insurance carriers for a total of $300.2 million (portions of which were paid or will be paid in subsequent years), in reimbursement for amounts expended by Grace Chemicals in connection with asbestos-related litigation. In 1995, Grace Chemicals settled with a primary-level insurer for $100 million, and with other insurers for a total of $200.3 million, including future payments of approximately $70 million. In 1996, Grace Chemicals has settled with additional excess-level insurers for a total of $59.9 million (including $19.2 million to be received over the next five years) with respect to both products liability and other coverage. As a result of these settlements, Grace Chemicals' asbestos-related insurance claims have been dismissed as to the primary-level product liability insurance coverage previously sold by the relevant insurers to Grace Chemicals, as well as to many of Grace Chemical's excess-level liability insurers. However, ligation continues in New York federal court as to certain excess-level carriers which have not settled.

     In April 1996, as a result of rulings in the New York federal court action favorable to Grace Chemicals with respect to its asbestos-related property damage liabilities, the insurers agreed to the entry of summary judgment in favor of Grace Chemicals. These insurers have stated that they intend to appeal the trial court's rulings. The New York court has not yet addressed Grace Chemicals' claims for insurance coverage for its asbestos-related bodily injury liabilities.

     The Hatco environmental coverage action, involving a single environmental site, is set for trial in September 1996, with its discovery phase substantially complete. The comprehensive environmental coverage action in New York federal court, potentially involving several hundred sites, is just entering its discovery phase, focusing on eight representative or "test" environmental sites. No trial date has been set, but the test sites will probably be tried next year.

     Fumed Silica Plant Litigation. In 1993, Grace Chemicals initiated legal action in the Belgian courts against the Flemish government to recover losses resulting from the closing of Grace Chemicals' fumed silica plant in Puurs, Belgium. Grace Chemicals is seeking damages in excess of four billion Belgian francs (approximately $135.5 million at the December 29, 1995 exchange rate), plus interest and lost profits. This claim was dismissed at the trial court level and is now being appealed by Grace Chemicals. The trial court also determined that Grace Chemicals should repay approximately 239 million Belgian francs (approximately $8.1 million at the December 29, 1995 exchange rate), plus interest to the Flemish government for previously received investment grants; this decision is also being appealed by Grace Chemicals. Also pending is an arbitration involving the engineering company that was responsible for the design and construction of the fumed silica plant. The outcome of this proceeding may affect the action filed against the Flemish government.

     Shareholder Litigation. Commencing in March 1995, five lawsuits were brought against Grace New York and members of the Grace New York Board (as well as against J. P. Bolduc, who resigned as President and Chief Executive Officer and a director of Grace New York in March 1995) in New York State Supreme Court, New York County. These lawsuits were consolidated in the case entitled Weiser, et al. v. Grace, et al. The consolidated amended complaint in this lawsuit, which purports to be a derivative action (i.e., an action brought on behalf of Grace New York), alleges, among other things, that the individual defendants breached their fiduciary duties to Grace New York (i) by providing J. Peter Grace, Jr. (the Chairman and a director of Grace New York until his death in April 1995) with certain compensation arrangements upon his voluntary retirement as Grace New York's Chief Executive Officer in 1992 and (ii) by approving Mr. Bolduc's severance arrangements, and that Messrs. Grace and Bolduc breached their fiduciary duties by accepting such benefits and payments. The lawsuit seeks unspecified damages, the cancellation of all allegedly improper agreements, the cancellation of the non-employee director retirement plan, the return of all remuneration paid to the present and former directors who are defendants while they were in breach of their fiduciary duties to Grace New York, an award of attorneys' and experts' fees and costs, and such other relief as the Court may deem appropriate.

     In March 1996, two purported shareholder derivative class actions were filed in New York State Supreme Court, New York County, against Grace New York and Albert J. Costello, Grace New York's Chairman, President and Chief Executive Officer, alleging that the defendants breached their fiduciary duties to Grace New York's shareholders by failing to investigate and consider fully a proposal by Hercules, Incorporated to acquire or merge with Grace New York (Izes, etc. v.
W. R. Grace & Company, et al. and Polikoff, etc. v. W. R. Grace & Company, et al.). The lawsuits seek injunctive relief ordering defendants to carry out their fiduciary duties by considering and evaluating such proposal, unspecified monetary damages, costs and counsel fees and such other relief as the Court deems proper.

     Securities and Exchange Commission Investigations. Grace New York has been notified that the Securities and Exchange Commission (the "Commission") has issued a formal order of investigation with respect to Grace New York's prior disclosures regarding benefits and retirement arrangements provided to J. Peter Grace, Jr. (the Chairman and a director of Grace New York until his death in April 1995) and certain matters relating to J. Peter Grace III, a son of J. Peter Grace, Jr. Grace New York is cooperating with the investigation.

     In April 1996, Grace New York received a formal order of investigation issued by the Commission directing an investigation into, among other things, whether Grace New York violated the federal securities laws by filing periodic reports with the Commission that contained false and misleading financial information. Pursuant to this formal order of investigation, Grace New York has received a subpoena from the Southeast Regional Office of the Commission requiring the Company to produce documents relating to reserves (net of applicable taxes) established by Grace New York and NMC during the period from January 1, 1990 to the date of the subpoena (the "Covered Period"). New Grace believes that all financial statements filed by Grace New York with the Commission during the Covered Period, the financial statements of NMC included in the NMC Form 10 filed with the Commission on September 25, 1995, and the Consolidated Financial Statements (all of which financial statements, other than unaudited quarterly financial statements, were covered by unqualified opinions issued by Price Waterhouse LLP, independent certified public accountants), have been fairly stated, in all material respects, in conformity with generally accepted accounting principles. Grace New York is cooperating with the investigation. The outcome of this investigation and its impact, if any, on Grace New York, New Grace or NMC cannot be predicted at this time.

     Shareholder Actions Relating to NMC. In 1995, nine purported class action lawsuits were brought against Grace New York and certain of its officers and directors in various federal courts. These lawsuits have been consolidated in the case entitled Murphy, et al. v. W. R. Grace & Co., et al., which is pending in the U.S. District Court for the Southern District of New York. The first amended class action complaint in this lawsuit, which purports to be a class action on behalf of all persons and entities who purchased Grace New York's publicly traded securities during the period from March 13, 1995 through October 17, 1995, generally alleges that the defendants concealed information, and issued misleading public statements and reports, concerning NMC's financial position and business prospects, a proposed spin-off of NMC and the matters that are the subject of the investigations of NMC by the Office of the Inspector General of the U.S. Department of Health and Human Services (the "OIG"), in violation of federal securities laws. The lawsuit seeks unspecified damages, attorneys' and experts' fees and costs and such other relief as the Court deems proper.

     In October 1995, a purported derivative lawsuit was filed in the U.S. District Court for the Southern District of Florida, Northern Division, against Grace New York, certain of its directors and its former President and Chief Executive Officer, alleging that such individuals breached their fiduciary duties by failing to properly supervise the activities of NMC in the conduct of its business (Bennett v. Bolduc, et al.). In December 1995, the plaintiff in this action filed a new action, based on similar allegations, in the U.S. District Court for the Southern District of New York (Bennett v. Bolduc, et al.). The Florida action has been dismissed in favor of the action filed in the U.S. District Court for the Southern District of New York. A second action making similar allegations was filed in October 1995 in New York State Supreme Court, New York County (Bauer v. Bolduc, et al.). Grace New York has been advised that this action will be dismissed or stayed in favor of the Bennett action, which has been consolidated, for discovery purposes only, with the Murphy action described above. The complaint in the Bennett action seeks unspecified damages, attorneys' and experts' fees and costs and such other relief as the Court deems proper.

     In February 1996, a purported class action was filed in New York State Supreme Court, New York County, against Grace New York and certain of its current and former directors, alleging that the defendants breached their fiduciary duties, principally by failing to provide internal financial data concerning NMC to Vivra Incorporated and by failing to negotiate with Baxter International, Inc. in connection with a business combination involving NMC (Rosman v. W. R. Grace, et al. 96-102347). The lawsuit seeks injunctive relief ordering the defendants to carry out their fiduciary duties and preventing or rescinding the Reorganization or any related transactions with Fresenius AG, unspecified monetary damages, an award of plaintiff's attorneys' and experts' fees and costs and such other relief as the court may deem just and proper. The plaintiff has not taken any steps to prosecute this lawsuit since it was filed, and the defendants believe this lawsuit is without merit.

     OIG Investigation. As discussed in the Joint Proxy Statement-Prospectus mailed herewith, NMC is the subject of an investigation (the "OIG Investigation") by the OIG, among others. One of the subpoenas received in connection with the OIG Investigation requests documents from NMC relating to the relationship of NMC with Grace New York and Grace Chemicals and Grace Chemicals' and Grace New York's knowledge of NMC's activities. Such request may indicate that investigators are looking into Grace Chemicals' potential liability in respect of NMC's activities. Under the Distribution Agreement, Grace New

York will indemnify Grace Chemicals with respect to all liabilities arising from or relating to the OIG Investigation and may not settle or compromise the OIG Investigation unless, as part of such settlement or compromise, Grace Chemicals is granted an unconditional release in respect thereof. However, no assurance can be given that Grace Chemicals will not have liability in this regard. See "THE DISTRIBUTION -- Fraudulent Transfer and Related Considerations." In addition, under the OIG Agreement, Grace Chemicals has given certain guarantees in connection with the OIG Investigation. See "THE DISTRIBUTION -- Other Arrangements."

PROPERTIES

     Grace Chemicals operates manufacturing and other types of plants and facilities (including office and other service facilities) throughout the world, some of which are shared by two or more of Grace Chemicals' product lines. Grace Chemicals considers its major operating properties to be in good operating condition and suitable for their current use. Although Grace Chemicals believes that, after taking planned expansion into account, the productive capacity of its plants and other facilities is generally adequate for current operations and foreseeable growth, it conducts ongoing, long-range forecasting of its capital requirements to assure that additional capacity will be available when and as needed. Accordingly, Grace Chemicals does not anticipate that its operations or income will be materially affected by the absence of available capacity. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION" for information regarding Grace Chemicals' capital expenditures.

     The following table describes Grace Chemicals' principal properties, all of which are owned.

                                                      FLOOR AREA                  PRIMARY
                                                     (APPROXIMATE                 PRODUCT
LOCATION                                             SQUARE FEET)                  LINES
- ---------------------------------------------  ------------------------       ----------------
In der Hollerhecke                                    2,334,100                Grace Davison
67547 Worms, Germany
803 N. Maple St.                                      1,139,600               Grace Packaging
Simpsonville, SC
Rue St. Denis,                                          703,900               Grace Packaging,
Epernon, France                                                               Grace Container
                                                                                 and Grace
                                                                                Construction
5500 Chemical Road                                      650,000                Grace Davison
Baltimore, MD
1301 W. Magnolia                                        579,400               Grace Packaging
Iowa Park, TX
1126 Sydney Rd.                                         409,800               Grace Packaging
Fawkner, Victoria,
Australia
20017 Passirana -                                       393,400               Grace Packaging
Via Trento 7                                                                     and Grace
I-20017 Rho                                                                     Construction
Milano, Italy
150 Grace Way                                           334,600               Grace Packaging
Seneca, SC
1125 Wilson Ave., S.W.                                  236,800               Grace Packaging
Cedar Rapids, IA
P.O. Box 3247, Hwy. #27                                 115,700                Grace Davison
Lake Charles, LA

In addition, Grace Cocoa owns a 315,300 square-foot facility in Milwaukee, Wisconsin. Additional information regarding Grace Chemicals' properties is set forth in Notes 1, 9 and 12 to the Consolidated Financial Statements.

                        PRO FORMA FINANCIAL INFORMATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

     The unaudited pro forma condensed consolidated balance sheet of New Grace has been derived from the historical consolidated balance sheet of Grace New York, adjusted for the disposition of NMC and for certain costs and expenses to be incurred in connection with the Reorganization. The pro forma condensed consolidated balance sheet has been prepared on the assumption that the Reorganization occurred on March 31, 1996.

     The pro forma condensed consolidated balance sheet should be read in conjunction with the Consolidated Financial Statements and the First Quarter Financial Statements. The pro forma condensed consolidated balance sheet is not necessarily indicative of the financial position of New Grace that would actually have resulted had the Reorganization occurred on March 31, 1996.

                                                                           PRO FORMA ADJUSTMENTS
                                                     GRACE NEW YORK       -----------------------     NEW GRACE
                                                       HISTORICAL          DEBIT          CREDIT      PRO FORMA
                                                     --------------       --------       --------     ---------
                                                                           (DOLLARS IN MILLIONS)
ASSETS
  Current Assets
    Cash and cash equivalents......................     $   56.5          $2,247.8(a)    $1,187.8(b)
                                                                                             60.0(a)  $1,056.5
    Notes and accounts receivable, net.............        666.8                                         666.8
    Other current assets...........................      1,024.6                                       1,024.6
                                                        --------                                      --------
         Total Current Assets......................      1,747.9                                       2,747.9
    Properties and equipment, net..................      1,810.0                                       1,810.0
    Net assets of discontinued operations -- health
      care.........................................      1,540.5             366.3(b)     1,842.6(c)      64.2
    Other assets...................................      1,387.1                                       1,387.1
                                                        --------                                      --------
         Total Assets..............................     $6,485.5                                      $6,009.2
                                                        ========                                      ========
LIABILITIES AND SHAREHOLDERS' EQUITY
  Current Liabilities
    Short-term debt................................     $  895.2             821.5(b)                 $   73.7
    Other current liabilities......................      1,494.0                                       1,494.0
                                                        --------                                      --------
         Total Current Liabilities.................      2,389.2                                       1,567.7
    Long-term debt.................................      1,265.4                                       1,265.4
    Other liabilities..............................        807.6                                         807.6
    Noncurrent liability for asbestos-related
      litigation...................................        692.4                                         692.4
                                                        --------                                      --------
         Total Liabilities.........................      5,154.6                                       4,333.1
                                                        --------                                      --------
  Commitments and Contingencies
  Shareholders' Equity
    Preferred stocks...............................          7.4               7.4(e)                       --
    Common stock...................................         98.5              97.5(d)                      1.0
    Paid in capital................................        503.1                             95.1(d)     598.2
    Retained earnings..............................        760.2              60.0(a)     2,247.8(a)
                                                                           1,842.6(c)         7.4(e)   1,112.8
    Cumulative translation adjustments.............        (35.9)                                        (35.9)
    Treasury stock, at cost........................         (2.4)                             2.4(d)        --
                                                        --------                                      --------
         Total Shareholders' Equity................      1,330.9                                       1,676.1
                                                        --------                                      --------
         Total Liabilities and Shareholders'
           Equity..................................     $6,485.5                                      $6,009.2
                                                        ========                                      ========

     THE NOTES TO THIS UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET ARE AN INTEGRAL PART OF THE PRO FORMA FINANCIAL INFORMATION PRESENTED.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

     The unaudited pro forma condensed consolidated statement of operations of New Grace has been derived from the historical consolidated statement of operations of Grace New York, adjusted to reflect the reduction in interest expense expected to result from the Reorganization. The pro forma condensed consolidated statement of operations has been prepared on the assumption that the Reorganization occurred on January 1, 1995.

     The pro forma condensed consolidated statement of operations should be read in conjunction with the Consolidated Financial Statements and the First Quarter Financial Statements. The pro forma condensed consolidated statement of operations is not necessarily indicative of the results of operations of New Grace that would actually have resulted had the Reorganization occurred on January 1, 1995.

                                                                                  YEAR ENDED DECEMBER 31, 1995
                                                                         -----------------------------------------------
                                                                                           PRO FORMA
                                                                           GRACE          ADJUSTMENTS            NEW
                                                                         NEW YORK       ----------------        GRACE
                                                                         HISTORICAL     DEBIT     CREDIT      PRO FORMA
                                                                         ---------      -----     ------     -----------
                                                                         (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Sales and revenues.....................................................  $3,665.5                             $ 3,665.5
Other income...........................................................      41.9                                  41.9
                                                                          -------                               -------
         Total.........................................................   3,707.4                               3,707.4
                                                                          -------                               -------
Cost of goods sold and operating expenses..............................   2,243.7                               2,243.7
Selling, general and administrative expenses...........................     905.6                                 905.6
Depreciation and amortization..........................................     186.3                                 186.3
Interest expense and related financing costs...........................      71.3                  $0.7(f)         70.6
Research and development expenses......................................     120.6                                 120.6
Corporate expenses previously allocated to health care operations......      37.8                                  37.8
Restructuring costs and asset impairments..............................     179.5                                 179.5
Provision relating to asbestos-related liabilities and insurance
  coverage.............................................................     275.0                                 275.0
                                                                          -------                               -------
         Total.........................................................   4,019.8                               4,019.1
                                                                          -------                               -------
Loss from continuing operations before income taxes....................    (312.4)                               (311.7)
Benefit from income taxes..............................................    (115.8)       0.3(f)                  (115.5)
                                                                          -------                               -------
Loss from continuing operations........................................  $ (196.6)                            $  (196.2)
                                                                          =======                               =======
Loss per share:
  Continuing operations................................................  $  (2.05)                            $   (2.05)
Fully diluted loss per share:
  Continuing operations................................................  $     -- (1)                         $      --(1)
Weighted average shares of Common Stock outstanding (in thousands).....    95,822                                95,822

- ---------------
(1) Not presented as the effect is anti-dilutive.

                                                                               THREE MONTHS ENDED MARCH 31, 1996
                                                                         ----------------------------------------------
                                                                                           PRO FORMA
                                                                           GRACE          ADJUSTMENTS           NEW
                                                                         NEW YORK       ----------------       GRACE
                                                                         HISTORICAL     DEBIT     CREDIT     PRO FORMA
                                                                         ---------      -----     ------     ----------
                                                                             (DOLLARS IN MILLIONS, EXCEPT PER SHARE
                                                                                            AMOUNTS)
Sales and revenues.....................................................  $  886.0                             $  886.0
Other income...........................................................       3.8                                  3.8
                                                                          -------                             --------
         Total.........................................................     889.8                                889.8
                                                                          -------                             --------
Cost of goods sold and operating expenses..............................     531.8                                531.8
Selling, general and administrative expenses...........................     199.3                                199.3
Depreciation and amortization..........................................      45.5                                 45.5
Interest expense and related financing costs...........................      18.4       $5.6(f)                   24.0
Research and development expenses......................................      28.8                                 28.8
                                                                          -------                             --------
         Total.........................................................     823.8                                829.4
                                                                          -------                             --------
Income from continuing operations before income taxes..................      66.0                                 60.4
Provision for income taxes.............................................      24.4                  $2.2(f)        22.2
                                                                          -------                             --------
Income from continuing operations......................................  $   41.6                             $   38.2
                                                                          =======                             ========
Earnings per share:
  Continuing operations................................................  $    .42                             $    .39
Fully diluted earnings per share:
  Continuing operations................................................  $    .41                             $    .38
Weighted average shares of Common Stock outstanding (in thousands).....    97,888                               97,888

     THE NOTES TO THIS UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS ARE AN INTEGRAL PART OF THE PRO FORMA FINANCIAL INFORMATION PRESENTED.

     NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET AND
                            STATEMENT OF OPERATIONS
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

(a) The Reorganization Agreement provides that, prior to the Reorganization, NMC will borrow and/or will assume debt of Grace Chemicals in an aggregate amount of approximately $2,263 (as adjusted pursuant to the Reorganization Agreement), and will distribute the net cash proceeds to Grace Chemicals; it is currently estimated that such aggregate amount will be approximately $2,247.8. A portion of such net cash proceeds will be applied to further reduce Grace Chemicals' debt, resulting in an aggregate reduction of $1,187.8 in Grace Chemicals' debt (see note (b) below). In addition, Grace will incur expenses totaling approximately $60.0 (net of applicable tax benefit) in connection with the Reorganization. The remaining net cash proceeds received from NMC (estimated at $1,000.0) are expected to be used to purchase shares of New Grace Common Stock, which would result in a decrease in current assets and a commensurate decrease in shareholders' equity.

(b) As discussed in note (a) above, the assumption of Grace Chemicals' debt by NMC and the application of a portion of the net cash proceeds distributed to Grace Chemicals by NMC to the reduction of Grace Chemicals' debt is expected to result in an aggregate reduction of $1,187.8 in Grace Chemicals' debt, consisting of (i) $179.8 of borrowings under NMC receivables financing arrangements; (ii) $186.5 of other NMC debt; and (iii) $821.5 of short-term debt (consisting of $527.3 of commercial paper and bank borrowings and $294.2 of other short-term borrowings).

(c) Reflects the disposition of NMC's net assets of $1,842.6. Subsequent to the disposition of NMC, New Grace will retain as discontinued operations certain health care assets, primarily a bioseparation sciences business, a health care services company and other assets (including NMC's cash and marketable securities). The resulting gain of $405.2 (reflecting net cash proceeds of $2,247.8, as described in note (a) above, less the disposition of NMC's net assets of $1,842.6) is not reflected in the pro forma condensed consolidated statement of operations.

(d) As part of the Reorganization, Grace New York will distribute, on a one-share-for-one-share basis, all of the issued and outstanding New Grace Common Stock (which has a par value of $.01 per share) to the holders of shares of Grace New York Common Stock (which has a par value of $1.00 per share) at the Time of Distribution. The treasury stock held by Grace New York at the Time of Distribution will not be transferred to New Grace and is therefore eliminated in the pro forma adjustments. As a result of the retirement of the treasury stock and the difference in the par values, (i) the $2.4 of treasury stock will be eliminated, (ii) Common stock will decrease by $97.5 and (iii) paid in capital will increase by $95.1.

(e) The currently issued and outstanding shares of Grace New York Preferred Stock will remain issued and outstanding following the Reorganization and the Distribution, and no New Grace preferred stock will be issued. The resulting reduction in outstanding Preferred stock is presented as an increase in retained earnings within the shareholders' equity section of the pro forma balance sheet.

(f) Grace Chemicals has allocated interest expense to discontinued operations (including NMC), based on the ratio of the net assets of the businesses classified as discontinued operations as compared to Grace Chemicals' total capital. Excluding amounts allocated to discontinued operations, interest expense and related financing costs were $71.3 for the year ended December 31, 1995 and $18.4 for the three months ended March 31, 1996. For the year ended December 31, 1995, the assumed reduction in debt as of January 1, 1995 would have the pro forma effect of reducing total interest expense and related financing costs by $94.2 (of which $0.7 was attributable to continuing operations and $93.5 was attributable to discontinued operations). For the three months ended March 31, 1996, the assumed reduction in debt as of January 1, 1995 would have the pro forma effect of reducing total interest expense and related financing costs by $21.2 (increasing interest expense and related financing costs attributable to continuing operations by $5.6 and reducing interest expense and related financing costs attributable to discontinued operations by $26.8).

     The above adjustments to interest expense and related financing costs would have the pro forma effect of increasing tax expense by $0.3 for the year ended December 31, 1995 and reducing tax expense by $2.2 for the three-month period ended March 31, 1996. The tax effects were calculated using an effective tax rate of approximately 40%, which represents the U.S. federal corporate tax rate of 35%, plus state and local income taxes, net of U.S. federal income tax benefit.
                            ------------------------

     For accounting purposes, Grace Chemicals will receive the Distribution Payment and will be deemed to receive a 44.8% common equity interest in FMC and to immediately distribute such interest to the holders of Grace New York Common Stock; however, the receipt and distribution of the interest in FMC Ordinary Shares are not reflected in the pro forma condensed consolidated balance sheet and statement of operations.

     In March 1996, Grace Chemicals entered into a definitive agreement to sell its Grace Dearborn water treatment and process chemicals business to Betz Laboratories, Inc. for $632 million. The transaction was completed in June 1996. Grace Dearborn's sales and revenues were $398.5 million for the year ended December 31, 1995; its financial position and results of operations were not significant to Grace Chemicals. Also, in May 1996 Grace Chemicals completed the sale of the transgenic plant business of its Agracetus, Inc. subsidiary (which had previously been classified as a discontinued operation) to the Monsanto Company for $150 million; the revenues and net assets of Agracetus, Inc. were immaterial to Grace Chemicals. The after-tax cash proceeds generated by these transactions have been applied to the further reduction of borrowings and the repurchase of stock. These transactions are not reflected in the pro forma financial information included herein.

     In May 1996, Grace Chemicals entered into a new credit agreement providing for total borrowings of $1.85 billion, and three previous agreements providing for total borrowings of $850 million were terminated. The new credit agreement is intended to provide liquidity to finance the repurchase of stock and potential acquisitions. The borrowings under the new credit agreement have been guaranteed by New Grace and Grace New York. Upon the completion of the transactions described above (including the Reorganization), the total borrowings available under the new credit agreement will be reduced to $650 million and the guarantee by Grace New York will be terminated.

                                 CAPITALIZATION

     The following table sets forth the capitalization of Grace New York and the pro forma capitalization of New Grace at March 31, 1996, giving effect to the Reorganization and related transactions described in the notes to the unaudited pro forma condensed consolidated balance sheet and statement of operations. This table should be read in conjunction with such notes, the Consolidated Financial Statements and the First Quarter Financial Statements.

                                                                         MARCH 31, 1996
                                                                ---------------------------------
                                                                GRACE NEW YORK          NEW GRACE
                                                                  HISTORICAL            PRO FORMA
                                                                --------------          ---------
                                                                (DOLLARS IN MILLIONS, EXCEPT PAR
                                                                             VALUE)
Debt, including short-term debt(a)............................     $2,160.6             $1,339.1
                                                                   --------             --------
Shareholders' equity:
  Grace New York Common Stock:
     Common stock, $1.00 par value; 300,000,000 shares
       authorized; 98,487,000 outstanding.....................     $   98.5                   --
  Grace Delaware Common Stock
     Common stock, $.01 par value; 300,000,000 shares
       authorized; 98,487,000 outstanding.....................           --             $    1.0
  Grace New York Preferred Stock:
     6% Preferred Stock, Cumulative, $100 par value; 40,000
       shares authorized; 36,460 outstanding..................          3.6                   --
     Class A Preferred Stock, 8% Cumulative, $100 par value;
       50,000 shares authorized; 16,256 outstanding...........          1.6                   --
     Class B Preferred Stock, 8% Noncumulative, $100 par
       value; 40,000 shares authorized; 21,577 outstanding....          2.2                   --
  Paid in capital.............................................        503.1                598.2
  Retained earnings...........................................        760.2              1,112.8
  Cumulative translation adjustments..........................        (35.9)               (35.9)
  Treasury stock, at cost.....................................         (2.4)                  --
                                                                   --------             --------
     Total shareholders' equity...............................      1,330.9              1,676.1
                                                                   --------             --------
     Total capitalization.....................................     $3,491.5             $3,015.2
                                                                   ========             ========

- ---------------
(a) In addition to the retirement of debt reflected above, it is also expected that $179.8 of borrowings under NMC receivables financing arrangements and $186.5 of other NMC debt will be retired. These amounts are classified within Net assets of discontinued operations -- health care in the Grace New York historical balance sheet at March 31, 1996.

                 GRACE CHEMICALS SELECTED FINANCIAL INFORMATION

     The following selected consolidated financial information for Grace Chemicals should be read in conjunction with the Consolidated Financial Statements and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION" included elsewhere in this Prospectus. This financial information for the years ended December 31, 1991 through 1995 has been based on financial statements audited by Price Waterhouse LLP, independent certified public accountants. The financial information for the three-month interim periods ended March 31, 1995 and 1996 has been based on unaudited interim financial statements that reflect all adjustments that, in the opinion of management, are necessary for a fair presentation of the results of the interim periods presented; all such adjustments are of a normal recurring nature. Certain amounts in prior periods have been restated to conform to the current period's basis of presentation. The results of operations for the three-month interim period ended March 31, 1996 are not necessarily indicative of the results of operations for the fiscal year ending December 31, 1996.

                                                                                                               THREE MONTHS
                                                                                                                   ENDED
                                                                     YEAR ENDED DECEMBER 31,                     MARCH 31,
                                                       ----------------------------------------------------   ---------------
                                                         1991       1992       1993       1994       1995      1995     1996
                                                       --------   --------   --------   --------   --------   ------   ------
                                                                    (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Sales and revenues...................................  $3,326.2   $3,061.8   $2,895.5   $3,218.2   $3,665.5   $853.4   $886.0
(Loss)/income from continuing operations.............     157.4        1.4       19.1      (41.4)    (196.6)    22.9     41.6
Income from continuing operations before special
  items(1)...........................................     153.9      146.5      119.1      157.6      194.7     35.4     41.6
(Loss)/earnings from continuing operations per share
  of Grace New York Common Stock.....................      1.80        .01        .20       (.45)     (2.05)     .24      .42
Earnings from continuing operations per share of
  Grace New York Common Stock before special
  items(1)...........................................      1.76       1.63       1.30       1.68       2.03      .38      .42
Cash dividends declared per share of Grace New York
  Common Stock.......................................      1.40       1.40       1.40       1.40      1.175      .35     .125

                                                                           DECEMBER 31,
                                                       ----------------------------------------------------      MARCH 31,
                                                         1991       1992       1993       1994       1995          1996
                                                       --------   --------   --------   --------   --------   ---------------
BALANCE SHEET DATA:
Total assets.........................................  $6,007.1   $5,598.6   $6,108.6   $6,230.6   $6,297.6          $6,485.5
Long-term debt.......................................   1,793.1    1,354.5    1,173.5    1,098.8    1,295.5           1,265.4
Total liabilities....................................   3,981.9    4,053.6    4,591.0    4,726.1    5,065.8           5,154.6
Total equity.........................................   2,025.2    1,545.0    1,517.6    1,504.5    1,231.8           1,330.9

- ---------------

(1) Income from continuing operations before special items reconciles to
    (loss)/income from continuing operations as follows:

                                                                                                             THREE MONTHS
                                                                                                                ENDED
                                                                      YEAR ENDED DECEMBER 31,                 MARCH 31,
                                                           ----------------------------------------------   --------------
                                                            1991     1992      1993      1994      1995      1995    1996
                                                           ------   -------   -------   -------   -------   ------   -----
    Income from continuing operations before special
      items..............................................  $153.9   $ 146.5   $ 119.1   $ 157.6   $ 194.7   $ 35.4   $41.6
    Provision for corporate governance...................      --        --        --        --     (18.6)   (12.5)     --
    Gain on sale of remaining interest in The Restaurant
      Enterprises Group, Inc.............................      --        --        --      27.0        --       --      --
    Restructuring costs and asset impairments/other
      activities.........................................      --        --        --        --    (144.0)      --      --
    Provisions for environmental liabilities at former
      manufacturing sites................................      --        --        --     (26.0)    (50.0)      --      --
    Provision relating to a fumed silica plant...........      --    (140.0)       --        --        --
    Postretirement benefits prior to plan amendments.....      --      (5.1)       --        --        --       --      --
    Strategic restructuring gain.........................     3.5        --        --        --        --       --      --
    Provisions relating to asbestos-related liabilities
      and insurance coverage.............................      --        --    (100.0)   (200.0)   (178.7)      --      --
                                                           ------   -------   -------   -------   -------   ------   -----
    (Loss)/income from continuing operations.............  $157.4   $   1.4   $  19.1   $ (41.4)  $(196.6)  $ 22.9   $41.6
                                                           ======   =======   =======   =======   =======   ======   =====

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

     The following is a discussion of the results of operations and financial condition of Grace Chemicals. The discussion should be read in conjunction with the Consolidated Financial Statements.

REVIEW OF OPERATIONS

     First Quarter 1996 Compared to First Quarter 1995. Sales and revenues increased 4% in the first quarter of 1996 over the first quarter of 1995. Net income for the first quarter of 1996 was $63.6 million, a 34% increase as compared to the 1995 first quarter. The first quarter of 1995 includes an after-tax charge of $12.5 million ($20.0 million pretax) for costs associated with the termination of the employment agreement of Grace New York's former president and chief executive officer, pension costs resulting from the retirement of certain directors, legal and other expenses related to the foregoing and other corporate governance activities. Excluding the above charge, net income for the first quarter of 1996 would have increased 6% as compared to the 1995 first quarter.

     1995 Compared to 1994. Sales and revenues of Grace Chemicals increased 14% in 1995 over 1994, as compared to an increase of 11% in 1994 over 1993.

     (Loss)/income from continuing operations was $(196.6) million, $(41.4) million and $19.1 million in 1995, 1994 and 1993, respectively. These results reflected (i) 1995, 1994 and 1993 pretax provisions of $275.0 million, $316.0 million and $159.0 million ($178.7 million, $200.0 million and $100.0 million after-tax), respectively, relating to asbestos-related liabilities and insurance coverage (see "-- Asbestos-Related Matters" below and Note 2 to the Consolidated Financial Statements for further information); (ii) 1995 and 1994 pretax provisions of $77.0 million and $40.0 million ($50.0 million and $26.0 million after-tax), respectively, relating to environmental liabilities (see
"-- Environmental Matters" below for further information); (iii) a 1995 pretax charge of $220.0 million ($144.0 million after-tax) relating to restructuring costs, asset impairments and other costs (see "-- Restructuring Costs, Asset Impairments and Other Costs" below for further information); (iv) a 1995 pretax charge of $30.0 million ($18.6 million after-tax) relating to corporate governance matters; and (v) a 1994 gain of $27.0 million (pre- and after-tax) on the sale of Grace Chemicals' remaining interest in The Restaurant Enterprises Group, Inc. Excluding these provisions and charges from all years, income from continuing operations in 1995 increased 24%, to $194.7 million, as compared to 1994, and in 1994 increased 32%, to $157.6 million, over 1993.

     Income from continuing operations reflects corporate expenses of $37.8 million, $37.1 million and $37.4 million in 1995, 1994 and 1993, respectively, previously allocated to the discontinued health care operations. These expenses will not be assumed by NMC following the Reorganization and it is expected that these costs will be eliminated. See below for additional information regarding the Reorganization and Grace Chemicals' cost management efforts.

     For all periods presented, the Consolidated Statement of Operations has been restated to reflect the classification of certain businesses as discontinued operations, as discussed in Note 7 to the Consolidated Financial Statements.

SPECIALTY CHEMICALS

     Operating Results -- First Quarter 1996 Compared to First Quarter 1995. As noted above, sales and revenues increased 4% in the first quarter of 1996 as compared to the 1995 first quarter, reflecting favorable volume, price/product mix and currency translation variances estimated at 2%, 1% and 1%, respectively. Catalysts and other silica-based products, packaging and water treatment product lines experienced improved volumes, offset by volume declines in the construction and container product lines. Volume increases in catalysts and other silica-based products reflected higher sales in all regions, especially refinery catalysts in Asia Pacific (due to market share gains), polyolefin catalysts in North America, and silica/adsorbent products in Europe, Asia Pacific and Latin America, as a result of new product introductions. Packaging volume increases reflected higher sales of bags in North America and Europe, and laminates in all regions, particularly

Europe; 1996 first quarter sales of films were flat versus the first quarter of 1995. Volume increases in water treatment reflected higher paper industry process chemicals sales in Europe caused by market share gains, as well as higher water treatment chemicals sales in Latin America. Construction products experienced volume decreases, primarily due to the 1995 divestment of the composite material business and decreases in sales of fire protection products in North America (due to a declining market) and waterproofing products in North America (compared to a strong 1995 first quarter that benefited from a mild winter) and Europe (due to weak economic conditions in the United Kingdom). These decreases were offset by higher sales of concrete products in Asia Pacific (caused by a strong construction market). Container volume decreases were due to decreased sales of can sealing products in Asia Pacific and closure compounds in Europe, partially offset by improved sales of can coating products in Latin America (as a result of continuing market share penetration).

     Operating income before taxes increased by 23% in the first quarter of 1996 as compared to the 1995 first quarter, as cost management programs initiated in 1995 are beginning to favorably impact operating income within all regions and product lines. North American results in the first quarter of 1996 increased, primarily reflecting improved operating margins and the volume increases in packaging, offset by the volume decreases in construction products noted above. European results improved versus the 1995 first quarter, primarily due to higher sales of silica/adsorbents products (attributable to strong sales of catalyst carriers which are used by customers to convert ethylene to ethanol) and in paper industry process chemicals, as noted above. These favorable results were offset by lower results in packaging, as lower margins and higher operating expenses offset the volume increases discussed above. In Asia Pacific, 1996 first quarter results were flat versus the first quarter of 1995, as the volume increases in refinery catalysts noted above were offset by unfavorable results in can sealing products (due to a shortage of products to be canned as a result of last year's floods in Southeast Asia). Latin American results in the first quarter of 1996 improved versus the first quarter of 1995, primarily due to the improved water treatment chemical sales noted above, improved volumes in packaging and market share gains within container's coating products. The above results reflect the allocation of general corporate overhead, general corporate research expenses and certain other income and expense items that can be identified with the specialty chemicals operations; corporate interest and financing costs and nonallocable expenses are not reflected in the specialty chemicals results.

     Operating Results -- 1995 Compared to 1994. As noted above, sales and revenues increased 14% in 1995 as compared to 1994, reflecting favorable volume, price/product mix and currency translation variances estimated at 7%, 4% and 3%, respectively. All product lines experienced improved volumes in 1995. Packaging volume increases reflected higher sales of bags and films in all regions, and higher sales of laminates in all regions other than Latin America. Volume increases in catalysts and other silica-based products reflected higher sales in all regions, especially refinery catalysts in Asia Pacific and Europe, and silica/adsorbent products in Asia Pacific and Europe. Container volume increases were due to increased sales of specialty polymers and can sealing products in Asia Pacific, and coating products in Latin America. Volume increases in water treatment reflected higher paper industry process chemicals sales in Europe and North America caused by market share gains, as well as higher water treatment chemicals sales in Latin America. Construction products experienced volume increases, primarily in Asia Pacific, due to increased construction activity, partially offset by volume decreases in both fire protection products in North America (due to a small market share loss) and waterproofing products in Europe and North America.

     Operating income before taxes (which excludes for all years the items discussed in the second paragraph of "-- Review of Operations") increased by 15% in 1995 as compared to 1994. North American results in 1995 improved, reflecting strong growth in packaging due to the volume increases noted above (especially in bags). However, this was partially offset by reduced profitability in refinery catalysts as North American refiners continued to experience low margins. The narrow spread between light and heavy crude oil prices led customers to crack higher quality light crude rather than heavy crude oil (which requires more catalysts). In addition, water treatment chemicals in North America experienced lower profitability due to ongoing market consolidations. European results in 1995 improved significantly versus 1994, primarily in packaging, reflecting volume increases caused by an economic recovery that revitalized key markets, partially offset by unfavorable results in construction waterproofing products due to higher material costs and a slowdown in the nonresidential construction market. European results also benefited from the absence of costs incurred in 1994 to streamline European packaging, water treatment and container operations. In Asia Pacific, favorable results were achieved versus 1994, primarily in refinery catalysts and silica/adsorbent and construction products (due to the volume increases noted above), partially offset by higher operating costs incurred to increase market share in the region. Latin American 1995 results declined slightly versus 1994, primarily due to the effect of inflation indexation on wage and employee benefit costs in the Brazilian water treatment operations, partially offset by increased profitability in packaging due to improved volumes and in container products due to market share gains in coating products. The above results reflect the allocation of corporate overhead and corporate research expenses; corporate interest and financing costs and nonallocable expenses are not reflected in the results of specialty chemicals.

     Operating Results -- 1994 Compared to 1993. Sales and revenues increased by 11%, and operating income before taxes increased by 19%, in 1994 as compared to 1993. The increase in sales and revenues reflected favorable volume, price/product mix and currency translation variances estimated at 9%, 1% and 1%, respectively. Volume increases were experienced by all core product lines. North American results in 1994 were positively affected by strong growth in construction and packaging, mainly due to the volume increases, partially offset by reduced profitability in refinery catalysts due to volume decreases as a result of customers' use of higher quality crude oil and an increase in customer maintenance shutdowns. European results in 1994 improved significantly versus 1993, primarily due to improvements in refinery and polyolefin catalysts and construction products (due to the volume increases), partially offset by costs associated with streamlining European operations. In Asia Pacific, favorable results were achieved versus 1993, primarily due to volume increases in refinery and polyolefin catalysts and container products. Latin American 1994 results improved versus 1993, primarily due to increased profitability in packaging (due to increased volumes in bags, films and laminates). Latin American results also benefited from improved economic conditions in Brazil; however, this was partially offset by the devaluation of the Mexican peso in late 1994.

STATEMENT OF OPERATIONS

  First Quarter 1996 Compared to First Quarter 1995

     Other Income. Other income includes interest income, dividends, royalties from licensing agreements and equity in earnings of affiliated companies.

     Interest Expense and Related Financing Costs. Excluding amounts allocated to discontinued operations (as discussed in Note (c) to the First Quarter Financial Statements), interest expense and related financing costs of $18.4 million in the first quarter of 1996 increased 16% versus the comparable period of 1995. Including amounts allocated to discontinued operations, interest expense and related financing costs increased 26% in the first quarter of 1996 over the comparable period of 1995, to $45.2 million, primarily due to higher debt levels. See "-- Financial Condition -- Liquidity and Capital
Resources -- First Quarter 1996" for information on borrowings.

     Research and Development Expenses. Research and development spending decreased 6% in the first quarter of 1996 versus the 1995 first quarter, reflecting the cost management programs discussed above. Research and development spending continues to be directed toward Grace Chemicals' core specialty chemicals businesses.

     Income Taxes. The effective tax rate was 37.0% in the first quarter of 1996 versus 31.1% in the 1995 first quarter, excluding the 1995 first quarter charge of $20.0 million pretax ($12.5 million after-tax) for corporate governance, as discussed above. The higher effective tax rate in the first quarter of 1996 was primarily due to a reduction in the overall foreign tax rate in the first quarter of 1995, as the result of a reassessment of the valuation allowance for certain deferred tax assets.

  1995 Compared to 1994

     Other Income. See Note 4 to the Consolidated Financial Statements for information relating to other income.

     Interest Expense and Related Financing Costs. Excluding amounts allocated to discontinued operations (as discussed in Note 7 to the Consolidated Financial Statements), interest expense and related financing costs of $71.3 million in 1995 increased 44% versus 1994. Including amounts allocated to discontinued operations, interest expense and related financing costs increased 50% in 1995 over 1994, to $164.8 million, primarily due to higher average effective short-term interest rates and higher debt levels.

     Grace Chemicals' debt and interest rate management objectives are to reduce its cost of funding over the long term, considering economic conditions and their potential impact on Grace Chemicals, and to improve liquidity by developing and maintaining access to a variety of long-term and short-term capital markets. To manage its exposure to changes in interest rates, Grace Chemicals enters into interest rate agreements; during 1995, most of these agreements effectively converted fixed-rate debt into variable-rate debt. These agreements have readily identifiable impacts on interest cost and are characterized by broad market liquidity. See Note 11 to the Consolidated Financial Statements for further information on interest rate agreements.

     See "-- Financial Condition -- Liquidity and Capital Resources" below and
Note 10 to the Consolidated Financial Statements for information on borrowings.

     Research and Development Expenses. Research and development spending increased 13% in 1995 versus 1994. Research and development spending continues to be directed toward Grace Chemicals' core specialty chemicals businesses. As discussed below, during 1995 Grace Chemicals undertook a worldwide restructuring program, including a study of company-wide research and development expenses. Certain actions have already been taken based on this study, including the shutdown of Grace Chemicals' Japan research center and the phase-out of certain research programs related to noncore operations.

RESTRUCTURING COSTS, ASSET IMPAIRMENTS AND OTHER COSTS

     Restructuring Costs. As discussed in Note 5 to the Consolidated Financial Statements, during the third quarter of 1995, Grace Chemicals began implementing a worldwide restructuring program aimed at streamlining processes and reducing general and administrative expenses, factory administration costs and noncore corporate research and development expenses. The program is expected to be substantially completed by the end of 1996. In the third and fourth quarters of 1995, Grace Chemicals recorded pretax charges totalling $44.3 million and $91.7 million ($27.2 million and $61.9 million after-tax), respectively, comprised of $77.4 million for employee termination benefits; $13.4 million for plant closure and related costs, including lease termination costs; $15.5 million for prior business exits and related costs; $20.8 million for asset writedowns; and $8.9 million for other costs. The $77.4 million for employee termination benefits primarily represents severance pay and other benefits associated with the elimination of approximately 1,000 positions worldwide; more than 50% of the total cost reductions will come from corporate staff functions worldwide.

     Grace Chemicals expects to implement additional cost reductions and efficiency improvements beyond those discussed above, as its businesses further evaluate and reengineer their operations. These reductions and efficiencies are expected in areas such as purchasing, logistics, working capital management and manufacturing.

     Asset Impairments. During 1995, Grace Chemicals determined that, due to various events and changes in circumstances (including the worldwide restructuring program described above), certain long-lived assets and related goodwill were impaired. As a result, in the fourth quarter of 1995, Grace Chemicals recorded a $43.5 million pretax charge ($29.0 million after-tax), the majority of which related to assets that will continue to be held and used in Grace Chemicals' continuing operations; the charge included no significant individual components. Grace Chemicals determined the amount of the charge based on various valuation techniques, including discounted cash flow, replacement cost and net realizable value for assets to be disposed of.

     Other Costs. Also, in the fourth quarter of 1995, Grace Chemicals recorded pretax charges totalling $40.5 million ($25.9 million after-tax) relating to the writedown of corporate assets ($27.0 million) and working capital assets ($13.5 million). These amounts are included in "Cost of goods sold and operating expenses" in the Consolidated Statement of Operations included in the Consolidated Financial Statements.

     Income Taxes. Grace Chemicals' effective tax rates were (37.1)%, (53.0)% and 34.6% in 1995, 1994 and 1993, respectively. Excluding the items discussed in the second paragraph of "-- Review of Operations," Grace Chemicals' effective tax rates were 32.8%, 34.6% and 36.7% in 1995, 1994 and 1993, respectively. The lower effective tax rate in 1995, as compared to 1994, was largely due to the reversal of the valuation allowance on foreign net operating losses and lower state income taxes, partially offset by higher taxes on foreign operations. The lower effective tax rate in 1994 as compared to 1993, was largely due to lower taxes on foreign operations.

     Grace Chemicals has recognized a valuation allowance relating to uncertainty as to the realization of certain deferred tax assets, including U.S. tax credit carryforwards, state and local net operating loss carryforwards and net deferred tax assets. As a result of the favorable resolution of an audit, the valuation allowance on net operating loss carryforwards in foreign jurisdictions was reversed in 1995. Based upon anticipated future results, Grace Chemicals has concluded, after consideration of the valuation allowance, that it is more likely than not that the remaining balance of the net deferred tax assets will be realized.

     See Note 6 to the Consolidated Financial Statements for further information on income taxes.

DISCONTINUED OPERATIONS

     In the second quarter of 1993, Grace Chemicals classified as discontinued operations its battery separators business; certain engineered materials businesses, principally its printing products, material technology and electromagnetic radiation control businesses (collectively, "EMS"); and other noncore businesses. At that time, a provision of $105.0 million (net of an applicable tax benefit of $22.3 million) was recorded to reflect the losses expected on the divestment of these businesses.

     During the fourth quarter of 1995, Grace Chemicals revised the divestment plan for Grace Cocoa. As a result of this revised divestment plan, recent trends and a reassessment of forecasts for all remaining discontinued operations, Grace Chemicals recorded an additional provision of $151.3 million (net of an applicable tax benefit of $48.7 million) related to its remaining discontinued operations, principally Grace Cocoa.

     See Note 7 to the Consolidated Financial Statements for additional information relating to the above matters.

FINANCIAL CONDITION

  Liquidity and Capital Resources

     First Quarter 1996. During the first quarter of 1996, the net pretax cash used for Grace Chemicals' continuing operating activities was $47.7 million, versus $68.5 million in the first quarter of 1995. The reduction was primarily due to improved operating results, offset by net cash outflows of $7.5 million in the first quarter of 1996, reflecting amounts paid for the defense and disposition of asbestos-related litigation (net of amounts received from settlements with certain insurance carriers for asbestos-related litigation, as discussed below), as compared to a net cash inflow of $69.1 million in the first quarter of 1995. After giving effect to the net pretax cash (used for)/provided by operating activities of discontinued operations (including an increase in the use of operating working capital by NMC in the first quarter of 1996) and payments of income taxes, the net cash used for operating activities was $91.3 million in the first quarter of 1996 versus $62.5 million in the first quarter of 1995.

     Investing activities used $139.8 million of cash in the first quarter of 1996, largely reflecting capital expenditures of $112.5 million (more than 70% of which relates to Grace Chemicals' packaging and catalyst and other silica-based businesses). Also, investing activities of discontinued operations for the first quarter of 1996 used $33.8 million (compared to $3.3 million used in the 1995 first quarter), primarily reflecting the classification of the health care business as a discontinued operation in the 1995 second quarter. Management anticipates that the level of capital expenditures in 1996 will approximate that of 1995.

     Net cash provided by financing activities in the first quarter of 1996 was $246.8 million, primarily reflecting an increase in total debt from December 31, 1995 and proceeds from the exercise of employee stock options, offset by the payment of $12.4 million of dividends. Total debt was $2,160.6 million at March 31, 1996, an increase of $226.8 million from December 31, 1995. Grace Chemicals' total debt as a percentage of total capital (debt ratio) increased from 61.1% at December 31, 1995 to 61.9% at March 31, 1996, primarily due to the increase in total debt. At March 31, 1996 and December 31, 1995, the net assets of the discontinued health care business included $210.6 million and $226.7 million of debt, respectively.

     Grace Chemicals expects to receive a substantial amount of cash in 1996 from the Distribution Payment, the previously announced pending sale of the Grace Dearborn water treatment and process chemicals business, the sale of Grace Chemicals' transgenic plant business (see discussion below), and, to a lesser extent, funds generated by operations. Grace Chemicals expects to apply the cash proceeds generated by these transactions to the reduction of borrowings, the repurchase of stock and investments in core businesses. A previously announced share repurchase program was initiated in April 1996.

     In May 1996, Grace sold the transgenic plant business of its Agracetus, Inc. subsidiary to the Monsanto Company for $150.0 million in cash.

     1995. During 1995, the net pretax cash provided by Grace Chemicals' continuing operating activities was $229.7 million, versus $210.9 million in 1994. The increase was primarily due to net cash inflows of $97.0 million in 1995 from settlements with certain insurance carriers for asbestos-related litigation, net of amounts paid for the defense and disposition of asbestos-related litigation (see discussion below), as compared to the net outflow of $60.0 million for asbestos-related litigation in 1994. However, the 1995 increase was offset by an increase in the use of operating working capital. After giving effect to the net pretax cash provided by operating activities of discontinued operations (including an increase in the use of operating working capital by NMC in 1995) and increased payments of income taxes (attributable to taxable income resulting from settlements of asbestos-related litigation, as well as from audit adjustments to prior years' federal income tax returns), the net cash provided by operating activities was $107.0 million in 1995 versus $453.5 million in 1994.

     Investing activities used $801.6 million of cash in 1995, largely reflecting capital expenditures of $537.6 million (more than 75% of which relates to Grace Chemicals' packaging and catalyst and other silica-based businesses) and the acquisition of dialysis centers and medical products facilities for a total of $37.4 million in the first quarter of 1995. Also, investing activities of discontinued operations for 1995 used $295.2 million, primarily reflecting the classification of the health care segment as a discontinued operation in the second quarter. Management anticipates that the level of capital expenditures in 1996 will approximate that of 1995. In 1995, Grace Chemicals launched a $350.0 million global capital expansion program in its packaging product line, including $50.0 million to build a plant in Seneca, South Carolina to serve the fresh-cut produce market. In 1996, Grace Chemicals is also scheduled to open new silica and packaging plants in Kuantan, Malaysia.

     Net cash provided by financing activities in 1995 was $655.7 million, primarily reflecting an increase in total debt from December 31, 1994 and the exercise of employee stock options, offset by the payment of $112.6 million of dividends. Total debt was $1,933.8 million at December 31, 1995, an increase of $404.1 million from December 31, 1994. Grace Chemicals' total debt as a percentage of total capital (debt ratio) increased from 50.4% at December 31, 1994 to 61.1% at December 31, 1995, primarily due to the reduction in shareholders' equity (due to the charges discussed in "-- Review of Operations -- 1995 Compared to 1994" and "Discontinued Operations") and the increase in total debt. At December 31, 1995, the net assets of the discontinued health care segment included $226.7 million of debt.

     In October 1995, in anticipation of the then pending spin-off of NMC, the Grace New York Board declared a quarterly cash dividend of 12.5 cents per share on Grace New York Common Stock, a reduction from the previous quarterly cash dividend of 35 cents per share. At that time, the Grace New York Board also approved a policy of paying dividends at a rate of 20% to 30% of the prior year's net earnings and authorized the repurchase of up to 10 million shares of Grace New York Common Stock. In February 1996, after approving the Reorganization Agreement, the Grace New York Board increased the number of shares that may be repurchased to 20% of the outstanding Grace New York Common Stock (see "-- Discontinued Operations" and Note 7 to the Consolidated Financial Statements).

ASBESTOS-RELATED MATTERS

     First Quarter 1996. In the first quarter of 1996, Grace Chemicals paid $7.5 million for the defense and disposition of asbestos-related property damage and personal injury litigation, net of amounts received under settlements with certain insurance carriers. The balance sheet at March 31, 1996 includes a receivable due from insurance carriers, a portion of which is subject to litigation, of $281.5 million. Grace Chemicals has also recorded notes receivable of $147.3 million ($136.8 million net of discounts) for amounts to be received in 1996 to 2001 pursuant to settlement agreements with certain insurance carriers.

     Although the amounts to be paid in 1996 in respect of asbestos-related lawsuits and claims cannot be precisely estimated, Grace Chemicals expects that it will be required to expend approximately $40.0 million (pretax) in 1996 to defend against and dispose of such lawsuits and claims (after giving effect to payments to be received from certain insurance carriers, as discussed above and in Note (b) to the First Quarter Financial Statements and in Note 2 to the Consolidated Financial Statements). As indicated therein, the amounts reflected in the First Quarter Financial Statements with respect to the probable cost of defending against and disposing of asbestos-related lawsuits and claims and probable recoveries from insurance carriers represent estimates; neither the outcomes of such lawsuits and claims nor the outcomes of Grace Chemicals' continuing litigations with certain of its insurance carriers can be predicted with certainty.

     1995. In 1995, Grace Chemicals received $97.0 million under settlements with certain insurance carriers, net of amounts paid for the defense and disposition of asbestos-related property damage and personal injury litigation. During the fourth quarter of 1995, Grace Chemicals recorded a noncash pretax charge of $275.0 million ($178.7 million after-tax), primarily to reflect the estimated costs of defending against and disposing of personal injury lawsuits and claims expected to be filed through 1998. The balance sheet at December 31, 1995 includes a receivable due from insurance carriers, a portion of which is subject to litigation, of $321.2 million. Grace Chemicals has also recorded notes receivable of $130.0 million ($118.4 million after discounts) for amounts to be received in 1996 to 1999 pursuant to settlement agreements previously entered into with certain insurance carriers.

ENVIRONMENTAL MATTERS

     First Quarter 1996. There were no significant developments relating to environmental liabilities in the first quarter of 1996.

     1995. Grace Chemicals incurs costs to comply with environmental laws and regulations and to fulfill its commitment to industry initiatives and Grace Chemicals standards. Worldwide expenses of continuing operations related to the operation and maintenance of environmental facilities and the disposal of hazardous and nonhazardous wastes totalled $43.5 million, $35.7 million and $40.7 million in 1995, 1994 and 1993, respectively. Such costs are estimated to be approximately $45.0 million and $47.0 million in 1996 and 1997, respectively. In addition, worldwide capital expenditures for continuing operations relating to environmental protection totalled $14.9 million in 1995, compared to $21.5 million and $19.3 million in 1994 and 1993, respectively. Capital expenditures to comply with environmental initiatives in future years are estimated to be $20.0 million and $17.0 million in 1996 and 1997, respectively. Grace Chemicals has also incurred costs to remediate environmentally impaired sites. These costs were $31.3 million, $30.8 million and $44.4 million in 1995, 1994 and 1993, respectively. These amounts have been charged against previously established reserves. Future cash outlays for remediation costs are expected to total $30.0 million in 1996 and $20.0 million in 1997. Expenditures have been funded from internal sources of cash and are not expected to have a significant effect on liquidity.

     Grace Chemicals accrues for anticipated costs associated with investigatory and remediation efforts relating to the environment in accordance with Statement of Financial Accounting Standards No. 5, "Accounting for Contingencies," which requires estimating the probability and amount of future costs. At December 31, 1995, Grace Chemicals' liability for environmental investigatory and remediation costs related to continuing and discontinued operations totalled approximately $280.3 million, which amount does not take into account any discounting for future expenditures or possible future insurance recoveries. The measurement of the liability is evaluated quarterly based on currently available information. In 1995 and 1994, periodic provisions were recorded for environmental and plant closure expenses, which include the costs of future environmental investigatory and remediation activities. Additionally, in the fourth quarter of 1995 and first quarter of 1994, Grace Chemicals recorded pretax provisions of $77.0 million and $40.0 million ($50.0 million and $26.0 million after-tax), respectively, principally to provide for future costs related to remediation activities required at former manufacturing sites. The 1995 provision of $77.0 million related principally to increased cost estimates associated with five former manufacturing facilities. This provision was based on increased remediation activities which were determined to be necessary at these locations during the investigation process and, in one case, during the actual remediation process.

     For additional information relating to environmental liabilities, see Note 12 to the Consolidated Financial Statements.

                                   MANAGEMENT

BOARD OF DIRECTORS

     The New Grace Board is currently composed of certain executive officers of Grace New York. Set forth below is information with respect to the individuals who are expected to serve as the directors of New Grace following the Distribution, all of whom are currently directors of Grace New York and will resign from the Grace New York Board contemporaneously with the Reorganization. Under the classified board provisions of the New Grace Certificate and the New Grace By-laws, these individuals will not be required to stand for re-election to the New Grace Board until the year in which their respective terms expire. Each director's term will expire at the same time that such director's term as a member of the Grace New York Board was scheduled to expire. See "CERTAIN ANTI-TAKEOVER EFFECTS -- Classified Board of Directors."

                  CLASS I DIRECTORS -- TERMS EXPIRING IN 1999

ALBERT J. COSTELLO
Age: 60

     Mr. Costello is Grace New York's Chairman, President and Chief Executive Officer, positions he has held since May 1995. Before joining Grace New York, Mr. Costello served as Chairman of the Board and Chief Executive Officer of American Cyanamid Company from April 1993 to December 1994. Mr. Costello received a B.S. in chemistry from Fordham University and an M.S. in chemistry from New York University. He joined American Cyanamid Company in 1957 as a chemist and held various research, marketing and management positions in the U.S., Mexico and Spain. In 1982, he was named Group Vice President in charge of American Cyanamid Company's global agricultural business; in 1983 he became an Executive Vice President with responsibility for global agricultural and chemical products businesses; and from 1991 through March 1993 he was American Cyanamid Company's President. Mr. Costello is a director of FMC Corporation and the Chemical Manufacturers Association; a trustee of Fordham University and the American Enterprise Institute for Public Policy Research; a member of the Business Roundtable; and a member of the executive committee of the British-North American Committee of the National Planning Association. He has previously served as a director of the Pharmaceutical Manufacturers Association; as Chairman of the National Agricultural Chemicals Association; and as a member of the Executive Committee of the Societe de Chimie Industrielle.

MARYE ANNE FOX
Age: 48

     Dr. Fox is Vice President for research, and the Waggoner Regents Chair in chemistry, of the University of Texas, positions she has held since 1994 and 1992, respectively; she has been on the faculty of the University of Texas since 1976. Dr. Fox received a B.S. in chemistry from Notre Dame College, an M.S. in organic chemistry from Cleveland State University and a Ph.D. in organic chemistry from Dartmouth College; she also holds an honorary doctoral degree from Notre Dame College. Dr. Fox is Vice Chair of the National Science Board and has received numerous honors and awards from a wide variety of educational and professional organizations. She has also served on several editorial boards and has authored approximately 300 publications, including three books and more than 20 book chapters.

THOMAS A. VANDERSLICE
Age: 64

     Mr. Vanderslice began his career with General Electric Company, where he spent 23 years in various technical, management and executive positions, including Executive Vice President and Sector Executive of General Electric Company's power systems business. He subsequently served as President and Chief Operating Officer of GTE Corporation, as Chairman and Chief Executive Officer of Apollo Computer, Inc., and, from 1989 to June 1995, as Chairman and Chief Executive Officer of M/A-COM, Inc., a designer and manufacturer of radio frequency and microwave components, devices and subsystems for commercial and defense applications. Mr. Vanderslice received a B.S. in chemistry and philosophy from Boston College and a Ph.D. in chemistry and physics from Catholic University; he holds several patents and has written numerous technical articles. He is a director of Texaco Inc., a trustee of Boston College and Chairman of the Massachusetts High Technology Council. He is also a member of the National Academy of Engineering, the American Chemical Society and the American Institute of Physics.

                  CLASS II DIRECTORS -- TERMS EXPIRING IN 1997

VIRGINIA A. KAMSKY
Age: 43

     Ms. Kamsky is the founder, President and Co-Chief Executive Officer of Kamsky Associates Inc., an advisory, consultancy and investment firm specializing in The People's Republic of China. She graduated from Princeton University with an honors degree in East Asian studies (with concentration in Chinese and Japanese language studies) and served as a lending officer with The Chase Manhattan Bank in Tokyo, Beijing and New York City before forming Kamsky Associates, Inc. in 1980. Ms. Kamsky is a member of the Council on Foreign Relations, a founding director of the Council's Hong Kong Committee, and a trustee of Princeton-in-Asia and the Johns Hopkins-Nanjing Council. She previously served on Princeton University's Board of Trustees, including its Executive and Investment Committees.

JOHN E. PHIPPS
Age: 63

     Mr. Phipps is a private investor. He is Chairman and a director of John H. Phipps, Inc. and a director of The Bessemer Group, Bessemer Securities Corporation, Bessemer Trust Company, Bessemer Trust Company of Florida, Bessemer Trust Company, N.A., Essex Holdings and Ingersoll-Rand Company.

                 CLASS III DIRECTORS -- TERMS EXPIRING IN 1998

HAROLD A. ECKMANN
Age: 75

     Mr. Eckmann retired in 1985 as Chairman and Chief Executive Officer of Atlantic Mutual Insurance Company and Centennial Insurance Company -- The Atlantic Companies. He was educated at the U.S. Merchant Marine Academy and the University of California. Mr. Eckmann joined The Atlantic Companies in 1949, and became President in 1970 and Chairman and Chief Executive Officer in 1976.

JAMES W. FRICK
Age: 71

     Dr. Frick is president of James W. Frick Associates, a consulting firm to private colleges and universities. He is also Vice President Emeritus of the University of Notre Dame, having served the University in various capacities from 1951 to 1987, including as a member of the Board of Trustees. Dr. Frick holds three degrees from the University of Notre Dame. He is President Emeritus of the Community Foundation of St. Joseph County, Indiana, a former director of Society Bank of South Bend and Society National Bank, Indiana, and a former member of the Board of Trustees of Converse College. He also served a term as a member of the Board of Directors of the Department of Financial Institutions of the State of Indiana.

THOMAS A. HOLMES
Age: 72

     Mr. Holmes served as acting President and Chief Executive Officer of Grace New York from March to May 1995. He was Chairman, President and Chief Executive Officer of Ingersoll-Rand Company until his retirement in 1988, having spent his entire business career with Ingersoll-Rand Company. He is a graduate of the University of Missouri -- Rolla. Mr. Holmes is a director of Newmont Gold Co. and Newmont Mining Corp.

COMMITTEES OF THE BOARD OF DIRECTORS

     There are currently no committees of the New Grace Board. However, after the Distribution, it is expected that the following committees of the New Grace Board will be established:

     Audit Committee. The Audit Committee of the New Grace Board will be responsible for reviewing the financial information New Grace provides to shareholders and others, New Grace's systems of internal controls, and its auditing, accounting and financial reporting process generally. The Audit Committee's specific responsibilities will include recommending to the New Grace Board the selection of independent certified public accountants to audit the annual financial statements of New Grace and its consolidated subsidiaries; reviewing the annual financial statements; and meeting with New Grace's senior financial officers, internal auditors and independent certified public accountants to review the scope and results of the audit and other matters regarding New Grace's accounting, financial reporting and internal control systems. The members of the Audit Committee are expected to be Mr. Eckmann (Chairman), Drs. Fox and Frick and Mr. Vanderslice.

     Compensation, Employee Benefits and Stock Incentive Committee. The Compensation, Employee Benefits and Stock Incentive Committee of the New Grace Board (the "Compensation Committee") will make recommendations to the New Grace Board with respect to the salary and annual and long-term incentive compensation of certain officers and other high-level employees, as well as with respect to New Grace's benefit plans, programs and arrangements generally. The Compensation Committee will also administer New Grace's stock incentive plans and determine the recipients and terms of stock incentives granted under those plans. The members of the Compensation Committee are expected to be Messrs. Eckmann, Holmes (Chairman), Phipps and Vanderslice.

     Nominating Committee. The Nominating Committee of the New Grace Board will recommend to the Grace Delaware Board candidates for nomination as directors of New Grace. The members of the Nominating Committee are expected to be Drs. Fox and Frick and Messrs. Phipps (Chairman) and Holmes.

     Committee on Corporate Responsibility. The Committee on Corporate Responsibility of the New Grace Board will advise management on New Grace's role in the public sector and its responsibility with respect to matters of public policy. The members of the Committee on Corporate Responsibility are expected to be Mr. Eckmann, Dr. Frick (Chairman) and Ms. Kamsky.

COMPENSATION OF DIRECTORS

     Under the New Grace compensation program for nonemployee directors, each nonemployee director will receive an annual retainer of $24,000, payable in shares of New Grace Common Stock; the Chairmen of the Audit and Compensation Committees will receive annual cash retainers of $12,000, and the Chairmen of the Nominating Committee and the Committee on Corporate Responsibility will receive annual cash retainers of $2,000; and each nonemployee director will receive $2,000 in cash for each New Grace Board meeting and $1,000 for each committee meeting attended (except that committee chairmen will receive $1,200 per committee meeting).

     Nonemployee directors will be reimbursed for expenses they incur in attending New Grace Board and committee meetings, and New Grace is expected to maintain business travel accident insurance coverage for the nonemployee directors. In addition, nonemployee directors will receive a fee of $1,000 per day for work performed at New Grace's request.

     A director will be able to defer payment of all or part of the fees received for attending New Grace Board and committee meetings and/or the cash retainers referred to above. The amounts deferred (plus an interest equivalent) will be payable to the director or his or her heirs or beneficiaries in a lump sum or in quarterly installments over two to 20 years following a date specified by the director. The interest equivalent on amounts deferred will be computed at the higher of the prime rate plus two percentage points or 120% of the prime rate, in either case compounded semiannually. This program will provide for the payment of additional survivors' benefits in certain circumstances.

     New Grace also expects to have a retirement plan under which an individual who has been a nonemployee director for more than four years will receive annual payments of $24,000 for a period equal to the length of service as a nonemployee director (but not more than 15 years) after the director ceases to be eligible to receive directors' fees. In the event of a director's death, payments will be made to his or her surviving spouse.

EXECUTIVE OFFICERS

     Set forth below is information with respect to the individuals expected to serve as executive officers of New Grace following the Distribution. All of the individuals have been actively engaged in Grace New York's business for the past five years, other than Mr. Costello; Mr. Ellberger, who was a Corporate Vice President and Director of Corporate Development and Planning of American Cyanamid Company from October 1991 until 1995 and, prior to that, Vice President, Industrial and Performance Products Division; and Mr. Houchin, who was Chief Executive Officer of Gulfstream Land & Development prior to joining Grace New York in October 1991.

           NAME AND AGE                                   OFFICE
- -----------------------------------  ------------------------------------------------
Robert H. Beber (60)...............  Executive Vice President and General Counsel
Robert J. Bettacchi (53)...........  Vice President
Albert J. Costello (60)............  Chairman, President and Chief Executive Officer
Larry Ellberger (48)...............  Senior Vice President
Peter D. Houchin (48)..............  Senior Vice President and Chief Financial
                                     Officer
James R. Hyde (57).................  Senior Vice President
J. Gary Kaenzig, Jr. (51)..........  Senior Vice President
Donald H. Kohnken (62).............  Executive Vice President
Fred Lempereur (58)................  Senior Vice President

EXECUTIVE COMPENSATION AND EMPLOYEE BENEFITS PRIOR TO THE DISTRIBUTION

     The individuals who will serve as executive officers of New Grace after the Distribution have served as and been compensated as executive officers of Grace New York. For information with respect to the compensation of executive officers of Grace New York prior to the Distribution, reference is made to the excerpt from the Proxy Statement, dated April 10, 1996, for the 1996 Grace New York Annual Meeting of Shareholders attached hereto as Annex E (the "Grace New York 1996 Proxy Excerpt"); such information is incorporated herein by reference.

     In June 1996, Dr. Constantine L. Hampers resigned all offices and directorships he held with Grace New York and its subsidiaries, including Grace Chemicals and NMC. Under the terms of an agreement providing for his resignation, Dr. Hampers will continue to receive salary (at the annual rate of $875,270), as well as specified benefits, until December 31, 1996, at which time he will become eligible to commence receiving the pension benefit provided under his previous employment agreement with Grace Chemicals. He will also be entitled to participate in Grace New York's Annual Incentive Compensation Program for 1996 and to receive any awards earned under Grace New York's Long-Term Incentive Program (the "LTIP") for the 1994-1996 and 1995-1997 performance periods (with the award for the 1995-1997 performance period to be paid on a pro rata basis). In addition, as contemplated by his previous employment agreement, Dr. Hampers was granted the right to purchase a corporate aircraft from Grace for its fair market value (subject to certain adjustments), as well as an automobile previously provided for his use. Dr. Hampers has subsequently agreed to purchase the aircraft from Grace for approximately $19,000,000.

     Grace Chemicals has been advised that Dr. Hampers has reached an agreement to serve, following the Reorganization, as a consultant to Fresnius Medical Care, reporting to Dr. Gerd Krick, who is the chief executive officer of Fresenius AG and who will serve as the chief executive officer of Fresenius Medical Care following the Reorganization. Under the terms of the agreement, Dr. Hampers will receive a $6 million fee from Fresenius Medical Care conditional upon the successful completion of the Reorganization, as well as a consulting fee of $500,000 per year for two years.

     The foregoing description does not purport to be complete and is qualified in its entirety by reference to the text of (i) Dr. Hampers' employment agreement with Grace Chemicals, dated as of April 1, 1991, which was filed with the Commission as an exhibit to the Annual Report on Form 10-K of Grace New York for the year ended December 31, 1991, (ii) a letter agreement, dated March 29, 1996, amending such employment agreement, which was filed as an exhibit to the Quarterly Report on Form 10-Q of Grace New York for the quarter ended March 31, 1996, and (iii) the letter agreement, dated June 14, 1996, providing for Dr. Hampers' resignation, which has been filed as an exhibit to the Registration Statement (see "ADDITIONAL INFORMATION" below).

EXECUTIVE COMPENSATION AND EMPLOYEE BENEFITS FOLLOWING THE DISTRIBUTION

     Upon completion of the Distribution, New Grace will assume substantially all of the obligations of Grace New York under its executive and other compensation plans, programs and arrangements. Consequently, the compensation and benefits to be provided to employees of New Grace and its subsidiaries will be substantially identical to those they currently receive as employees of Grace New York and its subsidiaries. In addition, Grace New York, as sole stockholder of New Grace, is expected to approve New Grace's 1996 Stock Incentive Plan and 1996 Stock Retainer Plan for Nonemployee Directors, which are described and set forth in Annexes C and D, respectively, to this Prospectus.

     The Reorganization (including the Distribution) will not be deemed a "change in control" of Grace New York for purposes of any employment or other agreement between Grace New York and its executive officers. Grace New York's nine executive officers would be entitled to receive payments aggregating approximately $24 million under employment and/or executive severance agreements in the event of a "change in control" for purposes of such agreements.

EMPLOYEE BENEFITS AND COMPENSATION AGREEMENT

     It is currently expected that Grace New York and New Grace will enter into an Employee Benefits and Compensation Agreement providing for, among other things, (i) the retention or assumption, as the case may be, by New Grace of all liabilities for compensation and employee benefits provided to individuals who were or are employees of Grace Chemicals or beneficiaries or dependents of such individuals ("New Grace Employees"), whether such liabilities arise before, at or after the Time of Distribution; and (ii) the retention or assumption, as the case may be, by New Grace of all liabilities associated with employee benefit plans maintained by New Grace and the portion of such plans maintained by Grace New York that cover New Grace Employees, whether such liabilities arise before, at or after the Time of Distribution.

     In addition, the Employee Benefits and Compensation Agreement is expected to provide that the value of the contingent awards held by New Grace Employees under the LTIP for the 1994-1996 and 1995-1997 performance periods will be determined in accordance with the terms of the LTIP, adjusted to reflect the Distribution, so that the financial performance component of the awards granted to New Grace Employees will reflect the performance of New Grace, and that of the awards granted to NMC employees will reflect NMC's performance.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the New Grace Compensation Committee are expected to be Messrs. Eckmann, Holmes (Chairman), Phipps and Vanderslice. As noted above, Mr. Holmes served as acting President and Chief Executive Officer of Grace New York from March 2 to May 1, 1995.

                   CERTAIN AGREEMENTS BETWEEN GRACE NEW YORK
                                 AND NEW GRACE

     New Grace and Grace New York have entered into certain agreements providing for the orderly separation of New Grace from Grace New York, the making of the Distribution, and certain other matters. For a description of these agreements, see "THE REORGANIZATION" in the Joint Proxy Statement-Prospectus. The availability of the indemnities to be provided to Grace Chemicals under such agreements will be dependent upon the financial strength and creditworthiness of Fresenius AG, Fresenius Medical Care, FNMC and NMC. No assurance can be given that such entities will be able to honor such indemnities should they be obligated to do so at some future point. See also "THE DISTRIBUTION -- NMC Credit Agreement" and "-- Other Arrangements" for a discussion of certain arrangements between Grace Chemicals and NMC in respect of the NMC Credit Agreement and the OIG Investigation.

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

     The individuals who will serve as directors and executive officers of New Grace after the Distribution currently serve as directors and executive officers of Grace New York. For information with respect to certain relationships and transactions prior to the Distribution, reference is made to the Grace New York 1996 Proxy Excerpt.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     Grace New York currently owns all of the outstanding shares of New Grace Common Stock. The following table sets forth certain information with respect to all shareholders anticipated to be the beneficial owners (as defined below) of more than 5% of the New Grace Common Stock outstanding immediately following the Distribution, based solely upon a review of statements filed with the Commission pursuant to Sections 13(d), 13(g) and 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to Grace New York Common Stock prior to July 15, 1996.

                                                                  AMOUNT AND
                                                                  NATURE OF
                      NAME AND ADDRESS                            BENEFICIAL            PERCENT OF
                     OF BENEFICIAL OWNER                         OWNERSHIP(A)            CLASS(B)
- -------------------------------------------------------------  ----------------         ----------
College Retirement Equities Fund(c)..........................  7,238,300 shares              7.9%
  730 Third Avenue
  New York, N.Y. 10017-3206
Lincoln Capital Management Company(d)........................  5,751,400 shares              6.3%
  200 South Wacker Drive
  Suite 2100
  Chicago, Illinois 60606

- ---------------

(a) Under the rules of the Commission, a person is deemed to be the "beneficial owner" of a security if such person has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. Unless otherwise indicated by footnote, the named person is expected to have sole voting and dispositive power with respect to the shares to be held.
(b) Based on 92,001,176 shares of Grace New York Common Stock outstanding as of July 15, 1996.
(c) The ownership information set forth herein is based in its entirety on material contained in a Schedule 13G, dated February 1, 1996, filed with the Commission by College Retirement Equities Fund, which certified therein that the securities were not acquired for the purpose of changing or influencing the control of Grace New York. With respect to the shares held, such shareholder stated in such Schedule 13G that it has sole voting power and sole dispositive power as to 7,238,300 shares.
(d) The ownership information set forth herein is based in its entirety on material contained in a Schedule 13G, dated June 21, 1996, filed with the Commission by Lincoln Capital Management Company, which certified therein that the securities were not acquired for the purpose of changing or influencing the control of Grace New York. With respect to the shares held, such shareholder stated in such Schedule 13G that it has sole voting power as to 2,651,800 shares and sole dispositive power as to 5,751,400 shares.

                       BENEFICIAL OWNERSHIP OF MANAGEMENT

     Grace New York currently owns all of the outstanding shares of New Grace Common Stock. For information with respect to the number of shares of New Grace Common Stock expected to be beneficially owned immediately following the Distribution by (i) the individuals expected to be New Grace directors and (ii) the executive officers of Grace New York named in the Summary Compensation Table in the Grace New York 1996 Proxy Excerpt who are expected to be executive officers of New Grace, see the table set forth under "SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS" in the Grace New York 1996 Proxy Excerpt.

                     DESCRIPTION OF NEW GRACE CAPITAL STOCK

     The following description of New Grace capital stock is a summary of the material terms thereof and is qualified in its entirety by reference to the provisions of the New Grace Certificate and the New Grace By-laws, copies of which are attached to this Prospectus as Annex A and Annex B, respectively.

     Under the New Grace Certificate, the total number of shares of all classes of stock that New Grace has authority to issue is 353 million, consisting of 53 million shares of New Grace Preferred Stock, par value $.01 per share (the "New Grace Preferred Stock"), and 300 million shares of New Grace Common Stock. No shares of New Grace Preferred Stock are being issued in connection with the Distribution. An aggregate of approximately 92 million shares of New Grace Common Stock is expected to be distributed in the Distribution, based on the number of shares of Grace New York Common Stock outstanding on July 15, 1996.

     The New Grace Board is authorized to provide for the issuance of shares of New Grace Preferred Stock in one or more series, to establish the number of shares in each series, and to fix the designation, powers, preferences and rights of each such series and the qualifications, limitations or restrictions thereof. The New Grace Certificate has authorized, and the New Grace Board has reserved for issuance, 3 million shares of Junior Participating Preferred Stock, par value $.01 per share, of New Grace ("New Grace Junior Preferred Stock") in connection with the New Grace Rights. See "CERTAIN ANTI-TAKEOVER EFFECTS -- Preferred Stock Purchase Rights."

     The holders of New Grace Common Stock are entitled to one vote per share on all matters voted on by shareholders, including elections of directors, and, except as otherwise required by law or provided in any resolution adopted by the New Grace Board with respect to any series of New Grace Preferred Stock, the holders of the New Grace Common Stock exclusively possess all voting power. The New Grace Certificate does not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of New Grace Preferred Stock, the holders of New Grace Common Stock are entitled to such dividends as may be declared from time to time by the New Grace Board from funds available therefor, and, upon liquidation, are entitled to receive pro rata all assets of New Grace available for distribution to such holders. All shares of New Grace Common Stock received in the Distribution will be fully paid and nonassessable and the holders thereof will not have preemptive rights. See "CERTAIN ANTI-TAKEOVER EFFECTS."

     The transfer agent and registrar for the New Grace Common Stock will be Chemical Mellon Shareholder Services.

                         CERTAIN ANTI-TAKEOVER EFFECTS

     The New Grace Certificate and the New Grace By-laws contain certain provisions that could delay or make more difficult the acquisition of New Grace by means of a tender offer, a proxy contest or otherwise. Such provisions have been implemented to enable New Grace, particularly (but not exclusively) in the years immediately following the Distribution, to develop its business in a manner which will foster its long-term growth without disruption caused by the threat of a takeover not deemed by the New Grace Board to be in the best interests of New Grace and its shareholders. The description of certain aspects of the New Grace Certificate and the New Grace By-laws set forth below does not purport to be complete and is qualified in its entirety by reference to the New Grace Certificate and the New Grace By-laws, which are attached to this Prospectus as Annex A and Annex B, respectively.

CLASSIFIED BOARD OF DIRECTORS

     The New Grace Certificate and the New Grace By-laws provide that the New Grace Board will be divided into three classes of directors, with the classes to be as equal in number as possible. The New Grace Board is expected to consist of the individuals referred to in "MANAGEMENT -- Board of Directors." The New Grace Certificate and the New Grace By-laws provide that, of the initial directors of New Grace, approximately one-third will continue to serve until the 1997 Annual Meeting of Shareholders, approximately one-third will continue to serve until the 1998 Annual Meeting of Shareholders and approximately one-third will continue to serve until the 1999 Annual Meeting of Shareholders. Of the initial directors, Virginia A. Kamsky and John E. Phipps will serve until the 1997 Annual Meeting of Shareholders, Harold A. Eckmann, James W. Frick and Thomas A. Holmes will serve until the 1998 Annual Meeting of Shareholders, and Albert J. Costello, Marye Anne Fox and Thomas A. Vanderslice will serve until the 1999 Annual Meeting of Shareholders. Starting with the 1997 Annual Meeting of Shareholders, one class of directors will be elected each year for a three-year term.

     The classification of directors will have the effect of making it more difficult for shareholders to change the composition of the New Grace Board. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of the New Grace Board. Such a delay may help ensure that New Grace's directors, if confronted by a holder attempting to force a proxy contest, a tender or exchange offer, or an extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interest of the shareholders. However, the classification provisions will apply to every election of directors and will increase the likelihood that incumbent directors will retain their positions, regardless of whether a change in the composition of the New Grace Board would be beneficial to New Grace and its shareholders and whether or not a majority of New Grace's shareholders believe that such a change would be desirable.

     The classification provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of New Grace, even though such an attempt might be beneficial to New Grace and its shareholders. In addition, because the classification provisions may discourage accumulations of large blocks of New Grace Common Stock by purchasers whose objective is to take control of New Grace and remove a majority of the New Grace Board, the classification of the New Grace Board could tend to reduce the likelihood of fluctuations in the market price of the New Grace Common Stock that might result from accumulations of large blocks. Accordingly, shareholders could be deprived of certain opportunities to sell their shares of New Grace Common Stock at a higher market price than might otherwise be the case.

NUMBER OF DIRECTORS; REMOVAL; FILLING VACANCIES

     The New Grace Certificate provides that, subject to the rights of any holders of any series of New Grace Preferred Stock to elect additional directors under specified circumstances, the number of directors will be fixed in the manner provided in the New Grace By-laws. The New Grace By-laws provide that, subject to any rights of holders of New Grace Preferred Stock to elect directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by directors constituting a majority of the total number of directors that New Grace would have if there were no vacancies on the New Grace Board (the "Whole Board"). In addition, the New Grace By-laws provide that, subject to applicable law and any rights of holders of New Grace Preferred Stock, and unless the New Grace Board otherwise determines, any vacancies will be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum. Accordingly, absent an amendment to the New Grace By-laws, the New Grace Board could prevent any shareholder from enlarging the New Grace Board and filling the new directorships with such shareholder's own nominees.

     Under the Delaware General Corporation Law ("DGCL"), unless otherwise provided in a corporation's certificate of incorporation, directors serving on a classified board may only be removed by the shareholders for cause. The New Grace Certificate does not otherwise provide.

NO SHAREHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS

     The New Grace Certificate and the New Grace By-laws provide that, subject to the rights of any holders of New Grace Preferred Stock to elect additional directors under specified circumstances, shareholder action can be taken only at an annual or special meeting of shareholders and may not be taken by written consent in lieu of a meeting. The New Grace By-laws provide that, subject to the rights of holders of any series of New Grace Preferred Stock to elect additional directors under specified circumstances, special meetings of shareholders can be called only by the Chairman or the President or by the New Grace Board pursuant to a resolution adopted by a majority of the Whole Board. Shareholders are not permitted to call, or to require that the Chairman, the President or the New Grace Board call, a special meeting of shareholders. Moreover, the business permitted to be conducted at any special meeting of shareholders is limited to the business brought before the meeting pursuant to the notice of meeting given by New Grace.

     The provisions of the New Grace Certificate and the New Grace By-laws prohibiting shareholder action by written consent may have the effect of delaying consideration of a shareholder proposal until the next annual meeting. These provisions would also prevent the holders of a majority of the voting power of the voting stock from unilaterally using the written consent procedure to take shareholder action. Moreover, a shareholder could not force shareholder consideration of a proposal over the opposition of the Chairman and the New Grace Board by calling a special meeting of shareholders prior to the time the Chairman or a majority of the Whole Board believes such consideration to be appropriate.

ADVANCE NOTICE PROVISIONS FOR SHAREHOLDER NOMINATIONS AND SHAREHOLDER PROPOSALS

     The New Grace By-laws establish an advance notice procedure for shareholders to nominate candidates for election as directors or to bring other business before meetings of shareholders of New Grace (the "Shareholder Notice Procedure").

     Only those shareholder nominees who are nominated in accordance with the Shareholder Notice Procedure will be eligible for election as directors of New Grace. Under the Shareholder Notice Procedure, notice of shareholder nominations to be made at an annual meeting (or of any other business to be brought before such meeting) must be received by New Grace not less than 60 days nor more than 90 days prior to the first anniversary of the previous year's annual meeting (or, if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, not earlier than the 90th day prior to such meeting and not later than the later of (i) the 60th day prior to such meeting or (ii) the 10th day after public announcement of the date of such meeting is first made). Notwithstanding the foregoing, in the event that the number of directors to be elected is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased New Grace Board made by New Grace at least 70 days prior to the first anniversary of the preceding year's annual meeting, a shareholder's notice will be timely, but only with respect to nominees for any new positions created by such increase, if it is received by New Grace not later than the 10th day after such public announcement is first made by New Grace.

     The New Grace By-laws provide that only such business may be conducted at a special meeting as is specified in the notice of meeting. Nominations for election to the New Grace Board may be made at a special meeting at which directors are to be elected only by or at the New Grace Board's direction or by a shareholder

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

who has given timely notice of nomination. Under the Shareholder Notice Procedure, such notice must be received by New Grace not earlier than the 90th day before such meeting and not later than the later of (i) the 60th day prior to such meeting or (ii) the 10th day after public announcement of the date of such meeting is first made. Shareholders will not be able to bring other business before special meetings of shareholders.

     The Shareholder Notice Procedure provides that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, the Chairman, the President or the New Grace Board or by a shareholder who has given timely written notice (as set forth above) to the Secretary of New Grace of such shareholder's intention to bring such business before such meeting.

     Under the Shareholder Notice Procedure, a shareholder's notice to New Grace proposing to nominate an individual for election as a director must contain certain information, including, without limitation, the identity and address of the nominating shareholder, the class and number of shares of stock of New Grace owned by such shareholder, and all information regarding the proposed nominee that would be required to be included in a proxy statement soliciting proxies for the proposed nominee. Under the Shareholder Notice Procedure, a shareholder's notice relating to the conduct of business other than the nomination of directors must contain certain information about such business and about the proposing shareholder, including, without limitation, a brief description of the business the shareholder proposes to bring before the meeting, the reasons for conducting such business at such meeting, the name and address of such shareholder, the class and number of shares of stock of New Grace beneficially owned by such shareholder, and any material interest of such shareholder in the business so proposed. If the Chairman or other officer presiding at a meeting determines that an individual was not nominated, or other business was not brought before the meeting, in accordance with the Shareholder Notice Procedure, such individual will not be eligible for election as a director, or such business will not be conducted at such meeting, as the case may be.

     By requiring advance notice of nominations by shareholders, the Shareholder Notice Procedure will afford the New Grace Board an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the New Grace Board, to inform shareholders about such qualifications. By requiring advance notice of other proposed business, the Shareholder Notice Procedure will provide a more orderly procedure for conducting annual meetings of shareholders and, to the extent deemed necessary or desirable by the New Grace Board, will provide the New Grace Board with an opportunity to inform shareholders, prior to such meetings, of any business proposed to be conducted at such meetings, together with the New Grace Board's position regarding action to be taken with respect to such business, so that shareholders can better decide whether to attend such a meeting or to grant a proxy regarding the disposition of any such business.

     Although the New Grace By-laws do not give the New Grace Board any power to approve or disapprove shareholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to New Grace and its shareholders.

NEW GRACE PREFERRED STOCK

     The New Grace Certificate authorizes the New Grace Board to establish one or more series of New Grace Preferred Stock, and to determine, with respect to any series of New Grace Preferred Stock, the terms and rights of such series, including (i) the designation of the series; (ii) the number of shares of the series, which number the New Grace Board may thereafter (except where otherwise provided in the New Grace Preferred Stock designation) increase or decrease (but not below the number of shares thereof then outstanding); (iii) whether dividends, if any, will be cumulative or noncumulative and the dividend rate of the series; (iv) the dates on which dividends, if any, will be payable; (v) the redemption rights and price or prices, if any, for shares of the series; (vi) the terms and amounts of any sinking fund provided for the purchase or

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

redemption of shares of the series; (vii) the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of New Grace; (viii) whether the shares of the series will be convertible into shares of any other class or series, or any other security, of New Grace or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares shall be convertible and all other terms and conditions upon which such conversion may be made; (ix) restrictions on the issuance of shares of the same series or of any other class or series; and (x) the voting rights, if any, of the holders of such series.

     The authorized shares of New Grace Preferred Stock, as well as shares of New Grace Common Stock, will be available for issuance without further action by New Grace's shareholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which New Grace's securities may be listed or traded. If the approval of New Grace's shareholders is not so required, the New Grace Board does not intend to seek shareholder approval.

     Although the New Grace Board has no intention at the present time of doing so, it could issue a series of New Grace Preferred Stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The New Grace Board will make any determination to issue such shares based on its judgment as to the best interests of New Grace and its shareholders. The New Grace Board, in so acting, could issue New Grace Preferred Stock having terms that could discourage an acquisition attempt or other transaction that some, or a majority, of New Grace's shareholders might believe to be in their best interests or in which shareholders might receive a premium for their stock over the then-current market price of such stock.

RIGHTS TO PURCHASE SECURITIES AND OTHER PROPERTY

     The New Grace Certificate authorizes the New Grace Board to create and issue rights entitling the holders thereof to purchase from New Grace shares of capital stock or other securities or property. The times at which and terms upon which such rights are to be issued would be determined by the New Grace Board and set forth in the contracts or instruments that evidence such rights. The authority of the New Grace Board with respect to such rights includes, but is not limited to, determining (i) the purchase price of the capital stock or other securities or property to be purchased upon exercise of such rights; (ii) provisions relating to the times at which and the circumstances under which such rights may be exercised or sold or otherwise transferred, either together with or separately from any other stock or other securities of New Grace; (iii) provisions which adjust the number or exercise price of such rights or the amount or nature of the stock, other securities or other property receivable upon exercise of such rights in the event of a combination, split or recapitalization of any stock of New Grace, a change in ownership of New Grace's stock or other securities or a reorganization, merger, consolidation, sale of assets or other occurrence relating to New Grace or any stock of New Grace, and provisions restricting the ability of New Grace to enter into any such transaction absent an assumption by the other party or parties thereto of the obligations of New Grace under such rights; (iv) provisions which deny the holder of a specified percentage of the outstanding securities of New Grace the right to exercise such rights and/or cause such rights held by such holder to become void; (v) provisions which permit New Grace to redeem or exchange such rights; and (vi) the appointment of the rights agent with respect to such rights. This provision is intended to confirm the New Grace Board's authority to issue share purchase rights or other rights to purchase stock or securities of New Grace or any other corporation. See "-- Preferred Stock Purchase Rights."

AMENDMENT OF CERTAIN PROVISIONS OF THE NEW GRACE CERTIFICATE OF INCORPORATION AND NEW GRACE BY-LAWS

     Under the DGCL, shareholders have the right to adopt, amend or repeal the certificate of incorporation and by-laws of a corporation. In addition, if the certificate of incorporation so provides, the by-laws may be amended by the board of directors. The New Grace Certificate provides that the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of capital stock of New Grace eligible to vote generally in the election of directors ("Voting Stock"), voting together as a single class, is required to amend provisions of the New Grace Certificate relating to the prohibition of shareholder action without a

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

meeting; the number, election and term of New Grace's directors; the removal of directors; and the amendment of the New Grace By-laws. The New Grace Certificate further provides that the New Grace By-laws may be amended by the New Grace Board or by the affirmative vote of the holders of at least 80% of the outstanding shares of Voting Stock, voting together as a single class. These voting requirements will have the effect of making it more difficult for shareholders to amend the provisions of the New Grace Certificate stated above or the New Grace By-laws, even if a majority of New Grace's shareholders believe that such amendment would be in their best interests.

PREFERRED STOCK PURCHASE RIGHTS

     The New Grace Board has determined that a dividend of one New Right will be paid in respect of each share of New Grace Common Stock to the holder of record thereof as of the Time of Distribution. Pursuant to the rights agreement relating thereto (the "Rights Agreement"), each New Grace Right entitles the registered holder to purchase from New Grace one hundredth of one share of New Grace Junior Preferred Stock at a price of $200 per share (the "Purchase Price"), subject to adjustment.

     Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 20% or more of the then outstanding shares of New Grace Common Stock or (ii) 10 business days (or such later date as may be determined by action of the New Grace Board prior to such time as any person or group becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of the outstanding shares of New Grace Common Stock (the earlier of such dates being called the "Rights Distribution Date"), the New Grace Rights will be evidenced by the certificates representing shares of New Grace Common Stock. The Rights Agreement provides that, until the Rights Distribution Date (or the earlier redemption or expiration of the New Grace Rights), (i) the New Grace Rights will be transferred with and only with the shares of New Grace Common Stock, (ii) certificates representing shares of New Grace Common Stock will contain a notation incorporating the terms of the New Grace Rights by reference, and (iii) the surrender for transfer of any certificates representing shares of New Grace Common Stock will also constitute the transfer of the New Grace Rights associated with the shares of New Grace Common Stock represented by such certificate. As soon as practicable following the Rights Distribution Date, separate certificates evidencing the New Grace Rights ("Rights Certificates") will be mailed to holders of record of the shares of New Grace Common Stock as of the close of business on the Rights Distribution Date and such separate Rights Certificates alone will evidence the New Grace Rights.

     The Purchase Price payable, and the number of shares of New Grace Junior Preferred Stock or other securities or property issuable, upon exercise of the New Grace Rights are subject to adjustment from time to time to prevent dilution
(i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the shares of New Grace Junior Preferred Stock, (ii) upon the grant to holders of the shares of New Grace Junior Preferred Stock of certain rights or warrants to subscribe for or purchase shares of New Grace Junior Preferred Stock at a price, or securities convertible into shares of New Grace Junior Preferred Stock with a conversion price, less than the then current market price of the shares of New Grace Junior Preferred Stock, or (iii) upon the distribution to holders of the shares of New Grace Junior Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in shares of New Grace Junior Preferred Stock) or of subscription rights or warrants (other than those referred to above). The number of outstanding New Grace Rights and the number of hundredths of a share of New Grace Junior Preferred Stock issuable upon exercise of each New Grace Right are also subject to adjustment in the event of a split of the New Grace Common Stock or a dividend on the New Grace Common Stock payable in New Grace Common Stock, or subdivisions, consolidations or combinations of the New Grace Common Stock occurring, in any such case, prior to the Rights Distribution Date.

     Shares of New Grace Junior Preferred Stock that may be purchased upon exercise of the New Grace Rights will not be redeemable. Each share of New Grace Junior Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of one dollar per share but will be entitled to an aggregate dividend equal to 100 times the dividend declared per share of New Grace Common Stock whenever such

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

dividend is declared. In the event of liquidation, the holders of the New Grace Junior Preferred Stock will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment equal to 100 times the payment made per share of New Grace Common Stock. Each share of New Grace Junior Preferred Stock will have 100 votes, voting together with the New Grace Common Stock. Finally, in the event of any merger, consolidation or other transaction in which New Grace Common Stock is exchanged, each share of New Grace Junior Preferred Stock will be entitled to receive an amount equal to 100 times the amount received per share of New Grace Common Stock. These rights are protected by customary antidilution provisions.

     Because of the nature of the dividend, liquidation and voting rights of New Grace Junior Preferred Stock, the value of the one hundredth interest in a share of New Grace Junior Preferred Stock that may be purchased upon exercise of each New Grace Right should approximate the value of one share of New Grace Common Stock.

     In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision will be made so that each holder of a New Grace Right, other than New Grace Rights beneficially owned by the Acquiring Person (which will become void after such person becomes an Acquiring Person), will, after such person becomes an Acquiring Person, have the right to receive upon exercise, in lieu of shares of New Grace Junior Preferred Stock, that number of shares of New Grace Common Stock having a market value of two times the exercise price of the New Grace Right (such right being referred to as a "Flip-in Right"). In the event that, at any time on or after the date that any person has become an Acquiring Person, New Grace is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power is sold, proper provision will be made so that each holder of a New Grace Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the New Grace Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the New Grace Right.

     At any time after any person or group of affiliated or associated persons becomes an Acquiring Person, and prior to the acquisition by such person or group of 50% or more of the outstanding shares of New Grace Common Stock, the New Grace Board may exchange the New Grace Rights for New Grace Common Stock or New Grace Junior Preferred Stock (other than New Grace Rights owned by such person or group, which will have become void after such person became an Acquiring Person), in whole or in part, at an exchange ratio of one share of New Grace Common Stock, or one hundredth of a share of New Grace Junior Preferred Stock (or of a share of another series of New Grace Preferred Stock having equivalent rights, preferences and privileges), per New Grace Right (subject to adjustment).

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1%. No fractional shares of New Grace Junior Preferred Stock will be issued (other than fractions which are integral multiples of one hundredth of a share of New Grace Junior Preferred Stock, which may, at the election of New Grace, be evidenced by depositary receipts) and, in lieu thereof, an adjustment in cash will be made based on the market price of the shares of New Grace Junior Preferred Stock on the last trading day prior to the date of exercise.

     At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 20% or more of the outstanding shares of New Grace Common Stock, the New Grace Board may redeem the New Grace Rights in whole, but not in part, at a price of $.01 per New Grace Right (the "Redemption Price"). The redemption of the New Grace Rights may be made effective at such time, on such basis and with such conditions as the New Grace Board may determine, in its sole discretion. Immediately upon any redemption of the New Grace Rights, the right to exercise the New Grace Rights will terminate and the only right of the holders of New Grace Rights will be to receive the Redemption Price.

     The terms of the New Grace Rights may be amended by the New Grace Board without the consent of the holders of the New Grace Rights, including an amendment to lower (i) the threshold at which a person becomes an Acquiring Person and (ii) the percentage of New Grace Common Stock proposed to be acquired in a tender or exchange offer that would cause the Rights Distribution Date to occur, to not less than the greater of (a) the sum of .001% and the largest percentage of the outstanding New Grace Common Stock then known to New Grace to be beneficially owned by any person or group of affiliated or associated persons

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

and (b) 10%, except that, from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person, no such amendment may adversely affect the interests of the holders of the New Grace Rights.

     The New Grace Rights will not be exercisable until the Rights Distribution Date. The New Grace Rights will expire on the close of business on the 10th anniversary of the Time of Distribution (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the New Grace Rights are earlier redeemed or exchanged by New Grace.

     Until a New Grace Right is exercised, the holder thereof, as such, will have no rights as a shareholder of New Grace, including, without limitation, the right to vote or to receive dividends.

     The New Grace Rights will have certain anti-takeover effects. The New Grace Rights will cause substantial dilution to a person or group that attempts to acquire New Grace on terms not approved by the New Grace Board, except pursuant to an offer conditioned on a substantial number of New Grace Rights being acquired. The New Grace Rights should not interfere with any merger or business combination approved by the New Grace Board, since the New Grace Rights may be redeemed by New Grace at the Redemption Price prior to the time that a person or group has become an Acquiring Person.

     The foregoing summary of certain terms of the New Grace Rights does not purport to be complete and is qualified in its entirety by reference to the form of the Rights Agreement, which has been filed as an exhibit to the registration statement described in "ADDITIONAL INFORMATION."

CERTAIN ANTI-TAKEOVER FEATURES

     The New Grace Certificate, the New Grace By-laws and the New Grace Rights contain several provisions that may make the acquisition of control of New Grace difficult or expensive, increase the likelihood that incumbent management will retain its positions, and deprive shareholders of opportunities to receive premiums over the market value for their shares. In addition, in certain of the agreements entered into in connection with the Reorganization, each of Grace New York, New Grace, Fresenius AG and Fresenius Medical Care has undertaken to indemnify one another against certain tax liabilities that could arise were the Distribution to be taxable, which indemnity could diminish the willingness of a third party to acquire New Grace in a taxable transaction for some period following the Distribution. See "CERTAIN AGREEMENTS BETWEEN GRACE NEW YORK AND NEW GRACE."

ANTI-TAKEOVER STATUTE

     Section 203 of the DGCL provides that, subject to certain exceptions specified therein, a corporation shall not engage in any business combination with any "interested shareholder" for a three-year period following the date on which such shareholder becomes an interested shareholder unless (i) prior to such date, the board of directors of the corporation approves either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder, (ii) upon consummation of the transaction which results in the shareholder becoming an interested shareholder, the interested shareholder owns at least 85% of the voting stock (as defined in Section 203 of the DGCL) of the corporation outstanding at the time the transaction commenced (excluding certain shares), or (iii) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested shareholder. Except as specified in
Section 203 of the DGCL, an "interested shareholder" is defined to include (a) any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, at any time within three years immediately prior to the relevant date and (b) the affiliates and associates of any such person.

     Under certain circumstances, Section 203 of the DGCL makes it more difficult for an interested shareholder to effect various business combinations with a corporation for a three-year period, although the shareholders may elect to exclude a corporation from the restrictions imposed thereunder; the New Grace

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

Certificate does not exclude New Grace from such restrictions. It is anticipated that the provisions of Section 203 of the DGCL may encourage companies interested in acquiring New Grace to negotiate in advance with the New Grace Board, since the shareholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that results in the shareholder becoming an interested shareholder.
Section 203 of the DGCL should encourage persons interested in acquiring New Grace to negotiate in advance with the New Grace Board, since the higher shareholder voting requirements would not be invoked if such person, prior to acquiring 15% of New Grace's Voting Stock, obtains the approval of the New Grace Board for such acquisition or for the proposed business combination transaction (unless such person acquires 85% or more of New Grace's voting stock in such transaction, excluding certain shares as described above). In the event of a proposed acquisition of New Grace, it is believed that the interests of New Grace shareholders will best be served by a transaction that results from negotiations based upon careful consideration of the proposed terms, such as the price to be paid to minority shareholders, the form of consideration paid and tax effects of the transaction.

     Section 203 of the DGCL will not prevent a hostile takeover of New Grace. It may, however, make more difficult or discourage a takeover of New Grace or the acquisition of control of New Grace by a significant shareholder and thus the removal of incumbent management. Any such effect will be enhanced by the issuance of the New Grace Rights. Some shareholders may find this disadvantageous in that they may not be afforded the opportunity to participate in takeovers that are not approved as required by Section 203 of the DGCL but in which shareholders might receive, for at least some of their shares, a substantial premium above the market price at the time of a tender offer or other acquisition transaction.

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

                         LIABILITY AND INDEMNIFICATION
                           OF DIRECTORS AND OFFICERS

LIMITATION OF LIABILITY OF DIRECTORS

     The New Grace Certificate provides that a director will not be personally liable for monetary damages to New Grace or its shareholders for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to New Grace or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying a dividend or approving a stock repurchase in violation of Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

     While the New Grace Certificate provides directors with protection against awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, the New Grace Certificate will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions of the New Grace Certificate described above apply to an officer of New Grace only if he or she is a director of New Grace and is acting in his or her capacity as director, and do not apply to officers of New Grace who are not directors.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The New Grace Certificate provides that each individual who is or was or had agreed to become a director or officer of New Grace, or each such person who is or was serving or who had agreed to serve at the request of the New Grace Board as an employee or agent of New Grace or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (also including the heirs, executors, administrators or estate of such person), will be indemnified by New Grace, in accordance with the New Grace By-laws, to the fullest extent permitted by the DGCL, as the same exists or may in the future be amended (but, in the case of any such amendment, only to the extent that such amendment permits New Grace to provide broader indemnification rights than said law permitted prior to such amendment). The New Grace Certificate also specifically authorizes New Grace to enter into agreements with any person providing for indemnification greater than or different from that provided by the New Grace Certificate.

     The New Grace By-laws provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director, officer or employee of New Grace or is or was serving at the request of New Grace as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will be indemnified and held harmless by New Grace to the fullest extent authorized by the DGCL as the same exists or may in the future be amended (but, in the case of any such amendment, only to the extent that such amendment permits New Grace to provide broader indemnification rights than said law permitted prior to such amendment), against all expense, liability and loss (including, without limitation, attorneys' fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification will continue as to a person who has ceased to be a director, officer, employee or agent and will inure to the benefit of his or her heirs, executors and administrators; however, except as described in the next paragraph with respect to Proceedings seeking to enforce rights to indemnification, New Grace will indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the New Grace Board.

     Pursuant to the New Grace By-laws, if a claim for indemnification as described in the preceding paragraph is not paid in full by New Grace within 30 days after a written claim has been received by New Grace, the claimant may, at any time thereafter, bring suit against New Grace to recover the unpaid amount of the claim and, if successful, in whole or in part, the claimant will be entitled to be paid also the expense of prosecuting such claim. The New Grace By-laws provide that it will be a defense to any such action (other

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

than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to New Grace, as discussed below) that the claimant has not met the standards of conduct which make it permissible under the DGCL for New Grace to indemnify the claimant for the amount claimed, but the burden of proving such defense will be on New Grace. Neither the failure of New Grace (including the New Grace Board, independent legal counsel or shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by New Grace (including the New Grace Board, independent legal counsel or shareholders) that the claimant has not met such applicable standard of conduct, will be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

     The New Grace By-laws provide that the right conferred in the New Grace By-laws to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition will not be exclusive of any other right which any person may have or may in the future acquire under any statute, provision of the New Grace Certificate or the New Grace By-laws, agreement, vote of shareholders or disinterested directors or otherwise. The New Grace By-laws permit New Grace to maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of New Grace or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not New Grace would have the power to indemnify such person against such expense, liability or loss under the DGCL. New Grace intends to obtain directors and officers liability insurance providing coverage to its directors and officers. In addition, the New Grace By-laws authorize New Grace, to the extent authorized from time to time by the New Grace Board, to grant rights to indemnification, and rights to be paid by New Grace the expenses incurred in defending any Proceeding in advance of its final disposition, to any agent of New Grace to the fullest extent of the provisions of the New Grace By-laws with respect to the indemnification and advancement of expenses of directors, officers and employees of New Grace.

     The New Grace By-laws provide that the right to indemnification conferred therein will be a contract right and will include the right to be paid by New Grace the expenses incurred in defending any such Proceeding in advance of its final disposition, except that if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a Proceeding will be made only upon delivery to New Grace of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it is ultimately determined that such director or officer is not entitled to be indemnified under the New Grace By-laws or otherwise.

     Grace New York is currently advancing the defense costs being incurred by certain current and former directors (including the estate of a deceased director) in certain of the litigations discussed in the Grace New York 1996 Proxy Excerpt and the Joint Proxy Statement-Prospectus. As contemplated by New York law, such individuals (and the estate) are entering into agreements in which they undertake to reimburse Grace New York for such advances in the event it is determined that they were not entitled thereto.

CERTAIN OTHER INFORMATION

     There has not been in the past and there is not presently pending any litigation or proceeding involving a director, officer, employee or agent of New Grace, acting in such capacity, in which indemnification would be required or permitted by the New Grace By-Laws. In addition, the New Grace Board is not aware of any threatened litigation or proceeding which may result in a claim for indemnification under the New Grace By-Laws. However, certain litigation and proceedings involving such persons in their respective capacities with Grace New York are pending. Under the Distribution Agreement, Grace Chemicals has agreed to indemnify Grace New York and NMC with respect to such pending litigations and proceedings. For information with respect to the above, reference is hereby made to the Grace New York 1996 Proxy Excerpt.

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

                COMPARISON OF CERTAIN RIGHTS OF SHAREHOLDERS OF
                          GRACE NEW YORK AND NEW GRACE

     Upon consummation of the Distribution, the shareholders of Grace New York will become shareholders of New Grace and their rights will be governed by the New Grace Certificate, the New Grace By-laws and the DGCL, which differ in certain material respects from the Grace New York Certificate, the Grace New York By-Laws and the NYBCL.

     The following comparison of the New Grace Certificate, the New Grace By-Laws and the DGCL, on the one hand, and the Grace New York Certificate, the Grace New York By-laws and the NYBCL, on the other hand, is not intended to be complete and is qualified in its entirety by reference to the relevant provisions of the New Grace Certificate, the New Grace By-laws, the DGCL, the Grace New York Certificate, the Grace New York By-Laws and the NYBCL. Copies of the New Grace Certificate and the New Grace By-laws are attached hereto as Annex A and Annex B, respectively. Copies of the Grace New York Certificate and the Grace New York By-Laws are filed as exhibits to the registration statements, filed with the Commission, covering the ADSs and the New Preferred Shares. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE" in the Joint Proxy Statement-Prospectus. See also "DESCRIPTION OF NEW GRACE CAPITAL STOCK" and "CERTAIN ANTI-TAKEOVER EFFECTS" in this Prospectus.

DUTIES OF DIRECTORS

  Grace New York

     Section 717(b) of the NYBCL permits a board of directors to consider, including in connection with a change or potential change in control of the corporation, both the long-term and short-term effects of a decision on the corporation and, specifically, the effects on: (i) the potential growth, development, productivity and profitability of the corporation; (ii) current employees; (iii) retired employees and other beneficiaries of the corporation still entitled to receive, directly or indirectly, benefits from the corporation; (iv) customers and creditors of the corporation; and (v) the ability of the corporation to continuously provide goods, services, employment opportunities and benefits and to make any other contributions to the communities in which it does business.

  New Grace

     Section 141 of the DGCL provides that the duties of a board are to manage the business and affairs of a corporation, except as may otherwise be provided in the DGCL or the certificate of incorporation of such corporation; the New Grace Certificate does not provide otherwise.

SIZE AND CLASSIFICATION OF THE BOARD OF DIRECTORS

  Grace New York

     Pursuant to the Grace New York Certificate, the Grace New York Board is divided into three classes, with the classes to be as nearly equal in number as possible, and directors are elected to serve staggered three-year terms. The Grace New York Certificate provides that the number of directors of Grace New York will be not less than nine and not more than 50, as determined by a majority of the Grace New York Board, provided that the number of directors may not be reduced to shorten the term of any incumbent director.

  New Grace

     Pursuant to the New Grace Certificate and the New Grace By-laws, the New Grace Board is divided into three classes, with the classes to be as nearly equal in number as possible, and directors are elected to serve staggered three-year terms. The New Grace By-laws provide that the number of directors of Grace will be fixed from time to time exclusively pursuant to a resolution adopted by the directors constituting a majority of the Whole Board, provided that the number of directors may not be reduced to shorten the term of any incumbent director.

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

REMOVAL OF DIRECTORS; FILLING VACANCIES ON THE BOARD OF DIRECTORS

  Grace New York

     Directors of Grace New York may be removed only for cause (as defined in the Grace New York Certificate) and only upon the affirmative vote of a majority of the voting power of all shares of capital stock of Grace New York. The Grace New York By-Laws provide that if a vacancy occurs in any class of directors, it may be filled by the vote of a majority of the directors remaining in office, or by the sole remaining director. Any vacancy in the Grace New York Board resulting from an increase in the number of directors may be filled by a vote of directors constituting a majority of the entire Grace New York Board prior to such increase. Any director elected by the Grace New York Board is required to stand for election at the next annual meeting of shareholders.

  New Grace

     Directors of New Grace may be removed by the shareholders only for cause. The New Grace By-laws provide that if a vacancy occurs, including a vacancy resulting from an increase in the number of directors, it may be filled only by the affirmative vote of a majority of the directors remaining in office, though less than a quorum. Any director so chosen shall remain in office until the next annual meeting of shareholders at which the term of office of the class to which he or she shall have been elected expires and until such director's successor shall have been duly elected and qualified.

SHAREHOLDER NOMINATIONS

  Grace New York

     The Grace New York By-Laws establish procedures that must be followed for shareholders to nominate individuals for election to the Grace New York Board. Nominations by shareholders of individuals for election to the Grace New York Board must be made by delivering written notice of such nomination to the Secretary of Grace New York not less than 60 days nor more than 90 days prior to an annual meeting, unless the annual meeting takes place on a date other than the ordinary date specified in the Grace New York By-Laws, in which case notice by a shareholder to be timely must be so received not later than the close of business on the 10th day following the date on which notice or disclosure of the date of the meeting is first given. The nomination notice must set forth certain information about the shareholder making the nomination, including the shareholder's name and address, the number of shares of capital stock of Grace New York beneficially owned by the shareholder, a representation that the shareholder will be a holder of record of stock entitled to vote at the meeting, and intends to appear in person or by proxy, and a description of any material interest of the shareholder and each proposed nominee in any matter to be voted upon. The nomination notice must set forth certain information about each person to be nominated, including information concerning the nominee's principal occupation or employment and the class and number of shares of Grace New York beneficially owned by such nominee. If the presiding officer at the shareholders' meeting determines that a nomination was not made in accordance with these procedures, the presiding officer may so declare at the meeting and the nomination will not be acted upon.

  New Grace

     The New Grace By-laws establish procedures that must be followed for shareholders to nominate individuals for election to the New Grace Board. Nominations by shareholders of individuals for election to the New Grace Board must be made by delivering written notice of such nomination to the Secretary of New Grace not less than 60 days nor more than 90 days prior to the first anniversary of the previous year's annual meeting (or if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, not earlier than the 90th day prior to such meeting and not later than the later of (x) the 60th day prior to such meeting or (y) the 10th day after public announcement or disclosure of the date of such meeting is first made). Notwithstanding the foregoing, in the event that the number of directors to be elected is increased and there is no public announcement or disclosure by New Grace, within 70 days prior to the first anniversary of the preceding year's annual meeting, naming all of the nominees for election as director or

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

specifying the increased size of the New Grace Board, a shareholder's notice will be timely, but only with respect to nominees for any new positions created by such increase, if it is received by New Grace not later than the 10th day after such public announcement or disclosure is first made by New Grace. The nomination notice must set forth certain information about the shareholder making the nomination, including the shareholder's name and address, the class and number of shares of capital stock of New Grace beneficially owned by the shareholder, and a description of any material interest of the shareholder and each proposed nominee in any matter to be voted upon. The nomination notice must set forth such information about the proposed nominee that would be required to be included in a proxy statement soliciting proxies for the proposed nominee. If the presiding officer at the shareholders' meeting determines that a nomination was not made in accordance with these procedures, he or she may so declare at the meeting and the nomination will not be acted upon.

ACTION BY WRITTEN CONSENT

  Grace New York

     Under the NYBCL, whenever shareholders are required or permitted to take any action by vote, such action may be taken without a meeting on written consent signed by the holders of all outstanding shares entitled to vote thereon, unless the certificate of incorporation authorizes written consent of the holders of less than all outstanding shares. The Grace New York Certificate does not authorize action by less than all such holders and, as a practical matter, since action by written consent must be unanimous, shareholders of Grace New York cannot act by written consent.

  New Grace

     The New Grace Certificate and the New Grace By-laws provide that, subject to the rights of holders of any New Grace preferred stock to elect additional directors under specified circumstances, shareholder action can only be taken at an annual or special meeting of shareholders and shareholder action by written consent in lieu of a meeting is prohibited.

SPECIAL MEETINGS OF SHAREHOLDERS; QUORUM

  Grace New York

     A special meeting of shareholders of Grace New York may be called only by the Chairman, the President or the Grace New York Board.

     A quorum for a meeting of the shareholders of Grace New York generally consists of the holders of shares constituting a majority of the voting power of the outstanding shares of Grace New York entitled to vote. A majority of the votes cast is generally required for an action by the shareholders of Grace New York. The NYBCL provides that these quorum requirements may be increased or decreased by a change to the Grace New York Certificate or By-Laws (the latter of which may be effected by the Grace New York Board), so long as the requirement for a quorum does not fall below one-third of the shares entitled to vote.

  New Grace

     The New Grace By-laws provide that, subject to the rights of holders of any New Grace preferred stock to elect additional directors under specified circumstances, special meetings of shareholders of New Grace may be called only by the Chairman, the President or the New Grace Board.

     A quorum for a meeting of the shareholders of New Grace generally consists of the holders of a majority of the voting power of the shares of New Grace entitled to vote. A majority of the votes cast is generally required for an action by the shareholders of New Grace. The DGCL provides that these quorum requirements may be increased or decreased by a change to the New Grace Certificate or By-laws, so long as the requirement for a quorum does not fall below one-third of the shares entitled to vote.

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

SHAREHOLDER PROPOSALS

  Grace New York

     The Grace New York By-Laws establish procedures that must be followed for a shareholder to submit a proposal at an annual meeting of the shareholders of Grace New York (other than a proposal submitted under the Commission's shareholder proposal rules). No such proposal may be submitted unless the submitting shareholder has timely filed with the Secretary of Grace New York a written statement setting forth specified information, including the name and address of the person making the proposal, the class and number of shares of capital stock of Grace New York beneficially owned by such person, a description of the proposal and the reasons for bringing such business before the annual meeting, a representation that such person is or will be a holder of record of stock of Grace New York entitled to vote at such meeting and intends to appear in person or by proxy to make the proposal, and any material interest of the shareholder in such business. If the presiding officer at any shareholders' meeting determines that any such proposal was not made in accordance with these procedures or is otherwise not in accordance with law, he or she will so declare at the meeting and such defective proposal will not be acted upon.

  New Grace

     The New Grace By-laws establish procedures that must be followed for a shareholder to submit a proposal at an annual meeting of the shareholders of New Grace (other than a proposal submitted under the Commission's shareholder proposal rules). No such proposal may be submitted unless the submitting shareholder has timely filed with the Secretary of New Grace a written statement setting forth specified information, including the name and address of the person making the proposal, the class and number of shares of capital stock of New Grace beneficially owned by such person, a description of the proposal and the reasons for bringing such business and the class and number of shares which are owned beneficially and of record by such person. If the presiding officer at any shareholders' meeting determines that any such proposal was not made in accordance with these procedures or is otherwise not in accordance with the law, he or she will so declare at the meeting and such defective proposal will not be acted upon.

REQUIRED VOTE FOR AUTHORIZATION OF CERTAIN ACTIONS

  Grace New York

     Under the NYBCL, subject to the provisions described under " -- State Anti-takeover Statutes -- Grace New York," the recommendation of the Grace New York Board and the approval of two-thirds of the outstanding voting power of Grace New York is required to effect a merger or consolidation with Grace New York, or the sale, lease or exchange of all or substantially all of Grace New York's assets. The NYBCL provides that holders of Grace New York Preferred Stock are entitled to vote on a merger or consolidation, and to vote as a class if the merger or consolidation would have certain adverse effects on such holders, such as limiting their voting rights, changing their shares into different shares, altering their rights, preferences or limitations, or subordinating their rights by authorizing shares with superior rights.

  New Grace

     Under the DGCL, an agreement of merger or consolidation involving New Grace, or a sale, lease or exchange of all or substantially all of New Grace's assets, must generally be approved by the directors of New Grace and adopted by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon.

AMENDMENT OF CORPORATE CHARTER AND BY-LAWS

  Grace New York

     An amendment to the Grace New York Certificate requires the approval of both the Grace New York Board and a majority of the voting power of all outstanding shares of capital stock of Grace New York. Holders of Grace New York Preferred Stock may be entitled to vote as a class on amendments to the Grace

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

New York Certificate that would have certain adverse effects on such holders, such as limiting their voting rights. Except as prohibited by the NYBCL, the Grace New York Board may adopt, amend or repeal the Grace New York By-Laws without the assent or vote of the shareholders. The shareholders may amend or repeal the Grace New York By-Laws by the affirmative vote of the holders of a majority of the voting power of shares entitled to vote in the election of directors.

  New Grace

     Under the DGCL, shareholders have the right to adopt, amend or repeal the certificate of incorporation and by-laws of a corporation. In addition, if the certificate of incorporation so provides, the by-laws may be amended by the board of directors. The New Grace Certificate provides that the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of Voting Stock, voting together as a single class, is required to amend provisions of the New Grace Certificate relating to the prohibition of shareholder action without a meeting; the number, election and term of New Grace's directors; the removal of directors; and the amendment of the New Grace By-laws. The New Grace Certificate further provides that the New Grace By-laws may be amended by the New Grace Board or by the affirmative vote of the holders of at least 80% of the outstanding shares of Voting Stock, voting together as a single class.

APPRAISAL RIGHTS

  Grace New York

     The NYBCL provides appraisal rights to holders entitled to vote thereon for
(i) certain mergers and consolidations; (ii) dispositions of assets requiring shareholder approval; and (iii) certain amendments to the certificate of incorporation of a corporation which adversely affect the rights of such shareholder.

  New Grace

     Section 262 of the DGCL provides appraisal rights to holders entitled to vote thereon for certain mergers or consolidations, provided, however, that appraisal rights are generally not available if the stock of the corporation is listed on a national securities exchange or held of record by more than 200 holders.

FAIR PRICE AND ANTI-GREENMAIL PROVISIONS

  Grace New York

     The NYBCL prohibits, subject to certain exceptions, a corporation subject to Section 912 of the NYBCL from purchasing or agreeing to purchase more than 10% of its stock from a shareholder for more than the market value thereof unless such purchase or agreement is approved by shareholders. See "-- State Antitakeover Statutes -- Grace New York."

  New Grace

     The DGCL has no comparable provisions.

STOCK RIGHTS PLAN

  Grace New York

     Each share of Grace New York Common Stock has an attendant Grace Right (as defined in the Joint Proxy Statement-Prospectus). The Grace Rights may have certain anti-takeover effects, but are not, and will not become, exercisable unless and until certain events occur.

     The Grace Rights may be redeemed by Grace New York at $.025 per Grace Right (payable in cash, Grace New York Common Stock or any other form of consideration deemed appropriate by the Grace New York Board) at any time through the tenth business day (or such later business day as may be fixed by the Grace New York Board) after a public announcement that a person or group has become an "interested shareholder," as defined in the Rights Agreement respecting the Grace Rights, this right of redemption may be reinstated if all interested shareholders reduce their holdings to 10% or less of the outstanding Grace New York Common Stock. The Grace Rights will expire in January 1997. In contemplation of the Reorganization, the Grace New York Board authorized the amendment of the Grace Rights so as to prevent the Grace Rights from becoming exercisable as a result of the transactions contemplated by the Reorganization Agreement.

  New Grace

     Each share of New Grace Common Stock will have an attendant New Grace Right. The New Grace Rights may have certain anti-takeover effects, but are not, and will not become, exercisable unless and until certain events occur.

     The New Grace Rights will be redeemable by New Grace at $.01 per New Grace Right (payable in cash, New Grace Common Stock or any other form of consideration deemed appropriate by the New Grace Board) at such time, on such basis and with such conditions as the New Grace Board may determine, in its sole discretion. The New Grace Rights will expire in 2006.

STATE ANTI-TAKEOVER STATUTES

  Grace New York

     Section 912 of the NYBCL prohibits a "business combination" (as defined in Section 912 of the NYBCL, generally including mergers, sales and leases of assets, issuances of securities and similar transactions) by Grace New York or a Grace New York subsidiary with an interested shareholder (as defined in Section 912 of the NYBCL, generally the beneficial owner of 20% or more of Grace New York voting stock) within five years after the person or entity becomes an interested shareholder, unless (i) prior to the person or entity becoming an interested shareholder, the business combination or the transaction pursuant to which such person or entity became an interested shareholder has been approved by the Grace New York Board, or (ii) the business combination is approved by the holders of a majority of the voting power of the capital stock of Grace New York, excluding shares held by the interested shareholder, at a meeting called for such purpose no earlier than five years after such interested shareholder's "stock acquisition date". In addition, Section 912 of the NYBCL specifies certain minimum consideration that must be paid in a business combination with an interested shareholder. In approving the Reorganization Agreement, the Grace New York Board approved the Reorganization, so that it is not subject to the limitations set forth in Section 912 of the NYBCL.

  New Grace

     Section 203 of the DGCL provides that, subject to certain exceptions specified therein, a corporation shall not engage in any business combination with any "interested shareholder" for a three-year period following the date that such shareholder becomes an interested shareholder unless (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder, (ii) upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owns at least 85% of the voting stock (as defined in Section 203 of the DGCL) of the corporation outstanding at the time the transaction commenced (excluding certain shares), or (iii) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested shareholder. Except as specified in Section 203, an "interested shareholder" is defined to include (i) any person that is the owner of 15% or more of the outstanding Voting Stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding Voting Stock of the corporation at any time within three years immediately prior to the relevant date and (ii) the affiliates and associates of any such person.

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

LIMITATION ON DIRECTORS' LIABILITY

  Grace New York

     Under Section 402 of the NYBCL, a corporation may limit or eliminate the personal liability of directors to the corporation or its shareholders for damages for breach of duty in such capacity. This limitation on liability is not available for acts or omissions by a director which (i) were in bad faith, (ii) involved intentional misconduct or a knowing violation of law, (iii) involved financial profit or other advantage to which the director was not entitled or
(iv) resulted in a violation of a statute prohibiting certain dividend declarations, certain payments to shareholders after dissolution and particular types of loans. The Grace New York Certificate provides for the limitation on directors' liability as permitted by this statute.

  New Grace

     As permitted by the DGCL, the New Grace Certificate provides that a director will not be personally liable for monetary damages to New Grace or its shareholders for breach of fiduciary duty as a director, except for liability
(i) for any breach of the director's duty of loyalty to New Grace or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying a dividend or approving a stock repurchase in violation of Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

  Grace New York

     Sections 722 and 723 of the NYBCL provide that a corporation may indemnify its officers and directors party to any action, suit or proceeding by reason of the fact that he or she was a director, officer or employee of the corporation by, among other things, a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, provided that such officers and directors acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation. The Grace New York By-Laws provide for indemnification of officers and directors as permitted by this statute.

  New Grace

     The New Grace Certificate provides that each individual who is or was or has agreed to become a director or officer of New Grace, or each such person who is or was serving or who has agreed to serve at the request of the New Grace Board as an employee or agent of New Grace or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (also including the heirs, executors, administrators or estate of such person), will be indemnified by New Grace, in accordance with the New Grace By-laws, to the fullest extent permitted by the DGCL, as the same exists or may in the future be amended (but, in the case of any such amendment, only to the extent that such amendment permits New Grace to provide broader indemnification rights than said law permitted prior to such amendment). The New Grace Certificate also specifically authorizes New Grace to enter into agreements with any person providing for indemnification greater than or different from that provided by the New Grace Certificate.

CUMULATIVE VOTING

  Grace New York

     The Grace New York Certificate does not provide for cumulative voting.

  New Grace

     The New Grace Certificate does not provide for cumulative voting.

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

CONFLICT-OF-INTEREST TRANSACTIONS

  Grace New York

     Section 713 of the NYBCL permits contracts or transactions between a corporation and an interested director if the material facts as to such director's interests are disclosed in good faith or known to the board or a committee thereof, and the board approves the contract or transaction by a vote sufficient for such purpose without counting the interested director, or, if such a vote is not possible, by unanimous vote of disinterested directors. The NYBCL also provides that such contracts or transactions are also permitted if the material facts as to such director's interests are disclosed in good faith or known to the shareholders and are approved by a vote of the shareholders.

  New Grace

     Section 144 of the DGCL permits contracts or transactions between a corporation and an interested director if the material facts as to such director's interests are disclosed or are known to the board of directors or a committee thereof and the board or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors be less than a quorum. The DGCL also provides that such contracts or transactions are also permitted if the material facts as to such director's interests are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by a vote of the shareholders, or, if the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee of the board or the shareholders.

DIVIDENDS AND OTHER DISTRIBUTIONS

  Grace New York

     The NYBCL generally allows dividends to be paid out of surplus of the corporation only, so that the net assets of the corporation remaining after such payment shall be at least equal to the amount of its stated capital.

  New Grace

     The DGCL generally allows dividends to be paid out of a company's surplus, or, if there is no surplus, out of such company's net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

ISSUANCE OF RIGHTS OR OPTIONS TO PURCHASE SHARES
  TO DIRECTORS, OFFICERS AND EMPLOYEES

  Grace New York

     The NYBCL requires that the issuance to directors, officers and/or employees of rights or options to purchase shares must be authorized by a majority of the total voting power of Grace New York's outstanding capital stock.

  New Grace

     The DGCL does not contain any provision requiring the issuance of rights or options to officers, directors and employees to be approved by a shareholder vote.

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

LOANS TO DIRECTORS

  Grace New York

     The NYBCL requires that any loan made by a corporation to any director must be authorized by a vote of the shareholders. For purposes of this authorization, the shares held by the director who would be the borrower are not entitled to vote. A loan made in violation of the above conditions shall be a violation of the duty to the corporation of the directors approving it, but the obligation of the borrower with respect to the loan shall not be affected thereby.

  New Grace

     The DGCL allows loans to and guarantees of obligations of officers and directors without any shareholder approval.

RIGHT TO INSPECT CORPORATE BOOKS AND RECORDS; RIGHT TO INSPECT SHAREHOLDER LISTS

  Grace New York

     Section 624 of the NYBCL provides a right of inspection of a corporation's books, records and shareholder lists to any person who shall have been a shareholder for at least six months immediately preceding his or her demand or any person holding at least 5% of a class of outstanding shares on at least five days' written demand.

  New Grace

     Section 219 of the DGCL allows any shareholder, following a written request, the right to inspect the corporation's books and records, including the shareholder list, during usual business hours for a proper purpose. In addition,
Section 220 of the DGCL provides that stockholders have a right, for a period of at least ten days prior to any shareholder meeting, and during such meeting, to examine a list of shareholders arranged in alphabetical order and showing the address and the number of shares held by each shareholder, for any purposes germane to such meeting.

                             VALIDITY OF SECURITIES

     The validity of the New Grace Common Stock and the New Grace Rights will be passed upon for New Grace by Robert H. Beber, Esq., Executive Vice President and General Counsel of Grace. Mr. Beber owns shares of Grace New York Common Stock, as well as options to acquire shares of Grace New York Common Stock.

                                    EXPERTS

     The Consolidated Financial Statements included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

     New Grace has filed with the Commission a registration statement on Form S-1 (including exhibits and amendments thereto, the "Registration Statement") under the Exchange Act with respect to the New Grace Common Stock and the associated New Grace Rights. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information included in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement, as permitted by the rules and regulations of the Commission, but all material terms of each such document are described herein. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. Items of information omitted from this Prospectus but contained in the Registration Statement may be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549; at the New York Regional Office of the Commission, Seven World Trade Center, 13th Floor, New York, New York 10048; and the Chicago Regional Office of the Commission, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. In addition, following the Distribution, reports, proxy statements and other information concerning New Grace may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

           INDEX OF DEFINED TERMS

                                      PAGE
                                    --------
Acquiring Person...................    55
ADRs...............................    8
ADSs...............................  Cover
Amicon.............................    19
Code...............................    6
Commission.........................    25
Compensation Committee.............    45
Consolidated Financial
  Statements.......................    21
Counsel............................    6
Covered Period.....................    26
DGCL...............................    52
Dissenting Shares..................    5
Distribution.......................  Cover
Distribution Agent.................  Cover
Distribution Agreement.............    2
Distribution Payment...............    2
DOE................................    23
EHS................................    20
EMS................................    39
EPA................................    23
Exchange Act.......................    49
Facility 2.........................    9
Facility 3.........................    9
Final Expiration Date..............    57
First Quarter Financial
  Statements.......................    21
Flip-in Right......................    56
Florida Action.....................    10
FMC Ordinary Share.................  Cover
FNMC...............................  Cover
Fresenius AG.......................  Cover
Fresenius Medical Care.............  Cover
Fresenius Merger...................  Cover
Fresenius USA......................  Cover
Government Claims..................    10
Grace..............................  Cover
Grace Chemicals....................  Cover
Grace Cocoa........................    18
Grace Construction.................    16
Grace Container....................    17
Grace Davison......................    15
Grace Merger.......................  Cover
Grace New York.....................  Cover
Grace New York 1996 Proxy
  Excerpt..........................    46
Grace New York Board...............    2
Grace New York Certificate.........  Cover
Grace New York Common Stock........  Cover
Grace New York Preferred Stock.....  Cover
Grace Packaging....................    14
Grace TEC Systems..................    18
Hatco..............................    23
LTIP...............................    46
IRS................................    6
Joint Proxy Statement-Prospectus...  Cover
Lenders............................    2
New Grace..........................  Cover
New Grace Board....................    9
New Grace By-laws..................    8
New Grace Certificate..............  Cover
New Grace Common Stock.............  Cover
New Grace Employees................    47
New Grace Junior Preferred Stock...    50
New Grace Preferred Stock..........    50
New Grace Right....................    7
New Preferred Share................  Cover
NMC................................  Cover
NMC Credit Agreement...............    2
NMC Credit Facility................    2
NYSE...............................  Cover
Obligations........................    10
OIG................................    26
OIG Agreements.....................    10
OIG Investigation..................    26
Opinions...........................    7
Primary Guarantee..................    10
Proceeding.........................    59
Prospectus.........................  Cover
PRP................................    23
Purchase Price.....................    55
Recapitalization...................  Cover
Redemption Price...................    56
Registration Statement.............    70
Releasees..........................    10
Reorganization.....................  Cover
Reorganization Agreement...........  Cover
Representations....................    7
Research Division..................    19
Rights Agreement...................    55
Rights Certificates................    55
Rights Distribution Date...........    55
Secondary Guarantee................    10
Securities Act.....................    8
Shareholder Notice Procedure.......    52
Time of Distribution...............  Cover
TSCA...............................    24
Voting Stock.......................    54
Whole Board........................    52
WRC................................    19

                                                                         ANNEX A

                                    FORM OF
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                               W. R. GRACE & CO.
              INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

     1. The name of the corporation (the "Corporation") is "W. R. Grace & Co."

     2. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on January 29, 1996, under the name W. R. Grace & Co.

     3. This Amended and Restated Certificate of Incorporation has been duly proposed by resolutions adopted and declared advisable by the Board of Directors of the Corporation, duly adopted by written consent of the sole stockholder of the Corporation in lieu of a meeting and vote and duly executed and acknowledged by the officers of the Corporation in accordance with the provisions of Sections 103, 228, 242 and 245 of the General Corporation Law of the State of Delaware (the "GCL") and, upon filing with the Secretary of State in accordance with
Section 103, shall thenceforth supercede the original Certificate of Incorporation and shall, as it may thereafter be amended in accordance with its terms and applicable law, be the Certificate of Incorporation of the Corporation.

     4. The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

                                   ARTICLE I

     The name of the Corporation is:

                               W. R. Grace & Co.

                                   ARTICLE II

     The address of the Corporation's registered office in the State of Delaware is The Prentice-Hall Corporation System, Inc., 1013 Centre Road, Wilmington, Delaware. The name of the Corporation's registered agent at such address is The Prentice-Hall Corporation System, Inc.

                                  ARTICLE III

     The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the GCL.

                                   ARTICLE IV

     (a) The total number of shares of stock which the Corporation shall have authority to issue is Three Hundred and Fifty-Three Million (353,000,000), consisting of Fifty-Three Million (53,000,000) shares of Preferred Stock, par value $.01 per share (hereinafter referred to as "Preferred Stock"), and Three Hundred Million (300,000,000) shares of Common Stock, par value $.01 per share (hereinafter referred to as "Common Stock").

     (b) The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to provide for the issuance of shares of Preferred Stock in series and, by filing a certificate pursuant to the applicable law of the State of Delaware ("Preferred Stock Designation"), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

          (1) The designation of the series, which may be by distinguishing number, letter or title.

          (2) The number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding).

          (3) Whether dividends, if any, shall be cumulative or noncumulative and the dividend rate of the series.

          (4) The dates on which dividends, if any, shall be payable.

          (5) The redemption rights and price or prices, if any, for shares of the series.

          (6) The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series.

          (7) The amounts payable on, and the preferences, if any, of shares of, the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

          (8) Whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series of such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible and all other terms and conditions upon which such conversion may be made.

          (9) Restrictions on the issuance of shares of the same series or of any other class or series.

          (10) The voting rights, if any, of the holders of shares of the series.

     (c) The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. Each share of Common Stock shall be equal to each other share of Common Stock. The holders of shares of Common Stock shall be entitled to one vote for each such share upon all questions presented to the stockholders.

     Except as may be provided in this Certificate of Incorporation or in a Preferred Stock Designation, or as may be required by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and holders of Preferred Stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote.

     (d) The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

     (e) There shall be designated a series of the Corporation's Preferred Stock, as follows:

          (1) Designation and Amount. The shares of such series shall be designated as "Series A Junior Participating Preferred Stock" (the "Series A Preferred Stock") and the number of shares constituting the Series A Preferred Stock shall be 3,000,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock.

          (2) Dividends and Distributions

             a. Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of Common Stock, par value $.01 per share (the "Common Stock"), of the Corporation, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Payment Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share of a fraction of a share of Series A Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common stock that were outstanding immediately prior to such event.

             b. The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in subparagraph a. of this paragraph (2) immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

             c. Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

          (3) Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:

             a. Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

             b. Except as otherwise provided herein, in any other Certificate of Designations creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

             c. Except as set forth herein, or as otherwise provided by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

          (4) Certain Restrictions.

             a. Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in paragraph (2) are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

                (i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

                (ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock, and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock, or

                (iv) redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series of classes.

             b. The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under subparagraph a. of this paragraph (4), purchase or otherwise acquire such shares at such time and in such manner.

          (5) Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation, or in any other Certificate of Designations creating a series of Preferred Stock or any similar stock or as otherwise required by law.

          (6) Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made
     (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          (7) Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by re-classification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          (8) No Redemption. The shares of Series A Preferred Stock shall not be redeemable.

          (9) Rank. The Series A Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Corporation's Preferred Stock.

          (10) Amendment. The Certificate of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the

     Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single class.

                                   ARTICLE V

     The Board of Directors is hereby authorized to create and issue, whether or not in connection with the issuance and sale of any of its stock or other securities or property, rights entitling the holders thereof to purchase from the Corporation shares of stock or other securities of the Corporation or any other corporation. The times at which and the terms upon which such rights are to be issued will be determined by the Board of Directors and set forth in the contracts or instruments that evidence such rights. The authority of the Board of Directors with respect to such rights shall include, but not be limited to, determination of the following:

          (1) The initial purchase price per share or other unit of the stock or other securities or property to be purchased upon exercise of such rights.

          (2) Provisions relating to the times at which and the circumstances under which such rights may be exercised or sold or otherwise transferred, either together with or separately from, any other stock or other securities of the Corporation.

          (3) Provisions which adjust the number or exercise price of such rights or amount or nature of the stock or other securities or property receivable upon exercise of such rights in the event of a combination, split or recapitalization of any stock of the Corporation, a change in ownership of the Corporation's stock or other securities or a reorganization, merger, consolidation, sale of assets or other occurrence relating to the Corporation or any stock of the Corporation, and provisions restricting the ability of the Corporation to enter into any such transaction absent an assumption by the other party or parties thereto of the obligations of the Corporation under such rights.

          (4) Provisions which deny the holder of a specified percentage of the outstanding stock or other securities of the Corporation the right to exercise such rights and/or cause the rights held by such holder to become void.

          (5) Provisions which permit the Corporation to redeem or exchange such rights.

          (6) The appointment of a rights agent with respect to such rights.

                                   ARTICLE VI

     In furtherance of, and not in limitation of, the powers conferred by law, the Board of Directors is expressly authorized and empowered:

          (1) to adopt, amend or repeal the By-laws of the Corporation; provided, however, that the By-laws adopted by the Board of Directors under the powers hereby conferred may be amended or repealed by the Board of Directors or by the stockholders having voting power with respect thereto, provided further that in the case of amendments by stockholders, the affirmative vote of the holders of at least 80 percent of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to alter, amend or repeal any provision of the By-laws; and

          (2) from time to time to determine whether and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the Corporation, or any of them, shall be open to inspection of stockholders; and, except as so determined or as expressly provided in this Certificate of Incorporation or in any Preferred Stock Designation, no stockholder shall have any right to inspect any account, book or document of the Corporation other than such rights as may be conferred by applicable law.

     The Corporation may in its By-laws confer powers upon the Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80 percent of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with paragraph (1) of this Article VI. For the purposes of this Certificate of Incorporation, "Voting Stock" shall mean the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.

                                  ARTICLE VII

     Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock as set forth in this Certificate of Incorporation to elect additional directors under specific circumstances, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing in lieu of a meeting of such stockholders. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of at least 80 percent of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with this Article VII.

                                  ARTICLE VIII

     Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock as set forth in this Certificate of Incorporation to elect additional directors under specified circumstances, the number of directors of the Corporation shall be fixed, and may be increased or decreased from time to time, in such manner as may be prescribed by the By-laws.

     Unless and except to the extent that the By-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

     The directors, other than those who may be elected by the holders of any series of Preferred Stock or any other series or class of stock as set forth in this Certificate of Incorporation, shall be divided into three classes, as nearly equal in number as possible. One class of directors shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 1997, another class shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 1998, and another class shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 1999. Members of each class shall hold office until their successors are elected and qualified. At each succeeding annual meeting of the stockholders of the Corporation, the successors of the class of directors whose term expires at that meeting shall be elected by a plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

     Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock as set forth in this Certificate of Incorporation to elect additional directors under specified circumstances, any director may be removed from office at any time by the shareholders, but only for cause.

     Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80 percent of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with this Article VIII.

                                   ARTICLE IX

     Each person who is or was or has agreed to become a director or officer of the Corporation, or each such person who is or was serving or who has agreed to serve at the request of the Board of Directors or an officer of the Corporation as an employee or agent of the Corporation or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (including the heirs, executor, administrators or estate of such person), shall be indemnified by the Corporation, in accordance with the By-laws of the Corporation, to the fullest extent permitted from time to time by the GCL as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted prior to such amendment) or any other applicable laws as presently or hereafter in effect. Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person which provide for indemnification greater than or different from that provided in this Article IX. Any amendment or repeal of this Article IX shall not adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such amendment or repeal.

                                   ARTICLE X

     A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the GCL, or (4) for any transaction from which the director derived an improper personal benefit. Any amendment or repeal of this Article X shall not adversely affect any right or protection of a director of the Corporation existing hereunder in respect of any act or omission occurring prior to such amendment or repeal.

                                   ARTICLE XI

     Except as may be expressly provided in this Certificate of Incorporation, the Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation or a Preferred Stock Designation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article XI; provided, however, that any amendment or repeal of Article IX or Article X of this Certificate of Incorporation shall not adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such amendment or repeal; and provided further that no Preferred Stock Designation shall be amended after the issuance of any shares of the series of Preferred Stock created thereby, except in accordance with the terms of such Preferred Stock Designation and the requirements of applicable law.

     IN WITNESS WHEREOF, W. R. Grace & Co. has caused this Amended and Restated Certificate of Incorporation to be signed by its President and attested by its Secretary and has caused its corporate seal to be hereunto affixed, this
day of             , 1996.

                                          W. R. GRACE & CO.

                                          By:

                                            ------------------------------------
                                                         President

Attest:

      --------------------------------
                 Secretary

                                                                         ANNEX B

                                    FORM OF
                              AMENDED AND RESTATED
                                    BY-LAWS
                                       OF
                               W. R. GRACE & CO.
              INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

                                   ARTICLE I
                              OFFICES AND RECORDS

     Section 1.1. Delaware Office. The principal office of the Corporation in the State of Delaware shall be located in Wilmington, Delaware, and the name and address of its registered agent is The Prentice-Hall Corporation System, Inc., 1013 Centre Road, Wilmington, Delaware.

     Section 1.2. Other Offices. The Corporation may have such other offices, either within or without the State of Delaware, as the Board of Directors may designate or as the business of the Corporation may from time to time require.

     Section 1.3. Books and Records. The books and records of the Corporation may be kept outside the State of Delaware at such place or places as may from time to time be designated by the Board of Directors.

                                   ARTICLE II
                                  STOCKHOLDERS

     Section 2.1. Annual Meeting. The annual meeting of the stockholders of the Corporation shall be held annually (a) on the tenth day of May, or (b) if such day be a Saturday, Sunday or a holiday at the place where the meeting is to be held, on the last business day preceding or on the first business day after such tenth day of May, as may be fixed by the Board of Directors, or (c) on such other date as may be fixed by the Board of Directors.

     Section 2.2. Special Meeting. Subject to the rights of the holders of any series of stock having a preference over the Common Stock of the Corporation as to dividends or upon liquidation ("Preferred Stock") with respect to such series of Preferred Stock, special meetings of the stockholders may be called only by the Chairman, by the President or by the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors which the Corporation would have if there were no vacancies (the "Whole Board").

     Section 2.3. Place of Meeting. The Chairman, the President or the Board of Directors, as the case may be, may designate the place of meeting for any annual meeting or for any special meeting of the stockholders called by the Chairman, the President or the Board of Directors. If no designation is so made, the place of meeting shall be the principal office of the Corporation.

     Section 2.4. Notice of Meeting. Written or printed notice, stating the place, date and time of the meeting and the purpose or purposes for which the meeting is called, shall be delivered by the Corporation not less than ten (10) days nor more than sixty (60) days before the date of the meeting, either personally or by mail, to each stockholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the U.S. mail with postage thereon prepaid, addressed to the stockholder at his address as it appears on the stock transfer books of the Corporation. Such further notice shall be given as may be required by law. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation's notice of meeting. Meetings may be held without notice if all stockholders entitled to vote are present, or if notice is waived by those not present in accordance with Section
6.4 of these By-laws. Any previously scheduled meeting of the stockholders may be postponed, and (unless the Certificate of Incorporation otherwise provides) any special meeting of the stockholders may be cancelled, by resolution of the Board of Directors upon public notice given prior to the date previously scheduled for such meeting of stockholders.

     Section 2.5. Quorum and Adjournment. Except as otherwise provided by law or by the Certificate of Incorporation, the holders of a majority of the outstanding shares of the Corporation entitled to vote generally in the election of directors (the "Voting Stock"), represented in person or by proxy, shall constitute a quorum at a meeting of stockholders, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of a majority of the voting power of the shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. The chairman of the meeting or a majority of the shares so represented may adjourn the meeting from time to time, whether or not there is a quorum. No notice of the time and place of adjourned meetings need be given except as required by law. The stockholders present at a duly called meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

     Section 2.6. Proxies. At all meetings of stockholders, a stockholder may vote by proxy executed in writing (or in any other manner permitted by law) by the stockholder, or by his duly authorized attorney in fact.

     Section 2.7. Notice of Stockholder Business and Nominations. (A) Annual Meetings of Stockholders. (1) Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (a) pursuant to the Corporation's notice of meeting, (b) by or at the direction of the Board of Directors or (c) by any stockholder of the Corporation who was a stockholder of record at the time of giving of the notice provided for in this Section 2.7, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 2.7.

     (2) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (c) of paragraph (A)(1) of this Section 2.7, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation, and such other business must otherwise be a proper matter for stockholder action. To be timely, a stockholder's notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder's notice as described above. Such stockholder's notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 14a-11 thereunder (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Corporation's books, and of such beneficial owner and (ii) the class and number of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner.

     (3) Notwithstanding anything in the second sentence of paragraph (A)(2) of this Section 2.7 to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement by the Corporation naming all of the nominees for election as director or specifying the size of the increased Board of Directors at least 70 days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice required by this Section 2.7 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

     (B) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation's notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation's notice of meeting (a) by or at the direction of the Board of Directors or (b) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice provided for in this Section 2.7, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 2.7. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation's notice of meeting, if the stockholder's notice required by paragraph (A)(2) of this Section 2.7 shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment of a special meeting commence a new time period for the giving of a stockholder's notice as described above.

     (C) General. (1) Only such persons who are nominated in accordance with the procedures set forth in this Section 2.7 shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.7. Except as otherwise provided by law, the Certificate of Incorporation or these By-laws, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 2.7 and, if any proposed nomination or business is not in compliance with this Section 2.7, to declare that such defective proposal or nomination shall be disregarded.

     (2) For purposes of this Section 2.7, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

     (3) Notwithstanding the foregoing provisions of this Section 2.7, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this by-law. Nothing in this Section 2.7 shall be deemed to affect any rights (i) of stockholders to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act or
(ii) of the holders of any series of Preferred Stock to elect directors under specified circumstances.

     Section 2.8. Procedure for Election of Directors; Required Vote. Election of directors at all meetings of the stockholders at which directors are to be elected shall be by ballot, and, subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, a plurality of the votes cast thereat shall elect directors. Except as otherwise provided by law, the Certificate of Incorporation, or these By-laws, in all matters other than the election of directors, the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter shall be the act of the stockholders.

     Section 2.9. Inspectors of Elections; Opening and Closing the Polls. The Board of Directors by resolution shall appoint one or more inspectors, which inspector or inspectors may include individuals who serve the Corporation in other capacities, including, without limitation, as officers, employees, agents or representatives, to act at meetings of stockholders and make written reports thereof. One or more persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate has been appointed to act or is able to act at a meeting of stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall have the duties prescribed by law.

     The chairman of the meeting shall fix and announce at the meeting the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting.

                                  ARTICLE III
                               BOARD OF DIRECTORS

     Section 3.1. General Powers. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. In addition to the powers and authorities by these By-laws expressly conferred upon them, the Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these By-laws required to be exercised or done by the stockholders.

     Section 3.2. Number, Tenure and Qualifications. Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, the number of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the Whole Board. The directors, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be divided, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as is reasonably possible, designated Class I, Class II and Class III, with the initial term of office of the Class I directors to expire at the 1997 annual meeting of stockholders, the initial term of office of the Class II directors to expire at the 1998 annual meeting of stockholders and the initial term of office of the Class III directors to expire at the 1999 annual meeting of stockholders, with each director to hold office until his or her successor shall have been duly elected and qualified. No person shall be nominated for election as a director if such person will have attained the age of 70 prior to the expiration of his or her term of office. At each annual meeting of stockholders, commencing with the 1997 annual meeting, directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified.

     Section 3.3. Regular Meetings. A regular meeting of the Board of Directors shall be held without other notice than this Section 3.3 immediately after, and at the same place as, the Annual Meeting of Stockholders. The Board of Directors may fix the time and place for the holding of additional regular meetings without notice.

     Section 3.4. Special Meetings. Special meetings of the Board of Directors shall be called at the request of the Chairman, the President or a majority of the directors then in office. The person or persons authorized to call special meetings of the Board of Directors may fix the place and time of such meetings.

     Section 3.5. Notice. Notice of any special meeting or notice of a change in the time or place of any regular meeting of the Board of Directors shall be given to each director at his or her business or residence in writing by hand delivery, first-class or overnight mail or courier service, telegram or facsimile transmission, or orally by telephone. If mailed by first-class mail, such notice shall be deemed adequately delivered when deposited in the U.S. mails so addressed, with postage thereon prepaid, at least five (5) days before such meeting. If by telegram, overnight mail or courier service, such notice shall be deemed adequately delivered when the telegram is delivered to the telegraph company or the notice is delivered to the overnight mail or courier service company at least twenty-four (24) hours before such meeting. If by facsimile transmission, such notice shall be deemed adequately delivered when the notice is transmitted at least twelve (12) hours before such meeting. If by telephone, the notice shall be communicated to the director or his or her representative or answering machine. If by telephone or by hand delivery, the notice shall be given at least twenty-four (24) hours prior to the time set for the meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice of such meeting, except for amendments to these By-laws, as provided under Section 8.1. A meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 6.4 of these by-laws.

     Section 3.6. Action by Consent of Board of Directors. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or committee.

     Section 3.7. Conference Telephone Meetings. Members of the Board of Directors, or any committee thereof, may participate in a meeting of the Board of Directors or such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

     Section 3.8. Quorum. Subject to Section 3.9, a number of directors equal to at least a majority of the Whole Board shall constitute a quorum for the transaction of business. If at any meeting of the Board of Directors there shall be less than a quorum present, a majority of the directors present may adjourn the meeting from time to time without further notice. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. The directors present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough directors to leave less than a quorum.

     Section 3.9. Vacancies. Subject to applicable law and the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, and unless the Board of Directors otherwise determines, vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships resulting from any increase in the authorized number of directors, may be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires and until such director's successor shall have been duly elected and qualified. No decrease in the number of authorized directors constituting the Whole Board shall shorten the term of any incumbent director.

     Section 3.10. Committees. The Board of Directors may establish one or more committees. Each Committee shall consist of two or more directors of the Corporation designated by the Board of Directors. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee may to the extent permitted by law exercise such powers and shall have such responsibilities as shall be specified in the designating resolution. In the absence or disqualification of any member of such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Each committee shall keep written minutes of its proceedings and shall report such proceedings to the Board of Directors when requested.

     A majority of any committee may determine its action and fix the time and place of its meetings, unless the Board of Directors shall otherwise provide. Notice of such meetings shall be given to each member of the committee in the manner provided for in Section 3.5 of these By-laws. The Board of Directors shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee. Nothing herein shall be deemed to prevent the Board of Directors from appointing one or more committees consisting in whole or in part of persons who are not directors of the Corporation; provided, however, that no such committee shall have or may exercise any authority of the Board of Directors.

     The term of office of a committee member shall be as provided in the resolution of the Board designating him or her but shall not exceed his or her term as a director. If prior to the end of his term, a committee member should cease to be a director, he or she shall cease to be a committee member. Any member of a committee may resign at any time by giving written notice to the Board of Directors, the Chairman, the President or the Secretary. Such resignation shall take effect as provided in Section 6.6 of these By-laws in the case of resignations by directors. Any member of a committee may be removed from such committee, either with or without cause, at any time, by resolution adopted by a majority of the whole Board. Any vacancy in a committee shall be filled by the Board of Directors in the manner prescribed by these By-Laws for the original designation of the members of such committee.

     Section 3.11. Committee on Officers' Compensation.  Pursuant to Section
3.10 of these By-laws, the Board of Directors shall designate a committee to evaluate the performance of, and to recommend the appropriate level of compensation for, officers of the Corporation. Such committee shall have access to an advisor not otherwise serving the Corporation. Each member of such committee shall be an "independent director", as that term is defined in the following sentence. For purposes of this Section 3.11, an "independent director" shall mean a person who (a) has not been employed by the Corporation within the past five years; (b) is not, and is not affiliated with, a firm that is an advisor or consultant to the Corporation; (c) is not affiliated with any customer or supplier of the Corporation whose purchases from and/or sales to the Corporation exceed 3% of the sales and revenues of such customer or supplier for its most recently completed fiscal year; (d) has no personal services contract with the Corporation; (e) is not affiliated with a tax-exempt entity, not otherwise affiliated with the Corporation, that receives contributions from the Corporation that exceed 3% of such entity's gross contributions for its most recently completed fiscal year; and (f) is not a member of the "immediate family" (as defined in Item 404(a) of Securities and Exchange Commission Regulation S-K) of any person described in clauses (a) through (e).

     Section 3.12. Removal. Subject to the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, any director, or the entire Board of Directors, may be removed from office at any time by the shareholders, but only for cause.

     Section 3.13. Records. The Board of Directors shall cause to be kept a record containing the minutes of the proceedings of the meetings of the Board of Directors and of the stockholders, appropriate stock books and registers and such books of records and accounts as may be necessary for the proper conduct of the business of the Corporation.

                                   ARTICLE IV
                                    OFFICERS

     Section 4.1. Elected Officers. The elected officers of the Corporation shall be a Chairman, a President, a Secretary, a Treasurer, and such other officers (including, without limitation, a Chief Financial Officer) as the Board of Directors may deem proper from time to time. The Chairman shall be chosen from among the directors. Each officer elected by the Board of Directors shall have such powers and duties as generally pertain to his or her respective office, subject to the specific provisions of this ARTICLE IV. Such officers shall also have such powers and duties as may be conferred from time to time by the Board of Directors. The Board of Directors may from time to time elect, or the Chairman or President may appoint, such assistant officers (including one or more Assistant Vice Presidents, Assistant Secretaries, Assistant Treasurers and Assistant Controllers) as may be necessary or desirable for the conduct of the business of the Corporation. Such assistant officers shall have such duties and shall hold their offices for such terms as shall be provided in these By-laws or as may be prescribed by the Board of Directors or by the Chairman or President, as the case may be.

     Section 4.2. Election and Term of Office. The elected officers of the Corporation shall be elected annually by the Board of Directors at the regular meeting of the Board of Directors held after the annual meeting of the stockholders or at any other time as the Board of Directors may deem proper. Each officer shall hold office until his successor shall have been duly elected and shall have qualified or until his death or until he shall resign, but any officer may be removed from office at any time by the affirmative vote of a majority of the Whole Board or, except in the case of an officer elected by the Board of Directors, by the Chairman or President. Such removal shall be without prejudice to the contractual rights, if any, of the person so removed.

     Section 4.3. Chairman. The Chairman shall preside at all meetings of the stockholders and of the Board of Directors and shall be the Chief Executive Officer of the Company. The Chairman shall be responsible for the general management of the affairs of the Corporation and shall perform all duties incidental to his office which may be required by law and all such other duties as are properly required of him by the Board of Directors. He shall make reports to the Board of Directors and the stockholders, and shall see that all orders and resolutions of the Board of Directors and of any committee thereof are carried into effect. The Chairman may also serve as President, if so elected by the Board of Directors.

     Section 4.4. President. The President shall act in a general executive capacity and shall assist the Chairman in the administration and operation of the Corporation's business and the general supervision of its policies and affairs. In the absence of or the inability to act of the Chairman, the President shall perform all duties of the Chairman and preside at all meetings of stockholders and of the Board of Directors.

     Section 4.5. Vice Presidents. Each Vice President shall have such powers and shall perform such duties as shall be assigned to him by the Board of Directors.

     Section 4.6. Chief Financial Officer. The Chief Financial Officer (if any) shall be a Vice President and act in an executive financial capacity. He shall assist the Chairman and the President in the general supervision of the Corporation's financial policies and affairs.

     Section 4.7. Treasurer. The Treasurer shall exercise general supervision over the receipt, custody and disbursement of corporate funds. The Treasurer shall cause the funds of the Corporation to be deposited in such banks as may be authorized by the Board of Directors, or in such banks as may be designated as depositaries in the manner provided by resolution of the Board of Directors. He shall have such further powers and duties and shall be subject to such directions as may be granted or imposed upon him from time to time by the Board of Directors, the Chairman or the President.

     Section 4.8. Secretary. The Secretary shall keep or cause to be kept in one or more books provided for that purpose, the minutes of all meetings of the Board of Directors, the committees of the Board of Directors and the stockholders; he shall see that all notices are duly given in accordance with the provisions of these By-laws and as required by law; he shall be custodian of the records and the seal of the Corporation and affix and attest the seal to all stock certificates of the Corporation (unless the seal of the Corporation on such certificates shall be a facsimile, as hereinafter provided) and affix and attest the seal to all other documents to be executed on behalf of the Corporation under its seal; and he shall see that the books, reports, statements, certificates and other documents and records required by law to be kept and filed are properly kept and filed; and in general, he shall perform all the duties incident to the office of Secretary and such other duties as from time to time may be assigned to him by the Board of Directors, the Chairman or the President.

     Section 4.9. Controller. The Controller shall have general control, charge and supervision of the accounts of the Corporation. He shall see that proper accounts are maintained and that all accounts are properly credited from time to time. He shall prepare or cause to be prepared the financial statements of the Corporation.

     Section 4.10. Removal. Any officer elected by the Board of Directors may be removed by the affirmative vote of a majority of the Whole Board whenever, in their judgment, the best interests of the Corporation would be served thereby. Any assistant officer appointed by the Chairman or the President may be removed by him whenever, in his judgment, the best interests of the Corporation would be served thereby. No elected officer shall have any contractual rights against the Corporation for compensation by virtue of such election beyond the date of the election of his successor, his death, his resignation or his removal, whichever event shall first occur, except as otherwise provided in an employment contract or under an employee deferred compensation plan.

     Section 4.11. Vacancies. A newly created elected office and a vacancy in any elected office because of death, resignation, or removal may be filled by the Board of Directors for the unexpired portion of the term at any meeting of the Board of Directors.

                                   ARTICLE V

                        STOCK CERTIFICATES AND TRANSFERS

     Section 5.1. Stock Certificates and Transfers. The interest of each stockholder of the Corporation shall be evidenced by certificates for shares of stock in such form as the appropriate officers of the Corporation may from time to time prescribe. The shares of the stock of the Corporation shall be transferred on the books of the Corporation by the holder thereof in person or by his attorney, upon surrender for cancellation of certificates for at least the same number of shares, with an assignment and power of transfer endorsed thereon or attached thereto, duly executed, with such proof of the authenticity of the signature as the Corporation or its agents may reasonably require.

     The certificates of stock shall be signed, countersigned and registered in such manner as the Board of Directors may by resolution prescribe, which resolution may permit all or any of the signatures on such certificates to be in facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

     Section 5.2. Lost, Stolen or Destroyed Certificates. No certificate for shares of stock in the Corporation shall be issued in place of any certificate alleged to have been lost, destroyed or stolen, except on production of such evidence of such loss, destruction or theft and on delivery to the Corporation of a bond of indemnity in such amount, upon such terms and secured by such surety, as the Board of Directors or any financial officer may in its or his discretion require.

                                   ARTICLE VI
                            MISCELLANEOUS PROVISIONS

     Section 6.1. Fiscal Year. The fiscal year of the Corporation shall begin on the first day of January and end on the thirty-first day of December of each year.

     Section 6.2. Dividends. The Board of Directors may from time to time declare, and the Corporation may pay, dividends on its outstanding shares in the manner and upon the terms and conditions provided by law and the Certificate of Incorporation.

     Section 6.3. Seal. The corporate seal shall have enscribed thereon the words "Corporate Seal", the year of incorporation and around the margin thereof the words "W. R. Grace & Co."

     Section 6.4. Waiver of Notice. Whenever any notice is required to be given to any stockholder or director of the Corporation under the provisions of the General Corporation Law of the State of Delaware or these by-laws, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. The attendance of any shareholder at a meeting in person or by proxy, without protesting at the beginning of the meeting the lack of notice of such meeting, shall constitute a waiver of notice of such shareholder. Neither the business to be transacted at, nor the purpose of, any annual or special meeting of the stockholders or the Board of Directors or committee thereof need be specified in any waiver of notice of such meeting.

     Section 6.5. Audits. The accounts, books and records of the Corporation shall be audited upon the conclusion of each fiscal year by an independent certified public accountant selected by the Board of Directors, and it shall be the duty of the Board of Directors to cause such audit to be done annually.

     Section 6.6. Resignations. Any director or any officer or assistant officer, whether elected or appointed, may resign at any time by giving written notice of such resignation to the Chairman, the President, or the Secretary, and such resignation shall be deemed to be effective as of the close of business on the date said notice is received by the Chairman, the President, or the Secretary, or at such later time as is specified therein. No formal action shall be required of the Board of Directors or the stockholders to make any such resignation effective.

     Section 6.7. Indemnification and Insurance. (A) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a "proceeding"), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in paragraph (C) of this Section 6.7, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Section 6.7 shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition, such advances to be paid by the Corporation within 20 days after the receipt by the Corporation of a statement or statements from the claimant requesting such advance or advances from time to time; provided, however, that if the General Corporation Law of the State of Delaware requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section 6.7 or otherwise.

     (B) To obtain indemnification under this Section 6.7, a claimant shall submit to the Corporation a written request, including therein or therewith such documentation and information as is reasonably available to the claimant and is reasonably necessary to determine whether and to what extent the claimant is entitled to indemnification. Upon written request by a claimant for indemnification pursuant to the first sentence of this paragraph (B), a determination, if required by applicable law, with respect to the claimant's entitlement thereto shall be made as follows: (1) if requested by the claimant, by Independent Counsel (as hereinafter defined), or (2) if no request is made by the claimant for a determination by Independent Counsel, (i) by the Board of Directors by a majority vote of a quorum consisting of Disinterested Directors (as hereinafter defined), or (ii) if a quorum of the Board of Directors consisting of Disinterested Directors is not obtainable or, even if obtainable, such quorum of Disinterested Directors so directs, by Independent Counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to the claimant, or (iii) if a quorum of Disinterested Directors so directs, by the stockholders of the Corporation. In the event the determination of entitlement to indemnification is to be made by Independent Counsel at the request of the claimant, the Independent Counsel shall be selected by the Board of Directors unless there shall have occurred within two years prior to the date of the commencement of the action, suit or proceeding for which indemnification is claimed a "Change of Control", as defined below, in which case the Independent Counsel shall be selected by the claimant unless the claimant shall request that such selection be made by the Board of Directors. If it is so determined that the claimant is entitled to indemnification, payment to the claimant shall be made within 10 days after such determination.

     (C) If a claim under paragraph (A) of this Section 6.7 is not paid in full by the Corporation within 30 days after a written claim pursuant to paragraph
(B) of this Section 6.7 has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standard of conduct which makes it permissible under the General Corporation Law of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, Independent Counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its Board of Directors, Independent Counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

     (D) If a determination shall have been made pursuant to paragraph (B) of this Section 6.7 that the claimant is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding commenced pursuant to paragraph (C) of this Section 6.7.

     (E) The Corporation shall be precluded from asserting in any judicial proceeding commenced pursuant to paragraph (C) of this Section 6.7 that the procedures and presumptions of this Section 6.7 are not valid, binding and enforceable and shall stipulate in such proceeding that the Corporation is bound by all the provisions of this Section 6.7.

     (F) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this
Section 6.7 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these By-laws, agreement, vote of stockholders or Disinterested Directors or otherwise. No repeal or modification of this Section 6.7 shall in any way diminish or adversely affect the rights of any director, officer, employee or agent of the Corporation hereunder in respect of any occurrence or matter arising prior to any such repeal or modification.

     (G) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware. To the extent that the Corporation maintains any policy or policies providing such insurance, each such director or officer, and each such agent or employee to which rights to indemnification have been granted as provided in paragraph (H) of this Section 6.7, shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage thereunder for any such director, officer, employee or agent.

     (H) The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to be paid by the Corporation the expenses incurred in defending any proceeding in advance of its final disposition, to any employee or agent of the Corporation to the fullest extent of the provisions of this Section 6.7 with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

     (I) If any provision or provisions of this Section 6.7 shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (1) the validity, legality and enforceability of the remaining provisions of this Section 6.7 (including, without limitation, each portion of any paragraph of this By-law containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (2) to the fullest extent possible, the provisions of this Section 6.7 (including, without limitation, each such portion of any paragraph of this By-law containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

     (J) For purposes of this Section 6.7:

          (1) "Disinterested Director" means a director of the Corporation who is not and was not a party to the matter in respect of which indemnification is sought by the claimant.

          (2) "Independent Counsel" means a law firm, a member of a law firm, or an independent practitioner, that is experienced in matters of corporation law and shall include any person who, under the applicable standards of professional conduct then prevailing, would not have a conflict of interest in representing either the Corporation or the claimant in an action to determine the claimant's rights under this Section 6.7.

          (3) "Change of Control" has the meaning given such term in the Corporation's 1996 Stock Incentive Plan, as the same may be amended or superseded from time to time.

     (K) Any notice, request or other communication required or permitted to be given to the Corporation under this Section 6.7 shall be in writing and either delivered in person or sent by telecopy, telex, telegram, overnight mail or courier service, or certified or registered mail, postage prepaid, return receipt requested, to the Secretary of the Corporation and shall be effective only upon receipt by the Secretary.

                                  ARTICLE VII

                            CONTRACTS, PROXIES, ETC.

     Section 7.1. Contracts. Except as otherwise required by law, the Certificate of Incorporation or these By-laws, any contracts or other instruments may be executed and delivered in the name and on the behalf of the Corporation by such officer or officers of the Corporation as the Board of Directors may from time to time direct. Such authority may be general or confined to specific instances as the Board may determine. The Chairman, the President or any Vice President may execute bonds, contracts, deeds, leases and other instruments to be made or executed for or on behalf of the Corporation. Subject to any restrictions imposed by the Board of Directors or the Chairman, the President or any Vice President of the Corporation may delegate contractual powers to others under his jurisdiction, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

     Section 7.2. Proxies. Unless otherwise provided by resolution adopted by the Board of Directors, the Chairman, the President or any Vice President may from time to time appoint an attorney or attorneys or agent or agents of the Corporation, in the name and on behalf of the Corporation, to cast the votes which the Corporation may be entitled to cast as the holder of stock or other securities in any other corporation, any of whose stock or other securities may be held by the Corporation, at meetings of the holders of the stock or other securities of such other corporation, or to consent in writing, in the name of the Corporation as such holder, to any action by such other corporation, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consent, and may execute or cause to be executed in the name and on behalf of the Corporation and under its corporate seal or otherwise, all such written proxies or other instruments as he may deem necessary or proper in the premises.

                                  ARTICLE VIII

                                   AMENDMENTS

     Section 8.1. Amendments. These By-laws may be altered, amended, or repealed at any meeting of the Board of Directors or of the stockholders, provided notice of the proposed change was given in the notice of the meeting and, in the case of a meeting of the Board of Directors, in a notice given not less than two days prior to the meeting; provided, however, that, in the case of amendments by stockholders, notwithstanding any other provisions of these By-laws or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law, the Certificate of Incorporation or these By-laws, the affirmative vote of the holders of at least 80 percent of the voting power of all the then outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal any provision of these By-laws.

                                                                         ANNEX C

                         SUMMARY OF GRACE HOLDING, INC.

                           1996 STOCK INCENTIVE PLAN

     Before the Distribution, New Grace will adopt, and Grace New York will approve, as sole shareholder of New Grace, the Grace Holding, Inc. 1996 Stock Incentive Plan (the "1996 Plan"). The 1996 Plan is designed to enable New Grace to attract and retain key employees and to link their incentives directly to the performance of New Grace. The terms of the 1996 Plan are substantially similar to those of the New Grace New York 1994 Stock Incentive Plan.

     The 1996 Plan will be administered by the Compensation Committee (although the Board of Directors may exercise the powers of the Compensation Committee under certain circumstances). Under the 1996 Plan, stock incentives may be granted to key employees, including directors who are employees. Stock incentives under the 1996 Plan may be granted in the form of stock options, stock awards or a combination thereof, for such consideration and upon such other terms as the Compensation Committee may determine.

     STOCK OPTIONS. The 1996 Plan permits New Grace to grant to key employees options to purchase New Grace Common Stock at a purchase price equal to not less than 100% of the fair market value of the New Grace Common Stock on the date an option is granted. The maximum term of an option is ten years and one month from the date of grant. The purchase price and any withholding tax that may be due on the exercise of an option may be paid in cash, in shares of New Grace Common Stock (subject to certain conditions), or a combination thereof. Each option is exercisable at the time or times determined by the Compensation Committee (or the Board of Directors). In general, unless otherwise specifically provided, an option terminates three months after the optionee ceases to be an employee, except that it terminates (i) immediately, if the employee resigns without the consent of the Compensation Committee (or the Board of Directors), or if his employment is terminated for cause and (ii) three years after death, incapacity or retirement.

     The 1996 Plan authorizes the grant of Incentive Stock Options ("ISOs") (which are accorded special tax treatment under Section 422 of the Code, as discussed below), as well as nonstatutory options.

     The 1996 Plan authorizes New Grace to cancel an option to the extent it is exercisable and either (i) pay the holder of the option cash equal to the excess, if any, of the fair market value of the shares covered by the option over their purchase price on the date of cancellation, (ii) transfer to the holder New Grace Common Stock with a fair market value equal to such excess, or
(iii) pay such excess partly in cash and partly in New Grace Common Stock; the right to cancel an option is referred to as a "stock appreciation right" or "SAR." However, New Grace is not expected to grant SARs in the future.

     Under the 1996 Plan, an outstanding option may be amended by the Compensation Committee, provided that the holder of the option agrees to any amendment that would adversely affect the option and that the option as so amended is consistent with the 1996 Plan. The 1996 Plan does not preclude the surrender of an outstanding option and the grant of a new option with a lower purchase price. However, New Grace is not expected to engage in such transactions.

     The foregoing outlines certain provisions of the 1996 Plan relating to stock options; documentation relating to individual stock options may have additional permitted terms.

     STOCK AWARDS. The 1996 Plan permits New Grace to grant stock awards to key employees. A stock award is an issuance of shares of New Grace Common Stock or an undertaking to issue such shares in the future (other than an option). Shares subject to a stock award are valued at not less than 100% of their fair market value on the date the award is granted, whether or not they are subject to restrictions. If the shares subject to a stock award are not issued at the time of grant, payments may be made, in cash or in shares of New Grace Common Stock, in amounts not exceeding the dividends that would have been paid if the shares awarded had been issued at the time of grant. It is anticipated that stock awards will in some cases be (i) made contingent upon the attainment of one or more specified performance objectives and/or (ii) subject to restrictions on the sale or other disposition of the stock awards.

     The foregoing outlines certain features of stock awards required or permitted under the 1996 Plan. The documentation relating to individual stock awards, however, may contain other permitted terms.

     LIMITATIONS. Up to 7,000,000 shares of New Grace Common Stock (subject to adjustment for stock splits, stock dividends and the like) may be issued pursuant to stock incentives under the 1996 Plan. These shares of New Grace Common Stock would represent 7.6% of the New Grace Common Stock estimated to be outstanding immediately following the Time of Distribution. Shares not issued pursuant to stock incentives because of their termination or other reasons, and shares issued pursuant to stock incentives and subsequently reacquired by New Grace or a subsidiary from the recipient of his/her estate, will again be available for grants under the 1996 Plan. In addition, (i) stock options granted to any one person may not represent more than 10% of the total number of shares issuable pursuant to stock incentives under the 1996 Plan; (ii) stock incentives granted to any one person may not represent more than 15% of such total number of shares; and (iii) no more than 3% of such shares may be subject to stock awards that are neither contingent upon the attainment of performance objectives nor subject to restrictions on sale or other disposition. In addition, the 1996 Plan imposes certain limitation upon the grant of ISOs.

     Options are not assignable or transferable except as may be provided in the relevant option agreement and except by will or the laws of descent and distribution and, in the case of nonstatutory options, pursuant to a qualified domestic relations order (as defined in the Code).

     CHANGE IN CONTROL PROVISIONS. Upon a "Change in Control" of New Grace (as defined in the 1996 Plan), all stock options will vest and become fully exercisable, and all stock awards will vest and become free of all restrictions. In addition, option holders will have the right, subject to certain restrictions, to elect, within the 60-day period following a "Change in Control", to receive, in cancellation of their options, a cash payment equal to
(i) the difference between the change in control price (as defined in the 1996
Plan) and the purchase price per share under their options times (ii) the number of shares as to which they are exercising this right.

     TAX TREATMENT OF STOCK INCENTIVES. Under the present provisions of the Code, the federal income tax treatment of stock incentives under the 1996 Plan is as follows. Generally, holders are not taxed upon the receipt of options, but recognize ordinary income upon the exercise of nonstatutory stock options in an amount equal to the difference between the fair market value of the stock acquired and the purchase price paid for such stock. Holders of ISOs do not recognize ordinary income as a result of the exercise of such options if certain holding period requirements are met. Holders of stock awards are generally taxed when stock is delivered and vested or when cash is paid pursuant to such awards. New Grace will generally be permitted a tax deduction upon recognition of ordinary income by an award holder, in the same amount. However, the ability of New Grace to take a tax deduction with respect to an option or stock award of a holder who is the chief executive officer or one of the four other most highly compensated executive officers of New Grace in any year may be limited if it fails to comply with the requirements for "qualified performance-based compensation" under the Code. Moreover, the acceleration of vesting of options and stock awards as a result of a change in control could result in "excess parachute payments," which could also reduce or eliminate New Grace's deduction.

     THE FOREGOING DISCUSSION IS PROVIDED AS GENERAL INFORMATION ONLY AND IS NOT INTENDED TO BE AND DOES NOT CONSTITUTE SPECIFIC TAX ADVICE. IN ADDITION, IT DOES NOT ADDRESS THE IMPACT OF STATE AND LOCAL TAXES OR SECURITIES LAWS RESTRICTIONS.

     WITHHOLDING. New Grace has a right to withhold any sums required by federal, state or local tax laws with respect to the exercise of any option or SAR or the vesting of any stock award, or to require payment of such amounts before shares are delivered under a stock option or award.

     ACCOUNTING TREATMENT OF STOCK INCENTIVES. No expense is incurred when an option not containing an SAR is granted or exercised, so long as the purchase price equals the fair market value of the New Grace Common Stock on the date of grant. New Grace's tax deduction described above in the case of nonstatutory options is reported as an adjustment to stockholders' equity. Stock awards result in compensation expense based on the fair market value of the shares covered by the awards, the timing and recording of which depend on the terms of the individual award.

     GENERAL. Authorized but unissued shares of New Grace Common Stock, as well as shares held by New Grace or a subsidiary, may be used for purposes of the 1996 Plan.

     The 1996 Plan permits certain variations from the terms described above in the case of grants of stock incentives to foreign employees and the assumption of, or the grant of options in substitution for, options held by employees of acquired companies. The 1996 Plan may be amended or terminated by the New Grace Board upon the recommendation of the Compensation Committee without shareholder approval, except as specified in the 1996 Plan, and except that no amendment or termination of the 1996 Plan may adversely affect any stock incentive granted under the 1996 Plan without the consent of the holder thereof. No preemptive rights are applicable to the shares covered by the 1996 Plan. Any cash proceeds to be received by New Grace in connection with stock incentives granted under the 1996 Plan are expected to be used for general corporate purposes.

     It is not possible to state which key employees will be granted stock incentives under the 1996 Plan, or the value or number of shares subject to any particular stock incentive, since these matters will be determined by the Compensation Committee in the future based on an individual's ability to contribute to the profitability, growth and success of New Grace. However, subject to such considerations, it is anticipated that stock incentives will be granted under the 1996 Plan to key employees in executive, operating, administrative, professional and technical positions on a basis generally comparable to prior grants under stock incentive plans of Grace New York.

     The text of the 1996 Plan is set forth in full below.

                              GRACE HOLDING, INC.
                           1996 STOCK INCENTIVE PLAN

     1. Purposes. The purposes of this Plan are (a) to enable Key Persons to have incentives related to Common Stock, (b) to encourage Key Persons to increase their interest in the growth and prosperity of the Company and to stimulate and sustain constructive and imaginative thinking by Key Persons, (c) to further the identity of interests of Key Persons with the interests of the Company's stockholders, and (d) to induce the service or continued service of Key Persons and to enable the Company to compete with other organizations offering similar or other incentives in obtaining and retaining the services of the most highly qualified individuals.

     2. Definitions. When used in this Plan, the following terms shall have the meanings set forth in this section 2.

     Board of Directors:  The Board of Directors of the Company.

     cessation of service (or words of similar import): When a person ceases to be an employee of the Company or a Subsidiary. For purposes of this definition, if an entity that was a Subsidiary ceases to be a Subsidiary, persons who immediately thereafter remain employees of that entity (and are not employees of the Company or an entity that is a Subsidiary) shall be deemed to have ceased service.

     Change in Control: Shall be deemed to have occurred if (a) the Company determines that any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, has become the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 20% or more of the outstanding Common Stock of the Company;
(b) individuals who are "Continuing Directors" (as defined below) cease to constitute a majority of any class of the Board of Directors; (c) there occurs a reorganization, merger, consolidation or other corporate transaction involving the Company (a "Corporate Transaction"), in each case, with respect to which the stockholders of the Company immediately prior to such Corporate Transaction do not, immediately after the

Corporate Transaction, own more than 60% of the combined voting power of the corporation resulting from such Corporate Transaction; or (d) the stockholders of the Company approve a complete liquidation or dissolution of the Company. Notwithstanding any other provision of this Plan, the distribution of all of the shares of Common Stock of the Company to the shareholders of W. R. Grace & Co. shall not be deemed a Change in Control.

     Change in Control Price: The higher of (a) the highest reported sales price, regular way, as reported in The Wall Street Journal or another newspaper of general circulation, of a share of Common Stock in any transaction reported on the New York Stock Exchange Composite Tape or other national exchange on which such shares are listed or on NASDAQ during the 60-day period prior to and including the date of a Change in Control or (b) if the Change in Control is the result of a tender or exchange offer or a Corporate Transaction, the highest price per share of Common Stock paid in such tender or exchange offer or Corporate Transaction; provided, however, that in the case of Incentive Stock Options, the Change in Control Price shall be in all cases the Fair Market Value of the Common Stock on the date such Incentive Stock Option is exercised. To the extent that the consideration paid in any Corporate Transaction or other transaction described above consists in whole or in part of securities or other noncash consideration, the value of such securities or other noncash consideration shall be determined in the sole discretion of the Board of Directors.

     Code:  The Internal Revenue Code of 1986, as amended.

     Committee: The Compensation, Employee Benefits and Stock Incentive Committee of the Board of Directors of the Company or any other committee designated by the Board of Directors to administer stock incentive and stock option plans of the Company and the Subsidiaries generally or this Plan specifically.

     Common Stock: The common stock of the Company, par value $.01 per share, or such other class of shares or other securities or property as may be applicable pursuant to the provisions of section 8.

     Company:  Grace Holding, Inc., a Delaware corporation.

     Corporate Transaction: The meaning set forth in the definition of "Change in Control" above.

     Exchange Act:  The Securities Exchange Act of 1934, as amended.

     Exercise Period:  The meaning set forth in section 14(b) of this Plan.

     Fair Market Value: (a) The mean between the high and low sales prices of a share of Common Stock in New York Stock Exchange composite transactions on the applicable date, as reported in The Wall Street Journal or another newspaper of general circulation, or, if no sales of shares of Common Stock were reported for such date, for the next preceding date for which such sales were so reported, or
(b) the fair market value of a share of Common Stock determined in accordance with any other reasonable method approved by the Committee.

     Incentive Stock Option: A stock option that states that it is an incentive stock option and that is intended to meet the requirements of Section 422 of the Code and the regulations thereunder applicable to incentive stock options, as in effect from time to time.

     issuance (or words of similar import): The issuance of authorized but unissued Common Stock or the transfer of issued Common Stock held by the Company or a Subsidiary.

     Key Person: An employee of the Company or a Subsidiary who, in the opinion of the Committee, has contributed or can contribute significantly to the growth and successful operations of the Company or one or more Subsidiaries. The grant of a Stock Incentive to an employee shall be deemed a determination by the Committee that such person is a Key Person.

     Nonstatutory Stock Option:  An Option that is not an Incentive Stock
Option.

     Option:  An option granted under this Plan to purchase shares of Common
Stock.

     Option Agreement:  An agreement setting forth the terms of an Option.

     Plan: The 1996 Stock Incentive Plan of the Company herein set forth, as the same may from time to time be amended.

     service: Service to the Company or a Subsidiary as an employee. "To serve" has a correlative meaning.

     Spread:  The meaning set forth in section 14(b) of this Plan.

     Stock Award: An issuance of shares of Common Stock or an undertaking (other than an Option) to issue such shares in the future.

     Stock Incentive: A stock incentive granted under this Plan in one of the forms provided for in section 3.

     Subsidiary: A corporation (or other form of business association) of which shares (or other ownership interests) having 50% or more of the voting power regularly entitled to vote for directors (or equivalent management rights) are owned, directly or indirectly, by the Company, or any other entity designated as such by the Board of Directors; provided, however, that in the case of an Incentive Stock Option, the term "Subsidiary" shall mean a Subsidiary (as defined by the preceding clause) that is also a "subsidiary corporation" as defined in section 424(f) of the Code and the regulations thereunder, as in effect from time to time.

     3. Grants of Stock Incentives. (a) Subject to the provisions of this Plan, the Committee may at any time and from time to time grant Stock Incentives under this Plan to, and only to, Key Persons.

     (b) The Committee may grant a Stock Incentive to be effective at a specified future date or upon the future occurrence of a specified event. For the purposes of this Plan, any such Stock Incentive shall be deemed granted on the date it becomes effective. An agreement or other commitment to grant a Stock Incentive that is to be effective in the future shall not be deemed the grant of a Stock Incentive until the date on which such Stock Incentive becomes effective.

     (c) A Stock Incentive may be granted in the form of:

          (i) a Stock Award, or

          (ii) an Option, or

          (iii) a combination of a Stock Award and an Option.

     4.  Stock Subject to this Plan.  (a) Subject to the provisions of paragraph
(c) of this section 4 and the provisions of section 8, the maximum number of shares of Common Stock that may be issued pursuant to Stock Incentives granted under this Plan shall not exceed seven million (7,000,000).

     (b) Authorized but unissued shares of Common Stock and issued shares of Common Stock held by the Company or a Subsidiary, whether acquired specifically for use under this Plan or otherwise, may be used for purposes of this Plan.

     (c) If any shares of Common Stock subject to a Stock Incentive shall not be issued and shall cease to be issuable because of the termination, in whole or in part, of such Stock Incentive or for any other reason, or if any such shares shall, after issuance, be reacquired by the Company or a Subsidiary from the recipient of such Stock Incentive, or from the estate of such recipient, for any reason, such shares shall no longer be charged against the limitation provided for in paragraph (a) of this section 4 and may again be made subject to Stock Incentives.

     (d) Of the total number of shares specified in paragraph (a) of this section 4 (subject to adjustment as specified therein), during the term of this Plan as defined in section 9, (i) no more than 10% may be subject to Options granted to any one Key Person and (ii) no more than 15% may be subject to Stock Incentives granted to any one Key Person.

     5. Stock Awards. Except as otherwise provided in section 12, Stock Incentives in the form of Stock Awards shall be subject to the following provisions:

          (a) For purposes of this Plan, all shares of Common Stock subject to a Stock Award shall be valued at not less than 100% of the Fair Market Value of such shares on the date such Stock Award is granted, regardless of whether or when such shares are issued pursuant to such Stock Award and whether or not such shares are subject to restrictions affecting their value.

          (b) Shares of Common Stock subject to a Stock Award may be issued to a Key Person at the time the Stock Award is granted, or at any time subsequent thereto, or in installments from time to time. In the event that any such issuance shall not be made at the time the Stock Award is granted, the Stock

     Award may provide for the payment to such Key Person, either in cash or shares of Common Stock, of amounts not exceeding the dividends that would have been payable to such Key Person in respect of the number of shares of Common Stock subject to such Stock Award (as adjusted under section 8) if such shares had been issued to such Key Person at the time such Stock Award was granted. Any Stock Award may provide that the value of any shares of Common Stock subject to such Stock Award may be paid in cash, on each date on which shares would otherwise have been issued, in an amount equal to the Fair Market Value on such date of the shares that would otherwise have been issued.

          (c) The material terms of each Stock Award shall be determined by the Committee. Each Stock Award shall be evidenced by a written instrument consistent with this Plan. It is intended that a Stock Award would be (i) made contingent upon the attainment of one or more specified performance objectives and/or (ii) subject to restrictions on the sale or other disposition of the Stock Award or the shares subject thereto for a period of three or more years; provided, however, that (x) a Stock Award may include restrictions and limitations in addition to those provided for herein and (y) of the total number of shares specified in paragraph (a) of section 4 (subject to adjustment as specified therein), up to 3% may be subject to Stock Awards not subject to clause (i) or clause (ii) of this sentence.

          (d) A Stock Award shall be granted for such lawful consideration as may be provided for therein.

     6. Options. Except as otherwise provided in section 12, Stock Incentives in the form of Options shall be subject to the following provisions:

          (a) The purchase price per share of Common Stock shall be not less than 100% of the Fair Market Value of a share of Common Stock on the date the Option is granted. The purchase price and any withholding tax that may be due on the exercise of an Option may be paid in cash, or, if so provided in the Option Agreement, (i) in shares of Common Stock (including shares issued pursuant to the Option being exercised and shares issued pursuant to a Stock Award granted subject to restrictions as provided for in paragraph
     (c) of section 5), or (ii) in a combination of cash and such shares; provided, however, that no shares of Common Stock delivered in payment of the purchase price may be "immature shares," as determined in accordance with generally accepted accounting principles in effect at the time. Any shares of Common Stock delivered to the Company in payment of the purchase price or withholding tax shall be valued at their Fair Market Value on the date of exercise. No certificate for shares of Common Stock shall be issued upon the exercise of an Option until the purchase price for such shares has been paid in full.

          (b) If so provided in the Option Agreement, the Company shall, upon the request of the holder of the Option and at any time and from time to time, cancel all or a portion of the Option then subject to exercise and either (i) pay the holder an amount of money equal to the excess, if any, of the Fair Market Value, at such time or times, of the shares subject to the portion of the Option so canceled over the purchase price for such shares, or (ii) issue shares of Common Stock to the holder with a Fair Market Value, at such time or times, equal to such excess, or (iii) pay such excess by a combination of money and shares.

          (c) Each Option may be exercisable in full at the time of grant, or may become exercisable in one or more installments and at such time or times or upon the occurrence of such events, as may be specified in the Option Agreement, as determined by the Committee. Unless otherwise provided in the Option Agreement, an Option, to the extent it is or becomes exercisable, may be exercised at any time in whole or in part until the expiration or termination of such Option.

          (d) Each Option shall be exercisable during the life of the holder only by him and, after his death, only by his estate or by a person who acquires the right to exercise the Option by will or the laws of descent and distribution. An Option, to the extent that it shall not have been exercised or canceled, shall terminate as follows after the holder ceases to serve: (i) if the holder shall voluntarily cease to serve without the consent of the Committee or shall have his service terminated for cause, the Option shall terminate immediately upon cessation of service; (ii) if the holder shall cease to serve by reason of death, incapacity or retirement under a retirement plan of the Company or a Subsidiary, the Option shall terminate three years after the date on which he ceased to serve; and (iii) except as provided in the next sentence, in all other cases the Option shall terminate three months after the date on which the holder ceased to serve unless the Committee shall approve a longer period (which approval may be given before or after cessation of service) not to exceed three years. If the holder shall die or become incapacitated during the three-month period (or such longer period as the Committee may approve) referred to in the preceding clause (iii), the Option shall terminate three years after the date on which he ceased to serve. A leave of absence for military or governmental service or other purposes shall not, if approved by the Committee (which approval may be given before or after the leave of absence commences), be deemed a cessation of service within the meaning of this paragraph (d). Notwithstanding the foregoing provisions of this paragraph (d) or any other provision of this Plan, no Option shall be exercisable after expiration of a period of ten years and one month from the date the Option is granted. Where a Nonstatutory Option is granted for a term of less than ten years and one month, the Committee may, at any time prior to the expiration of the Option, extend its term for a period ending not later than ten years and one month from the date the Option was granted. Such an extension shall not be deemed the grant of a new Option under this Plan.

          (e) No Option nor any right thereunder may be assigned or transferred except by will or the laws of descent and distribution and except, in the case of a Nonstatutory Option, pursuant to a qualified domestic relations order (as defined in the Code), unless otherwise provided in the Option Agreement.

          (f) An Option may, but need not, be an Incentive Stock Option. All shares of Common Stock that may be made subject to Stock Incentives under this Plan may be made subject to Incentive Stock Options; provided, however, that (i) no Incentive Stock Option may be granted more than ten years after the effective date of this Plan, as provided in section 9; and
     (ii) the aggregate Fair Market Value (determined as of the time an Incentive Stock Option is granted) of the shares subject to each installment becoming exercisable for the first time in any calendar year under Incentive Stock Options granted on or after January 1, 1987 (under all plans, including this Plan, of his employer corporation and its parent and subsidiary corporations) to the Key Employee to whom such Incentive Stock Option is granted shall not exceed $100,000.

          (g) The material terms of each Option shall be determined by the Committee. Each Option shall be evidenced by a written instrument consistent with this Plan, and shall specify whether the Option is an Incentive Stock Option or a Nonstatutory Option. An Option may include restrictions and limitations in addition to those provided for in this Plan.

          (h) Options shall be granted for such lawful consideration as may be provided for in the Option.

     7. Combination of Stock Awards and Options. Stock Incentives authorized by paragraph (c)(iii) of section 3 in the form of combinations of Stock Awards and Options shall be subject to the following provisions: (a) A Stock Incentive may be a combination of any form of Stock Award and any form of Option; provided, however, that the terms and conditions of such Stock Incentive pertaining to a Stock Award are consistent with section 5 and the terms and conditions of such Stock Incentive pertaining to an Option are consistent with section 6.

     (b) Such combination Stock Incentive shall be subject to such other terms and conditions as may be specified therein, including without limitation a provision terminating in whole or in part a portion thereof upon the exercise in whole or in part of another portion thereof.

     (c) The material terms of each combination Stock Incentive shall be determined by the Committee. Each combination Stock Incentive shall be evidenced by a written instrument consistent with this Plan.

     8. Adjustment Provisions. (a) In the event that any reclassification, split-up or consolidation of the Common Stock shall be effected, or the outstanding shares of Common Stock are, in connection with a merger or consolidation of the Company or a sale by the Company of all or a part of its assets, exchanged for a different number or class of shares of stock or other securities or property of the Company or for shares of the stock or other securities or property of any other corporation or person, or a record date for determination of holders of Common Stock entitled to receive a dividend payable in Common Stock shall occur, (i) the number, kind and class of shares or other securities or property that may be issued pursuant to Stock Incentives thereafter granted, (ii) the number, kind and class of shares or other securities or property that have not been issued under outstanding Stock Incentives, (iii) the purchase price to be paid per share or other unit under outstanding Stock Incentives, and
(iv) the price to be paid per share or other unit by the Company or a Subsidiary for shares or other securities or property issued pursuant to Stock Incentives that are subject to a right of the Company or a Subsidiary to re-acquire such shares or other securities or property, shall in each case be equitably adjusted as determined by the Committee.

     (b) In the event that there shall occur any spin-off or other distribution of assets of the Company to its shareholders (including without limitation an extraordinary dividend), (i) the number, kind and class of shares or other securities or property that may be issued pursuant to Stock Incentives thereafter granted, (ii) the number, kind and class of shares or other securities or property that have not been issued under outstanding Stock Incentives, (iii) the purchase price to be paid per share or other unit under outstanding Stock Incentives, and (iv) the price to be paid per share or other unit by the Company or a Subsidiary for shares or other securities or property issued pursuant to Stock Incentives that are subject to a right of the Company or a Subsidiary to re-acquire such shares or other securities or property, shall in each case be equitably adjusted as determined by the Committee.

     9. Term. This Plan shall be deemed adopted and shall become effective on the date as of which it is approved by W. R. Grace & Co., as sole shareholder of the Company. No Stock Incentives shall be granted under this Plan after the tenth anniversary of such date.

     10. Administration. (a) This Plan shall be administered by the Committee. No director shall be designated as or continue to be a member of the Committee unless he shall at the time of designation and at all times during service as a member of the Committee be an "outside director" within the meaning of Section 162(m) of the Code. The Committee shall have full authority to act in the matter of selection of Key Persons and in granting Stock Incentives to them and such other authority as is granted to the Committee by this Plan. Notwithstanding any other provision of this Plan, the Board of Directors may exercise any and all powers of the Committee with respect to this Plan, except to the extent that the possession or exercise of any power by the Board of Directors would cause any Stock Incentive to become subject to, or to lose an exemption from, Section 162(m) of the Code or Section 16(b) of the Exchange Act.

     (b) The Committee may establish such rules and regulations, not inconsistent with the provisions of this Plan, as it deems necessary to determine eligibility to be granted Stock Incentives under this Plan and for the proper administration of this Plan, and may amend or revoke any rule or regulation so established. The Committee may make such determinations and interpretations under or in connection with this Plan as it deems necessary or advisable. All such rules, regulations, determinations and interpretations shall be binding and conclusive upon the Company, its Subsidiaries, its shareholders and its directors, officers and employees, and upon their respective legal representatives, beneficiaries, successors and assigns, and upon all other persons claiming under or through any of them.

     (c) Members of the Board of Directors and members of the Committee acting under this Plan shall be fully protected in relying in good faith upon the advice of counsel and shall incur no liability in the performance of their duties, except as otherwise provided by applicable law.

     11. General Provisions. (a) Nothing in this Plan or in any instrument executed pursuant hereto shall confer upon any person any right to continue in the service of the Company or a Subsidiary, or shall affect the right of the Company or of a Subsidiary to terminate the service of any person with or without cause.

     (b) No shares of Common Stock shall be issued pursuant to a Stock Incentive unless and until all legal requirements applicable to the issuance of such shares have, in the opinion of counsel to the Company, been complied with. In connection with any such issuance, the person acquiring the shares shall, if requested by the Company, give assurances, satisfactory to counsel to the Company, in respect of such matters as the Company or a Subsidiary may deem desirable to assure compliance with all applicable legal requirements.

     (c) No person (individually or as a member of a group), and no beneficiary or other person claiming under or through him, shall have any right, title or interest in or to any shares of Common Stock allocated or reserved for the purposes of this Plan or subject to any Stock Incentive except as to such shares of Common Stock, if any, as shall have been issued to him.

     (d) In the case of a grant of a Stock Incentive to a Key Person who is employed by a Subsidiary, such grant may provide for the issuance of the shares covered by the Stock Incentive to the Subsidiary, for such consideration as may be provided, upon the condition or understanding that the Subsidiary will transfer the shares to the Key Person in accordance with the terms of the Stock Incentive.

     (e) In the event the laws of a country in which the Company or a Subsidiary has employees prescribe certain requirements for Stock Incentives to qualify for advantageous tax treatment under the laws of that country (including, without limitation, laws establishing options analogous to Incentive Stock Options), the Committee, may, for the benefit of such employees, amend, in whole or in part, this Plan and may include in such amendment additional provisions for the purposes of qualifying the amended plan and Stock Incentives granted thereunder under such laws; provided, however, that (i) the terms and conditions of a Stock Incentive granted under such amended plan may not be more favorable to the recipient than would be permitted if such Stock Incentive had been granted under this Plan as herein set forth, (ii) all shares allocated to or utilized for the purposes of such amended plan shall be subject to the limitations of section 4, and (iii) the provisions of the amended plan may restrict but may not extend or amplify the provisions of sections 9 and 13.

     (f) The Company or a Subsidiary may make such provisions as either may deem appropriate for the withholding of any taxes that the Company or a Subsidiary determines is required to be withheld in connection with any Stock Incentive.

     (g) Nothing in this Plan is intended to be a substitute for, or shall preclude or limit the establishment or continuation of, any other plan, practice or arrangement for the payment of compensation or benefits to directors, officers or employees generally, or to any class or group of such persons, that the Company or any Subsidiary now has or may hereafter put into effect, including, without limitation, any incentive compensation, retirement, pension, group insurance, stock purchase, stock bonus or stock option plan.

     12. Acquisitions. If the Company or any Subsidiary should merge or consolidate with, or purchase stock or assets or otherwise acquire the whole or part of the business of, another entity, the Company, upon the approval of the Committee, (a) may assume, in whole or in part and with or without modifications or conditions, any stock incentives granted by the acquired entity to its directors, officers, employees or consultants in their capacities as such, or
(b) may grant new Stock Incentives in substitution therefor. Any such assumed or substitute Stock Incentives may contain terms and conditions inconsistent with the provisions of this Plan (including the limitations set forth in paragraph
(d) of section 4), including additional benefits for the recipient; provided, however, that if such assumed or substitute Stock Incentives are Incentive Stock Options, such terms and conditions are permitted under the plan of the acquired entity. For the purposes of any applicable plan provision involving time or a date, a substitute Stock Incentive shall be deemed granted as of the date of grant of the original stock incentive.

     13. Amendments and Termination. (a) This Plan may be amended or terminated by the Board of Directors upon the recommendation of the Committee; provided, however, that, without the approval of the stockholders of the Company, no amendment shall be made which (i) causes this Plan to cease to comply with applicable law, (ii) permits any person who is not a Key Person to be granted a Stock Incentive (except as otherwise provided in section 12), (iii) amends the provisions of paragraph (d) of section 4, paragraph (a) of section 5 or paragraph (a) or paragraph (f) of section 6 to permit shares to be valued at, or to have a purchase price of, respectively, less than the percentage of Fair Market Value specified therein, (iv) amends section 9 to extend the date set forth therein, or (v) amends this section 13.

     (b) No amendment or termination of this Plan shall adversely affect any Stock Incentive theretofore granted, and no amendment of any Stock Incentive granted pursuant to this Plan shall adversely affect such Stock Incentive, without the consent of the holder thereof.

     14. Change in Control Provisions. (a) Notwithstanding any other provision of this Plan to the contrary, in the event of a Change in Control:

          (i) Any Options outstanding as of the date on which such Change in Control occurs, and which are not then exercisable and vested, shall become fully exercisable and vested to the full extent of the original grant; and

          (ii) All restrictions and deferral limitations applicable to Stock Incentives shall lapse, and Stock Incentives shall become free of all restrictions and become fully vested and transferable to the full extent of the original grant.

     (b) Notwithstanding any other provision of this Plan, during the 60-day period from and after a Change in Control (the "Exercise Period"), unless the Committee shall determine otherwise at the time of grant, the holder of an Option shall have the right, in lieu of the payment of the purchase price for the shares of Common Stock being purchased under the Option, by giving notice to the Company, to elect (within the Exercise Period) to surrender all or part of the Option to the Company and to receive cash, within 30 days after such notice, in an amount equal to the amount by which the Change in Control Price per share of Common Stock on the date of such election shall exceed the purchase price per share of Common Stock under the Option (the "Spread") multiplied by the number of shares of Common Stock subject to the Option as to which the right subject to this Section 14(b) shall have been exercised.

     (c) Notwithstanding any other provision of this Plan, if any right granted pursuant to this Plan to receive cash in respect of a Stock Incentive would make a Change in Control transaction ineligible for pooling-of-interests accounting that, but for the nature of such grant, would otherwise be eligible for such accounting treatment, the Committee shall have the ability to substitute for such cash Common Stock with a Fair Market Value equal to the amount of such cash.

                                                                         ANNEX D

               SUMMARY OF GRACE HOLDING, INC. 1996 STOCK RETAINER

                         PLAN FOR NONEMPLOYEE DIRECTORS

     Before the Distribution, New Grace will adopt, and Grace New York will approve, as sole shareholder of New Grace, the Grace Holding, Inc. 1996 Stock Retainer Plan for Nonemployee Directors (the "Retainer Plan"). Among other things, the Retainer Plan contemplates that each nonemployee director will receive an annual retainer of $24,000, payable in shares of New Grace Common Stock. The payment of an annual retainer to nonemployee directors in shares of New Grace Common Stock is expected to further unite the interests of the New Grace Board with those of New Grace's shareholders and to be of substantial value in attracting, motivating and retaining the most highly qualified nonemployee directors. The terms of the Retainer Plan will be substantially similar to those of the Grace New York 1994 Stock Employee Plan for Nonemployee Directors.

     The Retainer Plan provides that, beginning on July 1, 1997, and on each subsequent July 1 through July 1, 2002, each person serving as a nonemployee director will be paid a retainer consisting of a whole number of shares of Common Stock equal to the quotient obtained by dividing (1) $24,000 ("Retainer Amount") by (2) the fair market value of the New Grace Common Stock on such July 1; any fractional share resulting from such calculation will be rounded upwards to the next whole share. The Retainer Amount will be proportionately decreased with respect to a person whose service as a nonemployee director commenced subsequent to January 1 of such calendar year and increased for a person whose service as a nonemployee director commenced subsequent to July 1 of the prior calendar year. No shares will be issued in a calendar year to a nonemployee director who, prior to July 1 of such calendar year, is removed from the New Grace Board for cause or voluntarily terminates service prior to retirement under the directors' retirement plan. However, once shares are issued to a nonemployee director under the Retainer Plan, they are not forfeited upon the director's termination of service, regardless of the reason for such termination.

     As defined in the Retainer Plan, a nonemployee director is an individual not employed by New Grace or any subsidiary.

     LIMITATIONS. Up to 75,000 shares of Common Stock (subject to adjustment for stock splits, stock dividends and the like) may be issued pursuant to the Retainer Plan. This number of shares is expected to be sufficient to pay retainers to nonemployee directors through at least July 1, 2002; the Retainer Plan does not provide for the payment of retainers with respect to any period after July 1, 2002.

     TAX TREATMENT OF RETAINERS. Under the present provisions of the Code, a nonemployee director will realize taxable compensation equal to the fair market value of the shares delivered in payment of his annual retainer. Such nonemployee director's tax basis for such shares will be the amount of such taxable compensation. If such shares are subsequently sold, the nonemployee director will realize a capital gain (or loss) equal to the amount by which the proceeds of the sale exceed (or are less than) his basis for such New Grace Common Stock.

     New Grace will generally be entitled to a tax deduction in the amount of taxable compensation realized by the nonemployee director.

     THE FOREGOING DISCUSSION IS PROVIDED AS GENERAL INFORMATION ONLY AND IS NOT INTENDED TO BE AND DOES NOT CONSTITUTE SPECIFIC TAX ADVICE. IN ADDITION, IT DOES NOT ADDRESS THE IMPACT OF STATE AND LOCAL TAXES OR SECURITIES LAWS RESTRICTIONS.

     ACCOUNTING TREATMENT OF RETAINERS. The issuance of shares in payment of annual retainers will result in compensation expense based on the fair market value of such shares.

     GENERAL. Authorized but unissued shares of New Grace Common Stock, as well as shares held by New Grace or a subsidiary, may be used for purposes of the Retainer Plan.

     The Retainer Plan may be amended or terminated by the New Grace Board upon the recommendation of the Compensation Committee without shareholder approval, except as specified in Section 9 of the Retainer Plan.

     The text of the Retainer Plan is set forth in full below.

                              GRACE HOLDING, INC.

               1996 STOCK RETAINER PLAN FOR NONEMPLOYEE DIRECTORS

     1. Purposes: The purposes of this Plan are (a) to further the identity of interests of nonemployee directors of the Company with the interests of the Company's shareholders, (b) to stimulate and sustain constructive and imaginative thinking by such nonemployee directors, and (c) to induce the service or continued service of the most highly qualified individuals to serve as nonemployee directors of the Company.

     2. Definitions: When used in this Plan, the following terms shall have the meanings set forth in this section 2.

     Board of Directors:  The Board of Directors of the Company.

     Common Stock: The common stock of the Company, par value $.01 per share, or such other class of shares or other securities or property as may be applicable pursuant to the provisions of section 6.

     Company:  Grace Holding, Inc., a Delaware corporation.

     Fair Market Value: (a) The mean between the high and low sales prices of a share of Common Stock in New York Stock Exchange composite transactions for the applicable date, as reported in The Wall Street Journal or another newspaper of general circulation, or, if no sales of shares of Common Stock were reported for such date, for the next preceding date for which such sales were so reported, or
(b) the fair market value of a share of Common Stock determined in accordance with any other reasonable method.

     issuance (or words of similar import): The issuance of authorized but unissued Common Stock or the transfer of issued Common Stock held by the Company or a Subsidiary.

     Nonemployee Director: An individual, not employed by the Company or a Subsidiary, who is serving as a director of the Company.

     Plan: The 1996 Stock Retainer Plan for Nonemployee Directors herein set forth, as the same may from time to time be amended.

     service: Service to the Company as a nonemployee director. "To serve" has a correlative meaning.

     Stock Retainer: An issuance of shares of Common Stock in payment of an annual retainer for service as a nonemployee director.

     Subsidiary: A corporation (or other form of business association) of which shares (or other ownership interests) having 50% or more of the voting power regularly entitled to vote for directors (or equivalent management rights) are owned, directly or indirectly, by the Company.

     3. Eligibility and Participation: All nonemployee directors are eligible to participate in the Plan and each such director will participate as described in section 5.

     4.  Stock Subject to this Plan:

          (a) Subject to the provisions of paragraph (c) of this section 4 and the provisions of section 6, the maximum number of shares of Common Stock that may be issued pursuant to Stock Retainers under this Plan shall be 75,000 shares of Common Stock.

          (b) Authorized but unissued shares of Common Stock and issued shares of Common Stock held by the Company or a Subsidiary, whether acquired specifically for use under this Plan or otherwise, may be used for purposes of this Plan.

          (c) If any shares of Common Stock issued pursuant to a Stock Retainer shall, after issuance, be reacquired by the Company or a Subsidiary from the recipient of such Stock Retainer, or from the estate of such recipient, for any reason, such shares shall no longer be charged against the limitation provided for in paragraph (a) of this section 4 and may be issued pursuant to Stock Retainers.

     5. Stock Retainers. Stock Retainers shall be subject to the following provisions:

          (a) For the purposes of this Plan, all shares of Common Stock issued pursuant to a Stock Retainer shall be valued at not less than 100% of the Fair Market Value of such shares on the effective date as of which such Stock Retainer is paid, regardless of when such shares are actually issued to the nonemployee director and whether or not such shares are subject to restrictions that affect their value.

          (b) Except as provided in paragraph (c) of this section 5, effective as of July 1, 1997, and on each following July 1 through July 1, 2002, each person serving as a nonemployee director on such July 1 will, for service as such, be paid a Stock Retainer consisting of a whole number of shares of Common Stock equal to the quotient obtained by dividing (i) $24,000 (the "Retainer Amount") by (ii) the Fair Market Value of a share of Common Stock on such July 1. To the extent that such calculation does not result in a whole number of shares, the fractional share shall be rounded upwards to the next whole number so that no fractional shares shall be issued.

          (c) (i) In the event that a Stock Retainer is to be paid, effective July 1 of any calendar year, to a person who shall have commenced service as a nonemployee director subsequent to January 1 of such calendar year, the Retainer Amount shall be proportionately reduced to reflect the percentage of such calendar year prior to such commencement of service.

          (ii) In the event that a Stock Retainer is to be paid, effective July 1 of any calendar year, to a person who shall have commenced service as a nonemployee director prior to January 1 of such calendar year but subsequent to July 1 of the prior calendar year, the Retainer Amount shall be proportionately increased to reflect the percentage of the prior calendar year during which such nonemployee director served as such; provided, however, that this subsection shall not apply with respect to any individual who commenced service as a nonemployee director in 1996 in connection with the distribution of shares of Common Stock by W. R. Grace & Co., a New York corporation.

          (d) The shares referred to in paragraph (b) of this section 5 shall be delivered to each nonemployee director as soon as practicable following each July 1 during the term of this Plan. After the delivery of the shares, each nonemployee director shall have all the rights of a shareholder with respect to such shares (including the right to vote such shares and the right to receive all dividends paid with respect to such shares).

          (e) No shares will be issued in a calendar year to a nonemployee director who, prior to July 1 of such calendar year, is removed for cause or who voluntarily terminates service prior to retirement under the Company's Retirement Plan for Outside Directors, as the same may be amended.

6.  Adjustment Provisions:

          (a) In the event that any reclassification, split-up or consolidation of the Common Stock shall be effected, or the outstanding shares of Common Stock are, in connection with a merger or consolidation of the Company or a sale by Company of all or a part of its assets, exchanged for a different number or class of shares of stock or other securities or property of the Company or for shares of the stock or other securities or property of any other corporation or person, or a record date for determination of holders of Common Stock entitled to receive a dividend payable in Common Stock shall occur, (i) the number, class and kind of shares that may be issued pursuant to Stock Retainers thereafter paid, and (ii) the number, class and kind of shares that have not been issued under effective Stock Retainers, shall in each case be equitably adjusted.

          (b) In the event that any spin-off or other distribution of assets of the Company to its shareholders (including without limitation an extraordinary dividend) shall occur, the number, class and kind of shares that may be issued pursuant to Stock Retainers thereafter paid shall be equitably adjusted.

     7. Term: This Plan shall be deemed adopted and shall become effective on the date it is approved by the shareholders of the Company. No Stock Retainers shall be paid under this Plan with respect to any period beginning after July 1, 2002.

     8.  General Provisions:

          (a) Nothing in this Plan or in any instrument executed pursuant hereto shall confer upon any person any right to continue to serve as a nonemployee director of the Company.

          (b) No shares of Common Stock shall be issued pursuant to a Stock Retainer unless and until all legal requirements applicable to the issuance of such shares have, in the opinion of counsel to the Company, been complied with. In connection with any such issuance, the person acquiring the shares shall, if requested by the Company, give assurances, satisfactory to counsel to the Company, in respect of such matters as the Company or a Subsidiary may deem desirable to assure compliance with all applicable legal requirements.

          (c) No person, individually or as a member of a group, and no beneficiary or other person claiming under or through him, shall have any right, title or interest in or to any shares of Common Stock allocated or reserved for the purposes of this Plan or subject to any Stock Retainer except as to such shares of Common Stock if any, as shall have been issued to him.

          (d) Nothing in this Plan is intended to be a substitute for, or shall preclude or limit the establishment or continuation of, any other plan, practice or arrangement for the payment of compensation or benefits to nonemployee directors that the Company now has or may hereafter put into effect.

     9.  Amendments and Termination:

          (a) This Plan may be terminated, suspended or amended at any time by the Board of Directors upon the recommendation of its Compensation, Employee Benefits and Stock Incentive Committee; provided, however, that no amendment shall become effective without the approval of the shareholders of the Company to the extent shareholder approval is required by applicable law.

          (b) No termination, suspension or amendment of this Plan shall adversely affect any Stock Retainer theretofore paid.

                                                                         ANNEX E

     The following is an excerpt from the Grace New York's 1996 Proxy Statement. The following excerpt does not purport to be complete and is qualified in its entirety by reference to such Proxy Statement itself, which has been filed with the Securities and Exchange Commission. As used herein, the "Company" refers to Grace New York and/or one or more of its subsidiaries.

EXECUTIVE COMPENSATION

     The following Summary Compensation Table sets forth information concerning the 1995 compensation of (1) Mr. Costello, the Company's chief executive officer since May 1, 1995; (2) the other four most highly compensated executive officers of the Company who were serving as such at year-end 1995; (3) J.P. Bolduc, who served as the Company's chief executive officer from January 1 to March 2, 1995;
(4) Mr. Holmes, who was the Company's Acting President and Chief Executive Officer from March 2 to May 1, 1995; and (5) F. Peter Boer and Brian J. Smith, who resigned as executive officers on June 15, 1995 and July 18, 1995, respectively, and whose compensation would have been reportable under clause (2) above but for the fact that they were not executive officers of the Company at year-end 1995. Certain information has been omitted from the Summary Compensation Table because it is not applicable or because it is not required under SEC rules. See "Resignations of Executive Officers" below for additional information.

     Mr. Holmes did not participate in any of the Company's executive compensation plans and programs during his tenure as Acting President and Chief Executive Officer of the Company; accordingly, the disclosures relating to such plans and programs in and following the Summary Compensation Table do not contain any information concerning Mr. Holmes.

                                                                       LONG-TERM COMPENSATION
                                                                     --------------------------
                                                                       AWARDS(A)      PAYOUTS
                                   ANNUAL COMPENSATION               -------------   ----------
                       -------------------------------------------   NO. OF SHARES
                                                         OTHER        UNDERLYING
       NAME AND                                          ANNUAL         OPTIONS         LTIP         ALL OTHER
  PRINCIPAL POSITION   YEAR    SALARY      BONUS      COMPENSATION      GRANTED      PAYOUTS(B)   COMPENSATION (C)
- ---------------------- ----   --------   ----------   ------------   -------------   ----------   ---------------
A. J. Costello........ 1995   $600,000   $  900,000     $106,599        300,000
  Chairman, President
  and Chief Executive
  Officer
J-L. Greze............ 1995    335,000      320,000       42,191         36,000      $ 108,905      $    50,191
  Executive Vice       1994    323,333      400,000       22,166         30,000                          31,451
  President            1993    300,000      175,000       14,676         30,000        108,905           30,841
C. L. Hampers......... 1995    821,068      422,755      210,915(d)      70,000                         105,564
  Executive Vice       1994    786,250      720,000       85,425         70,000                          89,278
  President            1993    736,000      600,000       52,098         70,000      1,012,000           90,391
P. D. Houchin......... 1995    250,604      250,000          638         22,000         21,389           25,941
  Senior Vice
  President and Chief
  Financial Officer(e)
D. H. Kohnken......... 1995    371,725      394,000        9,576         60,000        153,716           55,567
  Executive Vice       1994    357,000      410,000           86         50,000                          36,200
  President            1993    357,000      310,000        2,372         50,000        157,167           33,948
J. P. Bolduc.......... 1995    225,000                   122,809(f)                    391,201        6,496,477
  President and Chief  1994    883,333    1,262,000      283,320        100,000                         176,969
  Executive Officer    1993    800,000      986,000        9,470        100,000        389,700          177,756
T. A. Holmes.......... 1995    174,231                     5,709
  Acting President and
  Chief Executive
  Officer
F. P. Boer............ 1995    343,400      180,000        9,467         30,000        132,779           59,349
  Executive Vice       1994    343,400      180,000       52,759         30,000                          43,407
  President            1993    343,400      150,000        5,696         30,000        132,223           46,855

                                                                       LONG-TERM COMPENSATION
                                                                     --------------------------
                                                                       AWARDS(A)       PAYOUTS
                                   ANNUAL COMPENSATION               -------------   ----------
                       -------------------------------------------   NO. OF SHARES
                                                         OTHER        UNDERLYING
       NAME AND                                          ANNUAL         OPTIONS         LTIP         ALL OTHER
  PRINCIPAL POSITION   YEAR    SALARY      BONUS      COMPENSATION      GRANTED      PAYOUTS(B)   COMPENSATION (C)
- ---------------------- ----   --------   ----------   ------------   -------------   ----------   ---------------
B. J. Smith........... 1995    345,000      400,000        9,087         50,000        176,746           65,675
  Executive Vice       1994    335,333      400,000          333         40,000                          43,373
  President and Chief  1993    316,000      300,000        5,414         40,000        176,022           42,250
  Financial Officer

- ---------------
(a) No restricted share awards have been made to any of the executive officers named in the above table since 1992. The number and dollar values of the restricted shares held at December 31, 1995 by the persons named in the table were as follows: Mr. Kohnken -- 12,676 shares ($749,469); and Mr. Smith -- 11,150 shares ($659,244). Recipients of restricted shares receive all dividends paid on such shares.

(b) Except as to Dr. Hampers, the amounts in this column represent the second installment and the third and final installment (paid or payable in 1993 and 1995, respectively) of awards under the Company's Long-Term Incentive Program ("LTIP") for the 1990-1992 Performance Period; the 1993 payments were to have been made in early 1994 but were made in 1993 to facilitate tax planning. Dr. Hampers did not participate in the LTIP for the 1990-1992 Performance Period. No payments were made under the LTIP in 1994. See Note
    (c) below for information concerning payments made to Mr. Bolduc with respect to the 1993-1995 and 1994-1996 Performance Periods under the LTIP in connection with his resignation.

    The amount shown in this column for Dr. Hampers represents the second of two payments in connection with the Company's 1989 purchase of the NMC stock not already owned by the Company. In early 1989, the Company agreed to purchase such stock in 1992 for approximately $27 million, subject to NMC's achievement of certain targets relating to earnings and return on capital; approximately 79% of such stock was owned by Dr. Hampers. However, later in 1989, the Company purchased the stock for approximately $14 million ($13 million less than initially agreed to). In consideration for their agreement to accelerate the transaction, the Company agreed to make a payment to the NMC shareholders (including Dr. Hampers) in 1993 based on NMC's earnings during the 1990-1992 period. As a result of NMC's performance during this period, the payment to Dr. Hampers amounted to $27,480,000, of which $26,468,000 was paid in 1992 to facilitate tax planning.

(c) The amounts in this column for 1995 consist of the following: (1) the actuarially determined value of Company-paid premiums on "split-dollar" life insurance, as follows: Mr. Greze -- $12,918; Dr. Hampers -- $59,332; Mr. Houchin -- $9,433; Mr. Kohnken -- $10,737; Mr. Bolduc -- $75,419; Dr.
    Boer -- $25,087; and Mr. Smith -- $18,619; (2) payments made to persons whose personal and/or Company contributions to the Company's Salaried Employees Savings and Investment Plan ("Savings Plan") would be subject to limitations under federal income tax law, as follows: Mr. Greze -- $17,550; Dr. Hampers -- $46,232; Mr. Houchin -- $9,018; Mr. Kohnken -- $18,951; Mr.
    Bolduc -- $40,110; Dr. Boer -- $11,202; and Mr. Smith -- $17,850; (3)
    Company contributions to such Plan of $4,500 for each of Messrs. Greze, Houchin, Kohnken, Bolduc and Smith and Dr. Boer; (4) $9,557 of imputed interest on a loan made to Mr. Bolduc in 1987 (see "Relationships and Transactions with Management and Others" below); (5) interest on involuntarily deferred payments of awards under the LTIP, as follows: Mr. Greze -- $15,223; Mr. Houchin -- $2,990; Mr. Kohnken -- $21,469; Mr.
    Bolduc -- $54,683; Dr. Boer -- $18,560; and Mr. Smith -- $24,706; and (6) in
    the case of Mr. Bolduc, $6,312,208 paid in connection with the termination of his employment agreement and with respect to the 1993-1995 and 1994-1996 Performance Periods under the LTIP (see "Resignations of Executive Officers" below for additional information).

(d) This amount includes the value of personal benefits received by Dr. Hampers during 1995, including $111,481 attributable to his personal use of corporate aircraft.

(e) Mr. Houchin became an executive officer of the Company during 1995.

(f) This amount includes the value of personal benefits received by Mr. Bolduc during 1995, including $80,526 attributable to an automobile transferred to him as part of his termination arrangements. See "Resignations of Executive Officers" below for additional information.

     Stock Options. The following table sets forth information concerning stock options granted in 1995, including the potential realizable value of each grant assuming that the market value of the Company's Common Stock appreciates from the date of grant to the expiration of the option at annualized rates of (a) 5% and (b) 10%, in each case compounded annually over the term of the option. These assumed rates of appreciation have been specified by the SEC for illustrative purposes only and are not intended to predict future prices of the Company's Common Stock, which will depend upon various factors, including market conditions and the Company's future performance and prospects. For example, the option granted to Mr. Costello in 1995 would produce the pretax gain of $25,041,690 shown in the table only if the market price of the Common Stock rises to nearly $136 per share by the time the option is exercised. Based on the number and market price of the shares outstanding at year-end 1995, such an increase in the price of the Common Stock would produce a corresponding aggregate pretax gain of $9.2 billion for the Company's shareholders. Options become exercisable at the time or times determined by the Compensation Committee. Except for the options granted to Mr. Costello, the options shown below were exercisable in full at the date of grant; Mr. Costello's options become exercisable in three approximately equal annual installments beginning one year after the date of grant or upon the earlier occurrence of a "change in control" of the Company or certain other events, as specified in his employment agreement (see "Employment Agreements" below). All of the options shown below have exercise prices equal to the fair market value of the Common Stock at the date of grant.

                                                1995 GRANTS
                            ---------------------------------------------------    POTENTIAL REALIZABLE VALUE AT
                                            % OF TOTAL                             ASSUMED ANNUAL RATES OF STOCK
                            NO. OF SHARES    OPTIONS                               PRICE APPRECIATION FOR OPTION
                             UNDERLYING     GRANTED TO   EXERCISE                              TERM
                               OPTIONS      EMPLOYEES      PRICE     EXPIRATION   -------------------------------
           NAME                GRANTED       IN 1995*    ($/SHARE)      DATE            5%              10%
- --------------------------  -------------   ----------   ---------   ----------   --------------   --------------
A.J. Costello.............     300,000         17.6%      $52.375      4/30/05    $    9,881,520   $   25,041,690
J-L. Greze................      36,000          2.1         44.50       3/1/05         1,007,489        2,553,174
C.L. Hampers..............      70,000          4.1         44.50       3/1/05         1,959,006        4,964,505
P.D. Houchin..............      22,000          1.3         44.50       3/1/05           615,688        1,560,273
D.H. Kohnken..............      60,000          3.5         44.50       3/1/05         1,679,148        4,255,290
J.P. Bolduc...............     -0-               --            --           --                --               --
F.P. Boer.................      30,000          1.8         44.50       3/1/05           839,574        2,127,645
B.J. Smith................      50,000          2.9         44.50       3/1/05         1,399,290        3,546,075
All Shareholders..........          --           --            --           --     3,622,755,348    9,180,769,818
Named Executive Officers'
  Percentage of Realizable
  Value Gained by All
  Shareholders............          --           --            --           --               0.5%             0.5%

- ---------------
* In 1995, options were granted covering 1,704,150 shares of Common Stock, including an option covering 40,000 shares granted to D. Walter Robbins, Jr., a former director of the Company, in his capacity as a consultant to the Company (see "Directors' Compensation and Consulting Arrangements" below).

     The following table sets forth information concerning stock options exercised in 1995, including the "value realized" upon exercise (the difference between the total exercise price of the options exercised and the market value, at the date of exercise, of the shares acquired), and the value of unexercised "in-the-money" options held at December 31, 1995 (the difference between the aggregate exercise price of all such options held and the market value of the shares covered by such options at December 31, 1995).

                                           OPTION EXERCISES IN 1995 AND OPTION VALUES AT 12/31/95
                                   ----------------------------------------------------------------------
                                                                     NUMBER OF             VALUE OF
                                                                 SHARES UNDERLYING       UNEXERCISED
                                                                    UNEXERCISED          IN-THE-MONEY
                                                                    OPTIONS AT            OPTIONS AT
                                   NO. OF SHARES                     12/31/95              12/31/95
                                     ACQUIRED         VALUE        EXERCISABLE/          EXERCISABLE/
              NAME                  ON EXERCISE    REALIZED($)     UNEXERCISABLE        UNEXERCISABLE*
- ---------------------------------  -------------   -----------   -----------------   --------------------
A.J. Costello....................         -0-              -0-           0/300,000   $        -/2,006,250
J-L. Greze.......................         -0-              -0-           168,000/0            3,391,344/-
P.D. Houchin.....................         -0-              -0-            94,000/0            1,732,000/-
C.L. Hampers.....................         -0-              -0-           290,000/0            5,305,625/-
D.H. Kohnken.....................         -0-              -0-      275,500/49,000      5,822,875/869,441
J.P. Bolduc......................     655,000      $13,094,423          0/0                  0/0
F.P. Boer........................     130,000        2,833,438           177,500/0            3,054,071/-
B.J. Smith.......................     170,000        3,850,938       35,000/47,500        509,688/842,826

- ---------------
* Except for Messrs. Costello, Kohnken and Smith, none of the individuals listed in the table held unexercisable options at year-end 1995.

     LTIP. Under the LTIP as in effect during 1995, executive officers and other senior managers could be granted contingent "Performance Units" under which awards could be earned based on (1) value contribution performance (measured by the extent to which the return on gross assets of the participant's product line or other unit, or, in the case of corporate participants, the Company, exceeds the cost of capital by a specified targeted amount), and/or (2) shareholder value performance (measured by appreciation in the price of the Common Stock and dividends paid) as compared to that of the companies in the Standard & Poor's Industrials, during a three-year "Performance Period." It is anticipated that a new three-year Performance Period will commence each year and that contingent Performance Units will be granted for each such Performance Period (however, the terms of such contingent Performance Units granted subsequent to 1995 will differ from those granted in 1995, as discussed below under "Approval of Long-Term Incentive Program"). Performance Units granted in 1995 to employees of product lines were weighted 67% on the value contribution performance of their respective product lines or other units, and 33% on shareholder value performance, during the Performance Period; Performance Units granted to corporate employees were weighted 50% on the basis of the Company's value contribution performance and 50% on the basis of shareholder value performance during the Performance Period. The number of Performance Units earned under the LTIP may be decreased by up to 20%, at the discretion of the Compensation Committee, based upon individual performance.

     Amounts, if any, earned under Performance Units are paid following the end of each Performance Period. In keeping with the Company's compensation philosophy of uniting executive interests with those of the shareholders (see "Report of the Compensation Committee on Executive Compensation -- Stock Ownership Guidelines" below), any such payments may be made up to 100% in shares of Common Stock issued under the Company's stock incentive plans (subject to shareholder approval, as discussed below under "Approval of Long-Term Incentive Program"); however, the Compensation Committee has authority to reduce the portion of earned Performance Units payable in Common Stock or to pay such Units entirely in cash.

     The following table shows the Performance Units granted during 1995 to the executive officers named in the Summary Compensation Table. Half of the Performance Units granted to Mr. Greze and Dr. Hampers are weighted 50%/50%, as discussed above, and the other half are weighted 67%/33%, as discussed above; the Performance Units granted to the other recipients are all weighted 50%/50%.

                                            1995 AWARDS OF CONTINGENT PERFORMANCE UNITS UNDER LTIP
                                        ---------------------------------------------------------------
                                                                                               MAXIMUM
                                         NUMBER     PERFORMANCE                               NUMBER OF
                 NAME                   OF UNITS      PERIOD    THRESHOLD(A)(B)  TARGET(B)(C) UNITS (D)
- --------------------------------------  ---------   ----------  --------------   ----------   ---------
A. J. Costello........................     5,600    1993-1995   $0 or $ 55,164   $  330,750     56,000
                                          13,950    1994-1996    0 or  162,750      976,500    139,500
                                          22,275    1995-1997    0 or       80    1,782,000    222,750
J.L. Greze............................     9,000    1995-1997    0 or       80      720,000     90,000
C.L. Hampers..........................    17,500    1995-1997    0 or       80    1,400,000    175,000
P.D. Houchin..........................     5,500    1995-1997    0 or       80      440,000     55,000
D.H. Kohnken..........................    15,000    1995-1997    0 or       80    1,200,000    150,000
J.P. Bolduc...........................    -0-               --     --       --           --         --
B.J. Smith............................    12,500    1995-1997    0 or       80    1,000,000    125,000
F.P. Boer.............................     7,500    1995-1997    0 or       80      600,000     75,000

- ---------------
(a) Refers to the minimum amount payable under the LTIP with respect to the indicated Performance Period. No payment will be made unless the minimum targeted level of pretax earnings or shareholder value performance is achieved with respect to the 1993-1995 and 1994-1996 Performance Periods, and no payment will be made unless the minimum targeted level of value contribution or shareholder value performance is achieved with respect to the 1995-1997 Performance Period. The "threshold" payments will be made if the minimum targeted level of value contribution performance is achieved with regard to the 1995-1997 Performance Period. With respect to the 1993-1995 and 1994-1996 Performance Periods, the "threshold" payments will be made if either the minimum targeted level of pretax earnings or shareholder value performance is achieved.

(b) The threshold and target payments shown in the table have been calculated on the basis of a per share market price of the Common Stock of $59.0625 at the end of the 1993-1995 Performance Period, and on assumed per share market prices of $70 and $80 at the end of the 1994-1996 and 1995-1997 Performance Periods, respectively.

(c) Refers to the amount payable with respect to the 1995-1997 Performance Period if the minimum targeted levels of both value contribution and shareholder value performance are achieved.

(d) Refers to the maximum number of Performance Units that can be earned with respect to the Performance Periods under the LTIP, as amended.

     Employees to whom Performance Units are granted also receive grants of stock options based on the number of Performance Units granted. Information concerning options granted to the above executive officers in 1995 appears under "Stock Options" above.

     Additional information concerning the LTIP is set forth below under "Approval of Long-Term Incentive Program."

     Pension Arrangements. Salaried employees of designated units of the Company who are 21 or older and who have one or more years of service are eligible to participate in the Company's Retirement Plan for Salaried Employees. Under this basic retirement plan, pension benefits are based upon (1) the employee's average annual compensation for the 60 consecutive months in which his or her compensation is highest during the last 180 months of continuous participation and (2) the number of years of the employee's credited service. For purposes of this basic retirement plan, compensation generally includes nondeferred base salary and nondeferred annual incentive compensation (bonus) awards; however, for 1995, federal income tax law limited to $150,000 the annual compensation on which benefits under this plan may be based.

     The Company also has a Supplemental Executive Retirement Plan under which a covered employee will receive the full pension to which he or she would be entitled in the absence of the above and other limitations imposed under federal income tax law. In addition, this supplemental plan recognizes deferred base salary, deferred annual incentive compensation awards and, in some cases, periods of employment with the Company during which an employee was ineligible to participate in the basic retirement plan. An employee will generally be eligible to participate in the supplemental plan if he or she has an annual base salary of at least $75,000 and is earning credited service under the basic retirement plan.

     The following table shows the annual pensions payable under the basic and supplemental plans for different levels of compensation and years of credited service. The amounts shown have been computed on the assumption that the employee retired at age 65 on January 1, 1996, with benefits payable on a straight life annuity basis. Such amounts are subject to (but do not reflect) an offset of 1.25% of the employee's primary Social Security benefit at retirement age for each year of credited service under the basic and supplemental plans.

   HIGHEST                                                YEARS OF CREDITED SERVICE
AVERAGE ANNUAL                      ---------------------------------------------------------------------
 COMPENSATION                       10 YEARS    15 YEARS    20 YEARS    25 YEARS    30 YEARS    35 YEARS
- --------------                      ---------   ---------   ---------   ---------   ---------   ---------
 $  100,000......................   $  15,000   $  22,500   $  30,000   $  37,500   $  45,000   $  52,500
    200,000......................      30,000      45,000      60,000      75,000      90,000     105,000
    300,000......................      45,000      67,500      90,000     112,500     135,000     157,000
    400,000......................      60,000      90,000     120,000     150,000     180,000     210,000
    500,000......................      75,000     112,500     150,000     187,500     225,000     262,500
    600,000......................      90,000     135,000     180,000     225,000     270,000     315,000
    700,000......................     105,000     157,500     210,000     262,500     315,000     367,500
    800,000......................     120,000     180,000     240,000     300,000     360,000     420,000
    900,000......................     135,000     202,500     270,000     337,500     405,000     472,500
  1,000,000......................     150,000     225,000     300,000     375,000     450,000     525,000
  1,100,000......................     165,000     247,500     330,000     412,500     495,000     577,500
  1,200,000......................     180,000     270,000     360,000     450,000     540,000     630,000
  1,300,000......................     195,000     292,500     390,000     487,500     585,000     682,500
  1,400,000......................     210,000     315,000     420,000     525,000     630,000     735,000
  1,500,000......................     225,000     337,500     450,000     562,500     675,000     787,500

     Messrs. Costello, Houchin, Kohnken, Bolduc and Smith and Dr. Boer had 0, 3, 27, 11, 21 and 12 years of credited service, respectively, under the basic and supplemental retirement plans at year-end 1995 (March 31, 1995 in the case of Mr. Bolduc). For purposes of those plans, the 1995 compensation of such executive officers was as follows: Mr. Costello -- $600,000; Mr.
Houchin -- $450,604; Mr. Kohnken -- $781,725; Mr. Bolduc -- $1,487,000; Dr.
Boer -- $523,400; and Mr. Smith -- $745,000. Neither Mr. Greze nor Dr. Hampers is covered by the basic or supplemental plan. At year-end 1995, the accrued annual benefit payable to Mr. Greze at age 65 under the Company's Swiss pension plan was approximately $314,040, and the accrued annual benefit payable to Dr. Hampers at age 65 under the NMC retirement plan (in which he is an inactive participant) was approximately $120,000. The Company has agreed to provide certain pension benefits to Messrs. Bolduc and Greze and Dr. Hampers (see "Employment Agreements" and "Resignations of Executive Officers" below).

     Directors' Compensation and Consulting Arrangements. Under the Company's compensation program for nonemployee directors, (1) each nonemployee director receives an annual retainer of $24,000, payable in shares of the Company's Common Stock; (2) the Chairmen of the Audit and Compensation Committees receive annual cash retainers of $12,000, and the Chairmen of the Nominating Committee and the Committee on Corporate Responsibility receive annual cash retainers of $2,000; and (3) each nonemployee director receives $2,000 in cash for each Board meeting and $1,000 for each committee meeting attended (except that committee chairmen receive $1,200 per committee meeting).

     Nonemployee directors are reimbursed for expenses they incur in attending Board and committee meetings, and the Company maintains business travel accident insurance coverage for them. In addition, nonemployee directors receive a fee of $1,000 per day for work performed at the Company's request.

     A director may defer payment of all or part of the fees received for attending Board and committee meetings and/or the cash retainers referred to above. The amounts deferred (plus an interest equivalent) are payable to the director or his or her heirs or beneficiaries in a lump sum or in quarterly installments over two to 20 years following a date specified by the director. The interest equivalent on amounts deferred is computed at the higher of (1) the prime rate plus two percentage points and (2) 120% of the prime rate, in either case compounded semiannually. This program provides for the payment of additional survivors' benefits in certain circumstances.

     The Company also has a retirement plan under which a person who has been a nonemployee director for more than four years will receive annual payments of $24,000 for a period equal to the length of service as a nonemployee director (but not more than 15 years) after the director ceases to be eligible to receive directors' fees. In the event of a director's death, payments are made to his or her surviving spouse.

     The Company has consulting agreements with Kamsky Associates Inc. (of which Ms. Kamsky is president and co-chief executive officer) relating to the Company's interests in The People's Republic of China. The agreements expire in 1997 (subject to earlier termination) and provide for monthly fees of $25,000, plus additional payments based on the extent to which the Company establishes certain business relationships in The People's Republic of China. In 1995, the Company paid fees totaling $300,000 under these agreements. The Company also has a consulting agreement with another company of which Ms. Kamsky is a principal relating to business opportunities in nine other countries in the Asia Pacific region. The agreement expires in 1997 (or earlier, in certain cases) and currently provides for monthly fees of $10,000, plus additional payments based on the extent to which the Company establishes certain business relationships in the relevant countries. The Company paid Ms. Kamsky $120,000 under this agreement in 1995. The foregoing description does not purport to be complete and is qualified in its entirety by reference to the agreements referred to above, which have been filed with the SEC as exhibits to the Company's Annual Reports on Form 10-K for the years ended December 31, 1992 and 1994, respectively, and the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.

     George P. Jenkins, D. Walter Robbins, Jr. and David L. Yunich were directors of the Company who retired on May 10, 1995. The Company had consulting arrangements with Mr. Jenkins (relating to pension and savings plan investment management), Mr. Robbins (relating to pension investment management and divestitures) and Mr. Yunich (relating to corporate investments) under which they received fees totaling $200,000, $350,000 and $225,000, respectively, in 1995. During 1995, the Company also granted a stock option covering 40,000 shares of Common Stock to Mr. Robbins (in his capacity as a consultant) at an exercise price of $44.50 per share (see "Stock Options" above). In addition, during 1995 the Company provided car services to Messrs. Jenkins and Yunich at a cost to the Company of approximately $47,000 and $13,000, respectively. The consulting arrangements with Messrs. Jenkins, Robbins and Yunich were terminated by the Company during 1995.

     As previously reported, in 1991 the Company granted Mr. Yunich an option to purchase a portion of a minority investment held by the Company; in 1995, he received net proceeds of $126,000 upon the cancellation of the option in connection with the Company's sale of such investment.

     Effective December 1, 1995, the Company entered into a consulting agreement with Gordon J. Humphrey, who resigned as a director in November 1995. Under the agreement, Mr. Humphrey is to provide such services as are assigned to him by the Company, including promoting projects related to the Company's business interests in the Commonwealth of Independent States. The agreement expires in November 1997 (subject to earlier termination in certain circumstances) and provides for a monthly retainer of $5,000 plus such additional fees as may be agreed to in connection with specific projects. During 1995, Mr. Humphrey earned $5,000 under the agreement. The foregoing description does not purport to be complete and is qualified in its entirety by reference to the agreement, which has been filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1995.

     Arrangements with J. Peter Grace, Jr. J. Peter Grace, Jr. served as the Company's Chief Executive Officer for 48 years until his retirement at year-end 1992; following his retirement, he continued to serve as the Company's Chairman until his death in April 1995. Upon his retirement as Chief Executive Officer, Mr. Grace entered into an agreement ("Grace Retirement Agreement") with the Company under which, among other things, he agreed to act as a consultant to the Company and provide such consulting services as the Board requested; for such consulting arrangement, Mr. Grace received a fee of $50,000 per month from January 1993 until his death.

     The Grace Retirement Agreement provided for a pension of $1 million per year to Mr. Grace until his death (and thereafter, to his wife until her death) in lieu of any other pension to which Mr. Grace might otherwise have been entitled. The Grace Retirement Agreement also provided benefits and arrangements to Mr. Grace consisting of: (1) a continuation of insurance benefits in effect on the date of such Agreement, consisting of (a) basic life insurance in the amount of $900,000 (for which the cost to the Company was approximately $33,695 in 1995), (b) payment of a portion of the premium for supplemental life insurance in the amount of $750,000 (for which the cost to the Company was approximately $18,046 in 1995), (c) business travel accident insurance in the amount of $1.5 million (for which the cost to the Company was approximately $1,338 in 1995) and (d) voluntary group accident insurance in the amount of $350,000 (for which Mr. Grace paid the full premium); (2) a "gross-up" payment to cover income tax obligations for 1995 in respect of the foregoing insurance benefits (with respect to which the Company paid approximately $31,633 in 1995); and (3) a continuation of all other benefits and arrangements provided to Mr. Grace as Chief Executive Officer, which included private nursing services and related expenses (for which the cost to the Company was approximately $96,900 in 1995), security services (for which the cost to the Company was approximately $102,400 in 1995), the services of a cook (for which the cost to the Company was approximately $12,700 in 1995), the use of an apartment (for which the cost to the Company was approximately $81,430 in 1995), limousine services (for which the cost to the Company was approximately $59,700 in 1995), and club membership dues (for which the cost to the Company was approximately $8,700 in 1995). In addition, the Grace Retirement Agreement provided for Mr. Grace's continued use of Company aircraft, consistent with the Company's policy of making Company aircraft available for the use of certain senior executives. The value of such usage to Mr. Grace in 1995, calculated in accordance with the Standard Industry Fare Level method of Internal Revenue Service guidelines, was approximately $3,600. The costs for the benefits and arrangements listed in this paragraph have been stated on a pre-tax basis. In addition, until his death, the Company provided Mr. Grace with office space, secretarial services and business expense reimbursement (including reimbursement for business travel and entertainment expenses), as well as medical insurance coverage in accordance with the Company's policies applicable to retirees generally, subject to payment by Mr. Grace of a portion of the premium on the same basis as other retirees.

     Employment Agreements. The Company has an employment agreement with Mr. Costello providing for his service as the Company's Chairman, President and Chief Executive Officer through April 1998, subject to (1) earlier termination in certain circumstances and (2) automatic one-year extensions unless either party gives notice that the agreement is not to be extended. The agreement also provides that Mr. Costello will stand for election as a director during its term. Under the agreement, Mr. Costello is entitled to an annual base salary of at least $900,000; an annual incentive compensation award (bonus) of at least $900,000 for 1995 and awards thereafter based on the performance of the Company, in accordance with its annual incentive compensation program; participation in the LTIP on the same basis as other senior executives (including the grant of the awards for the 1993-1995, 1994-1996 and 1995-1997 Performance Periods set forth above under "LTIP"); grants of stock options (including those granted to him in 1995, as set forth above under "Stock Options"); and participation in all other compensation and benefit plans and programs generally available to senior executives of the Company. The agreement also provides for payments in the case of Mr. Costello's disability or death, or the termination of his employment with or without cause, including termination following a "change in control" and termination by Mr. Costello for "good reason." For purposes of the agreement, "change in control" means the acquisition of 20% or more of the Company's Common Stock, the failure of Company-nominated directors to constitute a majority of any class of the Board of Directors, or the occurrence of a transaction in which the Company's shareholders immediately preceding such transaction do not own more than 50% of the combined voting power of the corporation resulting from such transaction;

however, the Board of Directors has authorized, and Mr. Costello has agreed to, the amendment of the agreement so as to (1) increase such percentage from 50% to 60%, (2) exempt from the definition of "change in control" the previously reported transaction between the Company and Fresenius AG (which is described in the Company's Annual Report on Form 10-K for the year ended December 31, 1995) and (3) expand such definition to include the liquidation or dissolution of the Company. In the event of the termination of Mr. Costello's employment following a change in control, he would receive a multiple of the sum of his annual base salary plus bonus, pro rated bonus and LTIP awards, earned but unpaid compensation, and the balance of the LTIP awards for all Performance Periods during which the change in control takes place. The foregoing description of Mr. Costello's employment agreement does not purport to be complete and is qualified in its entirety by reference to such agreement, which has been filed with the SEC as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995.

     Prior to his retirement in February 1996, the Company had an agreement with Mr. Greze relating to his assignment an Executive Vice President of the Company and head of its global packaging business and his related relocation from Switzerland to the United States. The agreement provided that the Company would pay tuition and related fees in connection with the education of Mr. Greze's son (up to, but not including, college); reimburse Mr. Greze for the cost of one round trip between Florida and Switzerland for his family each year; and provide Mr. Greze with a Company-leased car. The agreement also provided for the loan referred to below under "Relationships and Transactions with Management and Others;" for arrangements relating to his return to Switzerland following the end of his assignment (including reimbursement for the cost of his family's move to Switzerland and provisions relating to the sale of his Florida residence in accordance with the Company's policy applicable to expatriate employees generally); and for Mr. Greze's continued participation in the Company's Swiss pension plan and the payment of pension benefits under that plan based on a schedule of final average salary, including payment if Mr. Greze's employment had been involuntarily terminated (not for cause) prior to August 1, 1996.

     Dr. Hampers has an employment agreement that originally provided for his employment as an Executive Vice President of the Company and head of its health care business through March 1996, at which time he would have the right to become a consultant to the Company for a five-year period for an annual consulting fee equal to 50% of his annual base salary, subject to cost-of-living adjustments. In March 1996, the Company and Dr. Hampers agreed to extend his employment until the first to occur of (1) December 31, 1996 or (2) completion of the transaction with Fresenius AG. The agreement, as extended, provides that Dr. Hampers will resign from the Board upon termination of his employment, as described above. Under the agreement, Dr. Hampers was initially entitled to an annual base salary of at least $675,000, subject to increases of at least 9% every 18 months, and to participate in the Company's annual incentive compensation (bonus) program. The agreement also provides for benefits generally available to senior executives of the Company, as well as the use of a corporate aircraft (and an option to purchase the aircraft at its fair market value upon the termination of his employment or consulting relationship). Further, the agreement entitles Dr. Hampers to a supplementary annual pension benefit equal to the amount by which (1) the lesser of (a) $300,000 and (b) three times his actual annual pension benefit exceeds (2) such actual pension benefit, subject to certain cost-of-living adjustments. The agreement prohibits Dr. Hampers from engaging in certain competitive activities during its term and for three years thereafter and provides for the continuation of compensation for the term of the agreement in the event his employment terminates other than for cause. The foregoing description of Dr. Hampers' employment agreement does not purport to be complete and is qualified in its entirety by reference to such agreement, which was filed with the SEC as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1991.

     The Company has an employment agreement with Mr. Bolduc that was terminated in connection with his resignation in March 1995. The agreement provided for his employment as Chief Executive Officer of the Company through July 1999 (subject to earlier termination in certain circumstances), but provided for automatic one-year extensions unless either party gave notice that the agreement was not to be extended. The agreement also provided that Mr. Bolduc would be nominated for election as a director during the term of the agreement. Under the agreement, Mr. Bolduc was entitled to participate in all incentive compensation and bonus plans maintained by the Company for its senior executives and to participate in all benefit plans available to employees generally, as well as to the following: an annual base salary of at least $800,000; an annual incentive compensation award (bonus) equal to at least 50% of his base salary for the relevant year; an annual grant of options covering at least 30,000 shares of Common Stock; and an annual supplementary pension equal to the sum of the amounts payable annually under the Company's basic and supplemental retirement plans (see "Pension Arrangements" above), but in no event less than 50% of Mr. Bolduc's "pensionable compensation" (annual base salary and annual incentive compensation, without giving effect to any voluntary deferrals) during specified periods of his employment. The agreement also provided for payments in the case of Mr. Bolduc's disability or death or the termination of his employment with or without cause; in the latter case, the agreement provided that Mr. Bolduc would be entitled to receive 150% of his annual base salary for the remaining term of the agreement, subject to a reduction of up to 50% for income earned for personal services following the termination of his employment by the Company.

     See "Resignations of Executive Officers" below for information concerning arrangements with respect to Mr. Bolduc's resignation.

     Severance Agreements. The Company has severance agreements with all of its executive officers (other than Mr. Costello, whose employment agreement, discussed above, provides for severance arrangements), as well as its other officers. Each agreement provides that in the event of the involuntary termination of the individual's employment or consulting services or a material reduction in his or her authority or responsibility, in either case without cause, following a change in control of the Company, he or she will receive a severance payment equal to 2.99 times his or her average annual taxable compensation for the five years preceding the change in control, plus certain additional benefits, subject to reduction in certain cases to prevent the recipient from incurring liability for excise taxes and the Company from incurring nondeductible compensation expense. Dr. Hampers may instead elect to receive the payments provided for under his employment agreement, if applicable. For purposes of these severance agreements, a change in control would occur upon the acquisition of 20% or more of the Company's Common Stock or the failure of Company-nominated directors to constitute a majority of any class of the Board of Directors.

     The Board of Directors has authorized the amendment of such severance agreements to conform the definition of "change in control" contained in such agreements to the definition contained in Mr. Costello's employment agreement, as it is to be amended (see "Employment Agreements" above). In addition, pursuant to such amendment, the severance payment to be made under each agreement would, until 1999, equal the greater of (1) the severance payment described in the preceding paragraph or (2) three times the individual's annual base salary plus bonus, plus a "gross up" payment to cover any excise tax obligations resulting from the severance payment; in the event a change in control occurs in 1999 or a subsequent year, the severance payment would be made solely in accordance with clause (2).

     Resignations of Executive Officers. In connection with his resignation in March 1995, Mr. Bolduc and the Company entered into agreements providing for his resignation and related matters ("Bolduc Resignation Arrangements"). Pursuant to the Bolduc Resignation Arrangements, Mr. Bolduc's employment agreement with the Company was terminated, he received a lump sum payment of $5,062,208 in connection with the termination of the agreement and in lieu of monthly severance payments that would otherwise have been due thereunder, and the Company acquired from him 268,348 shares of the Company's Common Stock (including 101,148 shares subject to restrictions on resale and 5,725 shares not previously vested) for a purchase price of $12,075,660 (or $45 per share), less $4,900 repaid to the Company pursuant to Section 16 of the Securities Exchange Act of 1934, and less $400,000 in repayment of a loan made in 1987 to Mr. Bolduc by a subsidiary of the Company. The Bolduc Resignation Arrangements also provided for the payment to Mr. Bolduc of deferred compensation owed to him in the aggregate principal amount of $1,529,604, plus interest, in quarterly installments over a 10-year period commencing June 30, 1995, and for the payment of gross pension benefits to Mr. Bolduc until his death (and, if his wife shall survive him, to her until her death) of $848,585 per year commencing in April 1995, such pension benefits having been calculated as though Mr. Bolduc were retiring at age 62 (rather than at his actual age of 55 years and 7 months). Under the Bolduc Resignation Arrangements, Mr. Bolduc and his wife will continue to receive medical coverage under the Company's retiree medical plan (subject to payment by Mr. Bolduc of a portion of the premium on the same basis as other retirees) and continued coverage under the Company's "split-dollar" life insurance policy in the face amount of $4.5 million previously maintained for Mr. Bolduc by the Company (with annual premiums continuing to be shared by Mr. Bolduc and the Company in accordance with the terms of the policy at a cost to the Company of approximately $300,000 per year until 2008, at which time the Company will receive a full return of all premiums paid). In addition, Mr. Bolduc continued to hold previously granted options covering 655,000 shares of the Company's Common Stock (including previously unexercisable options covering 290,000 shares that, pursuant to the Bolduc Resignation Arrangements, became exercisable immediately and at any time through March 31, 1998). Mr. Bolduc received a payment of $1,250,000 in payment of his rights under the LTIP, and his balance of approximately $620,000 under the Savings Plan was paid to him in accordance with his election under the terms of that Plan. The Bolduc Resignation Arrangements also provided Mr. Bolduc with ownership of a car and certain office furniture previously provided to him by the Company for his use and provided that the Company would reimburse Mr. Bolduc for certain legal fees associated with his resignation and that he would be entitled to the benefit of certain rights of indemnification by the Company, as provided in its By-laws. In addition, in connection with Mr. Bolduc's resignation as a director, the Company confirmed to Mr. Bolduc that he would be entitled to indemnification by the Company to the full extent permitted by New York law with respect to his service as a director. Mr. Bolduc agreed, in the Bolduc Resignation Arrangements, not to engage in any business which is in substantial competition with the Company in any of the Company's then core businesses until he reaches the age of 62. Pursuant to the Bolduc Resignation Arrangements, Mr. Bolduc released the Company and its affiliates, as well as certain individuals, and the Company released Mr. Bolduc, with respect to all claims, including any matters arising out of or related to Mr. Bolduc's employment by the Company and his resignation (other than claims arising under the Bolduc Resignation Arrangements). The agreements providing for the Bolduc Resignation Arrangements were filed with the SEC as exhibits to the Company's Annual Report on Form 10-K for the year ended December 31, 1994; the foregoing description of such agreements does not purport to be complete and is qualified in its entirety by reference to such agreements.

     In connection with Dr. Boer's resignation as an executive officer of the Company on June 15, 1995, he entered into an agreement with the Company providing that (1) he would remain an employee, and continue to receive salary and participate in the Company's benefit plans and program (other than its Long-Term Disability Plan), through year-end 1995, at which time he would be entitled to receive severance pay for 5 1/2 months (which, combined with the salary received from June 15 to December 31, 1995, would equal one year of severance pay); (2) he would be considered for an annual incentive compensation award for 1995 consistent with the award paid to him in respect of 1994; (3) he would remain a participant in the LTIP for the 1993-1995 Performance Period and, on a pro rata basis, the 1994-1996 and 1995-1997 Performance Periods; (4) certain restrictions on shares and stock options granted to him in 1991 would be removed; and (5) his participation in the Company's split-dollar life insurance program would be terminated, although he could elect to purchase the policy by reimbursing the Company for the premiums paid on his behalf (approximately $408,000). The agreement also provided that he would receive payment of amounts due him under other Company plans and programs in accordance with their terms.

     In connection with Mr. Smith's resignation as an executive officer of the Company on July 18, 1995, he entered into arrangements with the Company providing that (1) he would remain an employee, and continue to receive salary and participate in the Company's benefit plans and programs (other than its Long-Term Disability Plan), through July 1996; (2) he would be considered for an annual incentive compensation award for 1995 consistent with the award paid to him in respect of 1994; (3) he would remain a participant in the LTIP for the 1993-1995 Performance Period and, on a pro rata basis, the 1994-1996 and 1995-1997 Performance Periods; (4) certain restrictions on shares and stock options granted to him in 1991 would be removed; and (5) his participation in the Company's split-dollar life insurance program would be terminated, although he could elect to purchase the policy by reimbursing the Company for the premiums paid on his behalf (approximately $325,000). The agreement also provided that he would receive payment of amounts due him under other Company plans and programs in accordance with their terms.

     The foregoing descriptions of the agreements with Dr. Boer and Mr. Smith do not purport to be complete and are qualified in their entirety by reference to such agreements, which have been filed with the SEC as exhibits to the Company's Annual Report on Form 10-K for the year ended December 31, 1995.

     Compensation Committee Interlocks and Insider Participation. Prior to May 10, 1995, the Compensation Committee consisted of Mr. Eckmann, as well as Roger Milliken, John A. Puelicher and Eben W. Pyne (who retired from the Board on that date); Peter S. Lynch (a director who has advised the Company that he will resign from the Board effective the date of the Annual Meeting); and Robert C. Macauley (a director who is not standing for re-election at the Annual Meeting). On May 10, 1995, the Compensation Committee was reconstituted to consist of its current members: Messrs. Eckmann, Holmes, Lynch and Phipps, as well as Edward W. Duffy (a director who is not standing for re-election at the Annual Meeting). In addition, Mr. Gossage served on the Compensation Committee from August 1995 until March 1996. As noted above, Mr. Holmes served as Acting President and Chief Executive Officer of the Company from March 2 to May 1, 1995. During 1995, the Company purchased approximately $1.1 million of products from, and sold approximately $46,000 of products to, Hercules, of which Mr. Gossage is Chairman and Chief Executive Officer. See "Report of the Compensation Committee on Executive Compensation" below for information concerning the modification of the Company's executive compensation program by the reconstituted Compensation Committee.

RELATIONSHIPS AND TRANSACTIONS WITH MANAGEMENT AND OTHERS

     The following are descriptions of certain relationships and transactions between the Company and its directors and executive officers (or members of their families) and/or businesses with which they are affiliated. Information regarding certain consulting arrangements appears above under "Directors' Compensation and Consulting Arrangements" and "Arrangements with J. Peter Grace, Jr." under the heading "Executive Compensation."

     Commercial Transactions. Mr. Costello is a director of FMC Corp. ("FMC"). During 1995, various units of the Company purchased approximately $3.4 million of materials and/or products from, and sold approximately $161,000 of materials and/or products to, units of FMC.

     Mr. Gossage, Chairman and Chief Executive Officer of Hercules, was a director of the Company from July 1995 to March 1996. During 1995, the Company purchased approximately $1.1 million of products from, and sold approximately $46,000 of products to, Hercules.

     The foregoing transactions were in the ordinary course of business and were on terms believed to be similar to those with unaffiliated parties.

     Loans to Officers. In 1987, a subsidiary of the Company made an interest-free loan of $400,000 to Mr. Bolduc in connection with his previous relocation to the New York City area; this loan was repaid in 1995 in connection with Mr. Bolduc's severance arrangements (see "Executive
Compensation -- Resignations of Executive Officers" above). The Company has also made interest-free loans to the following executive officers in connection with relocations: Mr. Greze -- $400,000; Fred Lempereur (a Senior Vice President) -- $350,000; and Ian Priestnell (a Vice President) -- $458,000. Mr. Greze's loan is to be repaid upon the sale of his Florida residence or, if earlier, December 31, 1996.

     J. Peter Grace, III. J. Peter Grace, III is a son of J. Peter Grace, Jr. From July 1990 until his resignation in November 1994, Mr. Grace III was the Chairman of Grace Hotel Services Corporation ("GHSC"), a wholly owned subsidiary of the Company engaged in the business of providing food and beverage service at hotels. As reported in the Proxy Statement for the Company's 1995 Annual Meeting, in connection with discussions between Mr. Grace III and the Company regarding the possible acquisition of GHSC by Mr. Grace III and others, Mr. Grace III formed a new corporation, HSC Holding Co., Inc. ("HSC"), to facilitate such acquisition. Following Mr. Grace III's resignation, the Company, GHSC, Mr. Grace III and HSC entered into negotiations providing for the repayment of all funds that had been provided to HSC by GHSC. As a result of these negotiations, HSC, GHSC and the Company entered into a letter agreement in December 1994 ("December 1994 Letter Agreement").

     Pursuant to the December 1994 Letter Agreement, HSC paid $1 million to GHSC and deposited $381,000 into an escrow account ("Escrow Amount") pending a final determination of the amounts due to GHSC in repayment of all working capital provided by GHSC to HSC and for other costs and expenses incurred by GHSC on behalf of HSC. In March 1995, $213,425 of the Escrow Amount was released to the Company. The Company claimed that HSC owed an additional $201,069 to GHSC; HSC disputed this claim. Following the commencement of an arbitration proceeding in accordance with the terms of the December 1994 Letter Agreement, the Company and GHSC entered into a settlement agreement with HSC pursuant to which (1) GHSC was paid $110,313 of the remaining Escrow Amount (together with interest) and (2) the balance of the Escrow Amount was returned to HSC.

     To date, no demands from any third party have been made against either GHSC or the Company arising out of the activities of HSC that have resulted in any payment by either GHSC or the Company. The December 1994 Letter Agreement also granted HSC the opportunity, on a nonexclusive basis, to acquire GHSC on or before March 14, 1995, subject to terms and conditions to be agreed upon. However, neither Mr. Grace III nor HSC has entered into any agreement or understanding with the Company concerning the acquisition of GHSC, and this provision of the December 1994 Letter Agreement has lapsed in accordance with its terms.

     The December 1994 Letter Agreement and other agreements relating to the above matters were filed as exhibits to the Company's Annual Report on Form 10-K for the year ended December 31, 1994, and the settlement agreement referred to above was filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995. The foregoing description of such documents does not purport to be complete and is qualified in its entirety by reference to such documents and to the Proxy Statement for the Company's 1995 Annual Meeting, which contained additional information concerning the foregoing matters.

     Legal Proceedings; Insurance; Indemnification.

     [Text omitted.]

     In March 1996, two purported shareholder derivative class actions were filed in New York State Supreme Court, New York County, against the Company and Mr. Costello alleging that the defendants breached their fiduciary duties to the Company's shareholders by failing to investigate and consider fully a proposal by Hercules to acquire or merge with Grace. The lawsuits seek injunctive relief ordering defendants to carry out their fiduciary duties by considering and evaluating such proposal, unspecified monetary damages, costs and counsel fees and such other relief as the Court deems proper.

     [Text omitted.]

     The Company maintains director and officer liability insurance covering directors and officers of the Company and its subsidiaries. Such insurance includes, among other things, coverage with respect to claims made against directors and officers within six years after May 10, 1995 relating to conduct prior to that date. However, such insurance provides for various deductibles and exclusions, some of which are substantial, and may therefore not provide coverage with respect to all or a portion of certain claims, including certain of the lawsuits described above. Such insurance is currently provided by Corporate Officers' and Directors' Assurance Ltd., X.L. Insurance Company Ltd., Gulf Insurance Company and A.C.E. Insurance Company Ltd. under contracts dated November 4, 1995. The annual premiums for such insurance total approximately $1.2 million.

     In April 1995, the Board of Directors resolved that the Company would provide certain contractual rights of indemnification (including related reimbursement and advances of expenses) to directors, and would seek to maintain directors' and officers' liability insurance covering certain potential obligations for at least six years, provided that the Company would not be obligated to spend more than 150% of the then current annual premiums to maintain such insurance.

                  SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

MANAGEMENT SECURITY OWNERSHIP

     The following tables set forth the Common and Preferred Stock of the Company beneficially owned at February 1, 1996 by each current director and nominee, by each of the executive officers named in the Summary Compensation Table set forth under "Election of Directors -- Executive Compensation" above (other than those who resigned in 1995), and by such directors and executive officers as a group. The tables include shares owned by (1) those persons and their spouses, minor children and certain relatives, (2) trusts and custodianships for their benefit and (3) trusts and other entities as to which the persons have the power to direct the voting or investment of securities (including shares as to which the persons disclaim beneficial ownership). The Common Stock table includes shares in accounts under the Savings Plan and shares covered by currently exercisable stock options; it does not reflect shares covered by unexercisable stock options (see "Election of Directors -- Executive Compensation -- Stock Options" above). The bracketed figures in the tables indicate the percentage of the class represented by the shares shown (if over 1%), based on the shares outstanding at March 21, 1996. The Common and Preferred Stocks owned by directors and executive officers as a group (excluding option shares) at February 1, 1996 represent approximately 1.7% of the voting power of all the Company's stock outstanding at March 21, 1996.

                                  COMMON STOCK

                                 AMOUNT/NATURE
                                 OF OWNERSHIP
                                 -------------
A. J. Costello*................        5,000
G. C. Dacey....................        1,195
E. W. Duffy....................        2,490
H. A. Eckmann..................        2,923
M. A. Fox......................          200
J. W. Frick....................        2,400
J. L. Greze....................       26,695
                                     168,000(O)
C. L. Hampers..................        8,600
                                      50,000(T)
                                     290,000(O)
T. A. Holmes...................        3,590
P.D. Houchin...................        7,719
                                      94,000(O)
V. A. Kamsky...................        2,100

                                 AMOUNT/NATURE
                                 OF OWNERSHIP
                                 -------------
D. H. Kohnken..................       37,731
                                     275,500(O)
P. S. Lynch....................        6,505
R. C. Macauley.................        2,005
J. E. Phipps...................       11,090
                                      17,450(T,S)
E. J. Sullivan.................        2,700
T. A. Vanderslice..............            0
Various directors, executive
  officers and others, as
  Trustees.....................        2,696(T,S)
Directors and executive
  officers as a group..........      170,886*
                                      50,000(T)
                                      20,146(T,S)
                                   1,390,834(O)

                                PREFERRED STOCKS

                                                              AMOUNT/NATURE OF OWNERSHIP
                                                        --------------------------------------
                                                                                   CLASS B
                                                           6% PREFERRED           PREFERRED
                                                        ------------------     ---------------
Various executive officers and others, with respect to
  the W. R. Grace & Co. Retirement Plan for Salaries
  Employees...........................................  9,648 (T,S)[26.5%]     959 (T,S)[4.4%]
Directors and executive officers as a group...........  9,648 (T,S)[26.5%]     959 (T,S)[4.4%]

- ---------------
*     Does not include 20,100 shares purchased by Mr. Costello in February 1996.

(O) Shares covered by stock options exercisable on or within 60 days after February 1, 1996.

(T) Shares owned by trusts and other entities as to which the person has the power to direct voting and/or investment.

(S) Shares as to which the person shares voting and/or investment power with others.

                                                                 ANNEX F

                             FINANCIAL SUPPLEMENT
                                      TO
        ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1995

                       W. R. GRACE & CO. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                 AND FINANCIAL STATEMENT SCHEDULE AND EXHIBITS

                                                                                      PAGE
                                                                                    ---------
Report of Independent Certified Public Accountants on Financial Statement
  Schedule........................................................................   F-2
Consent of Independent Certified Public Accountants...............................   F-2
Report of Independent Certified Public Accountants................................   F-3
Consolidated Statement of Operations for the three years in the period ended
  December 31, 1995...............................................................   F-4
Consolidated Statement of Cash Flows for the three years in the period ended
  December 31, 1995...............................................................   F-5
Consolidated Balance Sheet at December 31, 1995 and 1994..........................   F-6
Consolidated Statement of Shareholders' Equity for the three years in the period
  ended December 31, 1995.........................................................   F-7
Notes to Consolidated Financial Statements........................................   F-8-F-26
Quarterly Summary and Statistical Information -- Unaudited........................   F-27
Capital Expenditures, Net Fixed Assets and Depreciation and Lease Amortization....   F-28
Financial Summary.................................................................   F-29
Management's Discussion and Analysis of Results of Operations and Financial
  Condition.......................................................................   F-30

Financial Statement Schedule
  Schedule VIII-Valuation and Qualifying Accounts and Reserves....................   F-36

Exhibit 11: Weighted Average Number of Shares and Earnings Used in Per Share
  Computations....................................................................   F-37
Exhibit 12: Computation of Ratio of Earnings to Fixed Charges and Combined Fixed
  Charges and Preferred Stock Dividends...........................................   F-38

     The financial data listed above appearing in this Financial Supplement are incorporated by reference herein. The Financial Statement Schedule should be read in conjunction with the Consolidated Financial Statements and Notes thereto. Financial statements of 50%- or less-owned persons and other persons accounted for by the equity method have been omitted as provided in Rule 3-09 of Securities and Exchange Commission Regulation S-X. Financial Statement Schedules not included have been omitted because they are not applicable or the required information is shown in the Consolidated Financial Statements or Notes thereto.

            REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS ON
                         FINANCIAL STATEMENT SCHEDULE


To the Shareholders and Board of Directors of W. R. Grace & Co.

Our audits of the consolidated financial statements referred to in our report dated January 31, 1996 appearing on page 50 of the 1995 Annual Report to Shareholders of W. R. Grace & Co. (which report and consolidated financial statements are included in this Annual Report on Form 10-K) also included an audit of the Financial Statement Schedule listed on page F-1 in the Index to Consolidated Financial Statements and Financial Statement Schedule and Exhibits of this Form 10-K. In our opinion, this Financial Statement Schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PRICE WATERHOUSE LLP

PRICE WATERHOUSE LLP
Ft. Lauderdale, Florida
January 31, 1996


             CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectuses constituting parts of the Registration Statements on Form S-3 (Nos. 33-51041, 33-50983 and 33-25962) and Form S-8 (Nos. 33-7504, 33-15182, 33-27960,
33-54201, 33-54203 and 33-59041) of W. R. Grace & Co. of our report dated January 31, 1996 appearing on page 50 of the 1995 Annual Report to Shareholders, which report is included at page F-3 of this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears above.

/s/ PRICE WATERHOUSE LLP

PRICE WATERHOUSE LLP
Ft. Lauderdale, Florida
March 29, 1996

MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL REPORTING


Management is responsible for the preparation, as well as the integrity and objectivity, of the consolidated financial statements and other financial information included in this report. Such financial information has been prepared in conformity with generally accepted accounting principles and accordingly includes certain amounts that represent management's best estimates and judgments.
     For many years, management has maintained internal control systems to assist it in fulfilling its responsibility for financial reporting, including careful selection of personnel; segregation of duties; formal business, accounting and reporting policies and procedures; and an internal audit function. While no system can ensure elimination of all errors and irregularities, Grace's systems, which are reviewed and modified in response to changing conditions, have been designed to provide reasonable assurance that assets are safeguarded, policies and procedures are followed and transactions are properly executed and reported. The concept of reasonable assurance is based on the recognition that there are limitations in all systems and that the cost of such systems should not exceed the benefits to be derived.
     The Audit Committee of the Board of Directors, which is comprised of directors who are neither officers nor employees of nor consultants to Grace, meets regularly with Grace's senior financial personnel, internal auditors and independent certified public accountants to review audit plans and results as well as the actions taken by management in discharging its responsibilities for accounting, financial reporting and internal control systems. The Audit Committee reports its findings, and recommends the selection of independent certified public accountants, to the Board of Directors. Grace's management, internal auditors and independent certified public accountants have direct and confidential access to the Audit Committee at all times.
     The independent certified public accountants are engaged to conduct the audits of and render a report on the consolidated financial statements in accordance with generally accepted auditing standards. These standards require a review of the systems of internal controls and tests of transactions to the extent considered necessary by the independent certified public accountants for purposes of supporting their opinion as set forth in their report.





Albert J. Costello                                 Peter D. Houchin
Chairman, President and                            Senior Vice President
Chief Executive Officer                            and Chief Financial Officer


REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

PRICE WATERHOUSE LLP                                January 31, 1996
One East Broward Boulevard
Ft. Lauderdale, FL  33301

TO THE SHAREHOLDERS AND BOARD OF DIRECTORS OF W. R. GRACE & CO.

In our opinion, the consolidated financial statements appearing on pages F-4 through F-25 of this report present fairly, in all material respects, the financial position of W. R. Grace & Co. and subsidiaries (Grace) at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of Grace's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.




Price Waterhouse LLP

CONSOLIDATED FINANCIAL STATEMENTS
- ------------------------------------------------------------------------------
W. R. Grace & Co. and Subsidiaries

CONSOLIDATED STATEMENT OF OPERATIONS
- ------------------------------------------------------------------------------


Dollars in millions, except per share amounts                                            1995      1994      1993
- -------------------------------------------------------------------------------------------------------------------
Sales and revenues ..................................................................  $3,665.5  $3,218.2  $2,895.5
Other income (Note 4) ...............................................................      41.9      42.6      57.8
                                                                                       --------  --------  --------
    Total ...........................................................................   3,707.4   3,260.8   2,953.3
                                                                                       --------  --------  --------

Cost of goods sold and operating expenses ...........................................   2,243.7   1,900.8   1,746.7
Selling, general and administrative expenses ........................................     905.6     773.6     673.1
Depreciation and amortization .......................................................     186.3     165.0     153.5
Interest expense and related financing costs (Note 10) ..............................      71.3      49.5      42.9
Research and development expenses ...................................................     120.6     106.8     111.5
Corporate expenses previously allocated to health care operations ...................      37.8      37.1      37.4
Restructuring costs and asset impairments (Note 5) ..................................     179.5        --        --
Provision relating to asbestos-related liabilities and insurance coverage (Note 2) ..     275.0     316.0     159.0
                                                                                       --------  --------  --------
    Total ...........................................................................   4,019.8   3,348.8   2,924.1
                                                                                       --------  --------  --------

(Loss)/income from continuing operations before income taxes ........................    (312.4)    (88.0)     29.2
(Benefit from)/provision for income taxes (Note 6) ..................................    (115.8)    (46.6)     10.1
                                                                                       --------  --------  --------

(Loss)/income from continuing operations ............................................    (196.6)    (41.4)     19.1
(Loss)/income from discontinued operations (Note 7) .................................    (129.3)    124.7       6.9
                                                                                       --------  --------  --------
Net (loss)/income ...................................................................  $ (325.9) $   83.3  $   26.0
                                                                                       ========  ========  ========

(Loss)/earnings per share:
    Continuing operations ...........................................................  $  (2.05) $   (.45) $    .20
    Net (loss)/earnings .............................................................  $  (3.40) $    .88  $    .28
Fully diluted (loss)/earnings per share:
    Continuing operations ...........................................................  $      - (1)$    - (1)$  .20
    Net (loss)/earnings .............................................................  $      - (1)$  .88    $  .28
- -------------------------------------------------------------------------------------------------------------------



The Notes to Consolidated Financial Statements, pages F-8 to F-25, are integral parts of these statements.

(1)  Not presented as the effect is anti-dilutive.

CONSOLIDATED STATEMENT OF CASH FLOWS
- --------------------------------------------------------------------------------


Dollars in millions                                                                      1995     1994     1993
- ---------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
(Loss)/income from continuing operations before income taxes ......................  $ (312.4) $ (88.0) $  29.2
Reconciliation to cash provided by operating activities:
    Depreciation and amortization .................................................     186.3    165.0    153.5
    Provision relating to asbestos-related liabilities and insurance coverage .....     275.0    316.0    159.0
    Noncash charge relating to restructuring costs and asset impairments ..........     159.9       --       --
    Changes in assets and liabilities, excluding effect of businesses acquired/divested and foreign exchange:
        Increase in notes and accounts receivable, net ............................     (44.7)  (159.5)  (103.2)
        Increase in inventories ...................................................     (62.1)   (43.4)   (50.5)
        Net (payments for)/proceeds from settlements of interest rate agreements ..        --     (4.0)    67.9
        Proceeds from asbestos-related insurance settlements ......................     257.3    138.6     74.6
        Payments made for asbestos-related litigation settlements, judgments and
         defense costs ............................................................    (160.3)  (198.6)  (177.7)
        (Decrease)/increase in accounts payable ...................................     (48.3)    10.3     50.1
        Other .....................................................................     (21.0)    74.5   (173.9)
                                                                                     --------  -------  -------
Net pretax cash provided by operating activities of continuing operations .........     229.7    210.9     29.0
Net pretax cash provided by operating activities of discontinued operations .......     114.2    328.6    316.8
                                                                                     --------  -------  -------
Net pretax cash provided by operating activities ..................................     343.9    539.5    345.8
Income taxes paid .................................................................    (236.9)   (86.0)  (102.7)
                                                                                     --------  -------  -------
Net cash provided by operating activities .........................................     107.0    453.5    243.1
                                                                                     --------  -------  -------

INVESTING ACTIVITIES (1)
Capital expenditures ..............................................................    (537.6)  (444.6)  (309.6)
Businesses acquired in purchase transactions, net of cash acquired and debt assumed     (37.4)  (276.9)  (306.6)
Increase in net assets of discontinued operations .................................    (295.2)   (32.9)   (43.1)
Net proceeds from divestments .....................................................      56.7    583.9    464.8
Net proceeds from sale/leaseback transactions .....................................        --       --     27.2
Proceeds from disposals of assets .................................................      17.9     34.0     15.4
Other .............................................................................      (6.0)    34.9       --
                                                                                     --------  -------  -------
Net cash used for investing activities ............................................    (801.6)  (101.6)  (151.9)
                                                                                     --------  -------  -------

FINANCING ACTIVITIES (2)
Dividends paid ....................................................................    (112.6)  (132.0)  (128.4)
Repayments of borrowings having original maturities in excess of three months .....     (68.1)  (141.2)  (512.6)
Increase in borrowings having original maturities in excess of three months .......     148.5    535.1    373.0
Net increase in/(repayments of) borrowings having original maturities
 of less than three months. .......................................................     414.9   (605.8)   155.7
Stock options exercised ...........................................................     164.1     20.9     21.0
Increase/(decrease) in net financing activities of discontinued operations ........     120.8       .2    (15.5)
Other .............................................................................     (11.9)      --       .9
                                                                                     --------  -------  -------
Net cash provided by/(used for) financing activities ..............................     655.7   (322.8)  (105.9)
                                                                                     --------  -------  -------
Effect of exchange rate changes on cash and cash equivalents ......................       1.2      1.6      (.5)
                                                                                     --------  -------  -------
(Decrease)/increase in cash and cash equivalents ..................................     (37.7)    30.7    (15.2)
                                                                                     --------  -------  -------
Cash and cash equivalents, beginning of year ......................................      78.3     47.6     62.8
                                                                                     --------  -------  -------
Cash and cash equivalents, end of year ............................................  $   40.6  $  78.3  $  47.6
                                                                                     ========  =======  =======
- ---------------------------------------------------------------------------------------------------------------



The Notes to Consolidated Financial Statements, pages F-8 to F-25, are integral parts of these statements.

(1) See Note 3 to the Consolidated Financial Statements for supplemental information relating to noncash investing activities.
(2) See Notes 3 and 10 to the Consolidated Financial Statements for supplemental information relating to noncash financing activities.

CONSOLIDATED BALANCE SHEET

- -------------------------------------------------------------------------------------------
Dollars in millions, except par value                      December 31,    1995     1994
- -------------------------------------------------------------------------------------------
ASSETS
CURRENT ASSETS
Cash and cash equivalents .............................................  $   40.6  $   78.3
Notes and accounts receivable, net (Note 8) ...........................     596.8     975.7
Inventories (Note 8) ..................................................     491.9     514.2
Net assets of discontinued operations (Note 7) ........................     323.7     335.6
Deferred income taxes .................................................     206.1     295.4
Other current assets ..................................................      22.2      29.7
                                                                         --------  --------
   TOTAL CURRENT ASSETS ...............................................   1,681.3   2,228.9

Properties and equipment, net (Note 9) ................................   1,736.1   1,730.1
Goodwill, less accumulated amortization of $20.6 (1994 - $71.8) .......     111.8     672.5
Net assets of discontinued operations - health care (Note 7) ..........   1,435.3        --
Asbestos-related insurance receivable (Note 2) ........................     321.2     512.6
Deferred income taxes .................................................     386.6     115.7
Other assets (Note 8) .................................................     625.3     970.8
                                                                         --------  --------
   TOTAL ASSETS .......................................................  $6,297.6  $6,230.6
                                                                         ========  ========

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Short-term debt (Note 10) .............................................  $  638.3  $  430.9
Accounts payable ......................................................     339.2     433.7
Income taxes ..........................................................     103.3     197.0
Other current liabilities .............................................     836.4     872.9
Minority interest (Note 13) ...........................................     297.0     297.0
                                                                         --------  --------
   TOTAL CURRENT LIABILITIES ..........................................   2,214.2   2,231.5

Long-term debt (Note 10) ..............................................   1,295.5   1,098.8
Other liabilities .....................................................     789.0     690.9
Deferred income taxes .................................................      44.8      92.5
Noncurrent liability for asbestos-related litigation (Note 2) .........     722.3     612.4
                                                                         --------  --------
   TOTAL LIABILITIES ..................................................   5,065.8   4,726.1
                                                                         --------  --------

COMMITMENTS AND CONTINGENCIES (Notes 2, 7, 10 and 12)

SHAREHOLDERS' EQUITY (Note 14)
Preferred stocks, $100 par value ......................................       7.4       7.4
Common stock, $1 par value; 300,000,000 shares authorized;
   outstanding at December 31:  1995 - 97,375,000; 1994 - 94,083,000 ..      97.4      94.1
Paid in capital .......................................................     459.8     308.8
Retained earnings .....................................................     709.0   1,147.5
Cumulative translation adjustments ....................................     (39.4)    (53.3)
Treasury stock, 53,000 common shares, at cost .........................      (2.4)       --
                                                                         --------  --------
   TOTAL SHAREHOLDERS' EQUITY .........................................   1,231.8   1,504.5
                                                                         --------  --------
   TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY .........................  $6,297.6  $6,230.6
                                                                         ========  ========
- -------------------------------------------------------------------------------------------

The Notes to Consolidated Financial Statements, pages F-8 to F-25, are integral parts of these statements.

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
- ------------------------------------------------------------------------------------------------------

Dollars in millions                                                         1995      1994       1993
- ------------------------------------------------------------------------------------------------------
PREFERRED STOCKS
Balance, beginning of year ............................................  $     7.4  $    7.4  $    7.5
Other .................................................................         --        --       (.1)
                                                                         ---------  --------  --------
Balance, end of year ..................................................        7.4       7.4       7.4
                                                                         ---------  --------  --------

COMMON STOCK
Balance, beginning of year ............................................       94.1      93.5      89.9
Conversion of notes and debentures ....................................         --        --       2.8
Stock options and awards ..............................................        3.3        .6        .7
Acquisition ...........................................................         --        --        .1
                                                                         ---------  --------  --------
Balance, end of year ..................................................       97.4      94.1      93.5
                                                                         ---------  --------  --------

PAID IN CAPITAL
Balance, beginning of year ............................................      308.8     287.8     151.4
Conversion of notes and debentures ....................................         --        --     109.7
Stock options and awards ..............................................      151.1      20.5      22.9
Acquisition ...........................................................         --        --       3.7
Other .................................................................        (.1)       .5        .1
                                                                         ---------  --------  --------
Balance, end of year ..................................................      459.8     308.8     287.8
                                                                         ---------  --------  --------

RETAINED EARNINGS
Balance, beginning of year ............................................    1,147.5   1,196.2   1,298.6
Net (loss)/income .....................................................     (325.9)     83.3      26.0
Dividends paid ........................................................     (112.6)   (132.0)   (128.4)
                                                                         ---------  --------  --------
Balance, end of year ..................................................      709.0   1,147.5   1,196.2
                                                                         ---------  --------  --------

CUMULATIVE TRANSLATION ADJUSTMENTS
Balance, beginning of year ............................................      (53.3)    (67.3)     (2.4)
Translation adjustments ...............................................       13.9      14.0     (64.9)
                                                                         ---------  --------  --------
Balance, end of year ..................................................      (39.4)    (53.3)    (67.3)
                                                                         ---------  --------  --------

TREASURY STOCK
Balance, beginning of year ............................................         --        --        --
Purchases of common stock .............................................      (12.1)       --        --
Shares issued under stock option plans ................................        9.7        --        --
                                                                         ---------  --------  --------
Balance, end of year ..................................................       (2.4)       --        --
                                                                         ---------  --------  --------

TOTAL SHAREHOLDERS' EQUITY ............................................   $1,231.8  $1,504.5  $1,517.6
                                                                          ========  ========  ========
- ------------------------------------------------------------------------------------------------------



The Notes to Consolidated Financial Statements, pages F-8 to F-25, are integral parts of these statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------
Dollars in millions, except per share amounts
- --------------------------------------------------------------------------------
1.  SUMMARY OF SIGNIFICANT ACCOUNTING AND FINANCIAL REPORTING POLICIES
- --------------------------------------------------------------------------------

W. R. Grace & Co., through its subsidiaries, is primarily engaged in the packaging and specialty chemicals businesses on a worldwide basis. W. R. Grace & Co. has classified its other businesses as discontinued operations, the most significant of which are its health care and cocoa businesses. As used in these notes to the consolidated financial statements, the term "Company" refers to W. R. Grace & Co., a New York corporation, and the term "Grace" refers to the Company and/or one or more of its subsidiaries.

PRINCIPLES OF CONSOLIDATION The consolidated financial statements include the accounts of Grace and majority-owned companies. Intercompany transactions and balances are eliminated in consolidation. Investments in affiliated companies (20%-50% owned) are accounted for under the equity method.

RECLASSIFICATIONS Certain amounts in the prior years' consolidated financial statements and related notes have been reclassified to conform to the current year's presentation and as required with respect to discontinued operations.

USE OF ESTIMATES The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions affecting the reported amounts of assets and liabilities (including disclosed amounts of contingent assets and liabilities) at the date of the consolidated financial statements and the reported revenues and expenses during the reporting period. Actual amounts could differ from those estimates.

CASH EQUIVALENTS Cash equivalents consist of highly liquid instruments with maturities of three months or less when purchased. The recorded amounts approximate fair value because of the short maturities of these investments.

INVENTORIES Inventories are stated at the lower of cost or market. The methods used to determine cost include first-in/first-out and, for substantially all U.S. chemical inventories, last-in/first-out. Market values for raw and packaging materials are based on current cost and, for other inventory classifications, on net realizable value.

PROPERTIES AND EQUIPMENT Properties and equipment are stated at the lower of cost or net realizable value. Depreciation of properties and equipment is generally computed using the straight-line method over the estimated useful lives of the assets. Interest is capitalized in connection with major project expenditures and amortized, generally on a straight-line basis, over the estimated useful lives of the assets.
     Fully depreciated assets are retained in properties and equipment and related accumulated depreciation accounts until they are removed from service. In the case of disposals, assets and related depreciation are removed from the accounts and the net amount, less any proceeds from disposal, is charged or credited to income.

GOODWILL Goodwill arises from certain purchase transactions and is amortized using the straight-line method over appropriate periods not exceeding 40 years.

IMPAIRMENT  Grace has adopted Statement of Financial Accounting Standards
(SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." In accordance with this Statement, Grace reviews long-lived assets and related goodwill for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be fully recoverable.

INCOME TAXES Grace uses an asset and liability approach for the accounting and financial reporting of income taxes.

FOREIGN CURRENCY TRANSLATION Foreign currency transactions and financial statements (except for those relating to countries with highly inflationary economies) are translated into U.S. dollars at current exchange rates, except that revenues, costs and expenses are translated at average exchange rates during each reporting period. The financial statements of subsidiaries located in countries with highly inflationary economies must be remeasured as if the functional currency were the U.S. dollar. The remeasurement creates translation adjustments that are reflected in net income. Allocations for income taxes included in the translation adjustments account in shareholders' equity were not significant.

FINANCIAL INSTRUMENTS Grace enters into interest rate agreements and foreign exchange forward and option contracts to manage exposure to fluctuations in interest and foreign currency exchange rates.
     The cash differentials paid or received on interest rate agreements are accrued and recognized as adjustments to interest expense. Gains and losses realized upon settlement of these agreements (recorded as other liabilities and other assets, respectively) are deferred and either amortized to interest expense over a period relevant to the agreement if the underlying hedged instrument remains outstanding, or recognized immediately if the underlying hedged instrument is settled. Cash flows related to the agreements are classified as operating activities in the Consolidated Statement of Cash Flows, consistent with the interest payments on the underlying debt.
     Gains and losses on foreign currency forward and option contracts offset gains and losses resulting from the underlying transactions. Gains and losses on contracts that hedge specific foreign currency commitments are deferred and recorded in net income in the period in which the related transaction is consummated. Gains and losses on contracts that hedge net investments in foreign subsidiaries are recorded in the cumulative translation adjustments account in shareholders' equity.

EARNINGS PER SHARE Primary earnings per share are computed on the basis of the weighted average number of common shares outstanding. Fully diluted earnings per share assume the issuance of common stock equivalents related to employee stock options and, prior to 1994, the conversion of convertible debt (with an increase in net income for the after-tax interest savings).

- -------------------------------------------------------------------------------

2.  ASBESTOS AND RELATED INSURANCE LITIGATION
- -------------------------------------------------------------------------------

Grace is a defendant in lawsuits relating to previously sold asbestos-containing products and anticipates that it will be named as a defendant in additional asbestos-related lawsuits in the future. Grace was a defendant in approximately 40,800 asbestos-related lawsuits at December 31, 1995 (47 involving claims for property damage and the remainder involving approximately 92,400 claims for personal injury), as compared to approximately 38,700 lawsuits at December 31, 1994 (65 involving claims for property damage and the remainder involving approximately 67,900 claims for personal injury).

PROPERTY DAMAGE LITIGATION
The plaintiffs in property damage lawsuits generally seek, among other things, to have the defendants absorb the cost of removing, containing or repairing the asbestos-containing materials in the affected buildings. Through December 31, 1995, 129 asbestos property damage cases were dismissed with respect to Grace without payment of any damages or settlement amounts; judgments were entered in favor of Grace in 10 cases (excluding cases settled following appeals of judgments in favor of Grace and a case in which the plaintiff was granted a new trial on appeal); Grace was held liable for a total of $74.7 in 7 cases (2 of which are on appeal); and 177 property damage suits and claims were settled for a total of $421.8.
     Included in the asbestos property damage lawsuits pending against Grace and others at year-end 1995 was a class action, conditionally certified by the U.S. Court of Appeals for the Fourth Circuit in 1993 and pending in a U.S. District Court in South Carolina, covering all public and private colleges and universities in the U.S. whose buildings contain asbestos materials.
     In July 1994, a South Carolina state court judge dismissed the claims of most class members from another purported nationwide class action asbestos property damage lawsuit. In his ruling, the judge held that a South Carolina statute prohibits nonresidents from pursuing claims in the South Carolina state courts with respect to buildings located outside the state. The plaintiffs have requested that the court reconsider its decision.
     In December 1995, Grace entered into an agreement to settle a Pennsylvania state court action, certified as a class action in 1992, covering all commercial buildings in the U.S. leased in whole or in part to the U.S. government on or after May 30, 1986. The terms of the settlement agreement (which is subject to judicial review and approval after class members have an opportunity to be heard) are not expected to have a significant effect on Grace's consolidated results of operations or financial position.

PERSONAL INJURY LITIGATION
Through December 31, 1995, approximately 10,100 asbestos personal injury lawsuits involving 24,500 claims were dismissed with respect to Grace without payment of any damages or settlement amounts (primarily on the basis that Grace products were not involved), and approximately 23,700 such suits involving 29,600 claims were disposed of for a total of $109.0.

ASBESTOS-RELATED LIABILITY
Subject to the factors discussed below, Grace estimates that its probable liability with respect to the defense and disposition of asbestos property damage and personal injury lawsuits and claims pending at December 31, 1995 and 1994 (and, in the case of the 1995 estimate, personal injury lawsuits and claims expected to be filed through 1998), is as follows:

- -------------------------------------------------------------------------------

    December 31,                                                1995    1994
- -------------------------------------------------------------------------------
    Current liability for asbestos-related litigation (1) ..  $100.0  $100.0
    Noncurrent liability for asbestos-related litigation ...   722.3   612.4
                                                              ------  ------
      Total asbestos-related liability .....................  $822.3  $712.4

- --------------------------------------------------------------------------------


(1) Included in "Other current liabilities" in the Consolidated Balance Sheet.

     In the fourth quarter of 1995, Grace recorded a noncash pretax charge of $260.0 ($169.0 after-tax) for asbestos-related liabilities, primarily to reflect the estimated costs to defend against and dispose of personal injury claims expected to be filed through 1998; Grace believes that it now has adequate experience to reasonably estimate the number of personal injury claims to be filed through 1998 and the costs of defending against and disposing of these claims. Other components of the 1995 provision include increases in the estimated costs of defending against and disposing of certain property damage cases pending at year-end 1995 and personal injury lawsuits and claims filed during 1995.
     While personal injury cases and claims are generally similar to each other (differing only in the type of asbestos-related illness allegedly suffered by the plaintiff), Grace's estimated liability for such cases and claims is influenced by numerous variables that are difficult to predict (including the insolvency of other former asbestos producers, cross-claims by co-defendants, the rate at which new cases and claims are filed and the defense and disposition costs associated with these cases and claims). Consequently, actual costs may vary from any estimate. For these reasons, Grace believes that it is not possible to reasonably estimate the number of cases and claims to be filed after 1998 or the costs of defending against and disposing of such cases and claims.
     Each property damage case is unique in that the age, type, size and use of the building, and the difficulty of asbestos abatement, if necessary, vary from structure to structure; thus, the amounts involved in prior dispositions of property damage cases are not necessarily indicative of the amounts that may be required to dispose of such cases in the future. In addition, in property damage cases, information regarding product identification on a building-by-building basis (i.e., whether or not Grace products were actually used in the construction of the building), the age, type, size and use of the building, the jurisdictional history of prior cases and the court in which the case is pending provide the only meaningful guidance as to potential future costs. However, much of this information is not yet available in some of the property damage cases currently pending against Grace. Accordingly, it is not possible to estimate with precision the costs of defending against and disposing of these cases. Further, Grace believes that the number of property damage cases to be filed in the future and the costs associated with these filings are not estimable.

ASBESTOS-RELATED INSURANCE RECEIVABLE
Grace's ultimate exposure with respect to its asbestos-related lawsuits and claims will depend on the extent to which its insurance will cover damages for which it may be held liable, amounts paid in settlement and litigation costs. The following table shows Grace's total estimated insurance recoveries in reimbursement for past and estimated future payments to defend against and dispose of asbestos-related litigation and claims:



- --------------------------------------------------------------------------------------------------------------

December 31,                                                                                      1995    1994
- --------------------------------------------------------------------------------------------------------------
Notes receivable from insurance carriers - current, net of discounts of $4.3 in 1995 (1) .....  $ 62.0  $127.0
Notes receivable from insurance carriers - noncurrent, net of discounts of $7.3 in 1995 (2) ..    56.4    60.0
Asbestos-related insurance receivable ........................................................   321.2   512.6
                                                                                                ------  ------
    Total amounts due from insurance carriers ................................................  $439.6  $699.6
                                                                                                ======  ======
- --------------------------------------------------------------------------------------------------------------


(1) Included in "Notes and accounts receivable, net" in the Consolidated Balance Sheet.
(2) Included in "Other assets" in the Consolidated Balance Sheet.

     At December 31, 1995, settlements with certain insurance carriers provided for the future receipt by Grace of $130.0, which Grace has recorded as notes receivable (both current and noncurrent) of $118.4, after discounts. In 1995, Grace received a total of $257.3 pursuant to settlements with insurance carriers in reimbursement for monies previously expended by Grace in connection with asbestos-related litigation; of this amount, $127.0 was received pursuant to settlements entered into in 1993 and 1994, which had previously been classified as notes receivable.
     During 1995, Grace settled with an affiliated group of carriers that had agreed to a settlement in 1993, had made a series of payments under that agreement and had subsequently notified Grace that it would no longer honor the agreement. Pursuant to the 1995 settlement, the group of carriers paid Grace $44.0 in 1995 and agreed to make additional payments totalling $60.2 in 1996 and 1997 (which Grace has recorded as notes receivable, after discounts, of $54.5). Pursuant to a settlement with another group of carriers, Grace received $26.8 in 1995 and expects to receive an additional payment of $9.7 in 1996. Under both settlements, Grace will continue to receive payments based on future cash outflows for asbestos-related litigation and claims; such payments are estimated to represent approximately $237.3 of the asbestos-related receivable of $321.2 at December 31, 1995.

     As a result of these settlements and a reassessment of its insurance receivable, Grace recorded a noncash net pretax charge of $15.0 ($9.7 after-tax) during the fourth quarter of 1995 to reflect a reduction in the receivable, primarily due to lower than anticipated settlements with insurance carriers and a discount on notes receivable in connection with prior settlements, partially offset by an increase in expected future reimbursements of costs to defend against and dispose of property damage cases pending at year-end 1995 and personal injury claims to be filed through 1998.

INSURANCE LITIGATION
Grace continues to seek to recover from its excess insurers the balance of the payments it has made with respect to asbestos-related litigation. As part of this effort, Grace continues to be involved in litigation with certain of its insurance carriers (having previously settled with certain primary and excess carriers, as discussed above). For the period October 1962 through June 1985 -- the most relevant period for asbestos-related litigation -- Grace purchased, on an annual basis, as much as eight levels of excess insurance coverage. (In general, excess policies provide that when claims paid exhaust coverage at one level, the insured may seek payment from the carriers at the next higher level.) For that 23-year period, the first six levels of excess insurance available from the insurance companies that Grace believes to be solvent (based primarily upon reports from a leading independent insurance rating service) provide nominal coverage of approximately $1,200.0 (including the amounts reflected in the receivable discussed above). However, (a) a portion of the personal injury lawsuits and claims pending at year-end 1995 and expected to be filed against Grace through 1998 will likely relate to periods for which no excess coverage is available; and (b) even where such excess coverage is available, the number of personal injury lawsuits and claims expected to be filed against Grace in the future is not expected to be sufficient to result in significant payments under such coverage. Further, as a result of the May 1994 decision of the U.S. Court of Appeals for the Second Circuit, discussed below, a significant portion of the nominal excess coverage is not available in connection with property damage lawsuits. In addition, $142.0 of the $1,200.0 relates to excess coverage written by a group of insurance carriers that, while currently solvent, has experienced financial difficulties in recent years. This group of carriers settled with Grace in 1995 (as discussed above). The asbestos-related receivable of $321.2 at December 31, 1995 includes $54.7 to be paid by this group; management believes this amount is fully collectible.
     As previously reported, in September 1993 the U.S. Court of Appeals for the Second Circuit ruled that, under New York law (which governs a significant portion of the policies that provide Grace's asbestos-related insurance coverage), such coverage is triggered based on the date of installation of asbestos-containing materials. As a result of this decision (which had the effect of reducing the amount of insurance coverage available to Grace with respect to asbestos property damage litigation and claims), Grace recorded a noncash pretax charge of $475.0 ($300.0 after-tax) in the 1993 third quarter. Grace reversed $316.0 ($200.0 after-tax) of the pretax charge in the 1993 fourth quarter after the court withdrew its September 1993 decision and agreed to rehear the case, but reinstated the $316.0 pretax charge ($200.0 after-tax) in the second quarter of 1994, when the court issued a new decision confirming its September 1993 decision. Because Grace's insurance covers both property damage and personal injury lawsuits and claims, the May 1994 decision has had the concomitant effect of reducing the insurance coverage available with respect to Grace's asbestos personal injury lawsuits and claims. However, in Grace's opinion, it is probable that recoveries from its insurance carriers (including amounts reflected in the receivable discussed above), along with other funds, will be available to satisfy the personal injury and property damage lawsuits and claims pending at December 31, 1995, as well as personal injury lawsuits and claims expected to be filed through 1998. Consequently, Grace believes that the resolution of its asbestos-related litigation will not have a material adverse effect on its consolidated results of operations or financial position.

- -------------------------------------------------------------------------------

3.  ACQUISITIONS AND DIVESTMENTS
- -------------------------------------------------------------------------------

ACQUISITIONS
During 1995, Grace made acquisitions totalling $260.8 (inclusive of cash acquired and debt assumed), all of which involved cash purchases of kidney dialysis centers and medical imaging facilities by National Medical Care, Inc. (NMC), Grace's principal health care subsidiary. Acquisitions in the first quarter of 1995, prior to the classification of NMC as a discontinued operation (see Note 7), totalled $41.1 (inclusive of cash acquired and debt assumed). Acquisitions by NMC subsequent to the first quarter of 1995 are presented as an investing activity and are included in "Increase in net assets of discontinued operations" in the Consolidated Statement of Cash Flows.
     In 1994, Grace made acquisitions totalling $351.7 (inclusive of cash acquired and debt assumed), primarily in health care. Grace acquired Home Nutritional Services, Inc. for approximately $131.8 (inclusive of cash and assumed debt totalling $30.4) and acquired kidney dialysis centers and other health care businesses during 1994 for an aggregate of approximately $145.3 in cash. 1994 acquisitions also included construction chemicals businesses and a European flexible packaging business.
     In 1993, Grace acquired Home Intensive Care, Inc. for approximately $129.0 in cash and acquired other health care businesses for an aggregate of $115.0 in cash and $3.8 in common stock. Additionally, during 1993 Grace acquired Latin America's largest water treatment business for approximately $57.6 in cash.

DIVESTMENTS
During 1995, Grace realized gross proceeds of $58.8 (inclusive of debt assumed by the buyers) from divestments, including payments received in connection with divestments completed in prior years. The operations divested in 1995 consisted of three small units of Grace's construction products business, the composite materials business (previously classified as a discontinued operation), Grace's transportation services business and various investments.
     In 1994, Grace realized gross proceeds of $646.2 (inclusive of debt assumed by the buyers) from divestments, including payments received in connection with divestments completed in prior years. Substantially all of the businesses divested during 1994 had previously been classified as discontinued operations. Divestment proceeds received in 1994 included $42.8 for Grace's remaining interest in The Restaurant Enterprises Group, Inc. (REG).
     In 1993, Grace completed the sale of substantially all of its oil and gas operations, as well as certain corporate investments, all of which had previously been classified as discontinued operations. Other noncore businesses divested during 1993 included a 50% interest in a Japanese chemical operation and a food industry hygiene services business for approximately $31.4 and $11.2, respectively.
     See Note 7 for a discussion of divestment activity related to discontinued operations.

- -------------------------------------------------------------------------------

4.  OTHER INCOME
- -------------------------------------------------------------------------------


                                                       1995   1994   1993
- -------------------------------------------------------------------------------
       Interest income .............................  $15.8   $1.3  $22.6
       Equity in earnings of affiliated companies ..     .2    2.1     .6
       Gains on sales of investments ...............    3.1   27.3   22.9
       Other, net ..................................   22.8   11.9   11.7
                                                      -----  -----  -----
                                                      $41.9  $42.6  $57.8
                                                      =====  =====  =====
- -------------------------------------------------------------------------------

Interest income in 1995 and 1993 includes $9.8 and $20.0, respectively, relating to the settlement of prior years' Federal income tax returns. Gains on sales of investments include a 1994 gain of $27.0 on the sale of Grace's remaining interest in REG and a 1993 gain of $21.7 on the sale of a 50% interest in a Japanese chemical operation (see Note 3). Other, net in 1995 includes a $5.4 gain on the sale of Grace's transportation services business.

- -------------------------------------------------------------------------------

5.  RESTRUCTURING COSTS AND ASSET IMPAIRMENTS
- -------------------------------------------------------------------------------

RESTRUCTURING COSTS
During the third quarter of 1995, Grace began implementing a worldwide restructuring program aimed at streamlining processes and reducing general and administrative expenses, factory administration costs and noncore corporate research and development expenses. The program is expected to be substantially completed by the end of 1996. In the third and fourth quarters of 1995, Grace recorded pretax charges totalling $44.3 and $91.7 ($27.2 and $61.9 after-tax), respectively, comprised of $77.4 for employee termination benefits; $13.4 for plant closure and related costs, including lease termination costs; $15.5 for prior business exits and related costs; $20.8 for asset writedowns; and $8.9 for other costs. The $77.4 for employee termination benefits primarily represents severance pay and other benefits associated with the elimination of approximately 1,000 positions worldwide; more than 50% of the total cost reductions will come from corporate staff functions worldwide.
     Through December 31, 1995, Grace recorded approximately $25.4 in costs against its 1995 restructuring reserve, of which $19.6 represented cash expenditures and $5.8 represented the noncash effects of asset writedowns and losses on asset sales. The $19.6 of cash expenditures were comprised of $13.0 in partial payments of employee termination benefits for over 500 employees, $3.0 for consulting services to develop the restructuring program, and $3.6 of other costs.

ASSET IMPAIRMENTS
During 1995, Grace determined that, due to various events and changes in circumstances (including the worldwide restructuring program described above), certain long-lived assets and related goodwill were impaired. As a result, in the fourth quarter of 1995, Grace recorded a $43.5 pretax charge ($29.0 after-tax), the majority of which related to assets that will continue to be held and used in Grace's continuing operations; the charge included no significant individual components. Grace determined the amount of the charge based on various valuation techniques, including discounted cash flow, replacement cost and net realizable value for assets to be disposed of.

- --------------------------------------------------------------------------------

6.  INCOME TAXES
- --------------------------------------------------------------------------------

Grace applies SFAS No. 109, "Accounting for Income Taxes," which uses an asset and liability approach requiring the recognition of deferred tax assets and liabilities with respect to the expected future tax consequences of events that have been recorded in the consolidated financial statements and tax returns. If it is more likely than not that all or a portion of a deferred tax asset will not be realized, a valuation allowance must be recognized.
     The components of (loss)/income from continuing operations before income taxes and the related (benefit from)/provision for domestic and foreign taxes are as follows:


- ---------------------------------------------------------------------------

                                                   1995     1994       1993
- ---------------------------------------------------------------------------
    Domestic ................................  $ (424.0) $  (181.7) $ (70.5)
    Foreign .................................     111.6       93.7     99.7
                                               --------  ---------  -------
                                               $ (312.4) $   (88.0) $  29.2
                                               ========  =========  =======

    Federal income taxes:
     Current ................................  $   34.3  $   (80.9) $   (.6)
     Deferred ...............................    (160.0)      (6.4)   (30.5)
    State and local income taxes - current ..        .7        1.9      3.0
    Foreign income taxes:
     Current ................................      61.0       44.0     39.8
     Deferred ...............................     (51.8)      (5.2)    (1.6)
                                               --------  ---------  -------
                                               $ (115.8) $   (46.6) $  10.1
                                               ========  =========  =======
- ---------------------------------------------------------------------------


     The components of (loss)/income from consolidated operations before income taxes and the related (benefit from)/provision for domestic and foreign taxes are as follows:


- ----------------------------------------------------------------------------------------------------------------

                                                                                           1995    1994     1993
- ----------------------------------------------------------------------------------------------------------------
Domestic ............................................................................  $ (480.5) $ 44.3  $  (4.6)
Foreign .............................................................................      72.7    94.8     95.9
                                                                                       --------  ------  -------
                                                                                       $ (407.8) $139.1  $  91.3
                                                                                       ========  ======  =======
Federal income taxes:
    Current .........................................................................  $  105.6  $ 25.3  $ 114.9
    Deferred ........................................................................    (226.3)  (34.8)  (147.4)
State and local income taxes - current ..............................................      21.7    21.8     32.7
Foreign income taxes:
    Current .........................................................................      68.5    49.1     44.4
    Deferred ........................................................................     (51.4)   (5.6)    20.7
                                                                                       --------  ------  -------
                                                                                       $  (81.9) $ 55.8  $  65.3
                                                                                       ========  ======  =======

- ----------------------------------------------------------------------------------------------------------------


    The components of consolidated (benefit from)/provision for taxes are as follows:

- ----------------------------------------------------------------------------------------------------------------
                                                                                         1995     1994    1993
- ----------------------------------------------------------------------------------------------------------------
Continuing operations ............................................................     $ (115.8) $(46.6) $  10.1
Discontinued operations:
   Operations ....................................................................         82.6   102.4     77.5
   Loss on disposals of operations................................................        (48.7)     --    (22.3)
                                                                                       --------  ------  -------
                                                                                       $  (81.9) $ 55.8  $  65.3
                                                                                       ========  ======  =======
- ----------------------------------------------------------------------------------------------------------------

    At December 31, 1995 and 1994, deferred tax assets and liabilities consisted of the following items:


- -----------------------------------------------------------------------------------------------------------------------
                                                                                                       1995      1994
- -----------------------------------------------------------------------------------------------------------------------
Reserves not yet deductible for tax purposes ......................................................   $223.6     $254.4
Provision relating to net asbestos-related expenses ...............................................    219.4       36.2
Research and development expenses .................................................................    115.8      107.3
Postretirement benefits other than pensions .......................................................     88.9       93.3
State deferred taxes ..............................................................................     70.1       37.5
Pension and insurance reserves ....................................................................     35.2       14.8
Capitalized inventory costs and inventory reserves ................................................     11.9       15.3
Net operating loss carryforwards ..................................................................     47.1       54.4
Tax credit carryforwards ..........................................................................     27.2       49.0
Other .............................................................................................     43.9       54.4
                                                                                                      ------     ------
    Total deferred tax assets .....................................................................    883.1      716.6
                                                                                                      ------     ------

Depreciation and amortization .....................................................................    112.6      167.4
Prepaid pension cost ..............................................................................    104.8       72.3
Other .............................................................................................     20.1       21.3
                                                                                                      ------     ------
    Total deferred tax liabilities ................................................................    237.5      261.0
                                                                                                      ------     ------

Valuation allowance for deferred tax assets .......................................................     97.7      137.0
                                                                                                      ------     ------
    Net deferred tax assets .......................................................................   $547.9     $318.6
                                                                                                      ======     ======


     The valuation allowance shown above arises from uncertainty as to the realization of certain deferred tax assets, including U.S. tax credit carryforwards, state and local net operating loss carryforwards and net deferred tax assets. As a result of the favorable resolution of an audit, the valuation allowance on net operating loss carryforwards in foreign jurisdictions was reversed in 1995. Based upon anticipated future results, Grace has concluded, after consideration of the valuation allowance, that it is more likely than not that the remaining balance of the net deferred tax assets will be realized.
     At December 31, 1995, there were $25.3 of tax credit carryforwards with expiration dates primarily through 1996 and $1.9 of tax credit carryforwards with no expiration. Additionally, there were state and local and foreign net operating loss carryforwards with a tax benefit of $47.1 and various expiration dates.
     The U.S. Federal corporate tax rate reconciles to the effective tax rate for continuing operations as follows:



- --------------------------------------------------------------------------------------------------

                                                                             1995     1994    1993
- --------------------------------------------------------------------------------------------------
U.S. Federal corporate tax rate ........................................    (35.0)%  (35.0)%  35.0%
Increase/(decrease) in tax rate resulting from:
 Nontaxable income/nondeductible expenses ..............................      (.7)    (1.4)  (29.5)
 Basis difference on sale of investment ................................       --    (10.5)     --
 State and local income taxes, net of U.S. Federal income tax benefit ..       .2      1.5     6.8
 U.S. and foreign taxes on foreign operations ..........................      9.8       .3    75.0
 Utilization of general business credits ...............................      (.5)    (9.1)  (18.5)
 Impact of U.S. and foreign tax rate changes on deferred taxes .........       --       --   (25.2)
 Valuation allowance for deferred tax assets ...........................    (14.4)      --    (2.8)
 Other, net ............................................................      3.5      1.2    (6.2)
                                                                          -------  -------  ------
Effective tax rate .....................................................    (37.1)%  (53.0)%  34.6%
                                                                          =======  =======  ======
- --------------------------------------------------------------------------------------------------



     U.S. and foreign taxes have not been provided on approximately $256.1 of undistributed earnings of certain foreign subsidiaries, as such earnings are expected to be retained indefinitely by such subsidiaries for reinvestment. The distribution of these earnings would result in additional foreign withholding taxes of approximately $14.9 and additional U.S. Federal income taxes to the extent they are not offset by foreign tax credits. It is not practicable to estimate the total tax liability that would be incurred upon such a distribution.

- --------------------------------------------------------------------------------
7.  DISCONTINUED OPERATIONS
- --------------------------------------------------------------------------------

HEALTH CARE
In June 1995, the Company announced that its Board of Directors had approved a plan to spin off NMC. As a result, Grace classified its health care business as a discontinued operation in the second quarter of 1995 and, accordingly, NMC's operations are included in "(Loss)/income from discontinued operations" in the Consolidated Statement of Operations.
     Following NMC's receipt in October 1995 of five investigative subpoenas from the Office of the Inspector General of the U.S. Department of Health and Human Services (OIG), as discussed below, the completion of the spin-off of NMC, originally expected in the 1995 fourth quarter, was delayed.
     In February 1996, Grace and Fresenius AG (Fresenius) entered into a definitive agreement to combine NMC with Fresenius' worldwide dialysis business (FWD) to create Fresenius Medical Care (FMC). As a result of the combination, FMC would acquire NMC, which would remain responsible for all liabilities arising out of the investigations, discussed below. However, Grace would retain certain health care assets, primarily a bioseparation sciences business, a health care services company and other assets (including cash and marketable securities).
     The combination would follow a borrowing of approximately $2.3 billion by NMC, a tax-free distribution of the proceeds by NMC to Grace, and a tax-free distribution by the Company, with respect to each share of its Common Stock, of one share of a newly formed corporation holding all of Grace's businesses (principally its specialty chemicals businesses) other than NMC. As a result of the separation of Grace's specialty chemicals businesses from NMC and the subsequent combination of NMC and FWD, the holders of the Company's Common Stock would own 100% of the specialty chemicals company and 44.8% of FMC, and Fresenius and other shareholders would own 55.2% of FMC. The holders of the Company's Common Stock would also own preferred stock, the value of which would be linked to the performance of FMC. Completion of the various transactions is subject to customary conditions, including the approval of the shareholders of the Company and Fresenius; U.S., German and European regulatory actions; and obtaining financing on satisfactory terms. Commitments for financing have been received, and it is expected that the various transactions will be completed by the third quarter of 1996.

OIG Investigative Subpoenas
In October 1995, NMC received five investigative subpoenas from the OIG.
The subpoenas call for the production of extensive documents relating to various aspects of NMC's business. A letter accompanying the subpoenas stated that they had been issued in conjunction with an investigation being conducted by the OIG, the U.S. Attorney for the District of Massachusetts and others, concerning possible violations of Federal laws relating to health care payments and reimbursements.
     The five subpoenas cover the following areas: (a) NMC's corporate management, personnel and employees, organizational structure, financial information and internal communications; (b) NMC's dialysis services business, principally medical director contracts and compensation; (c) NMC's treatment of credit balances resulting from overpayments received under the Medicare end stage renal disease (ESRD) program and its payment of supplemental medical insurance premiums on behalf of indigent patients; (d) NMC's LifeChem laboratory business, including documents relating to testing procedures, marketing, customers, competition and certain overpayments totalling approximately $4.9 that were received by LifeChem from the Medicare program with respect to laboratory services rendered between 1989 and 1993; and (e) NMC's Homecare Division and, in particular, information concerning the intradialytic parenteral nutrition (IDPN) business described below, including billing practices related to various services, equipment and supplies and payments made to third parties as compensation for administering IDPN therapy.
     The results of the investigation and its impact, if any, cannot be predicted at this time. In the event that a U.S. government agency believes that any wrongdoing has occurred, civil and/or criminal proceedings could be instituted, and if any such proceedings were to be instituted and the outcome were unfavorable, NMC could be subject to fines, penalties and damages or could become excluded from government reimbursement programs.
Any such result could have a material adverse effect on NMC's financial position or the results of operations of NMC and Grace.

OBRA 93
The Omnibus Budget Reconciliation Act of 1993 (OBRA 93) affected the payment of benefits under Medicare and employer health plans for certain eligible ESRD patients. In July 1994, the Health Care Financing Administration
(HCFA) issued an instruction to Medicare claims processors to the effect that Medicare benefits for the patients affected by OBRA 93 would be subject to a new 18-month "coordination of benefits" period. This instruction had a positive impact on NMC's dialysis revenues because, during the 18-month coordination of benefits period, the patient's employer health plan was responsible for payment, which was generally at a rate higher than that provided under Medicare.
     In April 1995, HCFA issued a new instruction, reversing its original instruction in a manner that would substantially diminish the positive effect of the initial instruction on NMC's dialysis business. Under the new instruction, no 18-month coordination of benefits period would arise, and Medicare would remain the primary payor. HCFA further proposed that its new instruction be effective retroactive to August 1993, the effective date of OBRA 93. Consequently, NMC may be required to refund payments received from employer health plans for services provided after August 1993 under HCFA's original instruction and to re-bill Medicare for the same services, which would result in a cumulative reduction of net revenues to NMC totalling approximately $120.0 as of December 31, 1995. Effective July 1, 1995, NMC ceased to recognize the incremental revenue realized under the original instruction, which has resulted in a material reduction in NMC's operating earnings in comparison to prior periods in which NMC recognized such incremental revenue. However, NMC continued to bill the employer health plans as primary payors through December 31, 1995, at which time NMC commenced billing Medicare for the patients affected by OBRA 93.
     In May 1995, NMC filed suit in the U.S. District Court for the District of Columbia seeking a declaratory judgment with respect to HCFA's instructions relating to OBRA 93. In June 1995, the court granted NMC's motion for a preliminary injunction to preclude HCFA from retroactively enforcing its new instruction. The litigation is continuing with respect to NMC's request to permanently enjoin HCFA's new instruction, both retroactively and prospectively. While there can be no assurance that a permanent injunction will be issued, NMC believes that it will ultimately prevail in its claim that the retroactive reversal by HCFA of its original instruction relating to OBRA 93 was impermissible under applicable law. If HCFA's revised instruction is upheld, NMC's business, financial position and results of operations would be materially adversely affected, particularly if the revised instruction is applied retroactively.

IDPN Therapy
NMC administers IDPN therapy to chronic dialysis patients who suffer from severe gastrointestinal malfunctions. Since late 1993, Medicare claims processors have applied medical coverage interpretations in a manner that has sharply reduced the number of IDPN claims approved for payment as compared to prior periods. NMC believes that the reduction in IDPN claims currently being paid by Medicare represents an unauthorized policy coverage change. Accordingly, NMC and other IDPN providers are pursuing various administrative and legal remedies, including administrative appeals, to address this reduction. In November 1995, NMC filed a complaint in the U.S. District Court for the Middle District of Pennsylvania seeking a declaratory judgment and injunctive relief to prevent the implementation to this policy coverage change.
     NMC management believes that its IDPN claims are consistent with published Medicare coverage guidelines and ultimately will be approved for payment. Such claims represent substantial accounts receivable of NMC, amounting to approximately $93.0 and $28.0 as of December 31, 1995 and 1994, respectively, and currently increasing at the rate of approximately $5.0 per month. If NMC is unable to collect its IDPN receivable, or if IDPN coverage is reduced or eliminated, depending on the amount of the receivable that is not collected and/or the nature of the coverage change, NMC's business, financial position and results of operations could be materially adversely affected. In addition, a current draft of a new coverage policy would limit or preclude continued coverage of IDPN therapy and thereby have a material adverse effect on NMC's financial position and results of operations.

Other Legal Proceedings
NMC has received multiple subpoenas from a Federal grand jury in the District of New Jersey investigating, among other things, NMC's efforts to persuade the U.S. Food and Drug Administration to lift a January 1991 import hold issued with respect to NMC's Dublin, Ireland facility, whether NMC sold defective products, the manner in which NMC handled customer complaints and the development of a new dialyzer product line. Grace has also received two subpoenas relating to this investigation. In February 1996, the U.S. Attorney for the District of New Jersey notified NMC that it is a target of the New Jersey grand jury investigation, insofar as it relates to possible violations of Federal criminal law in connection with efforts to affect the January 1991 import hold referred to above; the material element of the import hold was lifted in 1992. In addition, in December 1994, a subsidiary of NMC received a subpoena from a Federal grand jury in the Eastern District of Virginia investigating the contractual relationships between subsidiaries of NMC that provide dialysis services and third parties that provide medical directorship and related services to those subsidiaries. The outcome of these investigations and their impact, if any, on NMC's business, financial condition and results of operations cannot be predicted at this time.

COCOA, BATTERY SEPARATORS AND ENGINEERED MATERIALS AND SYSTEMS
In the second quarter of 1993, Grace classified as discontinued operations its cocoa business; its battery separators business; certain engineered materials businesses, principally its printing products, material technology and electromagnetic radiation control businesses (collectively, EMS); and other noncore businesses. At that time, a provision of $105.0 (net of an applicable tax benefit of $22.3) was recorded to reflect the losses expected on the divestment of these businesses.
     During the fourth quarter of 1995, Grace revised the divestment plan for its cocoa business. The revised plan focuses on the improvement of operating cash flow through the adoption of new strategies and a new global organizational structure, while simultaneously positioning the business for sale. Grace expects to implement the revised plan and to conclude the sale of its cocoa business by the fourth quarter of 1996. As a result of this revised divestment plan, recent trends and a reassessment of forecasts for all remaining discontinued operations, Grace recorded an additional provision of $151.3 (net of an applicable tax benefit of $48.7) related to its remaining discontinued operations, principally the cocoa business.

     During 1994, Grace sold its battery separators business and other EMS businesses for gross proceeds of $316.2, approximating prior estimates. In February 1995, Grace sold its composite materials business for gross proceeds of $3.0, leaving its microwave business as the only unsold EMS business.

GRACE ENERGY
In 1994, Grace sold substantially all of its interests in Colowyo Coal Company (Colowyo), Grace's only remaining significant energy operation, for proceeds of $218.3, including $192.8 of proceeds from a nonrecourse financing secured by a portion of the revenues from certain long-term coal contracts. Grace retained a limited partnership interest in Colowyo, entitling it to share in the revenues from these coal contracts. In 1993, Grace sold substantially all of its oil and gas operations for net cash proceeds of $386.0. The total proceeds received from these divestments approximated prior estimates.

OTHER
In 1994, Grace sold its animal genetics and Caribbean fertilizer operations for proceeds of $44.1. These and other businesses were classified as discontinued operations in 1993. In 1993, Grace completed the sale of its minority interests in Canonie Environmental Services Corporation and Grace-Sierra Horticultural Products Company for total proceeds of $41.3.
     Losses from Grace's discontinued operations, other than its discontinued health care operations, subsequent to their classification as such were $45.2, $14.2 and $54.6 in 1995, 1994 and 1993, respectively; these amounts have been charged against established reserves, including adjustments to those reserves in 1995. The sales and revenues and results of the discontinued health care operations for 1995, 1994 and 1993, and the 1993 sales and revenues and results of the other discontinued operations, prior to their classification as such, are as follows:



- -----------------------------------------------------------------------------------
                                                         1995      1994      1993
- -----------------------------------------------------------------------------------
HEALTH CARE
  Sales and revenues ................................  $2,076.8  $1,875.1  $1,512.9
                                                       --------  --------  --------
  Income from operations before taxes (1) ...........  $  104.6  $  227.1  $  192.0
  Income tax provision ..............................      82.6     102.4      76.7
                                                       --------  --------  --------
  Income from discontinued operations ...............  $   22.0  $  124.7  $  115.3
                                                       --------  --------  --------
- -----------------------------------------------------------------------------------
COCOA, BATTERY SEPARATORS AND EMS
  Sales and revenues ................................  $     --  $     --  $  235.9
                                                       --------  --------  --------
  Loss from operations before taxes (1) .............  $     --  $     --  $    (.9)
  Income tax provision ..............................        --        --      (1.1)
                                                       --------  --------  --------
  Loss from discontinued operations .................  $     --  $     --  $   (2.0)
                                                       --------  --------  --------
- -----------------------------------------------------------------------------------
OTHER
  Sales and revenues ................................  $     --  $     --  $   14.4
                                                       --------  --------  --------
  Loss from operations before taxes (1) .............  $     --  $     --  $   (1.7)
  Income tax benefit ................................        --        --        .3
                                                       --------  --------  --------
  Loss from discontinued operations .................  $     --  $     --  $   (1.4)
                                                       --------  --------  --------

Total operating results of discontinued operations ..  $   22.0  $  124.7  $  111.9
Net pretax loss on disposals of operations ..........    (200.0)       --    (127.3)
Income tax benefit on disposals of operations .......      48.7        --      22.3
                                                       --------  --------  --------

Total (loss)/income from discontinued operations ....  $ (129.3) $  124.7  $    6.9
                                                       ========  ========  ========
- -----------------------------------------------------------------------------------



(1) Reflects an allocation of interest expense based on the ratio of the net assets of the businesses classified as discontinued operations as compared to Grace's total capital. The above operating results include interest expense allocations of $93.5, $60.4 and $43.9 for 1995, 1994 and 1993, respectively.

     For financial reporting purposes, the assets, liabilities, results of operations and cash flows of Grace Cocoa Associates, L.P. (LP) (see Note 13) are included in Grace's consolidated financial statements as a component of discontinued operations, and the outside investors' interest in LP is reflected as a minority interest in the Consolidated Balance Sheet.

     The net assets of Grace's remaining discontinued operations (excluding intercompany assets) at December 31, 1995 are as follows:


                                                          HEALTH
                                                            CARE   COCOA  OTHER     TOTAL
- -----------------------------------------------------------------------------------------
Current assets .......................................  $  665.9  $280.4  $21.1  $  967.4
Properties and equipment, net ........................     399.3   193.8   21.9     615.0
Investments in and advances to affiliated companies ..        --      --   35.2      35.2
Other assets .........................................     993.7    62.2   18.0   1,073.9
                                                        --------  ------  -----  --------
   Total assets ......................................  $2,058.9  $536.4  $96.2  $2,691.5
                                                        --------  ------  -----  --------

Current liabilities ..................................  $  533.8  $193.1  $12.7  $  739.6
Other liabilities ....................................      89.8    92.5   10.6     192.9
                                                        --------  ------  -----  --------
   Total liabilities .................................  $  623.6  $285.6  $23.3  $  932.5
                                                        --------  ------  -----  --------
   Net assets ........................................  $1,435.3  $250.8  $72.9  $1,759.0
                                                        ========  ======  =====  ========
- -----------------------------------------------------------------------------------------

8.  OTHER BALANCE SHEET ITEMS

- ----------------------------------------------------------------------------------------------------------
                                                                                             1995    1994
- ----------------------------------------------------------------------------------------------------------
NOTES AND ACCOUNTS RECEIVABLE
Trade receivables, less allowances of $12.8 (1994 - $95.1) ...............................  $488.5  $742.0
Notes receivable from insurance carriers - current, net of discounts of $4.3 in 1995 .....    62.0   127.0
Other receivables, less allowances of $.1 (1994 - $.1) ...................................    46.3   106.7
                                                                                            ------  ------
                                                                                            $596.8  $975.7
                                                                                            ======  ======
- ----------------------------------------------------------------------------------------------------------

INVENTORIES
Raw and packaging materials ..............................................................  $137.1  $129.8
In process ...............................................................................    78.0    75.3
Finished products ........................................................................   248.6   289.5
General merchandise ......................................................................    76.6    62.7
Less: Adjustment of certain inventories to a last-in/first-out (LIFO) basis ..............   (48.4)  (43.1)
                                                                                            ------  ------
                                                                                            $491.9  $514.2
                                                                                            ======  ======
- ----------------------------------------------------------------------------------------------------------

OTHER ASSETS
Prepaid pension costs ....................................................................  $245.8  $226.6
Patient relationships, less accumulated amortization of $117.2 in 1994 ...................      --   214.9
Deferred charges .........................................................................   106.9   124.9
Long-term receivables, less allowances of $24.7 (1994 - $20.6) ...........................    83.5    92.3
Long-term investments ....................................................................    69.4    79.3
Notes receivable from insurance carriers - noncurrent, net of discounts of $7.3 in 1995 ..    56.4    60.0
Patents and licenses .....................................................................    34.0    39.9
Investments in and advances to affiliated companies ......................................    17.4    56.0
Other ....................................................................................    11.9    76.9
                                                                                            ------  ------
                                                                                            $625.3  $970.8
                                                                                            ======  ======
- ----------------------------------------------------------------------------------------------------------

During 1995 and 1994, Grace entered into agreements to sell up to $120.0 and $320.0, respectively, of interests in designated pools of trade receivables (excluding $180.0 in 1995 pertaining to the discontinued health care operations). At December 31, 1995 and 1994, $116.0 and $296.8,
respectively, had been received pursuant to such sales (excluding $179.8 in 1995 pertaining to the discontinued health care operations); these amounts are reflected as reductions to trade accounts receivable. Under the terms of these agreements, new interests in trade receivables are sold as collections reduce previously sold trade receivables. While only interests in designated pools of trade receivables are sold, the entire designated pools are available as the sole recourse with respect to the interests sold. There is no further recourse to Grace, nor is Grace required to repurchase any of the trade receivables in the pools. The costs related to such sales are expensed as incurred and recorded as interest expense and related financing costs. There were no gains or losses on these transactions.
     Inventories valued at LIFO cost comprised 21.6% and 18.9% of total inventories at December 31, 1995 and 1994, respectively. The liquidation of prior years' LIFO inventory layers in 1995, 1994 and 1993 did not materially affect cost of goods sold in any of these years.

- -------------------------------------------------------------------------------
9.  PROPERTIES AND EQUIPMENT
- -------------------------------------------------------------------------------

                                                          1995       1994
- -------------------------------------------------------------------------
       Land .......................................  $    44.1  $    52.4
       Buildings ..................................      595.5      698.3
       Machinery, equipment and other .............    1,967.1    2,080.2
       Projects under construction ................      548.2      397.4
                                                     ---------  ---------
        Properties and equipment, gross ...........    3,154.9    3,228.3
       Accumulated depreciation and amortization ..   (1,418.8)  (1,498.2)
                                                     ---------  ---------
        Properties and equipment, net .............  $ 1,736.1  $ 1,730.1
                                                     =========  =========
- -------------------------------------------------------------------------

Interest costs are incurred in connection with the financing of certain assets prior to placing them in service. Interest costs capitalized in 1995, 1994 and 1993 were $21.3, $9.4 and $7.4, respectively.
     Depreciation and lease amortization expense relating to properties and equipment amounted to $170.4, $158.0 and $146.3 in 1995, 1994 and 1993,
respectively.
     Grace's rental expense for operating leases amounted to $25.7, $28.8 and $34.3 in 1995, 1994 and 1993, respectively. See Note 12 for information regarding contingent rentals.
     At December 31, 1995, minimum future payments for operating leases are:

- -------------------------------------------------------------------------
                    1996 ..........................  $ 28.0
                    1997 ..........................    22.6
                    1998 ..........................    19.0
                    1999 ..........................    15.4
                    2000 ..........................    14.5
                    Later years ...................    26.8
                                                     ------
                    Total minimum lease payments ..  $126.3
                                                     ======
- -------------------------------------------------------------------------

- -------------------------------------------------------------------------

     The above minimum lease payments reflect sublease income of $11.6 per year for 1996 through 2000 and a total of $28.0 in later years.

- -------------------------------------------------------------------------

10.  DEBT
- -------------------------------------------------------------------------

                                                                                                                 1995      1994
- -------------------------------------------------------------------------------------------------------------------------------
SHORT-TERM DEBT
Bank borrowings (6.2% weighted average interest rate at year-end 1995) (1) ................................  $  295.3  $     --
Current maturities of long-term debt ......................................................................      22.2     166.6
Other short-term borrowings (2) ...........................................................................     320.8     264.3
                                                                                                             --------  --------
                                                                                                             $  638.3  $  430.9
                                                                                                             ========  ========
LONG-TERM DEBT
Commercial paper (6.2% and 6.0% weighted average interest rates at year-end
  1995 and 1994, respectively) (1)                                                                           $   45.7  $    5.5
Bank borrowings (6.2% and 5.8% weighted average interest rates at year-end 1995 and 1994, respectively) (1)     304.3     103.5
8.0% Notes Due 2004 (3) ...................................................................................     300.0     300.0
7.4% Notes Due 2000 (4) ...................................................................................     287.0     300.0
7.75% Notes Due 2002 (5) ..................................................................................     131.0     150.0
6.5% Notes Due 1995 (6) ...................................................................................        --     150.0
Term Loan Agreement (6.3% weighted average interest rate at year-end 1995) (7) ............................      30.0        --
Medium-Term Notes, Series A (6.9% weighted average interest rate at year-end 1995 and 1994) (8) ...........     128.5     128.5
Sundry indebtedness with various maturities through 2002 ..................................................      91.2     127.9
                                                                                                             --------  --------
                                                                                                              1,317.7   1,265.4
Less current maturities of long-term debt .................................................................      22.2     166.6
                                                                                                             --------  --------
                                                                                                             $1,295.5  $1,098.8
                                                                                                             ========  ========

Full-year weighted average interest rate on total debt (9) ................................................       7.8%      5.8%
- -------------------------------------------------------------------------------------------------------------------------------

(1) Under bank revolving credit agreements in effect at year-end 1995, Grace may borrow up to $950.0 at interest rates based upon the prevailing prime, Federal funds and/or Eurodollar rates. Of that amount, $600.0 is available under short-term facilities, with $350.0 expiring on August 29, 1996 and $250.0 expiring on September 30, 1996; and $350.0 is available under a long-term facility expiring on September 1, 1999. These agreements also support the issuance of commercial paper and bank borrowings, $645.3 of which was outstanding at December 31, 1995 (included in Short-Term and Long-Term Debt above). At December 31, 1995, the aggregate amount of net unused and unreserved borrowings under the short-term and long-term facilities was $304.7. Grace's ability to borrow under the current facilities is subject to compliance with various covenants, including maintenance of ratios of total debt to total capitalization and interest coverage.
(2) Represents borrowings under various lines of credit and other miscellaneous borrowings, primarily of non-U.S. subsidiaries.
(3) During the third quarter of 1994, Grace sold $300.0 of 8.0% Notes Due 2004 at an initial public offering price of 99.794% of par, to yield 8.03%. Interest is payable semiannually, and the Notes may not be redeemed prior to maturity.
(4) During the first quarter of 1993, Grace sold at par $300.0 of 7.4% Notes Due 2000. Interest is payable semiannually, and the Notes may not be redeemed prior to maturity; however, Grace has repurchased Notes from time to time in response to unsolicited offers received through banks and brokers.
(5) During the third quarter of 1992, Grace sold at par $150.0 of 7.75% Notes Due 2002. Interest is payable semiannually, and the Notes may not be redeemed prior to maturity; however, Grace has repurchased Notes from time to time in response to unsolicited offers received through banks and brokers.
(6) During the fourth quarter of 1992, Grace sold $150.0 of 6.5% Notes Due 1995 at an initial public offering price of 99.758% of par, to yield 6.59%. The Notes were paid at maturity in the fourth quarter of 1995.
(7) During the second quarter of 1995, Grace entered into a three-year term loan agreement with a maturity date of April 24, 1998. The agreement provides for interest at a Eurodollar floating rate, with interest payable semiannually.
(8) During the second quarter of 1994, Grace entered into an agreement providing for the issuance and sale from time to time of its Medium-Term Notes, Series A (MTNs), with an aggregate issue price of up to $300.0. The MTNs may bear interest at either fixed or floating rates and have maturity dates more than nine months from their respective dates of issuance. Interest on each fixed rate MTN is payable semiannually, and interest on each floating rate MTN is payable as established at the time of issuance.
(9) Computation includes interest expense allocated to discontinued operations.

Payment of a majority of Grace's borrowings may be accelerated, and its principal borrowing agreements terminated, upon the occurrence of a default under certain Grace borrowings.
     Scheduled maturities of long-term debt outstanding at December 31, 1995 are: 1996 - $22.2; 1997 - $113.2; 1998 - $46.4; 1999 - $351.2; 2000 -
$350.3; and thereafter - $434.4.
     Interest expense, excluding related financing costs and amounts allocated to discontinued operations, for 1995, 1994 and 1993 amounted to $53.3, $30.9 and $33.7, respectively. Including amounts allocated to discontinued operations, interest payments made in 1995, 1994 and 1993, excluding related financing costs, amounted to $183.1, $101.8 and $109.0, respectively.
     A registration statement that became effective in 1994 covers $750.0 of debt and/or equity securities that may be sold from time to time. At December 31, 1995, $321.5 (including up to $171.5 of MTNs) remain available under the registration statement.

- --------------------------------------------------------------------------------
11.  FINANCIAL INSTRUMENTS
- -------------------------------------------------------------------------------
LONG-TERM DEBT/INTEREST RATE AGREEMENTS
To manage exposure to changes in interest rates, Grace enters into interest rate agreements, most of which have the effect of converting fixed-rate debt into variable-rate debt based on the London Interbank Offered Rate. At
December 31, 1995 and 1994, the notional amounts of Grace's interest rate swaps consist of the following: $1,219.5 and $1,013.5, respectively, which convert fixed-rate debt into variable-rate debt; and $626.0 and $1,200.0, respectively, which convert variable-rate debt into fixed-rate debt.
Notional amounts do not quantify risk or represent assets or liabilities of Grace, but are used in the calculation of cash settlements under the agreements.
     Grace's debt and interest rate management objective is to reduce its cost of funding over the long term, considering economic conditions and their potential impact on Grace. The strategy emphasizes improving liquidity by developing and maintaining access to a variety of long-term and short-term capital markets. Grace enters into standard interest rate swaps that have readily identifiable impacts on interest cost and are characterized by broad market liquidity. Grace is not a party to leveraged interest rate agreements.
     During 1995 and 1994, Grace realized (negative)/positive cash flows of $(16.5) and $10.0, respectively, from interest rate agreements. Realized gains and losses on interest rate agreements are amortized to interest expense over a period relevant to the agreement (1 - 10 years); at December
31, 1995 and 1994, unamortized net gains were $31.7 and $43.0, respectively.
At December 31, 1995 and 1994, Grace would have been required to pay $32.5 and $118.1, respectively, to retire these agreements. The maturities and notional amounts of the swaps closely match underlying debt instruments.
This will result in the changes in the fair value of swaps being substantially offset by changes in the fair value of the debt.

FAIR VALUE OF FINANCIAL INSTRUMENTS
At December 31, 1995 and 1994, the recorded value of financial instruments such as cash, short-term investments, trade receivables and payables and short-term debt approximated their fair values, based on the short-term maturities and floating rate characteristics of these instruments. Additionally, the recorded value of both long-term investments and receivables approximated fair values. At December 31, 1995 and 1994, the fair value of long-term debt was $1,361.1 and $1,212.1, respectively. Fair value is determined based on expected future cash flows (discounted at market interest rates), quotes from financial institutions and other appropriate valuation methodologies. Grace does not hold or issue financial instruments for trading purposes.

FOREIGN CURRENCY CONTRACTS
Grace conducts business in a wide variety of currencies and consequently enters into foreign exchange forward and option contracts to manage its exposure to fluctuations in foreign currency exchange rates. These contracts generally involve the exchange of one currency for another at a future date. At December 31, 1995 and 1994, Grace had notional principal amounts of approximately $45.5 and $10.0, respectively, in contracts to buy or sell foreign currency in the future. The recorded values at December 31, 1995 and 1994, which approximated fair value based on exchange rates at December 31, 1995 and 1994, were not significant.

CREDIT RISK
Grace is exposed to credit risk to the extent of potential nonperformance by counterparties on financial instruments. The counterparties to Grace's interest rate swap agreements and currency exchange contracts comprise a diversified group of major financial institutions, all of which are rated investment grade. Credit risk is further reduced by bilateral netting agreements between Grace and its counterparties. As of December 31, 1995, Grace's credit exposure was insignificant and limited to the fair value stated above; Grace believes the risk of incurring losses due to credit risk is remote.

MARKET RISK
Exposure to market risk on financial instruments results from fluctuations in interest and currency rates during the periods in which the contracts are outstanding. The mark-to-market valuations of interest rate, foreign currency agreements and of associated underlying exposures are closely monitored at all times. Grace uses portfolio sensitivities and stress tests to monitor risk. Overall financial strategies and the effects of using derivatives are reviewed periodically.

- --------------------------------------------------------------------------------
12.  COMMITMENTS AND CONTINGENT LIABILITIES
- --------------------------------------------------------------------------------

Grace is the named tenant or guarantor with respect to certain leases entered into by previously divested businesses. The leases, some of which extend through the year 2015, have future minimum lease payments aggregating $121.6 (including leases assigned to the previously divested Hermans business having future minimum lease payments of $14.6), offset by $119.8 of future minimum rental income from tenants and subtenants.
     In addition, Grace is the named tenant or guarantor with respect to leases entered into by a previously divested home center business that had been rejected in bankruptcy. These leases have future minimum lease payments of $47.0, fully offset by $48.5 of future minimum rental income from tenants and subtenants.
     Grace is also contingently liable with respect to leases entered into by REG's subsidiaries. After undergoing a reorganization in 1993, REG (now named Family Restaurants, Inc.) has agreed to indemnify Grace with respect to these leases. At December 31, 1995, these leases have future minimum lease payments of $64.2, fully offset by future minimum rental income from tenants and subtenants.
     Grace believes that the risk of significant loss from the above lease obligations is remote, except that Grace may incur losses relating to the Hermans and REG leases as the result of recent developments. The likelihood and amounts of these losses cannot be reasonably estimated. In addition, Grace is liable for other expenses (primarily property taxes) relating to the above leases; these expenses are paid by the tenants and subtenants.
     Grace is subject to loss contingencies resulting from environmental laws and regulations that, among other things, impose obligations to remove or mitigate the effects on the environment of the disposal or release of substances at various sites. Grace accrues for anticipated costs associated with investigatory and remediation efforts where an assessment has indicated that a loss is probable and can be reasonably estimated. At December 31, 1995, Grace's liability for environmental investigatory and remediation costs related to continuing and discontinued operations totalled approximately $280.3, as compared to $216.0 at December 31, 1994. The principal reason for this increase is a change in the estimated costs of remediation at former manufacturing sites.
     In 1995 and 1994, periodic provisions were recorded for environmental and plant closure expenses, which include the costs of future environmental investigatory and remediation activities. Additionally, in the fourth quarter of 1995 and first quarter of 1994, Grace recorded pretax provisions of $77.0 and $40.0 ($50.0 and $26.0 after-tax), respectively, principally to provide for future costs related to remediation activities required at former manufacturing sites. These provisions are included in the Consolidated Statement of Operations as part of cost of goods sold and operating expenses. In 1995, 1994 and 1993, Grace incurred costs of $31.3, $30.8 and $44.4, respectively, to remediate its environmentally impaired sites. These amounts have been charged against the previously established reserves. Future cash outlays for remediation costs are expected to total $30.0 in 1996 and $20.0 in 1997. Grace considers its current reserves to be adequate to cover its environmental liabilities. Additionally, Grace's classification between current and noncurrent liabilities with respect to its environmental reserves is considered appropriate in relation to expected future cash outlays.
     Grace's environmental liabilities are reassessed whenever circumstances become better defined and/or remediation efforts and their costs can be better estimated. The measurement of the liability is evaluated quarterly based on currently available information, including the progress of remedial investigation at each site, the current status of discussions with regulatory authorities regarding the method and extent of remediation at each site, and the apportionment of costs among potentially responsible parties. As some of these issues are decided (the outcome of which is subject to various uncertainties) and/or new sites are assessed and costs can be reasonably estimated, Grace will continue to review and analyze the need for adjustments to the recorded accruals.
     See Note 7 for a discussion of commitments and contingent liabilities pertaining to NMC.

- --------------------------------------------------------------------------------
13.  MINORITY INTEREST
- --------------------------------------------------------------------------------

Minority interest consists of a limited partnership interest in LP. The total capital of LP at December 31, 1995 was approximately $1,488.0. LP's assets consist of Grace Cocoa's worldwide cocoa and chocolate business, long-term notes and demand loans due from various Grace entities and guaranteed by the Company and its principal operating subsidiary, and cash. Grace had $347.0 of borrowings from LP at December 31, 1995. Four Grace entities serve as general partners of LP and own general partnership interests totalling 79.03% in LP; the sole limited partner of LP, which initially acquired its interest in LP in exchange for a $300.0 cash capital contribution ($297.0 of which was funded by outside investors), owns a 20.97% limited partnership interest in LP. LP is a separate and distinct legal entity from each of the Grace entities and has separate assets, liabilities, business functions and operations. For financial reporting purposes, the assets, liabilities, results of operations and cash flows of LP are included in Grace's consolidated financial statements as a component of discontinued operations and the outside investors' interest in LP is reflected as a minority interest.

- --------------------------------------------------------------------------------
14.  SHAREHOLDERS' EQUITY
- --------------------------------------------------------------------------------

The weighted average number of shares of common stock outstanding during 1995 was 95,822,000 (1994 - 93,936,000; 1993 - 91,461,000).
     The Company is authorized to issue 300,000,000 shares of common stock. Of the common stock unissued at December 31, 1995, approximately 7,655,000 shares were reserved for issuance pursuant to stock options and other stock incentives. In addition, at December 31, 1995, approximately 105,084,000 shares were reserved for issuance under Common Stock Purchase Rights (Rights). A Right is issued for each outstanding share of common stock; the Rights are not and will not become exercisable unless and until certain events occur, and at no time will the Rights have any voting power.

Preferred stocks authorized, issued and outstanding are:


                                                                                             Par Value of
                                       Shares as of December 31, 1995                      Shares Outstanding
                              ----------------------------------------------------  -----------------------------
                                       Authorized                   In        Out-
                                       and Issued             Treasury    standing    1995       1994        1993
                              -------------------  -------------------  ----------  ------  -------------  ------
6% Cumulative (1)                          40,000                3,540      36,460    $3.6       $3.6        $3.6
8% Cumulative Class A (2)                  50,000               33,644      16,356     1.6        1.6         1.6
8% Noncumulative Class B (2)               40,000               18,423      21,577     2.2        2.2         2.2
                                                                                    ------  ---------      ------
                                                                                      $7.4       $7.4        $7.4
                                                                                    ======  =========      ======
- --------------------------------------------------------------------------------

(1) 160 votes per share.
(2) 16 votes per share.

     Dividends paid on the preferred stocks amounted to $.5 in each of 1995, 1994 and 1993.
     The Certificate of Incorporation also authorizes 5,000,000 shares of Class C Preferred Stock, $1 par value, none of which has been issued.

- --------------------------------------------------------------------------------
15.  STOCK INCENTIVE PLANS
- --------------------------------------------------------------------------------

Stock options are granted under the Company's stock incentive plans. Each option has an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. Options become exercisable at the time or times determined by the Compensation Committee and may have terms of up to ten years and one month.

     Changes in outstanding common stock options are summarized below:

- --------------------------------------------------------------------------------------------------------------

                                          1995                       1994                       1993
                                   ---------------------  -------------------------  -------------------------
                                                 AVERAGE                    Average                    Average
                                        NUMBER  EXERCISE     Number        Exercise     Number        Exercise
                                     OF SHARES     PRICE  of Shares           Price  of Shares           Price
- --------------------------------------------------------------------------------------------------------------
Balance at beginning of year ....    7,612,888    $38.08  6,965,304          $36.48  6,365,187          $35.09
Options granted .................    1,704,150     46.66  1,358,900           42.27  1,461,425           38.00
                                   -----------            ---------                  ---------
                                     9,317,038            8,324,204                  7,826,612
Options exercised ...............  (3,551,123)     38.30  (606,444)           29.21  (683,255)           25.89
Options terminated or canceled ..     (71,719)     42.27  (104,872)           37.33  (178,053)           40.13
                                   -----------            ---------                  ---------
Balance at end of year ..........    5,694,196     40.45  7,612,888           38.08  6,965,304           36.48
                                   ===========            =========                  =========
- --------------------------------------------------------------------------------------------------------------

     At December 31, 1995, options covering 4,172,391 shares (1994 - 5,633,761; 1993 - 5,056,256) were exercisable and 1,913,163 shares (1994 -
3,547,094; 1993 - 1,804,122) were available for additional grants. Currently outstanding options expire on various dates between February 1996 and July 2005.
     Grace will adopt the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation" in 1996. However, Grace anticipates that it will continue to follow the measurement provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," as permitted by SFAS No. 123.

- --------------------------------------------------------------------------------
16.  PENSION PLANS
- --------------------------------------------------------------------------------

Grace maintains defined benefit pension plans covering employees of certain units who meet age and service requirements. Benefits are generally based on final average salary and years of service. Grace funds its U.S. pension plans in accordance with Federal laws and regulations. Non-U.S. pension plans are funded under a variety of methods because of differing local laws and customs and therefore cannot be summarized. Approximately 60% of U.S. and non-U.S. plan assets at December 31, 1995 were common stocks, with the remainder primarily fixed income securities.
     Pension cost/(benefit) is comprised of the following components:

- ---------------------------------------------------------------------------------------------------------------------
                                                             1995                  1994                 1993
                                                     --------------------     ----------------  ---------------------
                                                      U.S.       NON-U.S.     U.S.     Non-U.S.    U.S.      Non-U.S.
- ---------------------------------------------------------------------------------------------------------------------
Service cost on benefits earned during the year .... $  14.6       $ 10.5     $ 19.8    $ 13.4     $  12.7     $  9.5
Interest cost on benefits earned in prior years ....    50.6         21.4       46.9      19.3        33.8       17.1
Actual (return)/loss on plan assets ................  (132.3)       (52.0)      16.9      10.6      (101.7)     (56.7)
Deferred loss/(gain) on plan assets ................    71.1         26.2      (84.6)    (37.4)       55.1       36.0
Amortization of net gains and prior service costs ..     (.8)         (.8)      (7.1)     (1.6)       (4.9)      (1.7)
                                                     -------       ------     ------    ------     -------     ------
Net pension cost/(benefit) ......................... $   3.2       $  5.3     $ (8.1)   $  4.3     $  (5.0)    $  4.2
                                                     =======       ======     ======    ======     =======     ======
- ---------------------------------------------------------------------------------------------------------------------

    The funded status of these plans was as follows:

- ---------------------------------------------------------------------------------------------------------------------
                                                                  U.S.                           NON-U.S.
- ---------------------------------------------------------------------------------------------------------------------
                                                     ASSETS EXCEED   ACCUMULATED       ASSETS EXCEED     ACCUMULATED
                                                      ACCUMULATED      BENEFITS         ACCUMULATED       BENEFITS
                                                       BENEFITS      EXCEED ASSETS       BENEFITS       EXCEED ASSETS
                                                     -------------   --------------    -------------    -------------
                                                      1995   1994    1995     1994     1995     1994    1995     1994
- ---------------------------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligation:
Vested...........................................    $679.6  $536.2 $ 52.0   $ 39.0   $133.5   $114.2 $ 67.5   $ 57.2
                                                     ------  ------ ------   ------   ------   ------ ------   ------
Accumulated benefit obligation...................    $680.4  $540.8 $ 52.0   $ 39.0   $133.9   $115.3 $ 75.1   $ 64.4
                                                     ------  ------ ------   ------   ------   ------ ------   ------
Total projected benefit obligation...............    $710.0  $596.3 $ 55.7   $ 40.4   $189.4   $158.5 $ 92.4   $ 81.8
Plan assets at fair value........................     795.8   751.6     --       --    302.5    255.8    7.3     12.5
                                                     ------  ------ ------   ------   ------   ------ ------   ------
Plan assets in excess of/(less than) projected
benefit obligation...............................      85.8   155.3  (55.7)   (40.4)   113.1     97.3  (85.1)   (69.3)
Unamortized net (gain)/loss at initial adoption..     (73.7)  (89.5)   4.9      5.6     (6.3)    (8.4)   4.5      4.6
Unamortized prior service cost...................      41.7    13.0   16.3     18.3      3.6      4.0     --       --
Unrecognized net loss/(gain).....................      97.6    62.3    8.6      1.1    (16.0)    (7.4)  (3.2)    (5.6)
                                                     ------  ------ ------   ------   ------   ------ ------   ------
Prepaid/(accrued) pension cost...................    $151.4  $141.1 $(25.9)  $(15.4)  $ 94.4   $ 85.5 $(83.8)  $(70.3)
                                                     ======  ====== ======   ======   ======   ====== ======   ======
- ---------------------------------------------------------------------------------------------------------------------

The following significant assumptions were used in 1995, 1994 and 1993:

- ------------------------------------------------------------------------------------------------------------------------------------
                                                              1995                       1994                     1993
                                                      --------------------       --------------------     --------------------
                                                      U.S.        NON-U.S.       U.S.        Non-U.S.     U.S.      Non-U.S.
- ------------------------------------------------------------------------------------------------------------------------------------
Discount rate at December 31, ......................  7.25%    5.1 - 11.6%       8.5%     5.0 - 12.0%     7.5%     4.5 -   9.2%
Expected long-term rate of return ..................  9.0      6.0 - 10.5        9.0      6.0 - 10.5      9.0      6.0 -  10.5
Rate of compensation increase ......................  4.5      4.0 -  7.5        5.5      4.0 -  7.5      5.5      3.5 -   7.5
- ------------------------------------------------------------------------------------------------------------------------------------

     Grace's Retirement Plan for Salaried Employees (Plan) contains provisions under which the Plan would automatically terminate in the event of a change in control of the Company, and Plan benefits would be secured through the purchase of annuity contracts. Upon such termination, a portion of the Plan's excess assets would be placed in an irrevocable trust to fund various employee benefit plans and arrangements of Grace, and any balance would be returned to Grace.
     During 1995, Grace approved a cost-of-living increase, effective January 1, 1996, for retirees under the Plan and Grace's Retirement Plan for Hourly Employees of Canadian subsidiaries.

- --------------------------------------------------------------------------------
17.  OTHER POSTRETIREMENT BENEFIT PLANS
- --------------------------------------------------------------------------------

Grace provides certain other postretirement health care and life insurance benefits for retired employees of specified U.S. units. These retiree medical and life insurance plans provide various levels of benefits to employees (depending on their date of hire) who retire from Grace after age 55 with at least 10 years of service. The plans are currently unfunded.
     Grace applies SFAS No. 106, which requires the accrual method of accounting for the future costs of postretirement health care and life insurance benefits over the employees' years of service. Grace pays the costs of postretirement benefits as they are incurred.
     Included in other liabilities as of December 31, 1995 and 1994 are the following:

- -----------------------------------------------------------------------------
                                                            1995    1994
- -----------------------------------------------------------------------------
        Accumulated postretirement benefit obligation:
          Retirees .....................................  $209.0  $192.6
          Fully eligible participants ..................    15.2    12.1
          Active ineligible participants ...............    34.4    26.3
                                                          ------  ------
        Accumulated postretirement benefit obligation ..   258.6   231.0
          Unrecognized net loss ........................   (54.9)  (28.5)
          Unrecognized prior service benefit ...........    44.3    48.6
                                                          ------  ------
        Accrued postretirement benefit obligation ......  $248.0  $251.1
                                                          ======  ======
- -----------------------------------------------------------------------------

     Net periodic postretirement benefit cost for the years ended December 31, 1995, 1994 and 1993 is comprised of the following components:


- ----------------------------------------------------------------------------------------
                                                                    1995   1994   1993
- ----------------------------------------------------------------------------------------
Service cost ....................................................  $ 1.6  $ 2.1  $ 2.2
Interest cost on accumulated postretirement benefit obligation ..   18.3   16.2   13.2
Amortization of net loss ........................................     .2    1.2     .2
Amortization of prior service benefit ...........................   (4.3)  (4.3)  (4.5)
                                                                   -----  -----  -----
Net periodic postretirement benefit cost ........................  $15.8  $15.2  $11.1
                                                                   =====  =====  =====
- ----------------------------------------------------------------------------------------

     During 1992, Grace's retiree medical plans were amended to increase cost sharing by employees retiring after January 1, 1993. This amendment decreased the accumulated postretirement benefit obligation by $44.3 at December 31, 1995 and will be amortized over an average remaining future service life of approximately 11 years.
     Medical care cost trend rates were projected at 10.7% in 1995, declining to 6.0% through 2003 and remaining level thereafter. A one percentage point increase in each year's assumed medical care cost trend rate, holding all other assumptions constant, would increase the annual net periodic postretirement benefit cost by $2.5 and the accumulated postretirement benefit obligation by $20.2. The discount rates at December 31, 1995, 1994 and 1993 were 7.25%, 8.5% and 7.5%, respectively.
     Effective January 1, 1994, Grace adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits," which requires accrual accounting for nonaccumulating postemployment benefits. Grace's primary postemployment obligation is for disabled workers' medical benefits. These are currently included in accrued postretirement costs under SFAS No. 106. The adoption of SFAS No. 112 did not have a material effect on Grace's results of operations or financial position.

- --------------------------------------------------------------------------------
18.  GEOGRAPHIC AREA INFORMATION
- --------------------------------------------------------------------------------

The table below presents information related to Grace's specialty chemicals segment (its only industry segment) by geographic area for the years 1995
- -1993.


                                             United                     Asia    Latin
                                             States  Canada  Europe  Pacific  America   Total
- ---------------------------------------------------------------------------------------------
Sales and revenues ..................  1995  $1,693    $128  $1,147     $445     $253  $3,666
                                       1994   1,558     121     955      366      218   3,218
                                       1993   1,432     123     852      307      182   2,896

Pretax operating (loss)/income (1) ..  1995   (120)      23      39       62       10      14
                                       1994   (133)       9      69       56       20      21
                                       1993      23       7      38       44       13     125

Identifiable assets (2) .............  1995   2,031     101     998      411      246   3,787
                                       1994   1,796      83     905      308      208   3,300
                                       1993   2,042      81     720      243      154   3,240
- ---------------------------------------------------------------------------------------------



     Pretax operating income and total identifiable assets for the specialty chemicals segment are reconciled below to income from continuing operations before income taxes and consolidated total assets, respectively, as presented in the Consolidated Statement of Operations and the Consolidated
Balance Sheet. Grace allocates to its specialty chemicals segment general corporate overhead expenses, general corporate research expenses and certain other income and expense items that can be identified with specialty chemicals operations.
- --------------------------------------------------------------------------------

                                                                                     1995    1994    1993
- ---------------------------------------------------------------------------------------------------------
Pretax operating income - specialty chemicals segment (1) .......................  $   14  $   21  $  125
Interest expense and related financing costs ....................................     (71)    (50)    (43)
Corporate restructuring costs and asset impairments/other activities ............    (122)     --      --
Provisions relating to environmental liabilities at former manufacturing sites ..     (77)    (40)     --
Provision for corporate governance ..............................................     (30)     --      --
Gain on sale of remaining interest in REG .......................................      --      27      --
Corporate expenses previously allocated to health care operations (3) ...........     (38)    (37)    (37)
Other income/(expenses), net ....................................................      12      (9)    (16)
                                                                                   ------  ------  ------
(Loss)/income from continuing operations before income taxes ....................  $ (312) $  (88) $   29
                                                                                   ======  ======  ======
- ---------------------------------------------------------------------------------------------------------
Identifiable assets - specialty chemicals segment (2) ...........................  $3,787  $3,300  $3,240
General corporate assets (4) ....................................................     752     860     811
Discontinued operations' net assets .............................................   1,759   2,071   2,058
                                                                                   ------  ------  ------
Total assets ....................................................................  $6,298  $6,231  $6,109
                                                                                   ======  ======  ======

- --------------------------------------------------------------------------------

(1) Includes (a) 1995, 1994 and 1993 pretax provisions of $275, $316 and $159, respectively, relating to asbestos-related liabilities and insurance coverage (see Note 2 for further information); and (b) a 1995 pretax charge of $98 relating to restructuring costs, asset impairments and other costs (see Note 5 for further information).
(2) Includes asbestos-related receivables and settlements due from insurance carriers, net of discounts, of $321 and $118, respectively, in 1995; $513 and $187, respectively, in 1994; and $962 and $114, respectively, in 1993.
(3) These costs will not be assumed by NMC following the completion of its proposed separation from Grace, and it is expected that these costs will be eliminated.
(4) General corporate assets consist principally of deferred tax assets, prepaid pension costs, and corporate receivables and investments.

- --------------------------------------------------------------------------------
19.  SUBSEQUENT EVENTS
- --------------------------------------------------------------------------------

As more fully discussed in Note 7, in February 1996, Grace and Fresenius entered into a definitive agreement to combine NMC with Fresenius' worldwide dialysis business. The transaction is expected to be completed by the third quarter of 1996.
     In March 1996, Grace announced that it had entered into a definitive agreement to sell its Grace Dearborn water treatment and process chemicals business to Betz Laboratories, Inc. for $632.0. The transaction is expected to be completed in the second quarter of 1996.

- -------------------------------------------------------------------------------
NOTE 20. SUBSEQUENT EVENT -- GUARANTEE (UNAUDITED)
- -------------------------------------------------------------------------------
     Under the terms of the combination of FWD and NMC described in Note 7, NMC will remain responsible for all liabilities, if any, resulting from the OIG investigation. In July 1996, an agreement was reached with the United States government under which, subject to certain conditions and limitations, upon such combination, (a) FMC is to guarantee the payment of the obligations, if any, of NMC to the United States in respect of the OIG investigation; (b) the corporation holding Grace's packaging and specialty chemicals businesses (Grace Chemicals) is to guarantee the collection of the amounts, if any, due under the foregoing guarantee of FMC; (c) NMC is to deliver a standby letter of credit in the principal amount of $150 million in favor of the United States to support its payment of such obligations; and (d) Grace Chemicals is to guarantee repayment of such amount to the issuer of such letter of credit. At the present time, management does not believe that the liability, if any, with respect to the OIG investigation is estimable. See Note 7 for additional information.

     In connection with the matters discussed above, the United States has agreed to release Grace, NMC, and certain other parties from certain fraudulent conveyance and related claims arising from or related to the combination (or any transaction comprising a part thereof).

- --------------------------------------------------------------------------------
QUARTERLY SUMMARY AND STATISTICAL INFORMATION  Unaudited - dollars in millions, except per share
- --------------------------------------------------------------------------------

- -------------------------------------------------------------------------------------------------------
QUARTER ENDED                                      1Q              2Q          3Q              4Q
- -------------------------------------------------------------------------------------------------------
1995
Total sales and revenues ...................    $ 853.4         $ 932.3      $ 946.4         $ 933.4
Cost of goods sold and operating expenses ..      500.9           550.7        566.0           626.1
Net income/(loss) ..........................       47.5(3)         78.7         21.7(4)       (473.8)(5)
Earnings/(loss) per share: (1)
    Net earnings/(loss) ....................    $   .50         $   .83      $   .22         $ (4.87)

Fully diluted earnings per share:
    Net earnings/(loss) ....................    $   .49         $   .80      $   .22         $   -- (6)

Dividends declared per common share ........    $   .35         $   .35      $   .35         $  .125

Market price of common stock: (2)
    High ...................................    $54 1/2         $65 1/8      $71 1/4         $66 1/4
    Low ....................................     38 1/2          51 3/8       61 9/16         54 3/4
    Close ..................................     53 1/4          61 3/8       66 3/4          59 1/8
- -------------------------------------------------------------------------------------------------------

1994 (7)
Total sales and revenues ...................    $ 675.4         $ 782.9      $ 815.5         $ 944.4
Cost of goods sold and operating expenses ..      437.8           464.5        475.0           523.5
Net income/(loss) ..........................       38.2(8)       (134.3)(9)     76.0           103.4
Earnings/(loss) per share: (1)
    Net earnings/(loss) ....................    $   .41         $ (1.43)     $   .81         $  1.10

Fully diluted earnings per share:
    Net earnings/(loss) ....................    $   .40         $   -- (6)   $   .80         $  1.09

Dividends declared per common share ........    $   .35         $   .35      $   .35         $   .35

Market price of common stock: (2)
    High ...................................    $46 1/2         $    43      $42 3/8         $41 1/8
    Low ....................................     40 3/8              39       38 1/4              36
    Close ..................................     41 1/4          39 7/8       41 1/2          38 5/8
- -------------------------------------------------------------------------------------------------------

(1) Per share results for the four quarters differ from full-year per share results, as a separate computation of earnings per share is made for each quarter presented.
(2)  Principal market:  New York Stock Exchange.
(3)  Includes a $12.5 charge for matters relating to corporate governance.
(4) Includes a $27.1 charge for restructuring costs; a $6.1 charge for matters relating to corporate governance; and a $33.5 charge to the discontinued health care operations, primarily relating to asset impairments.
(5) Includes a $178.7 provision relating to asbestos-related liabilities and insurance coverage; a $50.0 provision for environmental liabilities; a $116.9 charge for restructuring costs, asset impairments and other items; a $151.3 provision for other discontinued operations; and a $68.9 charge to the discontinued health care operations, primarily relating to asset impairments and other items.
(6)  Not presented as the effect is anti-dilutive.
(7) Certain amounts have been reclassified to conform to the 1995 presentation.
(8) Includes a $27.0 gain on the sale of Grace's remaining interest in The Restaurant Enterprises Group, Inc. (REG), offset by a $26.0 provision, primarily for environmental liabilities.
(9) Includes a $200.0 reinstatement of a provision relating to asbestos-related insurance coverage.

- -------------------------------------------------------------------------------------------------------------
CAPITAL EXPENDITURES, NET FIXED ASSETS AND DEPRECIATION AND
LEASE AMORTIZATION  Dollars in millions
- -------------------------------------------------------------------------------------------------------------

                                                                                          Depreciation and
                                 Capital Expenditures (1)       Net Fixed Assets        Lease Amortization (2)
                                ------------------------   --------------------------   ---------------------
                                1995     1994     1993       1995      1994      1993    1995    1994    1993
- -------------------------------------------------------------------------------------------------------------
OPERATING GROUP
Specialty chemicals ..........  $459     $329     $209     $1,581    $1,262    $1,049    $155    $144    $135
General corporate ............    49       30       21        155       144       128      15      14      11
                                ----     ----     ----     ------    ------    ------    ----    ----    ----
Total continuing operations ..   508      359      230      1,736     1,406     1,177     170     158     146
Discontinued operations ......    30       86       80         --       324       277      --      --      --
                                ----     ----     ----     ------    ------    ------    ----    ----    ----
Total ........................  $538     $445     $310     $1,736    $1,730    $1,454    $170    $158    $146
                                ====     ====     ====     ======    ======    ======    ====    ====    ====

- -------------------------------------------------------------------------------------------------------------

GEOGRAPHIC LOCATION
United States and Canada .....  $246     $202     $126     $  869    $  714    $  608    $ 75    $ 77    $ 74
Europe .......................   100       75       57        441       382       321      59      51      46
Other areas ..................   113       52       26        271       166       120      21      16      15
                                ----     ----     ----     ------    ------    ------    ----    ----    ----
Subtotal .....................   459      329      209      1,581     1,262     1,049     155     144     135
General corporate ............    49       30       21        155       144       128      15      14      11
                                ----     ----     ----     ------    ------    ------    ----    ----    ----

Total continuing operations ..   508      359      230      1,736     1,406     1,177     170     158     146
Discontinued operations ......    30       86       80         --       324       277      --      --      --
                                ----     ----     ----     ------    ------    ------    ----    ----    ----
Total ........................  $538     $445     $310     $1,736    $1,730    $1,454    $170    $158    $146
                                ====     ====     ====     ======    ======    ======    ====    ====    ====
- -------------------------------------------------------------------------------------------------------------

(1) Excludes capital expenditures of discontinued operations subsequent to their classification as such.
(2) Certain 1994 and 1993 amounts have been reclassified to conform to the 1995 presentation.

- ---------------------------------------------------------------------------------------------------------------------------------

FINANCIAL SUMMARY (1)  Dollars in millions, except per share amounts
- ---------------------------------------------------------------------------------------------------------------------------------
                                                                   1995         1994            1993         1992          1991
- ---------------------------------------------------------------------------------------------------------------------------------
STATEMENT OF OPERATIONS
Sales and revenues ............................................  $3,665.5     $3,218.2        $2,895.5     $3,061.8      $3,326.2
Cost of goods sold and operating expenses .....................   2,243.7      1,900.8         1,746.7      1,871.8       2,027.9
Depreciation and amortization .................................     186.3        165.0           153.5        164.5         178.3
Interest expense and related financing costs ..................      71.3         49.5            42.9         49.4          73.7
Research and development expenses .............................     120.6        106.8           111.5        105.2         102.0
(Loss)/income from continuing operations before
  income taxes.................................................    (312.4)       (88.0)           29.2         81.3         256.5
(Benefit from)/provision for income taxes .....................    (115.8)       (46.6)           10.1         79.9          99.1
Income from continuing operations before special items (2) ....     194.7        157.6           119.1        146.5         153.9
(Loss)/income from continuing operations ......................    (196.6)       (41.4)           19.1          1.4         157.4
(Loss)/income from discontinued operations (3) ................    (129.3)       124.7             6.9       (105.9)         61.2
Cumulative effect of accounting changes .......................        --           --              --       (190.0)           --
Net (loss)/income .............................................    (325.9)        83.3            26.0       (294.5)        218.6
- ---------------------------------------------------------------------------------------------------------------------------------
FINANCIAL POSITION
Current assets ................................................  $1,681.3     $2,228.9        $2,077.6     $2,091.4      $1,990.0
Current liabilities ...........................................   2,214.2      2,231.5         1,992.6      1,639.6       1,622.1
Properties and equipment, net .................................   1,736.1      1,730.1         1,454.1      1,707.9       2,558.2
Total assets ..................................................   6,297.6      6,230.6         6,108.6      5,598.6       6,007.1
Total debt ....................................................   1,933.8      1,529.7         1,706.1      1,819.2       2,259.4
Shareholders' equity - common stock ...........................   1,224.4      1,497.1         1,510.2      1,537.5       2,017.7
- ---------------------------------------------------------------------------------------------------------------------------------
DATA PER COMMON SHARE
Earnings from continuing operations before special items (2) ..  $   2.03     $   1.68        $   1.30     $   1.63      $   1.76
(Loss)/earnings from continuing operations ....................     (2.05)        (.45)            .20          .01          1.80
Cumulative effect of accounting changes .......................        --           --              --        (2.12)           --
Net (loss)/earnings ...........................................     (3.40)         .88             .28        (3.29)         2.50
Dividends .....................................................     1.175         1.40            1.40         1.40          1.40
Book value ....................................................     12.57        15.91           16.16        17.10         22.77
Average common shares outstanding (thousands) .................    95,822       93,936          91,461       89,543        87,236
- ---------------------------------------------------------------------------------------------------------------------------------
OTHER STATISTICS
Dividends paid on common stock ................................  $  112.1     $  131.5        $  127.9    $   125.4      $  122.0
Capital expenditures ..........................................     537.6        444.6           309.6        398.4         447.0
% Total debt to total capital .................................      61.1%        50.4%           52.9%        54.1%         52.7%
Common shareholders of record .................................    19,496       18,501          19,358       20,869        21,949
Common stock price range ..................................... 71 1/4-38 1/2   46 1/2-36    41 1/4-34 5/8     45-32    40 3/4-23 3/8
Number of employees - continuing operations (thousands) .......      21.2         20.6            20.4         20.0          21.5
- ---------------------------------------------------------------------------------------------------------------------------------

(1) Certain prior year amounts have been reclassified to conform to the 1995 presentation.
(2)  Income from continuing operations before special items reconciles to
     (loss)/income from continuing operations as follows:

                                                                   1995        1994             1993        1992          1991
                                                                 --------     -------         -------     -------        ------

    Income from continuing operations before special items ....  $  194.7     $ 157.6         $ 119.1     $ 146.5        $153.9
    Special items (after-tax):
     Provision for corporate governance .......................     (18.6)         --              --          --            --
     Gain on sale of remaining interest in REG ................        --        27.0              --          --            --
     Restructuring costs and asset impairments/other activities    (144.0)         --              --          --            --
     Provisions for environmental liabilities at former
        manufacturing sites ...................................     (50.0)      (26.0)             --          --            --
     Provision relating to a fumed silica plant ...............        --          --              --      (140.0)           --
     Postretirement benefits prior to plan amendments .........        --          --              --        (5.1)           --
     Strategic restructuring gain .............................        --          --              --          --           3.5
     Provisions relating to asbestos-related liabilities
        and insurance coverage ................................    (178.7)     (200.0)         (100.0)         --            --
                                                                 --------     -------         -------     -------        ------
    (Loss)/income from continuing operations ..................  $ (196.6)    $ (41.4)        $  19.1     $   1.4        $157.4
                                                                 ========     =======         =======     =======        ======


     The special items included in the foregoing table have also been excluded in determining earnings per common share from continuing operations before special items.
(3)  Includes income of $22.0, $124.7 and $115.3 in 1995, 1994 and 1993, respectively, from the discontinued health care operations.  1995 health care results reflect special charges totalling $102.4, relating to asset impairments of $83.6, the phase-out of certain of Grace's health care research programs of $5.6, additional costs associated with Grace's long-term incentive programs applicable to NMC of $4.8, changes in accounting estimates of $1.8 and other items totalling $6.6.

    MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION
REVIEW OF OPERATIONS

OVERVIEW
Sales and revenues increased 14% in 1995 over 1994, as compared to an increase of 11% in 1994 over 1993.
     (Loss)/income from continuing operations was $(196.6) million, $(41.4) million and $19.1 million in 1995, 1994 and 1993, respectively. These results reflected (a) 1995, 1994 and 1993 pretax provisions of $275.0 million, $316.0 million and $159.0 million ($178.7 million, $200.0 million and $100.0 million after-tax), respectively, relating to asbestos-related liabilities and insurance coverage (see "Financial Condition:
Asbestos-Related Matters" below and Note 2 to the Consolidated Financial Statements for further information); (b) 1995 and 1994 pretax provisions of $77.0 million and $40.0 million ($50.0 million and $26.0 million after-tax), respectively, relating to environmental liabilities (see "Financial
Condition: Environmental Matters" below for further information); (c) a 1995 pretax charge of $220.0 million ($144.0 million after-tax) relating to restructuring costs, asset impairments and other costs (see "Statement of
Operations: Restructuring Costs, Asset Impairments and Other Costs" below for further information); (d) a 1995 pretax charge of $30.0 million ($18.6 million after-tax) relating to corporate governance matters; and (e) a 1994 gain of $27.0 million (pre- and after-tax) on the sale of Grace's remaining interest in The Restaurant Enterprises Group, Inc. Excluding these provisions and charges from all years, income from continuing operations in 1995 increased 24%, to $194.7 million, as compared to 1994, and in 1994 increased 32%, to $157.6 million, over 1993.
     Income from continuing operations reflects corporate expenses of $37.8 million, $37.1 million and $37.4 million in 1995, 1994 and 1993, respectively, previously allocated to the discontinued health care operations. These expenses will not be assumed by National Medical Care, Inc. (NMC), Grace's principal health care subsidiary, following completion of its proposed separation from Grace, and it is expected that these costs will be eliminated. See below for additional information regarding the proposed separation of NMC from Grace and Grace's cost management efforts.
     For all periods presented, the Consolidated Statement of Operations has been restated to reflect the classification of certain businesses as discontinued operations, as discussed in Note 7 to the Consolidated Financial Statements.

SPECIALTY CHEMICALS

Operating Results - 1995 Compared to 1994
As noted above, sales and revenues increased 14% in 1995 as compared to 1994, reflecting favorable volume, price/product mix and currency translation variances estimated at 7%, 4% and 3%, respectively. All product lines experienced improved volumes in 1995. Packaging volume increases reflected higher sales of bags and films in all regions, and higher sales of laminates in all regions other than Latin America. Volume increases in catalysts and other silica-based products reflected higher sales in all regions, especially refinery catalysts in Asia Pacific and Europe, and silica/adsorbent products in Europe and Asia Pacific. Container volume increases were due to increased sales of specialty polymers and can sealing products in Asia Pacific, and coating products in Latin America. Volume increases in water treatment reflected higher paper industry process chemicals sales in Europe and North America caused by market share gains, as well as higher water treatment chemicals sales in Latin America. Construction products experienced volume increases, primarily in Asia Pacific, due to increased construction activity, partially offset by volume decreases in both fire protection products in North America (due to a small market share loss) and waterproofing products in Europe and North America.
     Operating income before taxes (which excludes for all years the items discussed in the second paragraph of "Overview" above) increased by 15% in 1995 as compared to 1994. North American results in 1995 improved, reflecting strong growth in packaging due to the volume increases noted above (especially in bags). However, this was partially offset by reduced profitability in refinery catalysts, as North American refiners continued to experience low margins. The narrow spread between light and heavy crude oil prices led customers to crack higher quality light crude rather than heavy crude oil (which requires more catalysts). In addition, water treatment chemicals in North America experienced lower profitability due to ongoing market consolidations. European results in 1995 improved significantly versus 1994, primarily in packaging, reflecting volume increases caused by an economic recovery that revitalized key markets, partially offset by unfavorable results in construction waterproofing products due to higher material costs and a slowdown in the nonresidential construction market. European results also benefited from the absence of costs incurred in 1994 to streamline European packaging, water treatment and container operations. In Asia Pacific, favorable results were achieved versus 1994, primarily in refinery catalysts and silica/adsorbent and construction products (due to the volume increases noted above), partially offset by higher operating costs incurred to increase market share in the region. Latin American 1995 results declined slightly versus 1994, primarily due to the effect of inflation indexation on wage and employee benefit costs in the Brazilian water treatment operations, partially offset by increased profitability in packaging due to improved volumes and in container products due to market share gains in coating products. The above results reflect the allocation of corporate overhead and corporate research expenses; corporate interest and financing costs and nonallocable expenses are not reflected in the results of specialty chemicals.

Operating Results - 1994 Compared to 1993
Sales and revenues increased by 11%, and operating income before taxes increased by 19%, in 1994 as compared to 1993. The increase in sales and revenues reflected favorable volume, price/product mix and currency translation variances estimated at 9%, 1% and 1%, respectively. Volume increases were experienced by all core product lines. North American results in 1994 were positively affected by strong growth in construction and packaging, mainly due to the volume increases, partially offset by reduced profitability in refinery catalysts due to volume decreases as a result of customers' use of higher quality crude oil and an increase in customer maintenance shutdowns. European results in 1994 improved significantly versus 1993, primarily due to improvements in refinery and polyolefin catalysts and construction products (due to the volume increases), partially offset by costs associated with streamlining European operations. In Asia Pacific, favorable results were achieved versus 1993, primarily due to volume increases in refinery and polyolefin catalysts and container products. Latin American 1994 results improved versus 1993, primarily due to increased profitability in packaging (due to increased volumes in bags, films and laminates). Latin American results also benefited from improved economic conditions in Brazil; however, this was partially offset by the devaluation of the Mexican peso in late 1994.


STATEMENT OF OPERATIONS

OTHER INCOME
See Note 4 to the Consolidated Financial Statements for information relating to other income.

INTEREST EXPENSE AND RELATED FINANCING COSTS
Excluding amounts allocated to discontinued operations (as discussed in Note 7 to the Consolidated Financial Statements), interest expense and related financing costs of $71.3 million in 1995 increased 44% versus 1994. Including amounts allocated to discontinued operations, interest expense and related financing costs increased 50% in 1995 over 1994, to $164.8 million, primarily due to higher average effective short-term interest rates and higher debt levels.
     Grace's debt and interest rate management objectives are to reduce its cost of funding over the long term, considering economic conditions and their potential impact on Grace, and to improve liquidity by developing and maintaining access to a variety of long-term and short-term capital markets. To manage its exposure to changes in interest rates, Grace enters into interest rate agreements; during 1995, most of these agreements effectively converted fixed-rate debt into variable-rate debt. These agreements have readily identifiable impacts on interest cost and are characterized by broad market liquidity. See Note 11 to the Consolidated Financial Statements for further information on interest rate agreements.
     See "Financial Condition: Liquidity and Capital Resources" below and
Note 10 to the Consolidated Financial Statements for information on borrowings.

RESEARCH AND DEVELOPMENT EXPENSES
Research and development spending increased 13% in 1995 versus 1994. Research and development spending continues to be directed toward Grace's core specialty chemicals businesses. As discussed below, during 1995 Grace undertook a worldwide restructuring program, including a study of company-wide research and development expenses. Certain actions have already been taken based on this study, including the shutdown of Grace's Japan research center and the phase-out of certain research programs related to noncore operations.

RESTRUCTURING COSTS, ASSET IMPAIRMENTS AND OTHER COSTS

Restructuring Costs
As discussed in Note 5 to the Consolidated Financial Statements, during the third quarter of 1995, Grace began implementing a worldwide restructuring program aimed at streamlining processes and reducing general and administrative expenses, factory administration costs and noncore corporate research and development expenses. The program is expected to be substantially completed by the end of 1996. In the third and fourth quarters of 1995, Grace recorded pretax charges totalling $44.3 million and $91.7 million ($27.2 million and $61.9 million after-tax), respectively, comprised of $77.4 million for employee termination benefits; $13.4 million for plant closure and related costs, including lease termination costs; $15.5 million for prior business exits and related costs; $20.8 million for asset writedowns; and $8.9 million for other costs. The $77.4 million for employee termination benefits primarily represents severance pay and other benefits associated with the elimination of approximately 1,000 positions worldwide; more than 50% of the total cost reductions will come from corporate staff functions worldwide.
     Grace expects to implement additional cost reductions and efficiency improvements beyond those discussed above, as its businesses further evaluate and reengineer their operations. These reductions and efficiencies are expected in areas such as purchasing, logistics, working capital management and manufacturing.

Asset Impairments
     During 1995, Grace determined that, due to various events and changes in circumstances (including the worldwide restructuring program described above), certain long-lived assets and related goodwill were impaired. As a result, in the fourth quarter of 1995, Grace recorded a $43.5 million pretax charge ($29.0 million after-tax), the majority of which related to assets that will continue to be held and used in Grace's continuing operations; the charge included no significant individual components. Grace determined the amount of the charge based on various valuation techniques, including discounted cash flow, replacement cost and net realizable value for assets to be disposed of.

Other Costs
     Also, in the fourth quarter of 1995, Grace recorded pretax charges totalling $40.5 million ($25.9 million after-tax) relating to the writedown of corporate assets ($27.0 million) and working capital assets ($13.5 million). These amounts are included in "Cost of goods sold and operating expenses" in the Consolidated Statement of Operations.

INCOME TAXES
Grace's effective tax rates were (37.1)%, (53.0)% and 34.6% in 1995, 1994 and 1993, respectively. Excluding the items discussed in the second paragraph of "Review of Operations: Overview" above, Grace's effective tax rates were 32.8%, 34.6% and 36.7% in 1995, 1994 and 1993, respectively. The lower effective tax rate in 1995, as compared to 1994, was largely due to the reversal of the valuation allowance on foreign net operating losses and lower state income taxes, partially offset by higher taxes on foreign operations. The lower effective tax rate in 1994, as compared to 1993, was largely due to lower taxes on foreign operations.
     Grace has recognized a valuation allowance relating to uncertainty as to the realization of certain deferred tax assets, including U.S. tax credit carryforwards, state and local net operating loss carryforwards and net deferred tax assets. As a result of the favorable resolution of an audit, the valuation allowance on net operating loss carryforwards in foreign jurisdictions was reversed in 1995. Based upon anticipated future results, Grace has concluded, after consideration of the valuation allowance, that it is more likely than not that the remaining balance of the net deferred tax assets will be realized.
     See Note 6 to the Consolidated Financial Statements for further information on income taxes.

DISCONTINUED OPERATIONS

HEALTH CARE
In June 1995, the Company announced that its Board of Directors had approved a plan to spin off NMC. As a result, Grace classified its health care business as a discontinued operation in the second quarter of 1995 and, accordingly, NMC's operations are included in "(Loss)/income from discontinued operations" in the Consolidated Statement of Operations.
     Following NMC's receipt in October 1995 of five investigative subpoenas from the Office of the Inspector General of the U.S. Department of Health and Human Services (OIG), as discussed below, the completion of the spin-off of NMC, originally expected in the 1995 fourth quarter, was delayed.
     In February 1996, Grace and Fresenius AG (Fresenius) entered into a definitive agreement to combine NMC with Fresenius' worldwide dialysis business (FWD) to create Fresenius Medical Care (FMC). As a result of the combination, FMC would acquire NMC, which would remain responsible for all liabilities arising out of the investigations, discussed below. However, Grace would retain certain health care assets, primarily a bioseparation sciences business, a health care services company and other assets (including cash and marketable securities).
     The combination would follow a borrowing of approximately $2.3 billion by NMC, a tax-free distribution of the proceeds by NMC to Grace, and a tax-free distribution by the Company, with respect to each share of its Common Stock, of one share of a newly formed corporation holding all of Grace's businesses (principally its specialty chemicals businesses) other than NMC. As a result of the separation of Grace's specialty chemicals businesses from NMC and the subsequent combination of NMC and FWD, the holders of the Company's Common Stock would own 100% of the specialty chemicals company and 44.8% of FMC, and Fresenius and other shareholders would own 55.2% of FMC. The holders of the Company's Common Stock would also own preferred stock, the value of which would be linked to the performance of FMC. Completion of the various transactions is subject to customary conditions, including the approval of the shareholders of the Company and Fresenius; U.S., German and European regulatory actions; and obtaining financing on satisfactory terms. Commitments for financing have been received, and it is expected that the various transactions will be completed by the third quarter of 1996.

Operating Results - 1995 Compared to 1994
Health care sales and revenues for 1995 increased by 11% over 1994, due to increases of 13%, 3% and 10%, respectively, in kidney dialysis services, home health care and medical products operations. The increase in kidney dialysis services reflects acquisitions in 1995 and 1994, and the increase in home health care reflects the full-year ownership of Home Nutritional Services, Inc., a national provider of home infusion therapy services acquired in April 1994. The number of centers providing dialysis and related services increased 15%, from 590 at December 31, 1994 to 681 at December 31, 1995 (574 in North America, 62 in Europe, 33 in Latin America and 12 in Asia Pacific).

     Operating income before taxes in 1995 increased 10%, to $315.6 million, as compared to 1994, excluding 1995 pretax charges totalling $117.5 million ($102.4 million after-tax). These pretax charges are comprised of (a) asset impairments of $84.3 million ($83.6 million after-tax); (b) the phase-out of certain of Grace's health care research programs of $8.8 million ($5.6 million after-tax); (c) changes in accounting estimates totalling $8.7 million ($1.8 million after-tax); (d) additional costs associated with Grace's long-term incentive programs applicable to NMC of $8.3 million ($4.8 million after-tax); and (e) other items totalling $7.4 million ($6.6 million after-tax). Health care results reflect the allocation of Grace's health care-related research expenses; however, corporate interest and financing costs allocated to the health care business are not reflected in operating income before taxes. These allocations are not necessarily indicative of the costs that would be incurred by the health care business on a stand-alone basis.
     The 1995 asset impairments totalling $84.3 million pretax, referred to above, are comprised of: (a) NMC's investment in a German dialysis machine manufacturing operation - $39.8 million (pre- and after-tax); (b) NMC's investment in a dialyzer development operation in Ireland - $16.6 million (pre- and after-tax); (c) Grace's investment in a health care services company - $26.2 million (pre- and after-tax); and (d) other items of $1.7 million pretax ($1.0 million after-tax).

Operating Results - 1994 Compared to 1993
Sales and revenues for 1994 increased by 24% over 1993, due to increases of 28% and 47%, respectively, in kidney dialysis services and home health care operations, partially offset by a decrease of 7% in medical products revenues. The decrease in medical products operations reflects a decline in bloodline sales resulting from warning letters and import alerts issued by the U.S. Food and Drug Administration (FDA) in the second quarter of 1993. Operating income before income taxes for 1994 increased 23%, to $287.5 million, over 1993, reflecting the continued growth of all health care businesses, as well as improvements in cost controls, operating efficiencies and capacity utilization. These favorable results were partially offset by the costs of improving and expanding quality assurance systems for medical products manufacturing operations, as a result of the FDA warning letters and import alerts.

Other Significant Health Care Matters
In October 1995, NMC received five investigative subpoenas from the OIG.
The subpoenas call for the production of extensive documents relating to various aspects of NMC's business. A letter accompanying the subpoenas stated that they had been issued in conjunction with an investigation being conducted by the OIG, the U.S. Attorney for the District of Massachusetts and others concerning possible violations of Federal laws relating to health care payments and reimbursements. The results of the investigation and its impact, if any, cannot be predicted at this time. In the event that any government agency believes that wrongdoing related to the investigation has occurred, civil and/or criminal proceedings could be instituted, and if any such proceedings were to be instituted and the outcome were unfavorable, NMC could be subject to fines, penalties and damages or could become excluded from government reimbursement programs. Any such result could have a material adverse effect on NMC's financial position or the results of operations of NMC and Grace.
     NMC's business, financial position and results of operations could also be materially adversely affected by (a) an adverse outcome in the pending litigation concerning the implementation of certain provisions of the Omnibus Budget Reconciliation Act of 1993 relating to the coordination of benefits between Medicare and employer health plans in the case of certain dialysis patients; (b) an adverse outcome in the pending challenge by NMC of changes effected by Medicare in approving reimbursement claims relating to the administration of intradialytic parenteral nutrition (IDPN) therapy; or
(c) the adoption of pending Medicare proposals to change IDPN coverage prospectively.
     See Note 7 to the Consolidated Financial Statements for additional information relating to the above matters.

COCOA AND OTHER BUSINESSES
In the second quarter of 1993, Grace classified as discontinued operations its cocoa business; its battery separators business; certain engineered materials businesses, principally its printing products, material technology and electromagnetic radiation control businesses (collectively, EMS); and other noncore businesses. At that time, a provision of $105.0 million (net of an applicable tax benefit of $22.3 million) was recorded to reflect the losses expected on the divestment of these businesses.
     During the fourth quarter of 1995, Grace revised the divestment plan for its cocoa business. As a result of this revised divestment plan, recent trends and a reassessment of forecasts for all remaining discontinued operations, Grace recorded an additional provision of $151.3 million (net of an applicable tax benefit of $48.7 million) related to its remaining discontinued operations, principally the cocoa business.
     See Note 7 to the Consolidated Financial Statements for additional information relating to the above matters.

FINANCIAL CONDITION

LIQUIDITY AND CAPITAL RESOURCES
During 1995, the net pretax cash provided by Grace's continuing operating activities was $229.7 million, versus $210.9 million in 1994. The increase was primarily due to net cash inflows of $97.0 million in 1995 from settlements with certain insurance carriers for asbestos-related litigation, net of amounts paid for the defense and disposition of asbestos-related litigation (see discussion below), as compared to the net outflow of $60.0 million for asbestos-related litigation in 1994. However, the 1995 increase was offset by an increase in the use of operating working capital. After giving effect to the net pretax cash provided by operating activities of discontinued operations (including an increase in the use of operating working capital by NMC in 1995) and increased payments of income taxes (attributable to taxable income resulting from settlements of asbestos-related litigation, as well as audit adjustments to prior years' Federal income tax returns), the net cash provided by operating activities was $107.0 million in 1995 versus $453.5 million in 1994.
     Investing activities used $801.6 million of cash in 1995, largely reflecting capital expenditures of $537.6 million (more than 75% of which relates to Grace's packaging and catalyst and other silica-based businesses) and the acquisition of dialysis centers and medical products facilities for a total of $37.4 million in the first quarter of 1995. Also, investing activities of discontinued operations for 1995 used $295.2 million, primarily reflecting the classification of the health care segment as a discontinued operation in the second quarter. Management anticipates that the level of capital expenditures in 1996 will approximate that of 1995. In 1995, Grace launched a $350.0 million global capital expansion program in its packaging product line, including $50.0 million to build a plant in Seneca, South Carolina to serve the fresh-cut produce market. In 1996, Grace is also scheduled to open new silica and packaging plants in Kuantan, Malaysia.
     Net cash provided by financing activities in 1995 was $655.7 million, primarily reflecting an increase in total debt from December 31, 1994 and the exercise of employee stock options, offset by the payment of $112.6 million of dividends. Total debt was $1,933.8 million at December 31, 1995, an increase of $404.1 million from December 31, 1994. Grace's total debt as a percentage of total capital (debt ratio) increased from 50.4% at December 31, 1994 to 61.1% at December 31, 1995, primarily due to the reduction in shareholders' equity (due to the charges discussed in the second paragraph of "Review of Operations: Overview" and "Statement of Operations:
Discontinued Operations" above) and the increase in total debt. At December 31, 1995, the net assets of the discontinued health care segment included $226.7 million of debt.
     Grace expects to receive a substantial amount of cash in 1996 from the expected distribution by NMC (as discussed in "Statement of Operations:
Discontinued Operations" above and Note 7 to the Consolidated Financial Statements), the sale of the Grace Dearborn water treatment and process chemicals business (see discussion below), and, to a lesser extent, funds generated by operations. Grace expects to apply a substantial portion of the cash proceeds generated by these transactions to the reduction of borrowings. Any net excess is expected to be applied to the repurchase of shares of the Company's Common Stock and selected strategic acquisitions that complement existing businesses.
     In the third quarter of 1995, Grace announced that its Board of Directors had authorized management to pursue options to maximize the value of its Grace Dearborn water treatment and process chemicals business. In March 1996, Grace announced that it had entered into a definitive agreement to sell Grace Dearborn to Betz Laboratories, Inc. for $632.0 million. The transaction is expected to be completed in the second quarter of 1996.
     In October 1995, in anticipation of the then pending spin-off of NMC, the Company's Board of Directors declared a quarterly cash dividend of 12.5 cents per share on the Company's Common Stock, a reduction from the previous quarterly cash dividend of 35 cents per share. At that time, the Board also approved a policy of paying dividends at a rate of 20% - 30% of the prior year's net earnings and authorized the repurchase of up to 10 million shares of the Company's Common Stock. In February 1996, after entering into the definitive agreement to combine NMC with FWD, the Board increased the number of shares that may be repurchased to 20% of the Company's outstanding Common Stock (see "Statement of Operations: Discontinued Operations" above and Note 7 to the Consolidated Financial Statements).

ASBESTOS-RELATED MATTERS
As reported in Note 2 to the Consolidated Financial Statements, Grace is a defendant in lawsuits relating to previously sold asbestos-containing products and is involved in related litigation with certain of its insurance carriers. In 1995, Grace received $97.0 million under settlements with certain insurance carriers, net of amounts paid for the defense and disposition of asbestos-related property damage and personal injury litigation. During the fourth quarter of 1995, Grace recorded a noncash pretax charge of $275.0 million ($178.7 million after-tax), primarily to reflect the estimated costs of defending against and disposing of personal injury lawsuits and claims expected to be filed through 1998. The balance sheet at December 31, 1995 includes a receivable due from insurance carriers, a portion of which is subject to litigation, of $321.2 million. Grace has also recorded notes receivable of $130.0 million ($118.4 million after discounts) for amounts to be received in 1996 to 1999 pursuant to settlement agreements previously entered into with certain insurance carriers.

     Although the amounts to be paid in 1996 in respect of asbestos-related lawsuits and claims cannot be precisely estimated, Grace expects that it will be required to expend approximately $40.0 million (pretax) in 1996 to defend against and dispose of such lawsuits and claims (after giving effect to payments to be received from certain insurance carriers, as discussed above and in Note 2 to the Consolidated Financial Statements). As indicated therein, the amounts reflected in the Consolidated Financial Statements with respect to the probable cost of defending against and disposing of asbestos-related lawsuits and claims and probable recoveries from insurance carriers represent estimates; neither the outcomes of such lawsuits and claims nor the outcomes of Grace's continuing litigations with certain of its insurance carriers can be predicted with certainty.

ENVIRONMENTAL MATTERS
Grace incurs costs to comply with environmental laws and regulations and to fulfill its commitment to industry initiatives and Grace standards. Worldwide expenses of continuing operations related to the operation and maintenance of environmental facilities and the disposal of hazardous and nonhazardous wastes totalled $43.5 million, $35.7 million and $40.7 million in 1995, 1994 and 1993, respectively. Such costs are estimated to be approximately $45.0 million and $47.0 million in 1996 and 1997, respectively. In addition, worldwide capital expenditures for continuing operations relating to environmental protection totalled $14.9 million in 1995, compared to $21.5 million and $19.3 million in 1994 and 1993, respectively. Capital expenditures to comply with environmental initiatives in future years are estimated to be $20.0 million and $17.0 million in 1996 and 1997, respectively. Grace has also incurred costs to remediate environmentally impaired sites. These costs were $31.3 million, $30.8 million and $44.4 million in 1995, 1994 and 1993, respectively. These amounts have been charged against previously established reserves. Future cash outlays for remediation costs are expected to total $30.0 million in 1996 and $20.0 million in 1997. Expenditures have been funded from internal sources of cash and are not expected to have a significant effect on liquidity.
     Grace accrues for anticipated costs associated with investigatory and remediation efforts relating to the environment in accordance with Statement of Financial Accounting Standards No. 5, "Accounting for Contingencies," which requires estimating the probability and amount of future costs. At December 31, 1995, Grace's liability for environmental investigatory and remediation costs related to continuing and discontinued operations totalled approximately $280.3 million, which amount does not take into account any discounting for future expenditures or possible future insurance recoveries. The measurement of the liability is evaluated quarterly based on currently available information. In 1995 and 1994, periodic provisions were recorded for environmental and plant closure expenses, which include the costs of future environmental investigatory and remediation activities.
Additionally, in the fourth quarter of 1995 and first quarter of 1994, Grace recorded pretax provisions of $77.0 million and $40.0 million ($50.0 million and $26.0 million after-tax), respectively, principally to provide for future costs related to remediation activities required at former manufacturing sites.

                                                                   SCHEDULE VIII

                       W. R. GRACE & CO. AND SUBSIDIARIES
                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                                 (in millions)

                                                         For the Year 1995
                                                                                             Additions (deductions)
                                                                                             ---------------------
                                                                                        Charged
                                                                         Balance at   (credited) to                    Balance
                                                                          beginning     costs and         Other,        at end
                Description                                               of period     expenses          net**        of period
                -----------                                               ---------    ----------      -----------     ----------
Valuation and qualifying accounts deducted from assets:
        Allowances for notes and accounts receivable.................  $       95.2    $    131.2      $    (213.5)    $      12.9
                                                                       ------------    ----------      -----------     -----------

        Allowances for long-term receivables.........................  $       20.6    $      3.7      $        .4     $      24.7
                                                                       ------------    ----------      -----------     -----------
        Securities of divested businesses............................  $        4.9    $        -      $      (1.4)    $       3.5
                                                                       ------------    ----------      -----------     -----------
        Valuation allowance for deferred tax assets..................  $      137.0    $    (32.0)     $      (7.3)    $      97.7
                                                                       ------------    ----------      -----------     -----------
Reserves:
        Foreign employee benefit obligations* .......................  $       82.5    $     10.6      $       2.2     $      95.3
                                                                       ------------    ----------      -----------     -----------
        Discontinued operations......................................  $      239.3    $    127.4      $         -     $     366.7
                                                                       ------------    ----------      -----------     -----------

                                                         For the Year 1994

                                                                                             Additions (deductions)
                                                                                             ---------------------
                                                                                        Charged
                                                                         Balance at   (credited) to                    Balance
                                                                          beginning     costs and         Other,        at end
                Description                                               of period     expenses          net**        of period
                -----------                                               ---------    ----------      -----------     ----------
Valuation and qualifying accounts deducted from assets:
        Allowances for notes and accounts receivable.................  $       50.3    $   102.2       $   (57.3)      $      95.2
                                                                       ------------    ---------       ---------       -----------
        Allowances for long-term receivables.........................  $       13.4    $     6.9       $      .3       $      20.6
                                                                       ------------    ---------       ---------       -----------
        Securities of divested businesses............................  $      161.2    $       -       $  (156.3)      $       4.9
                                                                       ------------    ---------       ---------       -----------
        Valuation allowance for deferred tax assets..................  $      129.7    $       -       $     7.3       $     137.0
                                                                       ------------    ---------       ---------       -----------
Reserves:
        Foreign employee benefit obligations* .......................  $       64.4    $    11.6       $     6.5       $      82.5
                                                                       ------------    ---------       ---------       -----------
        Discontinued operations .....................................  $      132.1    $   107.2       $       -       $     239.3
                                                                       ------------    ---------       ---------       -----------
                                                         For the Year 1993
                                                                                             Additions (deductions)
                                                                                             ---------------------
                                                                                        Charged
                                                                         Balance at   (credited) to                    Balance
                                                                          beginning     costs and         Other,        at end
                Description                                               of period     expenses          net**        of period
                -----------                                               ---------    ----------      -----------     ----------
Valuation and qualifying accounts deducted from assets:
        Allowances for notes and accounts receivable.................  $       39.3    $    67.4       $   (56.4)      $      50.3
                                                                       ------------    ---------       ---------       -----------
        Allowances for long-term receivables.........................  $        8.4    $     5.3       $     (.3)      $      13.4
                                                                       ------------    ---------       ---------       -----------
        Securities of divested businesses............................  $      152.9    $     8.3       $       -       $     161.2
                                                                       ------------    ---------       ---------       -----------
        Valuation allowance for deferred tax assets..................  $      143.1    $       -       $   (13.4)      $     129.7
                                                                       ------------    ---------       ---------       -----------
Reserves:
        Foreign employee benefit obligations* .......................  $       83.4    $    12.2       $   (31.2)      $      64.4
                                                                       ------------    ---------       ---------       -----------
        Discontinued operations .....................................  $      144.7    $   (12.6)      $       -       $     132.1
                                                                       ------------    ---------       ---------       -----------

* Represents legally mandated employee benefit obligations, primarily pension benefits, relating to Grace's operations in Europe.
** Consists of additions and deductions applicable to businesses acquired, disposals of businesses, bad debt write-offs, foreign currency translation, reclassifications (including the deconsolidation of amounts relating to discontinued operations) and miscellaneous other adjustments.

                                                                      Exhibit 11

                       W. R. GRACE & CO. AND SUBSIDIARIES
 WEIGHTED AVERAGE NUMBER OF SHARES AND EARNINGS USED IN PER SHARE COMPUTATIONS


The weighted average number of shares of Common Stock outstanding were as follows:

                                                                          (in thousands)
                                                                -----------------------------------
                                                                  1995         1994          1993
                                                                --------    -----------    --------
Weighted average number of shares of Common
         Stock outstanding . . . . . . . . . . . . . . . . .     95,822         93,936        91,461

Conversion of convertible debt obligations . . . . . . . . .          -              -            46

Additional dilutive effect of outstanding options
         (as determined by the application of the treasury
         stock method)   . . . . . . . . . . . . . . . . . .      2,189            659           680
                                                                 ------         ------        ------

Weighted average number of shares of Common
         Stock outstanding assuming full dilution  . . . . .     98,011         94,595        92,187
                                                                 ======         ======        ======


(Loss)/income used in the computation of (loss)/earnings per share were as follows:


                                                                                            (in millions, except per share)
                                                                                        ----------------------------------------
                                                                                          1995            1994            1993
                                                                                        ---------      -----------     ---------
Net (loss)/income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          $  (325.9)     $      83.3     $    26.0

Dividends paid on preferred stocks . . . . . . . . . . . . . . . . . . . . . .                (.5)             (.5)          (.5)
                                                                                        ---------      -----------     ---------
(Loss)/income used in per share computation of earnings and in
        per share computation of earnings assuming full dilution   . . . . . .          $  (326.4)     $      82.8     $    25.5
                                                                                        =========      ===========     =========

(Loss)/earnings per share    . . . . . . . . . . . . . . . . . . . . . . . . .          $   (3.40)     $       .88     $     .28

(Loss)/earnings per share assuming full dilution . . . . . . . . . . . . . . .          $   (3.33)     $       .88     $     .28

                                                                     EXHIBIT 12

                      W.R. GRACE & CO. AND SUBSIDIARIES
            COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
             COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                         (in millions, except ratios)
                                 (Unaudited)


                                                                         Years Ended December 31, (b)
                                                        -----------------------------------------------------------------
                                                        1995(c)       1994(d)         1993(e)       1992(f)        1991
                                                        -------       -------         -------       -------       -------

Net (loss)/income from continuing operations..........  $ (196.6)      $ (41.4)        $  19.1       $   1.4       $ 157.4
     Add (deduct):
    (Benefit from)/provision for income taxes .......    (115.8)        (46.6)           10.1          79.9          99.1

     Income taxes of 50%-owned companies ............         -             -              .1           2.1           1.5

     Minority interest in income of
       majority-owned subsidiaries...................         -             -               -             -             -

     Equity in unremitted losses/(earnings)
       of less than 50%-owned companies..............        .8           (.6)            (.5)         (2.0)          (.9)

     Interest expense and related financing costs,
       including amortization of capitalized interest     179.8         138.5           122.7         162.7         209.6

     Estimated amount of rental expense
       deemed to represent the interest factor.......       8.5          10.1            11.3          14.0          12.7
                                                         ------       -------         -------       -------       -------
(Loss)/income as adjusted............................  $ (123.3)      $  60.0         $ 162.8       $ 258.1       $ 479.4
                                                       =========      ========        =======       =======       =======


Combined fixed charges and preferred stock dividends:
     Interest expense and related financing costs,
       including capitalized interest................  $  195.5       $ 143.2         $ 122.8       $ 176.3      $ 224.5

     Estimated amount of rental expense
        deemed to represent the interest factor......       9.1          10.1            11.3          14.0         12.7
                                                       --------       -------         -------       -------      -------

Fixed charges........................................     204.6         153.3           134.1         190.3        237.2

Preferred stock dividend requirements(a).............        .5            .5              .8            .8           .9
                                                       --------       -------         -------       -------      -------
Combined fixed charges and preferred
     stock dividends.................................  $  205.1       $ 153.8        $  134.9       $ 191.1      $ 238.1
                                                       ========       =======        ========       =======      =======

Ratio of earnings to fixed charges...................          (g)            (g)        1.21          1.36         2.02
                                                       ========       =======        ========       =======      =======

Ratio of earnings to combined fixed charges and
     preferred stock dividends.......................          (g)            (g)        1.21          1.35         2.01
                                                       ========       =======        ========       =======      =======

        (a) For each period with an income tax provision, the preferred stock dividend requirements are increased to an amount representing the pretax earnings required to cover such requirements based on Grace's effective tax rate.
        (b) Certain amounts have been restated to conform to the 1995 presentation.
        (c) Includes pretax provisions of $275.0 for asbestos-related liabilities and insurance coverage; $220.0 relating to restructuring costs, asset impairments and other activities;
             $77.0 for environmental liabilities at former manufacturing sites; and $30.0 for corporate governance activities.
        (d) Includes a pretax provision of $316.0 relating to asbestos-related liabilities and insurance coverage.
        (e) Includes a pretax provision of $159.0 relating to asbestos-related liabilities and insurance coverage.
        (f) Includes a pretax provision of $140.0 relating to a fumed silica plant in Belgium.
        (g) As a result of the losses incurred for the years ended December 31, 1995 and 1994, Grace was unable to fully cover the indicated fixed charges.

                         PART I.  FINANCIAL INFORMATION                 ANNEX G

Item 1.      FINANCIAL STATEMENTS

      W. R. Grace & Co. and Subsidiaries                                                             Three Months Ended
      Consolidated  Statement of Operations (Unaudited)                                                   March 31,
      -------------------------------------------------------------------------------------        ----------------------
      Dollars in millions, except per share                                                           1996        1995
      -------------------------------------------------------------------------------------        ----------  ----------
      Sales and revenues  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          $886.0      $853.4
      Other income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             3.8         4.3
                                                                                                     ------      ------
         Total  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           889.8       857.7
                                                                                                     ------      ------

      Cost of goods sold and operating expenses   . . . . . . . . . . . . . . . . . . . . .           531.8       500.9
      Selling, general and administrative expenses  . . . . . . . . . . . . . . . . . . . .           199.3       230.8
      Depreciation and amortization   . . . . . . . . . . . . . . . . . . . . . . . . . . .            45.5        38.2
      Interest expense and related financing costs  . . . . . . . . . . . . . . . . . . . .            18.4        15.8
      Research and development expenses   . . . . . . . . . . . . . . . . . . . . . . . . .            28.8        30.5
      Corporate expenses previously allocated to health care operations   . . . . . . . . .               -        10.1
                                                                                                     ------      ------

         Total  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           823.8       826.3
                                                                                                     ------      ------

      Income from continuing operations before income taxes   . . . . . . . . . . . . . . .            66.0        31.4
      Provision for income taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            24.4         8.5
                                                                                                     ------      ------

      Income from continuing operations   . . . . . . . . . . . . . . . . . . . . . . . . .            41.6        22.9
      Income from discontinued operations   . . . . . . . . . . . . . . . . . . . . . . . .            22.0        24.6
                                                                                                     ------      ------

      Net income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          $ 63.6      $ 47.5
                                                                                                     ======      ======
      -----------------------------------------------------------------------------------------------------------------

      Earnings per share:
         Continuing Operations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          $  .42      $  .24
         Net income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          $  .65      $  .50

      Fully diluted earnings per share:
         Continuing Operations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          $  .41      $  .24
         Net income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          $  .63      $  .49

      Dividends declared per common share   . . . . . . . . . . . . . . . . . . . . . . . .          $ .125      $  .35
      -----------------------------------------------------------------------------------------------------------------



                The Notes to Consolidated Financial Statements
                   are integral parts of these statements.

W. R. Grace & Co. and Subsidiaries                                                                     Three Months Ended
Consolidated Statement of Cash Flows (Unaudited)                                                            March 31,
- ----------------------------------------------------------------------------------------------      -------------------------
Dollars in millions                                                                                    1996           1995
- ----------------------------------------------------------------------------------------------      ----------     ----------
OPERATING ACTIVITIES
    Income from continuing operations before income taxes   . . . . . . . . . . . . . . . . . .        $   66.0    $   31.4
    Reconciliation to cash used for operating activities:
           Depreciation and amortization  . . . . . . . . . . . . . . . . . . . . . . . . . . .            45.5        38.2
           Changes in assets and liabilities, excluding effect of businesses acquired/divested and foreign exchange:
               Increase in notes and accounts receivable, net . . . . . . . . . . . . . . . . .           (34.4)        (.1)
               Decrease/(increase) in inventories . . . . . . . . . . . . . . . . . . . . . . .             9.0       (41.6)
               Proceeds from asbestos-related insurance settlements . . . . . . . . . . . . . .            23.7       100.0
               Payments made for asbestos-related litigation settlements
                  and defense costs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           (31.2)      (30.9)
               Decrease in accounts payable . . . . . . . . . . . . . . . . . . . . . . . . . .           (11.5)      (70.4)
               Other  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          (114.8)      (95.1)
                                                                                                       --------     -------
    Net pretax cash used for operating activities of continuing operations  . . . . . . . . . .           (47.7)      (68.5)
    Net pretax cash (used for)/provided by operating activities
           of discontinued operations . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           (32.1)       65.6
                                                                                                       --------     -------
    Net pretax cash used for operating activities   . . . . . . . . . . . . . . . . . . . . . .           (79.8)       (2.9)
    Income taxes paid   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           (11.5)      (59.6)
                                                                                                       --------     -------
    Net cash used for operating activities  . . . . . . . . . . . . . . . . . . . . . . . . . .           (91.3)      (62.5)
                                                                                                       --------     -------

INVESTING ACTIVITIES
    Capital expenditures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          (112.5)     (110.4)
    Businesses acquired in purchase transactions, net of
           cash acquired and debt assumed . . . . . . . . . . . . . . . . . . . . . . . . . . .               -       (31.3)
    Increase in net assets of discontinued operations   . . . . . . . . . . . . . . . . . . . .           (33.8)       (3.3)
    Net proceeds from divestments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            10.9         7.1
    Other   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            (4.4)         .7
                                                                                                       --------     -------
    Net cash used for investing activities  . . . . . . . . . . . . . . . . . . . . . . . . . .          (139.8)     (137.2)
                                                                                                       --------     -------

FINANCING ACTIVITIES
    Dividends paid  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           (12.4)      (33.1)
    Repayments of borrowings having original maturities in excess of three months   . . . . . .           (33.8)      (10.5)
    Increase in borrowings having original maturities in excess of three months   . . . . . . .               -         9.3
    Net increase in borrowings having original maturities of less than three months   . . . . .            264.9      209.6
    Stock options exercised   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             44.8       16.1
    Decrease in net financing activities of discontinued operations   . . . . . . . . . . . . .            (16.2)         -
    Other   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              (.5)     (12.0)
                                                                                                       ---------    -------
    Net cash provided by financing activities   . . . . . . . . . . . . . . . . . . . . . . . .            246.8      179.4
                                                                                                       ---------    -------

Effect of exchange rate changes on cash and cash equivalents  . . . . . . . . . . . . . . . . .               .2        3.2
                                                                                                       ---------    -------
Increase/(decrease) in cash and cash equivalents  . . . . . . . . . . . . . . . . . . . . . . .        $    15.9    $ (17.1)
                                                                                                       =========    =======


                 The Notes to Consolidated Financial Statements
                    are integral parts of these statements.

   W. R. Grace & Co. and Subsidiaries
   Consolidated Balance Sheet (Unaudited)
                                                                                      March 31,           December 31,
   Dollars in millions, except par value                                                1996                 1995
   -------------------------------------------------------------------              ------------          ------------
                              ASSETS
    CURRENT ASSETS
       Cash and cash equivalents  . . . . . . . . . . . . . . . . . . .             $       56.5          $      40.6
       Notes and accounts receivable, net   . . . . . . . . . . . . . .                    666.8                596.8
       Inventories  . . . . . . . . . . . . . . . . . . . . . . . . . .                    481.1                491.9
       Net assets of discontinued operations  . . . . . . . . . . . . .                    314.4                323.7
       Deferred income taxes  . . . . . . . . . . . . . . . . . . . . .                    193.5                206.1
       Other current assets   . . . . . . . . . . . . . . . . . . . . .                     35.6                 22.2
                                                                                    ------------          -----------
          Total Current Assets  . . . . . . . . . . . . . . . . . . . .                  1,747.9              1,681.3

    Properties and equipment, net of accumulated
             depreciation and amortization of $1,446.7
            and $1,418.8, respectively  . . . . . . . . . . . . . . . .                  1,810.0              1,736.1
    Goodwill, less accumulated amortization of $20.9
            and $20.6, respectively   . . . . . . . . . . . . . . . . .                    112.5                111.8
    Net assets of discontinued operations - health care   . . . . . . .                  1,540.5              1,435.3
    Asbestos-related insurance receivable   . . . . . . . . . . . . . .                    281.5                321.2
    Deferred income taxes   . . . . . . . . . . . . . . . . . . . . . .                    381.6                386.6
    Other assets  . . . . . . . . . . . . . . . . . . . . . . . . . . .                    611.5                625.3
                                                                                    ------------          -----------
          TOTAL   . . . . . . . . . . . . . . . . . . . . . . . . . . .             $    6,485.5          $   6,297.6
                                                                                    ============          ===========

           LIABILITIES AND SHAREHOLDERS' EQUITY
    CURRENT LIABILITIES
       Short-term debt  . . . . . . . . . . . . . . . . . . . . . . . .             $      895.2          $     638.3
       Accounts payable   . . . . . . . . . . . . . . . . . . . . . . .                    278.0                339.2
       Income taxes   . . . . . . . . . . . . . . . . . . . . . . . . .                    102.5                103.3
       Other current liabilities  . . . . . . . . . . . . . . . . . . .                    816.5                836.4
       Minority interest  . . . . . . . . . . . . . . . . . . . . . . .                    297.0                297.0
                                                                                    ------------          -----------
          Total Current Liabilities   . . . . . . . . . . . . . . . . .                  2,389.2              2,214.2

    Long-term debt  . . . . . . . . . . . . . . . . . . . . . . . . . .                  1,265.4              1,295.5
    Other liabilities   . . . . . . . . . . . . . . . . . . . . . . . .                    769.9                789.0
    Deferred income taxes   . . . . . . . . . . . . . . . . . . . . . .                     37.7                 44.8
    Noncurrent liability for asbestos-related litigation  . . . . . . .                    692.4                722.3
                                                                                    ------------          -----------
          Total Liabilities   . . . . . . . . . . . . . . . . . . . . .                  5,154.6              5,065.8
                                                                                    ------------          -----------

    COMMITMENTS AND CONTINGENCIES

    SHAREHOLDERS' EQUITY
       Preferred stocks, $100 par value   . . . . . . . . . . . . . . .                      7.4                  7.4
       Common stock, $1 par value   . . . . . . . . . . . . . . . . . .                     98.5                 97.4
       Paid in capital  . . . . . . . . . . . . . . . . . . . . . . . .                    503.1                459.8
       Retained earnings  . . . . . . . . . . . . . . . . . . . . . . .                    760.2                709.0
       Cumulative translation adjustments   . . . . . . . . . . . . . .                    (35.9)               (39.4)
       Treasury stock, 53,000 common shares, at cost  . . . . . . . . .                     (2.4)                (2.4)
                                                                                    ------------          -----------
          Total Shareholders' Equity  . . . . . . . . . . . . . . . . .                  1,330.9              1,231.8
                                                                                    ------------          -----------
          TOTAL   . . . . . . . . . . . . . . . . . . . . . . . . . . .             $    6,485.5          $   6,297.6
                                                                                    ============          ===========

                 The Notes to Consolidated Financial Statements
                    are integral parts of these statements.

                       W. R. Grace & Co. and Subsidiaries
                   Notes to Consolidated Financial Statements
                   ------------------------------------------
                             (Dollars in millions)


(a) The financial statements in this Report are unaudited and should be read in conjunction with the consolidated financial statements in the Company's 1995 Annual Report on Form 10-K. Such interim financial statements reflect all adjustments that, in the opinion of management, are necessary for a fair presentation of the results of the interim periods presented; all such adjustments are of a normal recurring nature. Certain amounts in the prior period's consolidated financial statements have been reclassified to conform to the current basis of presentation.

    The results of operations for the three-month interim period ended
    March 31, 1996 are not necessarily indicative of the results of operations for the fiscal year ending December 31, 1996.

(b) As previously reported, Grace is a defendant in lawsuits relating to previously sold asbestos-containing products and anticipates that it will be named as a defendant in additional asbestos-related lawsuits in the future. Grace was a defendant in approximately 42,900 asbestos-related lawsuits at March 31, 1996 (44 involving claims for property damage and the remainder involving approximately 100,200 claims for personal injury), as compared to approximately 40,800 lawsuits at December 31, 1995 (47 involving claims for property damage and the remainder involving approximately 92,400 claims for personal injury). During the first quarter of 1996, Grace settled one property damage lawsuit for a total of $4.0 and two property damage lawsuits were dismissed; in addition, approximately 200 personal injury claims against Grace were dismissed without payment and $7.1 was recorded to reflect settlements in approximately 2,100 personal injury claims.

    Based upon and subject to the factors discussed in Note 2 to Grace's consolidated financial statements for the year ended December 31, 1995, Grace estimates that its probable liability with respect to the defense and disposition of asbestos property damage and personal injury lawsuits and claims pending at March 31, 1996 and December 31, 1995, and personal injury lawsuits and claims expected to be filed through 1998, is as follows:

                                                                                               March 31,     December 31,
                                                                                                 1996            1995
    ----------------------------------------------------------------------------------------------------------------------------
    Current liability for asbestos-related litigation (1)  . . . . . . . . . . . . . . .        $100.0          $100.0
    Noncurrent liability for asbestos-related litigation . . . . . . . . . . . . . . . .         692.4 (2)       722.3
                                                                                                ------          ------
    Total asbestos-related liability . . . . . . . . . . . . . . . . . . . . . . . . . .        $792.4          $822.3
                                                                                                ======          ======
    ----------------------------------------------------------------------------------------------------------------------------


    (1) Included in "Other current liabilities" in the Consolidated Balance
        Sheet.
    (2) The decrease from December 31, 1995 reflects payments made by Grace for settlements and defense costs in connection with asbestos-related lawsuits and claims during the first quarter of 1996.

                       W. R. Grace & Co. and Subsidiaries
                   Notes to Consolidated Financial Statements
                   ------------------------------------------
                             (Dollars in millions)


    The following table shows Grace's total estimated insurance recoveries in reimbursement for past and estimated future payments to defend against and dispose of asbestos-related lawsuits and claims:

                                                                                                          March 31,    December 31,
                                                                                                            1996           1995
    -------------------------------------------------------------------------------------------------------------------------------
    Notes receivable from insurance carriers - current, net of discounts of $5.7 (1995 - $4.3) (1) . . . .  $ 99.3       $  62.0
    Notes receivable from insurance carriers - noncurrent, net of discounts of $4.8 (1995 - $7.3) (2). . .    37.5          56.4
    Asbestos-related insurance receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   281.5 (3)     321.2
                                                                                                            ------       -------
    Total amounts due from insurance carriers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $418.3       $ 439.6
                                                                                                            ======       =======
    -------------------------------------------------------------------------------------------------------------------------------

    (1) Included in "Notes and accounts receivable, net" in the Consolidated Balance Sheet.
    (2) Included in "Other assets" in the Consolidated Balance Sheet.
    (3) The decrease from December 31, 1995 reflects the receipt of net insurance proceeds of $12.6 and the reclassification of $27.1 from "Asbestos-related insurance receivable" to "Notes receivable from insurance carriers - current and noncurrent" as the result of a first quarter 1996 settlement of a dispute with an insurance carrier.


        At March 31, 1996, settlements with certain insurance carriers provided for the future receipt by Grace of $147.3, which Grace has recorded as notes receivable (both current and noncurrent) of $136.8, net of discounts. In the first quarter of 1996, Grace received net proceeds of $23.7 pursuant to settlements with insurance carriers in reimbursement for monies previously expended by Grace in connection with asbestos-related lawsuits and claims; of this amount, $9.7 was received pursuant to settlements entered into in 1995, which had previously been classified as notes receivable. Pursuant to settlements with two groups of carriers in 1995, Grace will continue to receive payments based on future cash outflows for asbestos-related lawsuits and claims; such payments are estimated to represent approximately $223.3 of the asbestos-related receivable of $281.5 at March 31, 1996.

        Grace continues to seek to recover from its excess insurers the balance of the payments it has made with respect to asbestos-related lawsuits and claims. As part of this effort, Grace continues to be involved in litigation with certain of its excess insurance carriers (having previously settled with its primary and certain of its excess carriers). However, in Grace's opinion, it is probable that recoveries from its insurance carriers (including amounts reflected in the receivable discussed above), along with other funds, will be available to satisfy the personal injury and property damage lawsuits and claims pending at March 31, 1996, as well as personal injury lawsuits and claims expected to be filed through 1998. Consequently, Grace believes that the resolution of its asbestos-related litigation will not have a material adverse effect on its consolidated results of operations or financial position.

        For additional information, see Note 2 to the consolidated financial statements in the Company's 1995 Annual Report on Form 10-K.

                       W. R. Grace & Co. and Subsidiaries
                   Notes to Consolidated Financial Statements
                   ------------------------------------------
                             (Dollars in millions)


(c) As previously reported, in February 1996 Grace and Fresenius AG (Fresenius) entered into a definitive agreement to combine National Medical Care, Inc. (NMC), Grace's principal health care subsidiary, with Fresenius' worldwide dialysis business (FWD) to create Fresenius Medical Care AG (FMC). The combination would follow the borrowing and/or assumption of debt aggregating approximately $2.3 billion by NMC, a tax-free distribution of the net cash proceeds by NMC to Grace, and a tax-free distribution by the Company, with respect to each share of its Common Stock, of one share of a newly formed corporation holding all of Grace's businesses (principally its packaging and specialty chemicals businesses) other than NMC. As a result of these transactions, the holders of the Company's Common Stock would own 100% of the packaging and specialty chemicals company and would be allocated an aggregate of approximately 44.8% of FMC's ordinary shares, and Fresenius and other shareholders would be allocated 55.2% of such shares. The holders of the Company's Common Stock would also own preferred stock, the value of which would be linked to the performance of FMC. It is expected that the various transactions will be completed by the third quarter of 1996. See Note 7 to the consolidated financial statements in the Company's 1995 Annual Report on Form 10-K for additional information.

         Grace classified its health care business as a discontinued operation in the second quarter of 1995. Summary results of operations for the health care business are as follows:

                                                                                        Three Months Ended
                                                                                             March 31,
                                                                                   -------------------------
                                                                                    1996              1995
                                                                                   -------          --------
         Sales and revenues                                                         $539.7          $ 491.8
                                                                                    ======          =======

         Income from discontinued operations - health care                          $ 38.2          $  44.0
             before income taxes
         Provision for income taxes                                                   16.2             19.4
                                                                                    ------          -------
         Income from discontinued operations - health care                          $ 22.0          $  24.6
                                                                                    ======          =======

         The operating results of Grace's cocoa business and other discontinued operations have been charged against previously established reserves and are therefore not reflected in the above results.

         The net operating income of the health care business reflects an allocation of Grace's interest expense ($26.8 and $20.1 for the first quarters of 1996 and 1995, respectively) based on a ratio of the net assets of the health care business as compared to Grace's total capital. Taxes have been allocated to the health care business as if it were a stand-alone taxpayer; however, these allocations are not necessarily indicative of the taxes attributable to the health care business in the future. For the 1995 period, net operating income of the health care business also reflects an allocation of Grace's health care-related research expenses (Grace management initiated the phase-out of certain of its health care research programs in the third quarter of 1995).

                       W. R. Grace & Co. and Subsidiaries
                   Notes to Consolidated Financial Statements
                   ------------------------------------------
                             (Dollars in millions)


         Minority interest consists of a limited partnership interest in Grace Cocoa Associates, L.P. (LP). LP's assets consist of Grace Cocoa's worldwide cocoa and chocolate business, long-term notes and demand loans due from various Grace entities and guaranteed by the Company and its principal operating subsidiary, and cash. LP is a separate and distinct legal entity from each of the Grace entities and has separate assets, liabilities, business functions and operations. For financial reporting purposes, the assets, liabilities, results of operations and cash flows of LP are included in Grace's consolidated financial statements as components of discontinued operations and the outside investors' interest in LP is reflected as a minority interest. The intercompany notes held by LP are eliminated in preparing the consolidated financial statements and, therefore, have not been classified as pertaining to discontinued operations.

         The net assets, excluding intercompany assets, of Grace's cocoa business and other discontinued operations (classified as current assets) and Grace's health care business (classified as noncurrent assets) included in the consolidated balance sheet at March 31, 1996, are as follows:

                                                                                Sub-        Health
                                                        Cocoa       Other      Total        Care       Total
                                                        -------     -----     ---------     -------    ------
         Current assets                                 $327.5      $  10.3    $337.8       $  667.2    $1,005.0
         Properties and equipment, net                   187.0         21.1     208.1          412.3       620.4
         Investments in and advances to
              affiliated companies                           -         30.6      30.6              -        30.6
         Other assets                                     61.7         10.5      72.2        1,002.0     1,074.2
                                                        ------      -------    ------       --------    --------
               Total assets                             $576.2      $  72.5    $648.7       $2,081.5    $2,730.2
                                                        ------      -------    ------       --------    --------

         Current liabilities                            $234.6      $  10.9    $245.5       $  454.2    $  699.7
         Other liabilities                                84.3          4.5      88.8           86.8       175.6
                                                        ------      -------    ------       --------    --------
               Total liabilities                        $318.9      $  15.4    $334.3       $  541.0    $  875.3
                                                        ------      -------    ------       --------    --------
               Net assets                               $257.3      $  57.1    $314.4       $1,540.5    $1,854.9
                                                        ======      =======    ======       ========    ========

         (d)   Inventories consist of:

                                                                        March 31,                 December  31,
                                                                          1996                        1995
                                                                    ----------------            ----------------
         Raw and packaging materials                                     $ 137.4                     $137.1
         In process                                                         89.0                       78.0
         Finished products                                                 304.2                      325.2
                                                                         -------                     ------
                                                                         $ 530.6                     $540.3
         Less:  Adjustment of certain inventories
            to a last-in/first-out (LIFO) basis                            (49.5)                     (48.4)
                                                                         -------                     ------
               Total Inventories                                         $ 481.1                     $491.9
                                                                         =======                     ======

  (e) Earnings per share are calculated on the basis of the following weighted average number of common shares outstanding:

                          Three Months Ended March 31:
                               1996 - 97,888,000
                               1995 - 94,137,000

]                                                                  EXHIBIT 11

                       W. R. GRACE & CO. AND SUBSIDIARIES
 WEIGHTED AVERAGE NUMBER OF SHARES AND EARNINGS USED IN PER SHARE COMPUTATIONS
                                  (Unaudited)


The weighted average number of shares of Common Stock outstanding were as follows (in thousands):

                                                                                                   3 Mos. Ended
                                                                                                   ------------
                                                                                               3/31/96        3/31/95
                                                                                               -------        -------
Weighted average number of shares of Common
     Stock outstanding  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            97,888          94,137

Additional dilutive effect of outstanding options
     (as determined by the application of the treasury
     stock method)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             2,166           2,018
                                                                                              -------          ------

Weighted average number of shares of Common
     Stock outstanding assuming full dilution   . . . . . . . . . . . . . . . . . .           100,054          96,155
                                                                                              =======          ======


Income used in the computation of earnings per share were as follows (in millions, except per share):

                                                                                                   3 Mos. Ended
                                                                                               ----------------------
                                                                                               3/31/96        3/31/95
                                                                                               -------        -------
Net income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             $63.6          $47.5

Dividends paid on preferred stocks  . . . . . . . . . . . . . . . . . . . . . . . .               (.1)           (.1)
                                                                                                -----          -----

Income used in per share computation of earnings and in per
     share computation of earnings assuming full dilution   . . . . . . . . . . . .             $63.5          $47.4
                                                                                                =====          =====

Earnings per share  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             $ .65          $ .50

Earnings per share assuming full dilution . . . . . . . . . . . . . . . . . . . . .             $ .63          $ .49


                                                         EXHIBIT 12

                       W. R. GRACE & CO. AND SUBSIDIARIES
             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                          (in millions except ratios)
                                  (Unaudited)

                                                                                                           Three Months Ended
                                                                   Years Ended December 31,                       March 31,
                                                    --------------------------------------------------     -----------------------
                                                     1995 (b)   1994 (c)    1993 (d)   1992 (e)   1991        1996       1995 (f)
                                                    ---------  ---------    --------  ---------- ------    ---------     --------
Net (loss)/income from continuing operations......  $(196.6)   $ (41.4)    $  19.1    $   1.4   $157.4      $  41.6       $22.9
   Add/(deduct):
   (Benefit from)/provision for income taxes......   (115.8)     (46.6)       10.1       79.9     99.1         24.4         8.5

   Income taxes of 50%-owned companies............        -          -          .1        2.1      1.5            -           -

   Equity in unremitted losses/(earnings)
     of less than 50%-owned companies.............       .8        (.6)        (.5)      (2.0)     (.9)          .2           -

   Interest expense and related financing costs,
     incl. amortization of capitalized interest       179.8      138.5       122.7      162.7    209.6         47.6        40.1


   Estimated amount of rental expense
     deemed to represent the interest factor......      8.5       10.1        11.3       14.0     12.7          2.8         2.5
                                                    -------    -------     -------    -------   ------      -------       -----

(Loss)/Income as adjusted.........................  $(123.3)   $  60.0     $ 162.8    $ 258.1   $479.4      $ 116.6       $74.0
                                                    =======    =======     =======    =======   ======      =======       =====

Combined fixed charges and pref. stock dividends:
   Interest expense and related financing costs,
     including capitalized interest...............  $ 195.5    $ 143.2     $ 122.8    $ 176.3   $224.5      $  53.1       $43.0

   Estimated amount of rental expense
     deemed to represent the interest factor .....      8.5       10.1        11.3       14.0     12.7         2.8         2.5
                                                    -------    -------     -------    -------   ------      -------       -----

Fixed charges ....................................    204.0      153.3       134.1      190.3    237.2         55.9        45.5

Preferred stock dividend requirements (a).........       .5         .5          .8         .8       .9           .2          .2
                                                    -------    -------     -------    -------   ------      -------       -----
Combined fixed charges and preferred
   stock dividends  ..............................  $ 204.5    $ 153.8     $ 134.9    $ 191.1   $238.1      $  56.1       $45.7
                                                    =======    =======     =======    =======   ======      =======       =====
Ratio of earnings to fixed charges  ..............    (g)        (g)          1.21       1.36     2.02         2.09        1.63
                                                    =======    =======     =======    =======   ======      =======       =====
Ratio of earnings to combined fixed charges
   and preferred stock dividends .................    (g)        (g)          1.21       1.35     2.01         2.08        1.62
                                                    =======    =======     =======    =======   ======      =======       =====

     (a) For each period with an income tax provision, the preferred stock dividend requirements are increased to include the pretax earnings required to cover such requirements based on Grace's effective tax rate for that period.
     (b) Includes pretax provisions of $275.0 for asbestos-related liabilities and insurance coverage; $220.0 relating to restructuring costs, asset impairments and other activities; $77.0 for environmental liabilities at former manufacturing sites; and $30.0 for corporate governance activities.
     (c) Includes a pretax provision of $316.0 relating to asbestos-related liabilities and insurance coverage.
     (d) Includes a pretax provision of $159.0 relating to asbestos-related liabilities and insurance coverage.
     (e) Includes a pretax provision of $140.0 relating to a fumed silica plant in Belgium.
     (f) Includes a pretax provision of $20.0 for corporate governance activities.
     (g) As a result of the losses incurred for the years ended December 31, 1995 and 1994, Grace was unable to fully cover the indicated fixed charges.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following are the estimated expenses of the issuance and distribution of the securities being registered.

        Registration fee.................................................  $1,000,000
        NYSE listing fee.................................................       5,000
        Blue Sky fees and expenses.......................................      25,000
        Printing and engraving expenses..................................     600,000
        Legal fees and expenses..........................................     500,000
        Accounting fees and expenses.....................................     150,000
        Miscellaneous....................................................      50,000
                                                                           ----------
                  Total..................................................  $2,330,000
                                                                            =========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

LIMITATION OF LIABILITY OF DIRECTORS

     The New Grace Certificate provides that a director will not be personally liable for monetary damages to New Grace or its shareholders for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to New Grace or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying a dividend or approving a stock repurchase in violation of Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

     While the New Grace Certificate provides directors with protection against awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, the New Grace Certificate will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions of the New Grace Certificate described above apply to an officer of New Grace only if he or she is a director of New Grace and is acting in his or her capacity as director, and do not apply to officers of New Grace who are not directors.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The New Grace Certificate provides that each individual who is or was or has agreed to become a director or officer of New Grace, or each such person who is or was serving or who has agreed to serve at the request of the New Grace Board as an employee or agent of New Grace or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (also including the heirs, executors, administrators or estate of such person), will be indemnified by New Grace, in accordance with the New Grace By-laws, to the fullest extent permitted by the DGCL, as the same exists or may in the future be amended (but, in the case of any such amendment, only to the extent that such amendment permits New Grace to provide broader indemnification rights than said law permitted prior to such amendment). The New Grace Certificate also specifically authorizes New Grace to enter into agreements with any person providing for indemnification greater than or different from that provided by the New Grace Certificate.

     The New Grace By-laws provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director, officer or employee of New Grace or is or was serving at the request of New Grace as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is an alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will be indemnified and held harmless by New Grace to the fullest extent authorized by the DGCL as the same exists or may in the future be amended (but, in the case of any such amendment, only to the extent that such amendment permits New Grace to provide broader indemnification rights than said law permitted prior to such amendment), against all expense, liability and loss (including, without limitation, attorneys' fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification will continue as to a person who has ceased to be a director, officer, employee or agent and will inure to the benefit of his or her heirs, executors and administrators; however, except as described in the next paragraph with respect to Proceedings seeking to enforce rights to indemnification, New Grace will indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the New Grace Board.

     Pursuant to the New Grace By-laws, if a claim for indemnification as described in the preceding paragraph is not paid in full by New Grace within 30 days after a written claim has been received by New Grace, the claimant may, at any time thereafter, bring suit against New Grace to recover the unpaid amount of the claim and, if successful, in whole or in part, the claimant will be entitled to be paid also the expense of prosecuting such claim. The New Grace By-laws provide that it will be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to New Grace, as discussed below) that the claimant has not met the standards of conduct which make it permissible under the DGCL for New Grace to indemnify the claimant for the amount claimed, but the burden of proving such defense will be on New Grace. Neither the failure of New Grace (including the New Grace Board, independent legal counsel or shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by New Grace (including the New Grace Board, independent legal counsel or shareholders) that the claimant has not met such applicable standard of conduct, will be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

     The New Grace By-laws provide that the right conferred in the New Grace By-laws to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition will not be exclusive of any other right which any person may have or may in the future acquire under any statute, provision of the New Grace Certificate or the New Grace By-laws, agreement, vote of shareholders or disinterested directors or otherwise. The New Grace By-laws permit New Grace to maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of New Grace or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not New Grace would have the power to indemnify such person against such expense, liability or loss under the DGCL. New Grace intends to obtain directors and officers liability insurance providing coverage to its directors and officers. In addition, the New Grace By-laws authorize New Grace, to the extent authorized from time to time by the New Grace Board, to grant rights to indemnification, and rights to be paid by New Grace the expenses incurred in defending any Proceeding in advance of its final disposition, to any agent of New Grace to the fullest extent of the provisions of the New Grace By-laws with respect to the indemnification and advancement of expenses of directors, officers and employees of New Grace.

     The New Grace By-laws provide that the right to indemnification conferred therein will be a contract right and will include the right to be paid by New Grace the expenses incurred in defending any such Proceeding in advance of its final disposition, except that if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a Proceeding will be made only upon delivery to New Grace of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it is ultimately determined that such director or officer is not entitled to be indemnified under the New Grace By-laws or otherwise.

     Grace New York is currently advancing the defense costs being incurred by certain current and former directors (including the estate of a deceased director) in certain of the litigations discussed in the Grace New York 1996 Proxy Excerpt and the Joint Proxy Statement-Prospectus. As contemplated by New York law, such individuals (and the estate) are entering into agreements in which they undertake to reimburse Grace New York for such advances in the event it is determined that they were not entitled thereto.

CERTAIN OTHER INFORMATION

     There has not been in the past and there is not presently pending any litigation or proceeding involving a director, officer, employee or agent of New Grace, acting in such capacity, in which indemnification would be required or permitted by the New Grace By-Laws. In addition, the New Grace Board is not aware of any threatened litigation or proceeding which may result in a claim for indemnification under the New Grace By-Laws. However, certain litigation and proceedings involving such persons in their respective capacities with Grace New York are pending. Under the Distribution Agreement, Grace Chemicals has agreed to indemnify Grace New York and NMC with respect to such pending litigations and proceedings. For information with respect to the above, reference is hereby made to the Grace New York 1996 Proxy Excerpt.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     In connection with the formation of New Grace, 1,000 shares of its Common Stock were issued to Grace, New York in exchange for $1,000.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     The following documents are filed as exhibits to this registration statement:

EXHIBIT
  NO.                                             DESCRIPTION
- -------        ---------------------------------------------------------------------------------
    2.1    --  Agreement and Plan of Reorganization, dated as of February 4, 1996, between W. R.
               Grace & Co. and Fresenius AG including, as exhibits thereto, the Distribution
               Agreement, dated as of February 4, 1996, between W. R. Grace & Co., Fresenius AG and W. R. Grace & Co.-Conn., and the Contribution Agreement, dated as of February
               4, 1996, among W. R. Grace & Co., Fresenius AG, Steril Pharma GmbH and W. R.
               Grace & Co.-Conn. (attached as Appendix A to the Joint Proxy Statement-Prospectus
               and incorporated herein by reference).
   *3.1    --  Form of Amended and Restated Certificate of Incorporation of W. R. Grace & Co.
               (attached as Annex A to the Prospectus and incorporated herein by reference).
   *3.2    --  Form of Amended and Restated By-laws of W. R. Grace & Co. (attached as Annex B to the Prospectus and incorporated herein by reference).
   *4.1    --  Form of Rights Agreement by and between W. R. Grace & Co. and The Chase Manhattan
               Bank, as Rights Agent.
    4.2    --  Indenture dated as of September 29, 1992 among W. R. Grace & Co.-Conn., W. R.
               Grace & Co. and Bankers Trust Company (filed as Exhibit 4.2 to the Annual Report on Form 10-K of W. R. Grace & Co. filed March 26, 1993 and incorporated herein by reference).
    4.3    --  Indenture dated as of January 28, 1993 among W. R. Grace & Co.-Conn., W. R. Grace
               & Co. and Bank of New York (successor to NationsBank of Georgia, N.A.) (filed as
               Exhibit 4.4 to the Annual Report on Form 10-K of W. R. Grace & Co. filed March
               26, 1993 and incorporated herein by reference).
   *4.4    --  364-Day Credit Agreement, dated as of May 17, 1996, among W. R. Grace &
               Co.-Conn., W. R. Grace & Co., Grace Holding, Inc., the several banks parties thereto, NationsBank, N.A. (South), as documentation agent, and Chemical Bank, as administrative agent, for such banks.
   *4.5    --  Amended and Restated Credit Agreement, dated as of May 17, 1996, among W. R.
               Grace & Co.-Conn., W. R. Grace & Co., Grace Holding, Inc., the several banks parties thereto and Chemical Bank, as agent for such banks.

EXHIBIT
  NO.                                             DESCRIPTION
- -------        ---------------------------------------------------------------------------------
   *4.6    --  Form of W. R. Grace & Co. Common Stock Certificate.
   *4.7    --  Commitment Letter for the NMC Credit Agreement.
   *5.1    --  Opinion of Robert H. Beber Esq., Executive Vice President and General Counsel of
               W. R. Grace & Co.
  *10.1    --  Form of Grace Holding, Inc. 1996 Stock Incentive Plan (attached as Annex C to the
               Prospectus and incorporated herein by reference).
  *10.2    --  Form of Grace Holding, Inc. 1996 Stock Retainer Plan for Nonemployee Directors
               (attached as Annex D to the Prospectus and incorporated herein by reference).
   10.3    --  W. R. Grace & Co. Supplemental Executive Retirement Plan, as amended (filed as
               Exhibit 10.25 to the Annual Report on Form 10-K of W. R. Grace & Co. filed March
               28, 1994 and incorporated herein by reference).
   10.4    --  W. R. Grace & Co. Executive Salary Protection Plan, as amended (filed as Exhibit
               19(f) to the Report on Form 8-K of W. R. Grace & Co. filed June 19, 1990 and incorporated herein by reference).
   10.5    --  W. R. Grace & Co. 1981 Stock Incentive Plan, as amended (filed as Exhibit 10.02 to the Annual Report on Form 10-K of W. R. Grace & Co. filed March 29, 1996 and incorporated herein by reference).
   10.6    --  W. R. Grace & Co. 1986 Stock Incentive Plan, as amended (filed as Exhibit 10.03 to the Annual Report on Form 10-K of W. R. Grace & Co. filed March 29, 1996 and incorporated herein by reference).
   10.7    --  W. R. Grace & Co. 1989 Stock Incentive Plan, as amended (filed as Exhibit 10.04 to the Annual Report on Form 10-K of W. R. Grace & Co. filed March 29, 1996 and incorporated herein by reference).
   10.8    --  W. R. Grace & Co. 1994 Stock Incentive Plan, as amended (filed as Exhibit 10.05 to the Annual Report on Form 10-K of W. R. Grace & Co. filed March 29, 1996 and incorporated herein by reference).
   10.9    --  W. R. Grace & Co. 1994 Stock Retainer Plan for Nonemployee Directors, as amended
               (filed as Exhibit 10.06 to the Annual Report on Form 10-K of W. R. Grace & Co.
               filed March 29, 1996 and incorporated herein by reference).
  10.10    --  Forms of Stock Option Agreements (filed as Exhibit 10(h) to the Annual Report on
               Form 10-K of W. R. Grace & Co. filed March 28, 1992 and incorporated herein by reference).
  10.11    --  Forms of Restricted Share Award Agreements (filed as Exhibit 10(i) to the Annual
               Report on Form 10-K of W. R. Grace & Co. filed March 28, 1992 and incorporated herein by reference).
  10.12    --  Information concerning W. R. Grace & Co. Incentive Compensation Program, Deferred
               Compensation Program and Long-Term Incentive Program (pages 7-12 and 28-33 of the
               Proxy Statement of W. R. Grace & Co. filed April 10, 1996, incorporated herein by reference).
 *10.13    --  Form of Long-Term Incentive Program Award.
 *10.14    --  Form of Stock Option Agreement.
  10.15    --  W. R. Grace & Co. Retirement Plan for Outside Directors, as amended (filed as
               Exhibit 10(o) to the Annual Report on Form 10-K of W. R. Grace & Co. filed March
               28, 1992 and incorporated herein by reference).
  10.16    --  Employment Agreement dated as of April 1, 1991 between W. R. Grace & Co.-Conn.
               and Constantine L. Hampers, as amended (filed as Exhibit 10(x) to the Annual
               Report on Form 10-K of W. R. Grace & Co. filed March 28, 1992 and incorporated herein by reference).
  10.17    --  Letter Agreement dated as of March 29, 1996 between W. R. Grace & Co. and
               Constantine L. Hampers (filed as Exhibit 10.1 to the Quarterly Report on Form
               10-Q of W. R. Grace & Co. filed May 15, 1996 and incorporated herein by reference).

EXHIBIT
  NO.                                             DESCRIPTION
- -------        ---------------------------------------------------------------------------------
  10.18    --  Housing Loan Agreement dated as of August 1, 1987 between W. R. Grace & Co. and
               J. P. Bolduc, related Amendment and Assignment dated May 10, 1988 (filed as
               Exhibit 10(q) to the Annual Report on Form 10-K of W. R. Grace & Co. filed March
               29, 1988 and incorporated herein by reference).
  10.19    --  Employment Agreement dated August 1, 1993 between J. P. Bolduc and W. R. Grace &
               Co. (filed as Exhibit 10.13 to the Annual Report on Form 10-K of W. R. Grace &
               Co. filed March 28, 1994 and incorporated herein by reference).
  10.20    --  Retirement Agreement between W. R. Grace & Co. and J. Peter Grace dated December
               21, 1992 (filed as Exhibit 10.23 to the Annual Report on Form 10-K of W. R. Grace
               & Co. filed March 26, 1993 and incorporated herein by reference).
  10.21    --  Executive Severance Agreement dated September 1, 1992 between W. R. Grace & Co.
               and Constantine L. Hampers (filed as Exhibit 10.26 to the Annual Report on Form
               10-K of W. R. Grace & Co. filed March 26, 1993 and incorporated herein by reference).
 *10.22    --  Form of Executive Severance Agreement between W. R. Grace & Co. and others.
 *10.23    --  Form of Executive Severance Agreement between W. R. Grace & Co. and new officers.
  10.24    --  Consulting Agreement dated June 1, 1992 between W. R. Grace & Co. and Kamsky
               Associates, Inc. (filed as Exhibit 10.29 to the Annual Report on Form 10-K of W.
               R. Grace & Co. filed March 26, 1993 and incorporated herein by reference).
  10.25    --  Incentive Compensation Agreement dated June 1, 1992 between National Medical
               Care, Inc. and Kamsky Associates, Inc. (filed as Exhibit 10.30 to the Annual
               Report on Form 10-K of W. R. Grace & Co. filed March 26, 1993).
  10.26    --  Consulting Agreement dated as of December 1993 between National Medical Care,
               Inc. and Virginia A. Kamsky (filed as Exhibit 10.23 to the Annual Report on Form
               10-K of W. R. Grace & Co. filed March 31, 1995 and incorporated herein by reference).
  10.27    --  Amendment to Consulting Agreement, dated as of May 1, 1995, among National
               Medical Care, Inc., Virginia A. Kamsky and Southeast Asia Markets, Inc. (filed as
               Exhibit 10.1 to the Quarterly Report on Form 10-Q of W. R. Grace & Co. filed May
               12, 1995 and incorporated herein by reference).
  10.28    --  Agreement dated March 1, 1995 between W. R. Grace & Co. and Jean-Louis Greze
               (filed as Exhibit 10.27 to the Annual Report on Form 10-K of W. R. Grace & Co.
               filed March 31, 1995 and incorporated herein by reference).
  10.29    --  Letter Agreement dated February 12, 1996 between W. R. Grace & Co. and Jean-Louis
               Greze (filed as Exhibit 10.23 to the Annual Report on Form 10-K of W. R. Grace &
               Co. filed March 29, 1996 and incorporated herein by reference).
  10.30    --  Letter Agreement dated June 15, 1995 between W. R. Grace & Co. and Dr. F. Peter
               Boer (filed as Exhibit 10.24 to the Annual Report on Form 10-K of W. R. Grace &
               Co. filed March 29, 1996 and incorporated herein by reference).
  10.31    --  Letter Agreement dated July 31, 1995 between W. R. Grace & Co. and Brian J. Smith and letter dated August 9, 1995 from W. R. Grace & Co. to Brian J. Smith (filed as Exhibit 10.25 to the Annual Report on Form 10-K of W. R. Grace & Co. filed
               March 29, 1996 and incorporated herein by reference).
  10.32    --  Agreements dated March 2 and March 7, 1995 between J. P. Bolduc and W. R. Grace &
               Co. (filed as Exhibit 10.28 to the Annual Report on Form 10-K of W. R. Grace &
               Co. filed March 31, 1995 and incorporated herein by reference).
  10.33    --  Agreement dated April 1, 1991 between National Medical Care, Inc. and Constantine
               L. Hampers (filed as Exhibit 10.29 to the Annual Report on Form 10-K of W. R.
               Grace & Co. filed March 31, 1995 and incorporated herein by reference).
  10.34    --  Employment Agreement dated as of May 1, 1995 between W. R. Grace & Co. and Albert
               J. Costello (filed as Exhibit 10.1 to the Quarterly Report on Form 10-Q of W. R.
               Grace & Co. filed August 14, 1995 and incorporated herein by reference).

EXHIBIT
  NO.                                             DESCRIPTION
- -------                                           -----------
 *10.35    --  Letter Agreement dated June 14, 1996 between W. R. Grace & Co. and Constantine L.
               Hampers.
 *10.36    --  Option Agreement between W. R. Grace & Co. and Albert J. Costello, dated May 1,
               1995.
 *10.37    --  Option Agreement between W. R. Grace & Co. and Albert J. Costello, dated March 6,
               1996.
  10.38    --  Annual Report on Form 10-K of W. R. Grace & Co. filed March 29, 1996 and incorporated herein by reference.
 *10.39    --  Form of Indemnification Agreement between W. R. Grace & Co. and certain directors.
 *10.41    --  Primary Guarantee dated July 31, 1996.
 *10.42    --  Secondary Guarantee dated July 31, 1996.
 *10.43    --  Letter Agreement dated July 31, 1996.
  *11.1    --  Statement re weighted average number of shares and earnings used in per share computation (included in Annex F to the Prospectus and incorporated herein by reference).
  *12.1    --  Statement re computation of ratio of earnings to fixed charges and preferred stock dividends (included in Annex F to the Prospectus and incorporated herein by reference).
  *23.1    --  Consent of Price Waterhouse LLP.
  *23.2    --  Consent of Robert H. Beber, Esq., Executive Vice President and General Counsel of
               W. R. Grace & Co. (included in Exhibit 5.1 and incorporated herein by reference).
  *24.1    --  Powers of Attorney.
     27    --  Financial Data Schedule (filed in connection with the Annual Report on Form 10-K of W. R. Grace & Co. filed March 31, 1995 and the quarterly report on Form 10-Q of W. R. Grace & Co. filed May 15, 1996 and incorporated herein by reference).
   99.1    --  Letter of Intent dated November 5, 1993 between W. R. Grace & Co. and J. Peter
               Grace III, as amended (filed as Exhibit 99.01 to the Annual Report on Form 10-K of W. R. Grace & Co. filed March 31, 1995 and incorporated herein by reference).
   99.2    --  Agency Agreement dated June 13, 1994 between HSC Holding Co., Inc. and Grace
               Hotel Services Corporation (filed as Exhibit 99.02 to the Annual Report on Form
               10-K of W. R. Grace & Co. filed March 31, 1995 and incorporated herein by reference).
   99.3    --  Letter Agreement dated December 14, 1994 among HSC Holding Co., Inc., Grace Hotel
               Services Corporation and W. R. Grace & Co. (filed as Exhibit 99.03 to the Annual
               Report on Form 10-K of W. R. Grace & Co. filed March 31, 1995 and incorporated herein by reference).
   99.4    --  Services Agreement dated November 10, 1994 between HSC Holding Co., Inc. and
               Grace Hotel Services Corporation (filed as Exhibit 99.04 to the Annual Report on
               Form 10-K of W. R. Grace & Co. filed March 31, 1995 and incorporated herein by reference).
   99.5    --  Settlement Agreement, dated as of January 26, 1996, among HSC Hospitality, Inc.
               (f/k/a HSC Holding Co., Inc.), Grace Hotel Services Corporation and W. R. Grace &
               Co. (filed as Exhibit 99.05 to the Annual Report on Form 10-K of W. R. Grace &
               Co. filed March 29, 1996 and incorporated herein by reference).

- ---------------
 * Filed herewith.

ITEM 17.  UNDERTAKINGS.

     (a)-(g), (j)  Not applicable

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (i)  The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF BOCA RATON, STATE OF FLORIDA, ON AUGUST 2, 1996.
                                          GRACE HOLDING, INC.

                                             By:    /s/  PETER D. HOUCHIN
                                                -------------------------------
                                                     PETER D. HOUCHIN
                                                (SENIOR VICE PRESIDENT AND
                                                  CHIEF FINANCIAL OFFICER)

Date:  August 2, 1996

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON AUGUST 2, 1996.

                SIGNATURE                                         TITLE
- ------------------------------------------  -------------------------------------------------
          /s/  Albert J. Costello*          Chairman, President and Chief Executive Officer;
                                            Director
                                            (Principal Executive Officer)

          /s/  Robert H. Beber*             Director

          /s/  PETER D. HOUCHIN             Senior Vice President and Chief Financial
- ------------------------------------------  Officer; Director
               PETER D. HOUCHIN             (Principal Financial Officer)


          /s/  KATHLEEN A. BROWNE           Vice President and Controller
- ------------------------------------------  (Principal Accounting Officer)
               KATHLEEN A. BROWNE

- ---------------

* By signing his name hereto, Robert B. Lamm is signing this document on behalf of each of the persons indicated above pursuant to powers of attorney duly executed by such persons.

                                             By:    /s/  ROBERT B. LAMM
                                                --------------------------------
                                                ROBERT B. LAMM, ATTORNEY-IN-FACT

                                                                                      SEQUENTIALLY
EXHIBIT                                                                                 NUMBERED
NUMBER                                      DESCRIPTION                                   PAGE
- -------        ---------------------------------------------------------------------- -------------
    2.1    --  Agreement and Plan of Reorganization, dated as of February 4, 1996, between W. R. Grace & Co. and Fresenius AG including, as exhibits thereto, the Distribution Agreement, dated as of February 4, 1996, between W. R. Grace & Co., Fresenius AG and W. R. Grace & Co.-Conn.,
               and the Contribution Agreement, dated as of February 4, 1996, among W.
               R. Grace & Co., Fresenius AG, Steril Pharma GmbH and W. R. Grace &
               Co.-Conn. (attached as Appendix A to the Joint Proxy
               Statement-Prospectus and incorporated herein by reference)............
   *3.1    --  Form of Amended and Restated Certificate of Incorporation of W. R.
               Grace & Co. (attached as Annex A to the Prospectus and incorporated herein by reference)..................................................
   *3.2    --  Form of Amended and Restated By-laws of W. R. Grace & Co. (attached as
               Annex B to the Prospectus and incorporated herein by reference).......
   *4.1    --  Form of Rights Agreement by and between W. R. Grace & Co. and The
               Chase Manhattan Bank, as Rights Agent.................................
    4.2    --  Indenture dated as of September 29, 1992 among W. R. Grace &
               Co.-Conn., W. R. Grace & Co. and Bankers Trust Company (filed as
               Exhibit 4.2 to the Annual Report on Form 10-K of W. R. Grace & Co.
               filed March 26, 1993 and incorporated herein by reference)............
    4.3    --  Indenture dated as of January 28, 1993 among W. R. Grace & Co.-Conn.,
               W. R. Grace & Co. and Bank of New York (successor to NationsBank of
               Georgia, N.A.) (filed as Exhibit 4.4 to the Annual Report on Form 10-K of W. R. Grace & Co. filed March 26, 1993 and incorporated herein by reference)............................................................
   *4.4    --  364-Day Credit Agreement, dated as of May 17, 1996, among W. R. Grace
               & Co.-Conn., W. R. Grace & Co., Grace Holding, Inc., the several banks parties thereto, NationsBank, N.A. (South), as documentation agent, and Chemical Bank, as administrative agent, for such banks............
   *4.5    --  Amended and Restated Credit Agreement, dated as of May 17, 1996, among
               W. R. Grace & Co.-Conn., W. R. Grace & Co., Grace Holding, Inc., the
               several banks parties thereto and Chemical Bank, as agent for such banks.................................................................
   *4.6    --  Form of W. R. Grace & Co. Common Stock Certificate....................
   *4.7    --  Commitment Letter for the NMC Credit Agreement........................
   *5.1    --  Opinion of Robert H. Beber Esq., Executive Vice President and General
               Counsel of W. R. Grace & Co...........................................
  *10.1    --  Form of Grace Holding, Inc. 1996 Stock Incentive Plan (attached as
               Annex C to the Prospectus and incorporated herein by reference).......
  *10.2    --  Form of Grace Holding, Inc. 1996 Stock Retainer Plan for Nonemployee
               Directors (attached as Annex D to the Prospectus and incorporated herein by reference)..................................................
   10.3    --  W. R. Grace & Co. Supplemental Executive Retirement Plan, as amended
               (filed as Exhibit 10.25 to the Annual Report on Form 10-K of W. R.
               Grace & Co. filed March 28, 1994 and incorporated herein by reference)............................................................
   10.4    --  W. R. Grace & Co. Executive Salary Protection Plan, as amended (filed as Exhibit 19(f) to the Report on Form 8-K of W. R. Grace & Co. filed
               June 19, 1990 and incorporated herein by reference)...................

                                                                                      SEQUENTIALLY
EXHIBIT                                                                                 NUMBERED
NUMBER                                      DESCRIPTION                                   PAGE
- -------        ---------------------------------------------------------------------- -------------
   10.5    --  W. R. Grace & Co. 1981 Stock Incentive Plan, as amended (filed as
               Exhibit 10.02 to the Annual Report on Form 10-K of W. R. Grace & Co.
               filed March 29, 1996 and incorporated herein by reference)............
   10.6    --  W. R. Grace & Co. 1986 Stock Incentive Plan, as amended (filed as
               Exhibit 10.03 to the Annual Report on Form 10-K of W. R. Grace & Co.
               filed March 29, 1996 and incorporated herein by reference)............
   10.7    --  W. R. Grace & Co. 1989 Stock Incentive Plan, as amended (filed as
               Exhibit 10.04 to the Annual Report on Form 10-K of W. R. Grace & Co.
               filed March 29, 1996 and incorporated herein by reference)............
   10.8    --  W. R. Grace & Co. 1994 Stock Incentive Plan, as amended (filed as
               Exhibit 10.05 to the Annual Report on Form 10-K of W. R. Grace & Co.
               filed March 29, 1996 and incorporated herein by reference)............
   10.9    --  W. R. Grace & Co. 1994 Stock Retainer Plan for Nonemployee Directors,
               as amended (filed as Exhibit 10.06 to the Annual Report on Form 10-K of W. R. Grace & Co. filed March 29, 1996 and incorporated herein by reference)............................................................
  10.10    --  Forms of Stock Option Agreements (filed as Exhibit 10(h) to the Annual
               Report on Form 10-K of W. R. Grace & Co. filed March 28, 1992 and incorporated herein by reference).....................................
  10.11    --  Forms of Restricted Share Award Agreements (filed as Exhibit 10(i) to the Annual Report on Form 10-K of W. R. Grace & Co. filed March 28,
               1992 and incorporated herein by reference)............................
  10.12    --  Information concerning W. R. Grace & Co. Incentive Compensation
               Program, Deferred Compensation Program and Long-Term Incentive Program
               (pages 7-12 and 28-33 of the Proxy Statement of W. R. Grace & Co.
               filed April 10, 1996, incorporated herein by reference)...............
 *10.13    --  Form of Long-Term Incentive Program Award.............................
 *10.14    --  Form of Stock Option Agreement........................................
  10.15    --  W. R. Grace & Co. Retirement Plan for Outside Directors, as amended
               (filed as Exhibit 10(o) to the Annual Report on Form 10-K of W. R.
               Grace & Co. filed March 28, 1992 and incorporated herein by reference)............................................................
  10.16    --  Employment Agreement dated as of April 1, 1991 between W. R. Grace &
               Co.-Conn. and Constantine L. Hampers, as amended (filed as Exhibit
               10(x) to the Annual Report on Form 10-K of W. R. Grace & Co. filed
               March 28, 1992 and incorporated herein by reference)..................
  10.17    --  Letter Agreement dated as of March 29, 1996 between W. R. Grace & Co.
               and Constantine L. Hampers (filed as Exhibit 10.1 to the Quarterly
               Report on Form 10-Q of W. R. Grace & Co. filed May 15, 1996 and incorporated herein by reference).....................................
  10.18    --  Housing Loan Agreement dated as of August 1, 1987 between W. R. Grace
               & Co. and J. P. Bolduc, related Amendment and Assignment dated May 10,
               1988 (filed as Exhibit 10(q) to the Annual Report on Form 10-K of W.
               R. Grace & Co. filed March 29, 1988 and incorporated herein by reference)............................................................
  10.19    --  Employment Agreement dated August 1, 1993 between J. P. Bolduc and W.
               R. Grace & Co. (filed as Exhibit 10.13 to the Annual Report on Form
               10-K of W. R. Grace & Co. filed March 28, 1994 and incorporated herein by reference).........................................................

                                                                                      SEQUENTIALLY
EXHIBIT                                                                                 NUMBERED
NUMBER                                      DESCRIPTION                                   PAGE
- -------        ---------------------------------------------------------------------- -------------
  10.20    --  Retirement Agreement between W. R. Grace & Co. and J. Peter Grace dated December 21, 1992 (filed as Exhibit 10.23 to the Annual Report on Form 10-K of W. R. Grace & Co. filed March 26, 1993 and incorporated herein by reference).....................................
  10.21    --  Executive Severance Agreement dated September 1, 1992 between W. R.
               Grace & Co. and Constantine L. Hampers (filed as Exhibit 10.26 to the
               Annual Report on Form 10-K of W. R. Grace & Co. filed March 26, 1993 and incorporated herein by reference).................................
 *10.22    --  Form of Executive Severance Agreement between W. R. Grace & Co. and others................................................................
 *10.23    --  Form of Executive Severance Agreement between W. R. Grace & Co. and new officers..........................................................
  10.24    --  Consulting Agreement dated June 1, 1992 between W. R. Grace & Co. and
               Kamsky Associates, Inc. (filed as Exhibit 10.29 to the Annual Report on Form 10-K of W. R. Grace & Co. filed March 26, 1993 and incorporated herein by reference).....................................
  10.25    --  Incentive Compensation Agreement dated June 1, 1992 between National
               Medical Care, Inc. and Kamsky Associates, Inc. (filed as Exhibit 10.30 to the Annual Report on Form 10-K of W. R. Grace & Co. filed March 26,
               1993).................................................................
  10.26    --  Consulting Agreement dated as of December 1993 between National
               Medical Care, Inc. and Virginia A. Kamsky (filed as Exhibit 10.23 to the Annual Report on Form 10-K of W. R. Grace & Co. filed March 31,
               1995 and incorporated herein by reference)............................
  10.27    --  Amendment to Consulting Agreement, dated as of May 1, 1995, among
               National Medical Care, Inc., Virginia A. Kamsky and Southeast Asia
               Markets, Inc. (filed as Exhibit 10.1 to the Quarterly Report on Form
               10-Q of W. R. Grace & Co. filed May 12, 1995 and incorporated herein by reference).........................................................
  10.28    --  Agreement dated March 1, 1995 between W. R. Grace & Co. and Jean-Louis
               Greze (filed as Exhibit 10.27 to the Annual Report on Form 10-K of W.
               R. Grace & Co. filed March 31, 1995 and incorporated herein by reference)............................................................
  10.29    --  Letter Agreement dated February 12, 1996 between W. R. Grace & Co. and
               Jean-Louis Greze (filed as Exhibit 10.23 to the Annual Report on Form
               10-K of W. R. Grace & Co. filed March 29, 1996 and incorporated herein by reference).........................................................
  10.30    --  Letter Agreement dated June 15, 1995 between W. R. Grace & Co. and Dr.
               F. Peter Boer (filed as Exhibit 10.24 to the Annual Report on Form
               10-K of W. R. Grace & Co. filed March 29, 1996 and incorporated herein by reference).........................................................
  10.31    --  Letter Agreement dated July 31, 1995 between W. R. Grace & Co. and
               Brian J. Smith and letter dated August 9, 1995 from W. R. Grace & Co.
               to Brian J. Smith (filed as Exhibit 10.25 to the Annual Report on Form
               10-K of W. R. Grace & Co. filed March 29, 1996 and incorporated herein by reference).........................................................
  10.32    --  Agreements dated March 2 and March 7, 1995 between J. P. Bolduc and W.
               R. Grace & Co. (filed as Exhibit 10.28 to the Annual Report on Form
               10-K of W. R. Grace & Co. filed March 31, 1995 and incorporated herein by reference).........................................................

                                                                                      SEQUENTIALLY
EXHIBIT                                                                                 NUMBERED
NUMBER                                      DESCRIPTION                                   PAGE
- -------        ---------------------------------------------------------------------- -------------
  10.33    --  Agreement dated April 1, 1991 between National Medical Care, Inc. and
               Constantine L. Hampers (filed as Exhibit 10.29 to the Annual Report on
               Form 10-K of W. R. Grace & Co. filed March 31, 1995 and incorporated herein by reference)..................................................
  10.34    --  Employment Agreement dated as of May 1, 1995 between W. R. Grace & Co.
               and Albert J. Costello (filed as Exhibit 10.1 to the Quarterly Report on Form 10-Q of W. R. Grace & Co. filed August 14, 1995 and incorporated herein by reference).....................................
 *10.35    --  Letter Agreement dated June 14, 1996 between W. R. Grace & Co. and
               Constantine L. Hampers................................................
 *10.36    --  Option Agreement between W. R. Grace & Co. and Albert J. Costello, dated May 1, 1995.....................................................
 *10.37    --  Option Agreement between W. R. Grace & Co. and Albert J. Costello, dated March 6, 1996...................................................
  10.38    --  Annual Report on Form 10-K of W. R. Grace & Co. filed March 29, 1996 and incorporated herein by reference..................................
 *10.39    --  Form of Indemnification Agreement between W. R. Grace & Co. and certain directors.
 *10.41    --  Primary Guarantee dated July 31, 1996.................................
 *10.42    --  Secondary Guarantee dated July 31, 1996...............................
 *10.43    --  Letter Agreement dated July 31, 1996..................................
  *11.1    --  Statement re weighted average number of shares and earnings used in per share computation (included in Annex F to the Prospectus and incorporated herein by reference).....................................
  *12.1    --  Statement re computation of ratio of earnings to fixed charges and preferred stock dividends (included in Annex F to the Prospectus and incorporated herein by reference).....................................
  *23.1    --  Consent of Price Waterhouse LLP.......................................
  *23.2    --  Consent of Robert H. Beber, Esq., Executive Vice President and General
               Counsel of W. R. Grace & Co. (included in Exhibit 5.1 and incorporated herein by reference)..................................................
  *24.1    --  Powers of Attorney....................................................
     27    --  Financial Data Schedule (filed in connection with the Annual Report on
               Form 10-K of W. R. Grace & Co. filed March 31, 1995 and the quarterly report on Form 10-Q of W. R. Grace & Co. filed May 15, 1996 and incorporated herein by reference).....................................
   99.1    --  Letter of Intent dated November 5, 1993 between W. R. Grace & Co. and
               J. Peter Grace III, as amended (filed as Exhibit 99.01 to the Annual
               Report on Form 10-K of W. R. Grace & Co. filed March 31, 1995 and incorporated herein by reference).....................................
   99.2    --  Agency Agreement dated June 13, 1994 between HSC Holding Co., Inc. and
               Grace Hotel Services Corporation (filed as Exhibit 99.02 to the Annual
               Report on Form 10-K of W. R. Grace & Co. filed March 31, 1995 and incorporated herein by reference).....................................

                                                                                      SEQUENTIALLY
EXHIBIT                                                                                 NUMBERED
NUMBER                                      DESCRIPTION                                   PAGE
- -------        ---------------------------------------------------------------------- -------------
   99.3    --  Letter Agreement dated December 14, 1994 among HSC Holding Co., Inc.,
               Grace Hotel Services Corporation and W. R. Grace & Co. (filed as
               Exhibit 99.03 to the Annual Report on Form 10-K of W. R. Grace & Co.
               filed March 31, 1995 and incorporated herein by reference)............
   99.4    --  Services Agreement dated November 10, 1994 between HSC Holding Co.,
               Inc. and Grace Hotel Services Corporation (filed as Exhibit 99.04 to the Annual Report on Form 10-K of W. R. Grace & Co. filed March 31,
               1995 and incorporated herein by reference)............................
   99.5    --  Settlement Agreement, dated as of January 26, 1996, among HSC
               Hospitality, Inc. (f/k/a HSC Holding Co., Inc.), Grace Hotel Services
               Corporation and W. R. Grace & Co. (filed as Exhibit 99.05 to the
               Annual Report on Form 10-K of W. R. Grace & Co. filed March 29, 1996 and incorporated herein by reference).................................

- ---------------

 * Filed herewith.